As filed with the Securities and Exchange Commission on June 25, 2003

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Cathay Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Delaware	6022	95-4274680
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

777 North Broadway, Los Angeles, California 90012, (213) 625-4700

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Dunson K. Cheng, President and Chairman of the Board, Cathay Bancorp, Inc.

777 North Broadway, Los Angeles, California 90012, (213) 625-4700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Neal H. Brockmeyer, Esq.	Stanley F. Farrar, Esq.
Christina L. Munn, Esq.	Sullivan & Cromwell LLP
Heller Ehrman White & McAuliffe LLP	1888 Century Park East, 21st Floor
601 S. Figueroa St., 40th Floor	Los Angeles, California 90067
Los Angeles, California 90017	Telephone: 310-712-6600
Telephone: 213-689-0200	Telecopy: 310-712-8800
Telecopy: 213-614-1868

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement and the effective time of the merger described in the joint proxy statement/prospectus that is part of this Registration Statement.

If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee(2)(3)

Common Stock, $0.01 par value(1)	(2)(3)	(2)(3)	$313,209,934	$25,339

(1)	Also includes associated rights to purchase preferred stock of the Registrant, which rights are not currently separable from the shares of common stock and are not currently exercisable.
(2)	This registration statement relates to common stock of the Registrant issuable to holders of common stock of GBC Bancorp in the proposed merger of GBC Bancorp with and into the Registrant. Pursuant to Rule 457(f), the registration fee was computed on the basis of $36.43, the market value of the common stock of GBC Bancorp to be exchanged in the merger, computed in accordance with Rule 457(c) on the basis of the average of the high and low price per share of such stock as quoted on the Nasdaq National Market on June 23, 2003, and 13,055,447 shares of GBC Bancorp which may be received by the Registrant and canceled upon consummation of the merger. This registration statement also covers shares of Cathay Bancorp common stock that may be issued to prevent dilution resulting from a stock split, stock dividend or similar transaction involving Cathay Bancorp common stock under Rule 416 of the Securities Act.
(3)	Pursuant to Rule 457(o), the registration fee has been calculated on the basis of the maximum aggregate offering price, and the number of shares being registered has been omitted. Pursuant to Rule 457(f), in calculating the filing fee the anticipated $162,400,000 amount of cash consideration to be paid by the Registrant to GBC Bancorp shareholders who exchange their GBC Bancorp shares in the merger has been deducted from the value of the securities to be received by the Registrant in the exchange.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. Cathay Bancorp may not sell shares of its common stock until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell, and it is not soliciting an offer to buy, shares of Cathay Bancorp common stock in any state where the offer or sale is prohibited.

Subject to Completion, Dated June 25, 2003

The boards of directors of Cathay Bancorp, Inc. and GBC Bancorp have approved a merger whereby GBC Bancorp will merge into Cathay Bancorp, with Cathay Bancorp as the surviving corporation. Upon closing of the merger, Cathay Bancorp’s name will be changed to Cathay General Bancorp. In addition, as part of the merger, General Bank, a wholly owned subsidiary of GBC Bancorp, will merge into Cathay Bank, a wholly owned subsidiary of Cathay Bancorp, with Cathay Bank as the surviving corporation. The terms of the merger are set forth in an agreement and plan of merger, dated as of May 6, 2003, among General Bank, GBC Bancorp, Cathay Bank and Cathay Bancorp.

In the merger, Cathay Bancorp will pay an aggregate of $162,400,000 in cash and will issue 6,750,000 shares of its common stock for all the outstanding shares of GBC Bancorp common stock, with the number of shares of Cathay Bancorp being subject to increase or decrease at the option of the parties under certain circumstances. In addition, Cathay Bancorp will assume certain stock options to purchase GBC Bancorp common stock outstanding as of the merger. The allocation of the cash and stock consideration among the GBC Bancorp shareholders are described in detail in the attached joint proxy statement/prospectus. Cathay Bancorp stockholders will continue to own their existing shares of common stock.

Upon closing of the merger, and assuming no adjustment in the number of shares of Cathay Bancorp common stock to be issued in the merger, the former shareholders of GBC Bancorp will own approximately 37.46% of Cathay Bancorp’s common stock.

Cathay Bancorp common stock is quoted on the Nasdaq National Market under the symbol “CATY.” GBC Bancorp common stock is quoted on the Nasdaq National Market under the symbol “GBCB.”

Cathay Bancorp and GBC Bancorp will hold special stockholders’ meetings to consider and vote on their respective merger proposals. Also, the stockholders of Cathay Bancorp will consider and vote on an amendment to Cathay Bancorp’s certificate of incorporation to increase the authorized number of shares of common stock and on an amendment to Cathay Bancorp’s equity incentive plan to increase the number of shares of common stock reserved for issuance under the plan. The places, dates and times of the special meetings are as follows:

Cathay Bancorp Stockholders:	GBC Bancorp Shareholders:
[ ], 2003; [ ] [ ].M.	[ ], 2003; [ ] [ ].M.
Cathay Bancorp, Inc.	[GBC Bancorp
777 North Broadway	800 West 6th Street, 15th Floor
Los Angeles, California 90012	Los Angeles, California 90017]

The merger cannot be completed unless the Cathay Bancorp stockholders approve the amendment to Cathay Bancorp’s certificate of incorporation. If the equity incentive plan amendment is not approved, the merger can still be completed. GBC Bancorp shareholders must approve the principal terms of the merger agreement. Whether or not you plan to attend the special meeting, please sign, date and promptly return the enclosed proxy card. Your vote is very important.

Each of the boards of directors of Cathay Bancorp and GBC Bancorp has determined that the terms of the merger agreement and the merger are fair to and in the best interests of their respective stockholders.

The Cathay Bancorp board of directors recommends that its stockholders vote:

•	FOR the adoption and approval of the merger agreement;

•	FOR the approval of an amendment to Cathay Bancorp’s certificate of incorporation to increase the authorized number of shares of Cathay Bancorp common stock; and

•	FOR the approval of an amendment to Cathay Bancorp’s equity incentive plan to increase the number of shares of Cathay Bancorp common stock reserved for issuance under the plan.

The GBC Bancorp board of directors recommends that GBC Bancorp shareholders vote FOR the approval of the principal terms of the merger agreement.

This joint proxy statement/prospectus constitutes a prospectus of Cathay Bancorp relating to the issuance of Cathay Bancorp common stock in connection with the merger and a joint proxy statement for both Cathay Bancorp and GBC Bancorp in connection with the solicitation of proxies by their respective boards of directors for use at the special meetings of stockholders. This joint proxy statement/prospectus provides you with important information about the proposed merger and related matters. You should read this entire document carefully. In particular, see the section entitled “Risk Factors” beginning on page 22 for a discussion of risks associated with the merger and an investment in Cathay Bancorp common stock.

/s/ DUNSON K. CHENG	/s/ PETER WU

Dunson K. Cheng Chairman of the Board and President Cathay Bancorp, Inc.	Peter Wu Chairman, President and Chief Executive Officer GBC Bancorp

None of the Securities and Exchange Commission, any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the California Department of Financial Institutions or any other regulatory body has approved or disapproved of the shares of Cathay Bancorp common stock to be issued in the merger or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The shares of Cathay Bancorp common stock to be issued in the merger are not deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

The date of this joint proxy statement/prospectus is             , 2003, and it is first being mailed to Cathay Bancorp and GBC Bancorp stockholders on             , 2003.

Sources of Additional Information

This joint proxy statement/prospectus incorporates important business and financial information about Cathay Bancorp and GBC Bancorp that is not included in or delivered with this document. You can obtain this information without charge from the Securities and Exchange Commission’s website at www.sec.gov or upon written or oral request to:

Cathay Bancorp, Inc.		GBC Bancorp
777 North Broadway		800 West Sixth Street
Los Angeles, California 90012	or	Los Angeles, California 90017
Attn: Investor Relations		Attn: Investor Relations
(213) 625-4700		(213) 972-4293

To ensure timely delivery, you must request the information at least five business days before the date of the special meetings of stockholders.

Also see “Where You Can Find More Information” on page 126 of this joint proxy statement/prospectus.

CATHAY BANCORP, INC.

777 North Broadway

Los Angeles, California 90012

To the stockholders of Cathay Bancorp, Inc.:

Notice is hereby given that a special meeting of stockholders of Cathay Bancorp, Inc., a Delaware corporation, will be held on [            ], 2003 at [        ] [    ].m. Pacific Time, at 777 North Broadway, Los Angeles, California 90012, to consider and vote upon the following proposals:

1. Adoption and approval of the Agreement and Plan of Merger, dated as of May 6, 2003, among General Bank, GBC Bancorp, Cathay Bank and Cathay Bancorp, pursuant to which, among other things, GBC Bancorp would be merged into Cathay Bancorp, General Bank would be merged into Cathay Bank and Cathay Bancorp’s certificate of incorporation would be amended to change the name of Cathay Bancorp to Cathay General Bancorp upon completion of the merger;

2. Approval of an amendment to Cathay Bancorp’s certificate of incorporation to increase the authorized number of shares of its common stock from 25,000,000 to 100,000,000;

3. Approval of an amendment to Cathay Bancorp’s equity incentive plan to increase the number of shares of Cathay Bancorp common stock reserved for issuance under the plan from 2,150,000 to 3,500,000 (approval of this proposal is not required to effect the merger); and

4. Such other matters incident to the conduct of the special meeting as may properly be brought before the special meeting or any adjournments or postponements thereof.

The board of directors of Cathay Bancorp has fixed [                    ], 2003 as the record date for the special meeting. Only holders of record of common stock at the close of business on the record date are entitled to receive notice of, attend and vote at the special meeting.

A form of proxy and a joint proxy statement/prospectus containing more detailed information about the merger and other proposals described above accompany this notice.

It is very important that every stockholder vote. Adoption and approval of the merger agreement and approval of the amendment to the certificate of incorporation require the affirmative vote of the holders of a majority of the shares of Cathay Bancorp common stock issued and outstanding on the record date. Approval of the amendment to the equity incentive plan requires the affirmative vote of a majority of the shares of Cathay Bancorp common stock present or represented at the special meeting and entitled to vote on the proposal. If the amendment to the equity incentive plan is not approved, the merger can still be completed. Please vote, sign and date the enclosed proxy card and return it in the accompanying envelope.

Cathay Bancorp’s board of directors recommends that you vote “FOR”:

•	The adoption and approval of the merger agreement;

•	The approval of an amendment to the certificate of incorporation to increase the authorized number of shares of common stock; and

•	The approval of an amendment to the equity incentive plan to increase the number of shares of common stock reserved for issuance under the plan.

To ensure that your vote will be counted whether or not you plan to attend the special meeting, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage-paid envelope. You may revoke your proxy in the manner described in the accompanying joint proxy statement/prospectus at any time before it is voted at the special meeting. If you attend the special meeting, you may vote in person even if you have previously returned a proxy card.

We invite you to attend the special meeting in person. If you attend, you may choose to revoke your proxy and vote in person. It is important that you return the proxy card promptly even if you plan to attend the special meeting.

By Order of the Board of Directors,

/s/    Michael M.Y. Chang

Michael M.Y. Chang

Corporate Secretary

Los Angeles, California

[            ], 2003

GBC BANCORP

800 West Sixth Street

Los Angeles, California 90017

To the Shareholders of GBC Bancorp:

Notice is hereby given that a special meeting of shareholders of GBC Bancorp, a California corporation, will be held at 800 West Sixth Street, Los Angeles, California 90017, at [        ] on [                            ], 2003. The purpose of the special meeting is to consider and vote on the following proposals:

1.	Approval of the principal terms of the Agreement and Plan of Merger, dated as of May 6, 2003, among General Bank, GBC Bancorp, Cathay Bank and Cathay Bancorp, pursuant to which, among other things, GBC Bancorp will merge with and into Cathay Bancorp, which will change its name to Cathay General Bancorp at the closing of the merger; and

2.	Such other matters incident to the conduct of the special meeting as may properly come before the special meeting.

The board of directors has fixed the close of business on [                ], 2003 as the record date for determining which GBC Bancorp shareholders are entitled to receive notice of and vote at the special meeting. You have the right to vote your shares at the special meeting only if you owned GBC Bancorp common stock on the record date. Approval of the merger proposal requires the affirmative vote of a majority of the shares of GBC Bancorp common stock issued and outstanding on the record date.

A form of proxy and a joint proxy statement/prospectus containing more detailed information about the merger, including a copy of the merger agreement attached as Appendix A, accompany this notice.

To ensure that your vote will be counted whether or not you plan to attend the special meeting, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage-paid envelope. You may revoke your proxy in the manner described in the accompanying joint proxy statement/prospectus at any time before it is voted at the special meeting. If you attend the special meeting, you may vote in person even if you have previously returned a proxy card.

GBC Bancorp’s board of directors recommends that you vote “FOR” approval of the merger proposal.

By Order of the Board of Directors,

/s/    MING LIN CHEN

Ming Lin Chen

Secretary

Dated: [            ], 2003

i

ii

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Questions and Answers About the Matters Discussed

Q:    Why is this merger being proposed?

A:    The boards of directors of Cathay Bancorp and GBC Bancorp have concluded that a combination of the two organizations is in the best interests of their respective stockholders. They believe that the merger will create a franchise and a bank of choice for Asian-American business and retail customers, strengthening the combined company’s domestic and international banking platforms. Also, the merger is expected to provide the combined company with the resources to grow and better serve its customers, and is expected to position the combined company to capitalize on Pacific Rim trade. See “The Merger—Reasons for the Merger; Recommendation of Boards of Directors” on page 40.

Q:    What will Cathay Bancorp pay to GBC Bancorp shareholders in the merger?

A:    Cathay Bancorp will pay both cash consideration and stock consideration in the merger. Cathay Bancorp will pay an aggregate of $162,400,000 in cash and will issue an aggregate of 6,750,000 shares of its common stock for all of the outstanding shares of GBC Bancorp common stock. The number of shares of Cathay Bancorp common stock to be issued in the merger can be increased at the option of Cathay Bancorp, or decreased at the option of GBC Bancorp, based on certain changes in the price of Cathay Bancorp common stock.

Q:    What will GBC Bancorp shareholders receive for each share they hold?

A:    The value of the per share merger consideration actually to be paid to GBC Bancorp shareholders cannot be determined at this time. The value will depend on, among other things, the price of Cathay Bancorp common stock and the number of shares of GBC Bancorp common stock outstanding, in each case, as of the date immediately preceding the completion of the merger. However, based on the assumptions contained in note 1 to “Summary—Market Price Data and Dividend Information” on page 19, GBC Bancorp shareholders would receive either cash or Cathay Bancorp common stock (or a combination of both) valued at approximately $37.87 per share for each share of GBC Bancorp common stock held. There can be no assurance that the actual per share merger consideration will be equal to that value. See “Risk Factors—Risks Related to the Merger” on page 22.

Q:    How will the aggregate cash consideration and stock consideration be distributed among GBC Bancorp shareholders?

A:    GBC Bancorp shareholders will be offered the opportunity to elect to receive their merger consideration in the form of cash or Cathay Bancorp common stock for each share of GBC Bancorp common stock they hold. The amount of cash and/or Cathay Bancorp common stock actually received by a GBC Bancorp shareholder will depend primarily upon the cash and stock elections made by all GBC Bancorp shareholders. The form of merger consideration actually paid to GBC Bancorp shareholders may differ from their elections. GBC Bancorp shareholders who wish to make an election must complete the letter of transmittal/election form that will be provided in a separate mailing. For an election to be valid, a properly executed letter of transmittal/election form must be received by the exchange agent before the election deadline. GBC Bancorp currently anticipates that the election deadline will be approximately five business days prior to the anticipated closing date of the merger. A press release will be issued announcing the election deadline near the time Cathay Bancorp mails the letter of transmittal/election form. See “Summary—Election of Cash Consideration or Stock Consideration” on page 9 and “The Merger Agreement—Conversion of GBC Bancorp Common Stock; Cash/Stock Election” on page 65 for a description of the election mechanics and the distribution of the merger consideration.

Q:    If I am a GBC Bancorp shareholder, what happens if I don’t make an election for cash or Cathay Bancorp common stock?

A:    If you fail to make a proper election prior to the election deadline, you will be deemed to have made no election. The amount of cash and/or Cathay Bancorp shares you receive as merger consideration will then depend primarily upon the elections made by other GBC Bancorp shareholders.

Q:    Is the merger consideration subject to adjustment?

A:    The cash consideration is fixed at $162,400,000. The stock consideration of 6,750,000 shares is subject to potential adjustment in two circumstances. First, if Cathay Bancorp’s average stock price declines by 25% or more between May 6, 2003 and the date when all of the required regulatory approvals are received (and applicable waiting periods expire), GBC Bancorp may elect to terminate the merger agreement. However, Cathay Bancorp will then have the option to avoid termination by increasing the number of Cathay Bancorp shares in the stock consideration. Similarly, if Cathay Bancorp’s average stock price increases by 25% or more over the same period, then Cathay Bancorp may elect to terminate the merger agreement. However, GBC Bancorp will then have the option to avoid termination by accepting a decreased number of Cathay Bancorp shares in the stock consideration. See “Summary—Termination of the Merger Agreement; Termination Fee” on page 10 and “The Merger Agreement—Conversion of GBC Bancorp Common Stock; Cash/Stock Election” on page 65 for a discussion of the potential adjustments to the stock consideration.

Q:    Will Cathay Bancorp stockholders receive any consideration as a result of the merger?

A.    No. Cathay Bancorp stockholders will not receive any consideration as a result of the merger. The merger will not change the number of shares of Cathay Bancorp common stock owned by Cathay Bancorp stockholders.

Q:    Are there risks I should consider in deciding whether to vote for the merger proposal?

A:    Yes. You should carefully read the information set forth or incorporated by reference in this joint proxy statement/prospectus, including the risks outlined in “Risk Factors” on page 22.

Q:    How many votes are needed to approve the merger proposal?

A:    Cathay Bancorp Stockholders.    Approval of the Cathay Bancorp merger proposal requires the affirmative vote of the holders of a majority of the shares of Cathay Bancorp common stock issued and outstanding on the Cathay Bancorp record date.

GBC Bancorp Shareholders.    Approval of the GBC Bancorp merger proposal requires the affirmative vote of the holders of a majority of the shares of GBC Bancorp common stock issued and outstanding on the GBC Bancorp record date. Certain GBC Bancorp directors, collectively holding approximately 24% of the outstanding shares of GBC Bancorp common stock, have agreed to vote their shares in favor of the GBC Bancorp merger proposal.

Q:    When can I sell the shares of Cathay Bancorp common stock that I receive in the merger?

A:    If you are a GBC Bancorp shareholder who receives shares of Cathay Bancorp common stock in the merger, you may sell the shares without restriction unless you are considered an “affiliate” of GBC Bancorp or Cathay Bancorp. See “The Merger — Resales of Cathay Bancorp Common Stock” on page 62.

Q:    When do you expect the merger to be completed?

A:    Cathay Bancorp and GBC Bancorp are working toward completing the merger as quickly as possible. We currently expect to complete the proposed merger during the fourth quarter of 2003, subject to obtaining stockholder and regulatory approvals and the fulfillment of other conditions set forth in the merger agreement. See “The Merger Agreement—Conditions to Completion of the Merger” on page 76.

Q:    How will the merger affect GBC Bancorp’s contingency options?

A:    Between November 1987 and January 1997, GBC Bancorp issued “contingency” options to a limited number of key management employees. These contingency options became exercisable upon signing of the merger agreement, at which time such employees held contingency options to purchase an aggregate of 320,800 shares of GBC Bancorp common stock. To facilitate the exercise of these contingency options before the merger, GBC Bancorp has agreed to certain modifications of the original option grants. All holders have been offered the opportunity to exercise their contingency options automatically on a cashless basis immediately prior to the closing of the merger. In addition, they will not lose their contingency options if they die or are terminated without cause before the merger. Holders who agree to exercise their contingency options automatically at closing will be given the opportunity to make a cash election or stock election with respect to the underlying shares. As of May 31, 2003, those holding contingency options to purchase 255,600 shares of GBC Bancorp common stock have agreed to exercise them automatically on a cashless basis immediately prior to the merger. The remaining holders as of May 31, 2003, collectively holding contingency options to purchase 65,200 shares of GBC Bancorp common stock, have exercised their contingency options, or have agreed not to exercise them after the merger, and to exercise them (if at all) by paying the exercise price and any applicable withholding taxes, in cash. After May 31, 2003, one holder of contingency options to purchase 10,000 shares of GBC Bancorp common stock agreed to exercise on a cashless basis immediately prior to the merger instead of exercising by paying cash.

Holders of contingency options are not likely to exercise all of their contingency options because of tax considerations. In addition, a number of contingency options have been forfeited voluntarily.

Based on all of the foregoing factors, it cannot be ascertained until immediately prior to the merger how many additional shares of GBC Bancorp common stock will be issued as a result of exercises of contingency options. See “The Merger Agreement—GBC Bancorp Stock Options” on page 68 for more details about the effect of the merger on contingency options.

Q:    How will the merger affect GBC Bancorp’s 1999 options?

A:    Cathay Bancorp will assume each option under the GBC Bancorp 1999 employee stock incentive plan that is outstanding at the merger. After the merger, these assumed options will be exercisable for Cathay Bancorp common stock at an exercise price and for a number of shares, adjusted appropriately to reflect the value of the per share merger consideration being paid to all GBC Bancorp shareholders.

GBC Bancorp is offering holders of the 1999 options the right to exercise their vested 1999 options automatically on a cashless basis immediately prior to the merger if they elect to do so by [                ], 2003. GBC Bancorp is also offering holders of unvested 1999 options the right to full vesting of all unvested 1999 options on the condition that the holder exercises all of his or her outstanding 1999 options prior to the merger. Holders who agree to exercise their 1999 options automatically at closing will be given the opportunity to make a cash election or stock election with respect to the underlying shares. As of May 31, 2003, there were outstanding 1999 options representing the right to purchase an aggregate of 1,164,300 shares of GBC Bancorp common stock, 895,800 of which were vested and 268,500 of which were unvested. Holders who accept the special vesting offer will have their unvested 1999 options, together with any vested 1999 options, outstanding immediately prior to the merger exercised automatically on a cashless basis at that time. See “The Merger Agreement—GBC Bancorp Stock Options” on page 68 for more details about the effect of the merger agreement on 1999 options.

Based on all of the foregoing factors, it cannot be ascertained until immediately prior to the merger how many additional shares of GBC Bancorp common stock will be issued as a result of exercises of 1999 options. See “The Merger Agreement—GBC Bancorp Stock Options” on page 68 for more details about the effect of the merger agreement on 1999 options.

Q:    How will the merger affect GBC Bancorp’s 1988 options?

A:    All outstanding options under the GBC Bancorp amended and restated 1988 stock option plan that are not exercised by the closing will terminate at that time. As of May 31, 2003, all of the outstanding 1988 options, which represented the right to purchase an aggregate of 324,400 shares of GBC Bancorp common stock, were vested. GBC Bancorp is offering holders of the 1988 options the right to exercise their 1988 options on a cashless basis automatically immediately prior to the merger. Holders who agree to exercise their 1988 options automatically at closing will be given the opportunity to make a cash election or stock election with respect to the underlying shares. It is not known how many holders of the 1988 options will exercise on a cashless basis and how many will exercise by paying cash. However, it is anticipated that all outstanding 1988 options will be exercised prior to the merger.

Based on all of the foregoing factors, it cannot be ascertained until immediately prior to the merger how many additional shares of GBC Bancorp common stock will be issued as a result of exercises of 1988 options. See “The Merger Agreement—GBC Bancorp Stock Options” on page 68 for more details about the effect of the merger agreement on 1988 options.

Q:    Are GBC Bancorp option holders eligible to make a cash or stock election for their underlying option shares?

A:    Yes. Holders of GBC Bancorp stock options will be eligible to make a cash or stock election with respect to the underlying option shares if they exercise their stock options prior to the election deadline and otherwise comply with the election procedures, or if they agree to exercise them automatically on a cashless basis immediately prior to the merger.

Q:    Why has Cathay Bancorp submitted to its stockholders a proposal to amend its certificate of incorporation to increase the authorized number of shares of Cathay Bancorp common stock?

A:    Cathay Bancorp does not currently have enough authorized shares available for issuance in connection with the merger. Cathay Bancorp is seeking stockholder approval of the share increase proposal so that the merger, if approved, can be completed. Moreover, the additional Cathay Bancorp shares proposed to be authorized may be used for other corporate purposes that may arise from time to time.

Q:    How many votes are needed to approve the share increase proposal?

A:    Approval of the share increase proposal requires the affirmative vote of the holders of a majority of the shares of Cathay Bancorp common stock issued and outstanding on the Cathay Bancorp record date.

Q:    Why has Cathay Bancorp submitted to its stockholders a proposal to increase the number of shares of Cathay Bancorp common stock reserved for issuance under its equity incentive plan?

A:    The equity incentive proposal will provide Cathay Bancorp with additional shares available for issuance to reward, retain and provide incentive to selected Cathay Bancorp and Cathay Bank employees, including some current employees of GBC Bancorp or General Bank who will become Cathay Bancorp or Cathay Bank employees after the merger. If this proposal is not approved, the merger can still be completed. If approved, this proposal will be effective even if the merger is not completed.

Q:    How many votes are needed to approve the equity incentive proposal?

A: Approval of the equity incentive proposal requires the affirmative vote of the holders of a majority of the shares of Cathay Bancorp common stock that are present or represented at the Cathay Bancorp special meeting and entitled to vote on the equity incentive proposal.

Q:    How do I vote?

A:    Please indicate on your proxy card how you want to vote, and then sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the applicable special meeting.

Q:    If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:    Your broker will not vote your shares for you unless you provide instructions to your broker on how to vote. It is important therefore that you follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Cathay Bancorp.    If you are a Cathay Bancorp stockholder and you abstain or fail to instruct your broker how to vote your shares, the effect will be the same as a vote against the merger proposal and the share increase proposal, but there will be no effect on the equity incentive proposal.

GBC Bancorp.    If you are a GBC Bancorp shareholder and you abstain or fail to instruct your broker how to vote your shares, the effect will be the same as a vote against the merger proposal.

Q:    Can I change my vote after I have mailed my signed proxy card?

A:    Yes. You may change your vote at any time before your proxy is voted at the special meeting. If your shares are held in your name, you may do this in one of three ways. First, you may send a written notice stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card bearing a later date. Third, you may attend the applicable special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow instructions received from your broker to change your vote or vote at the applicable special meeting.

Q:    If I am a Cathay Bancorp stockholder, should I do anything with my stock certificates?

A:    No. If you are a Cathay Bancorp stockholder, you should keep your stock certificates. Your stock certificates will continue to represent your ownership interest in Cathay Bancorp even after the merger has been completed and the name of Cathay Bancorp has been changed to Cathay General Bancorp.

Q:    If I am a GBC Bancorp shareholder, what should I do with my stock certificates?

A:    Cathay Bancorp will be sending a letter of transmittal/election form to GBC Bancorp shareholders in a separate mailing. Cathay Bancorp currently expects to mail the letter of transmittal/election form to GBC Bancorp shareholders approximately 30 days prior to the anticipated closing date of the merger. You will not receive any merger consideration until you tender your GBC Bancorp stock certificates to the exchange agent. Please read the instructions to the letter of transmittal/election form for information on what to do with your stock certificates. See “The Merger Agreement—Conversion of GBC Bancorp Common Stock; Cash/Stock Election—Election Procedures” on page 67.

Do not send your GBC Bancorp stock certificates in the envelope provided for returning your proxy card. The stock certificates should be forwarded to the exchange agent only with the letter of transmittal/election form, which you will receive in a later mailing.

Q:    Can I vote if I hold shares of Cathay Bancorp common stock in the Cathay Bank Employee Stock Ownership Plan?

A:    Under the terms of the Cathay Bank employee stock ownership plan, plan participants are entitled to vote the shares of Cathay Bancorp common stock allocated to their account. Each plan participant who has shares of Cathay Bancorp common stock allocated to his or her account will receive a voting instruction card in a separate mailing.

The voting instruction card will appoint members of the employee stock ownership plan trust committee, or the ESOPT committee, to vote shares in accordance with the instructions noted on the card. Allocated shares of Cathay Bancorp common stock held in the plan for which voting instructions have not been received or properly completed and unallocated shares of Cathay Bancorp common stock held in the plan will be voted by the ESOPT committee as directed by the ESOPT committee.

Q:    Can I vote if I hold shares of GBC Bancorp common stock in the General Bank 401(k) ESOP Plan?

A:    Under the terms of the General Bank 401(k) ESOP Plan, each plan participant is entitled to give confidential voting instructions to approve or disapprove the merger proposal with respect to the shares of GBC Bancorp common stock that have been allocated to his or her account under the ESOP plan. GBC Bancorp will separately mail a voting instruction card to each plan participant who has shares of GBC Bancorp common stock allocated to his or her account. Plan participants may vote shares held in the ESOP plan on their behalf only by instructing the trustee of the ESOP plan on the voting instruction card. Allocated shares held in the ESOP plan for which voting instructions have not been received or properly completed and unallocated shares held in the ESOP plan will be voted by the trustee in his or her discretion. See “The GBC Bancorp Special Meeting—General Bank 401(k) ESOP Voting” on page 35.

Q:    Why have you sent me this document?

A:    This joint proxy statement/prospectus contains important information regarding the special meetings of stockholders of Cathay Bancorp and GBC Bancorp, about the merger and other proposals, about Cathay Bancorp and GBC Bancorp, and about what the Cathay Bancorp and GBC Bancorp boards of directors and managements considered in evaluating the proposed merger. We urge you to read this document carefully, including its exhibits and attachments. You may also want to review the documents listed under “Where You Can Find More Information” on page 126.

Q:    Whom should I contact with questions or to obtain more information about the companies or additional copies of this joint proxy statement/prospectus or other information delivered with or incorporated by reference into this joint proxy statement/prospectus?

A:    You may contact:

Cathay Bancorp 777 North Broadway Los Angeles, California 90012 Attention: Investor Relations (213) 625-4700	or	GBC Bancorp 800 West Sixth Street Los Angeles, California 90017 Attention: Investor Relations (213) 972-4293

You may also contact GBC Bancorp’s information agent:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

(800) 322-2885 (Toll Free)

See also “Where Can You Find More Information” on page 126.

Summary

This summary, together with “Questions and Answers About the Matters Discussed” on the preceding pages, highlights important selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to the stockholders of Cathay Bancorp and the shareholders of GBC Bancorp. Cathay Bancorp stockholders and GBC shareholders should read carefully this entire document and the other documents that are attached to this document or are incorporated by reference herein in order to understand the merger and other proposals. See “Where You Can Find More Information” on page [            ]. The merger agreement is attached as Appendix A to this joint proxy statement/prospectus. Cathay Bancorp and GBC Bancorp encourage their respective stockholders to read the merger agreement as it is the legal document that governs the merger. Page references are included in the parentheses below to direct you to a more complete description of the topics presented in this summary.

The Companies (pages 106-108)

Cathay Bancorp, Inc.

777 North Broadway

Los Angeles, California 90012

(213) 625-4700

Cathay Bancorp is a Delaware corporation that serves as the holding company for Cathay Bank, a California state-chartered commercial bank. Cathay Bank accepts checking, savings and time deposits, and makes commercial, real estate, personal, home improvement, automobile and other installment and term loans. It has 11 branch offices in Southern California, eight branch offices in Northern California, three branch offices in New York and one branch office in Houston, Texas. It also has representative offices in Hong Kong and Shanghai, China. In addition, a subsidiary of Cathay Bank maintains an office in Taipei, Taiwan.

As of March 31, 2003, on an unaudited basis, Cathay Bancorp had total consolidated assets of approximately $2.9 billion, total consolidated loans (net of deferred loan fees) of approximately $2.0 billion, total consolidated deposits of approximately $2.4 billion and total consolidated stockholders’ equity of approximately $296,709,000. Cathay Bancorp and Cathay Bank had approximately 475 full-time equivalent employees on May 31, 2003.

GBC Bancorp

800 West Sixth Street

Los Angeles, California 90017

(213) 972-4293

GBC Bancorp is a California corporation that serves as the holding company for General Bank, a California state-chartered commercial bank. General Bank is a community bank that serves individuals and small to medium-sized businesses. It offers a variety of banking services to its customers, including checking, savings and time deposits; secured and unsecured loans; traveler’s checks, safe deposit boxes, credit cards and other fee-based services; and international trade-related services. It has 18 branch offices in the greater Los Angeles, San Diego and Silicon Valley areas of California, a branch office in the state of Washington and two branches in Boston, Massachusetts. In addition, a subsidiary of General Bank maintains an office in Taipei, Taiwan.

As of March 31, 2003, on an unaudited basis, GBC Bancorp had total consolidated assets of approximately $2.5 billion, total consolidated loans (net of deferred loan fees) of approximately $1.2 billion, total consolidated deposits of approximately $1.9 billion and total consolidated stockholders’ equity of approximately $205,836,000. GBC Bancorp and its subsidiaries had approximately 394 full-time equivalent employees on May 31, 2003.

The Merger (pages 37-64)

Upon the closing of the merger, GBC Bancorp will merge into Cathay Bancorp, with Cathay Bancorp as the surviving corporation, and General Bank will merge into Cathay Bank, with Cathay Bank as the surviving bank. Following the merger, Cathay Bancorp’s name will be changed to Cathay General Bancorp.

To acquire all of the shares of GBC Bancorp common stock outstanding at the time of the merger, Cathay Bancorp will pay cash of $162,400,000 and will issue 6,750,000 shares of its common stock. However, the number of shares of Cathay Bancorp common stock to be issued in the merger can be increased at the option of Cathay Bancorp, or decreased at the option of GBC Bancorp, based on changes in the price of Cathay Bancorp’s common stock as discussed below. In addition, Cathay Bancorp will assume certain stock options to purchase GBC Bancorp common stock outstanding as of the effective time of the merger.

As of May 31, 2003, GBC Bancorp had outstanding approximately 11,666,163 shares of its common stock and stock options to acquire 1,794,500 shares of its common stock. The number of shares of GBC Bancorp that will be outstanding at the time of the merger cannot be ascertained in advance of the merger. See “Risk Factors—Risks Related to the Merger” on page 22.

At the effective time of the merger, each outstanding share of GBC Bancorp common stock will be converted into the right to receive, at the election of its holder (but subject to the limitations described below), Cathay Bancorp common stock or cash as described below. The allocation of the cash consideration and the stock consideration among GBC Bancorp shareholders will depend primarily upon the elections made by all GBC Bancorp shareholders.

Election of Cash Consideration or Stock Consideration (pages 65-68)

GBC Bancorp shareholders will be offered the opportunity to elect to receive their merger consideration in the form of Cathay Bancorp common stock or cash for each share of GBC Bancorp common stock they hold. Because the cash consideration and the stock consideration to be paid in the merger are each limited, GBC Bancorp shareholders may actually receive an amount of cash and/or a number of shares of Cathay Bancorp common stock that is different from that which they elected to receive. The amount of cash and/or number of shares received by each GBC Bancorp shareholder will depend on, among other factors:

•	the number of shares of GBC Bancorp common stock outstanding immediately prior to the merger (because the aggregate merger consideration is fixed, subject to possible adjustment under certain circumstances);

•	how many GBC Bancorp shareholders validly exercise dissenters’ rights (because cash in the amount of $30.08, the closing price of GBC Bancorp common stock on May 6, 2003 (the trading day before the signing of the merger agreement was first publicly announced), multiplied by the number of dissenting shares will be set aside from the cash consideration before payments are made to any other GBC Bancorp shareholder);

•	the closing price of Cathay Bancorp common stock on the trading day immediately preceding the closing date (because this price will be used to value the per share stock consideration and will also affect the number of shares of GBC Bancorp common stock by way of cashless exercises of outstanding stock options);

•	any additional shares of Cathay Bancorp common stock which Cathay Bancorp in its discretion adds to the stock consideration to avoid termination of the merger agreement by GBC Bancorp (see “The Merger Agreement—Termination” on page 77);

•	any reduction in shares of Cathay Bancorp common stock which GBC Bancorp accepts to avoid termination of the merger agreement by Cathay Bancorp (see “The Merger Agreement—Termination” on page 77); and

•	the cash and stock elections made (or not made) by all GBC Bancorp shareholders.

The allocation of the cash consideration and the stock consideration will depend upon whether the GBC Bancorp shareholders have requested more cash in the aggregate than is available in the cash consideration or have requested more shares of Cathay Bancorp common stock in the aggregate than is available in the stock consideration. See “The Merger Agreement—Conversion of GBC Bancorp Common Stock; Cash/Stock Election” on page     .

Cathay Bancorp will send GBC Bancorp shareholders a letter of transmittal/election form in a separate mailing approximately 30 days prior to the closing of the merger. To make an effective election, GBC Bancorp shareholders must submit properly executed letters of transmittal/election forms as well as share certificates (or guarantees of delivery) representing all of their shares of GBC Bancorp common stock to the exchange agent before the election deadline. GBC Bancorp currently anticipates that the election deadline will be approximately five business days prior to the anticipated closing date. GBC Bancorp and Cathay Bancorp will issue a press release announcing the election deadline near the time Cathay Bancorp mails the letter of transmittal/election form. GBC Bancorp shareholders who do not properly complete and timely submit their letters of transmittal/election forms will be deemed to have made no election. GBC Bancorp shareholders should read carefully the instructions to the letter of transmittal/instruction form.

Potential Stock Consideration Adjustment (pages 67-68)

GBC Bancorp may terminate the merger agreement at any time during the five business days following the date when all required regulatory approvals have been received (and all applicable waiting periods have expired) if the average closing share price of Cathay Bancorp common stock for the 20 consecutive trading days immediately preceding that date is less than $31.52 (75% of the average closing share price for the 20 consecutive trading days immediately preceding the date when the signing of the merger agreement was first publicly announced). To prevent termination for this reason, Cathay Bancorp has the option to add shares of its common stock to the stock consideration so that the aggregate value of the stock consideration equals at least $31.52 times 6,750,000, or $212,760,000. Similarly, Cathay Bancorp may terminate the merger agreement if the average closing share price for the 20 consecutive trading days immediately preceding the regulatory approval date is more than $52.53 (125% of the average closing share price for the 20 consecutive trading days immediately preceding the public announcement date). To prevent termination for this reason, GBC Bancorp has the option to accept a decreased number of shares in the stock consideration so that the aggregate value of the stock consideration equals not more than $52.53 times 6,750,000, or $354,577,500.

Termination of the Merger Agreement; Termination Fee (pages 77-79)

In addition to the termination rights related to changes in Cathay Bancorp’s stock price discussed above, each of Cathay Bancorp and GBC Bancorp has the right to terminate the merger agreement for a number of additional reasons, including the following:

•	by mutual agreement;

•	for failure of the other party to obtain stockholder approval (in which case the other party must pay a $2,000,000 fee);

•	for a material breach of the merger agreement by the other party that has not been cured or waived as provided in the merger agreement; or

•	for failure of the closing conditions, including regulatory approval, to have been satisfied or waived by October 31, 2003 (although the date is subject to a 60-day extension under certain circumstances).

Cathay Bancorp may also terminate the merger agreement if the GBC Bancorp board of directors adversely alters its favorable recommendation of the merger proposal and subsequently the merger proposal is not approved by the GBC Bancorp shareholders, or if GBC Bancorp willfully abandons the merger in material breach of the merger agreement. In such event, GBC Bancorp must pay Cathay Bancorp a $16,000,000 termination fee.

GBC Bancorp may terminate the merger agreement if it receives an acquisition proposal from a third party and the GBC Bancorp board of directors determines that it is required by its fiduciary duties to withdraw its favorable recommendation of the merger proposal, provided that Cathay Bancorp has been notified of the acquisition proposal and given an opportunity to renegotiate the terms of the merger agreement. In such event, or if Cathay Bancorp terminates the merger agreement because the GBC Bancorp shareholders fail to approve the merger proposal after public disclosure of an acquisition proposal and an agreement with respect to that acquisition proposal is executed within six months after the termination date, then GBC Bancorp must pay Cathay Bancorp a $16,000,000 termination fee.

Conditions to the Completion of the Merger (pages 76-77)

Completion of the merger is subject to the satisfaction or waiver of a number of conditions, including:

•	holders of a majority of the outstanding shares of both Cathay Bancorp common stock and GBC Bancorp common stock must approve their respective merger proposals;

•	Cathay Bancorp and GBC Bancorp must receive all required regulatory approvals (and all applicable waiting periods must expire), and no governmental entity must have imposed any unduly burdensome condition that materially adversely affects the economic benefits of the merger or the bank merger;

•	Cathay Bancorp and GBC Bancorp must receive opinions from their respective special tax counsel to the effect that the merger qualifies as a reorganization for U.S. federal income tax purposes;

•	General Bank’s Tier 1 leverage ratio must be at least 7.5% as of the end of the last fiscal quarter prior to closing;

•	General Bank’s percentage of adjusted non-accrual loans and leases to total loans and leases must be less than 2.85% as of the month-end preceding the merger;

•	Cathay Bancorp and GBC Bancorp must perform in all material respects their obligations under the merger agreement, including Cathay Bancorp’s obligation to be well-capitalized following the merger (see “The Merger Agreement—Financing” on page 75);

•	the shares of Cathay Bancorp common stock to be issued in the merger must be approved for listing on the Nasdaq National Market; and

•	the registration statement must be declared effective by the Securities and Exchange Commission and must be effective as of the closing.

Operations Following the Merger (page 80)

As a result of the merger and the bank merger, GBC Bancorp will merge into Cathay Bancorp, the name of which will change to Cathay General Bancorp. In addition, General Bank will merge into Cathay Bank, with Cathay Bank as the surviving bank. Upon the closing of the merger, Mr. Peter Wu, Chairman, President and Chief Executive Officer of GBC Bancorp and General Bank, will become Executive Vice Chairman and Chief

Operating Officer of Cathay Bancorp and of Cathay Bank. Mr. Wu will join Dunson K. Cheng, the Chairman of the Board and President of Cathay Bancorp, to constitute the Office of the President/CEO.

Cathay Bancorp will expand its board of directors to include three current GBC Bancorp or General Bank board members designated by Cathay Bancorp. One of these new board members will be Mr. Peter Wu as a class I director (with a term expiring at the 2006 annual meeting). One of the other two appointees will be a class II director (with a term expiring at the 2004 annual meeting), and the other will be a class III director (with a term expiring at the 2005 annual meeting). The two directors other than Mr. Wu have not yet been designated by Cathay Bancorp. In addition, the three designated directors will join the board of directors of Cathay Bank.

Reasons for the Merger (pages 40-42)

The boards of directors of Cathay Bancorp and GBC Bancorp have concluded that a combination of the two organizations is in the best interests of their respective stockholders. They believe that the merger will create a franchise and a bank of choice for Asian-American business and retail customers, strengthening the combined company’s domestic and international banking platforms. Also, the merger is expected to provide the combined company with the resources to grow and better serve its customers, and is expected to position the combined company to capitalize on Pacific Rim trade. The additional reasons for which Cathay Bancorp and GBC Bancorp entered into the merger agreement are set forth in detail under “The Merger—Reasons for the Merger; Recommendation of Boards of Directors” on page 40.

Material U.S. Federal Income Tax Consequences of the Merger (pages 59-62)

The merger is intended to qualify as a reorganization for U.S. federal income tax purposes. Cathay Bancorp and GBC Bancorp will not be required to complete the merger unless they receive legal opinions from their respective special tax counsel to the effect that the merger will qualify as a reorganization for such purposes.

If the merger qualifies as a reorganization, a GBC Bancorp shareholder generally will not recognize any gain or loss for U.S. federal income tax purposes to the extent the shareholder receives solely Cathay Bancorp common stock in the merger for the shareholder’s GBC Bancorp common stock, except for any cash received in lieu of a fractional share interest in Cathay Bancorp common stock. A GBC Bancorp shareholder who receives a combination of Cathay Bancorp common stock and cash in the merger for the shareholder’s GBC Bancorp common stock generally will recognize gain, but not loss, on the excess of the cash and fair market value of Cathay Bancorp common stock received over the shareholder’s tax basis in the GBC Bancorp common stock. However, any such gain generally will be limited to the amount of cash a GBC Bancorp shareholder receives in the merger.

A GBC Bancorp shareholder who receives only cash in the merger or through perfection of dissenters’ rights for the shareholder’s GBC Bancorp common stock generally will recognize a taxable gain or loss on the difference between the cash received and the shareholder’s tax basis in the shareholder’s GBC Bancorp common stock. See “The Merger—Material U.S. Federal Income Tax Consequences” on page 59. Tax matters can be complicated, and the tax consequences of the merger will depend on particular tax situations of the GBC Bancorp shareholders. GBC Bancorp shareholders should consult their tax advisors to understand the tax consequences of the merger to them.

Recommendations of the Cathay Bancorp and GBC Bancorp Boards of Directors (pages 40-42)

Cathay Bancorp.    The Cathay Bancorp board of directors recommends that the Cathay Bancorp stockholders vote for the approval of the merger proposal, the share increase proposal and the equity incentive proposal. The board of directors of Cathay Bancorp believes that each of the proposals presented to the Cathay

Bancorp stockholders is in the best interests of Cathay Bancorp and its stockholders and has approved the merger agreement.

GBC Bancorp.    The GBC Bancorp board of directors recommends that the GBC Bancorp shareholders vote for the approval of the merger proposal. The board of directors of GBC Bancorp believes that the merger is in the best interests of GBC Bancorp and its shareholders and has approved the merger agreement.

Opinions of Financial Advisors (pages 42-53)

Cathay Bancorp.    In deciding to approve the merger agreement, the Cathay Bancorp board of directors considered the opinion of its financial advisor, Credit Suisse First Boston. Credit Suisse First Boston has presented a written opinion to the board of directors of Cathay Bancorp that, as of May 6, 2003, and based upon the assumptions made, procedures followed, matters considered and limitations on the review of Credit Suisse First Boston set forth in its written opinion, the consideration to be paid by Cathay Bancorp pursuant to the merger agreement is fair to Cathay Bancorp from a financial point of view. This opinion is attached as Appendix B to this joint proxy statement/prospectus. Cathay Bancorp encourages you to read it carefully.

GBC Bancorp.    In deciding to approve the merger, the GBC Bancorp board of directors considered the opinion of its financial advisor, Lehman Brothers. Lehman Brothers has presented a written opinion to the board of directors of GBC Bancorp that, as of May 6, 2003, and based upon the assumptions made, procedures followed, matters considered and limitations on the review of Lehman Brothers set forth in its written opinion, the merger consideration is fair to the GBC Bancorp shareholders from a financial point of view. This opinion is attached as Appendix C to this joint proxy statement/prospectus. GBC Bancorp encourages you to read it carefully.

Interests of Certain Officers and Directors in the Merger (pages 56-59)

Some officers and directors of GBC Bancorp have interests in, and will receive benefits as a consequence of, the merger that are different from the benefits to GBC Bancorp shareholders generally, including their interests with respect to stock options, retention bonuses and other matters. See “The Merger—Interests of Certain Executive Officers and Directors of GBC Bancorp in the Merger” on page 56 and “Security Ownership of Certain Beneficial Owners and Management of GBC Bancorp” on page 122.

Required Regulatory Approvals (pages 54-56)

The merger of Cathay Bancorp and GBC Bancorp and the merger of Cathay Bank and General Bank are subject to receipt of certain regulatory approvals and the filing of certain related notices, including the following:

•	The merger requires the approval of the Board of Governors of the Federal Reserve System, or the Federal Reserve Board, pursuant to Sections 3(a)(5) and 4(c) of the Bank Holding Company Act of 1956.

•	The bank merger requires the approval of the Federal Deposit Insurance Corporation under the Bank Merger Act pursuant to 12 U.S.C. Section 1828(c).

•	The bank merger requires the approval of the California Commissioner of Financial Institutions pursuant to Section 4880 et seq. of the California Financial Code.

The required applications and notices are expected to be filed during June 2003. The Federal Reserve Board and Federal Deposit Insurance Corporation approvals are not eligible for expedited processing, and therefore it could take 60 or more days following filing of complete applications to obtain the approvals, plus, customarily, an additional 15 days to give the Department of Justice the opportunity to complete its review of the merger on antitrust grounds. No assurance can be provided that the regulatory agencies will approve the merger, that the Department of Justice will not challenge the merger, or that any approval by the regulatory agencies will not contain conditions which are materially burdensome to Cathay Bancorp or GBC Bancorp. To the extent that any materially burdensome conditions are imposed on Cathay Bancorp or GBC Bancorp, each of Cathay Bancorp and GBC Bancorp has the right not to close the merger and to terminate the merger agreement.

Dissenters’ Rights (pages 62-64)

Holders of GBC Bancorp common stock will be entitled to dissenters’ rights only if (i) they vote against the merger proposal and submit an appropriate demand not later than the date of the GBC Bancorp special meeting and (ii) holders of at least 5% of the outstanding shares of GBC Bancorp common stock duly exercise dissenters’ rights.

The Cathay Bancorp Special Meeting of Stockholders (pages 30-33)

Cathay Bancorp will hold its special meeting of stockholders at [            ] [    ].m. local time on [            ], 2003 at 777 North Broadway, Los Angeles, California 90012. At the special meeting, Cathay Bancorp stockholders will be asked to approve the merger proposal, the share increase proposal and the equity incentive proposal.

The record date for the Cathay Bancorp special meeting is set at [            ], 2003. You can vote at the Cathay Bancorp special meeting if you owned Cathay Bancorp common stock at the close of business on the record date. At least a majority of the shares of Cathay Bancorp common stock issued and outstanding on the record date must vote to approve the merger proposal and share increase proposal before the merger can occur. For the equity incentive proposal to be approved, at least a majority of the shares of Cathay Bancorp common stock present or represented at the Cathay Bancorp special meeting and entitled to vote thereon must vote to approve the equity incentive proposal. If the equity incentive proposal is not approved, the merger can still be completed.

The GBC Bancorp Special Meeting of Shareholders (pages 34-36)

GBC Bancorp will hold its special meeting of shareholders at [            ] [    ].m. local time on [            ], 2003 at 800 West Sixth Street, Los Angeles, California 90017. At the special meeting, GBC Bancorp shareholders will be asked to approve the principal terms of the merger agreement.

The record date for the GBC Bancorp special meeting is set at [            ], 2003. You can vote at the GBC Bancorp special meeting if you owned GBC Bancorp common stock at the close of business on the record date. At least a majority of the shares of common stock of GBC Bancorp issued and outstanding on the record date must vote to approve the merger proposal before the merger can occur. Certain GBC Bancorp directors, collectively holding approximately 24% of the outstanding shares of GBC Bancorp common stock, have agreed to vote their shares in favor of the merger proposal.

Selected Consolidated Financial Data of Cathay Bancorp

The following selected consolidated financial data with respect to Cathay Bancorp’s consolidated statements of condition as of December 31, 2002 and 2001 and its consolidated statements of income for each of the years in the three-year period ended December 31, 2002 have been derived from the audited consolidated financial statements that are incorporated by reference in this joint proxy statement/prospectus. This information should be read in conjunction with such consolidated financial statements, including the related notes. The selected consolidated financial data with respect to Cathay Bancorp’s consolidated statements of condition as of December 2000, 1999 and 1998 and its consolidated statements of income for the years ended December 31, 1999 and 1998 have been derived from Cathay Bancorp’s audited consolidated financial statements, which are not presented herein. The selected consolidated financial data at and for the three-month periods ended March 31, 2003 and 2002 are unaudited and have been derived from the unaudited condensed consolidated financial statements, including the related notes, that are incorporated by reference in this joint proxy statement/prospectus. Historical results are not necessarily indicative of the results to be expected for any later period.

SELECTED CONSOLIDATED FINANCIAL DATA—CATHAY BANCORP

	At or for the Three Months Ended March 31,		At or for the Years Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(in thousands, except share and per share data)(3)
Income Statement(1)
Interest income	$35,570	$36,266	$144,061	$159,352	$164,553	$133,046	$123,309
Interest expense	9,135	10,683	39,920	66,153	74,156	57,408	57,225

Net interest income before provision for loan losses	26,435	25,583	104,141	93,199	90,397	75,638	66,084
Provision for loan losses	1,650	1,500	6,000	6,373	4,200	4,200	3,600

Securities gains (losses)	1,795	(42)	1,926	2,157	1,085	(3)	43
Other non-interest income	3,408	3,376	14,245	12,622	11,671	8,858	8,093
Non-interest expense	11,334	10,652	43,317	40,165	38,504	30,282	30,065

Income before income tax expense	18,654	16,765	70,995	61,440	60,449	50,011	40,555
Income tax expense	6,120	5,377	22,295	18,820	21,862	19,720	15,976

Net income	$12,534	$11,388	$48,700	$42,620	$38,587	$30,291	$24,579

Net income per common share
Basic	$0.70	$0.63	$2.71	$2.35	$2.13	$1.68	$1.37
Diluted	0.69	0.63	2.69	2.35	2.13	1.68	1.37
Cash dividends paid per common share	0.140	0.125	0.545	0.500	0.440	0.405	0.350
Weighted-average common shares
Basic	18,003,791	17,968,562	17,991,333	18,107,790	18,113,502	18,026,856	17,934,376
Diluted	18,117,001	18,044,876	18,115,119	18,165,260	18,147,770	18,035,520	17,936,460
Statement of Condition
Securities available-for-sale	$327,440	$308,168	$248,273	$248,958	$177,796	$160,991	$239,928
Securities held-to-maturity	459,839	356,608	459,452	374,356	387,200	426,332	418,156
Net loans(2)	1,924,730	1,653,123	1,848,078	1,640,032	1,437,307	1,245,585	961,876
Total assets	2,912,608	2,515,872	2,753,998	2,453,114	2,206,834	1,995,924	1,780,898
Deposits	2,416,439	2,156,947	2,314,643	2,122,348	1,876,447	1,721,736	1,560,402
Securities sold under agreements to repurchase	125,500	30,896	28,500	22,114	68,173	46,990	16,436
Advances from Federal Home Loan Bank	50,000	50,000	50,000	30,000	10,000	30,000	30,000
Stockholders’ equity	296,709	250,525	287,961	246,011	214,787	179,109	156,652
Common Stock Data
Shares of common stock outstanding	18,000,990	17,973,720	17,999,955	17,957,738	18,148,730	18,067,166	17,977,520
Book value per share	$16.48	$13.94	$16.00	$13.70	$11.83	$9.91	$8.71
Profitability Ratios
Return on average assets	1.79%	1.85%	1.88%	1.82%	1.81%	1.63%	1.44%
Return on average stockholders’ equity	17.43	18.45	18.30	18.36	20.09	18.31	17.00
Dividend payout ratio	20.00	19.84	20.11	21.23	20.66	23.95	25.55
Average equity to average assets ratio	10.25	10.01	10.27	9.03	9.03	8.89	8.47

(1)	Includes the operating results and the selected assets and assumed deposits and liabilities of Golden City Commercial Bank subsequent to December 10, 1999, their acquisition date
(2)	Net loans represents gross loans net of loan participations sold, allowance for loan losses and unamortized deferred loan fees
(3)	Shares and per share data have been adjusted to reflect a two-for-one stock split in the form of a 100 percent stock dividend, effective May 9, 2002.

Selected Consolidated Financial Data of GBC Bancorp

The following selected consolidated financial data with respect to GBC Bancorp’s consolidated balance sheets as of December 31, 2002 and 2001 and its consolidated statements of operations for each of the years in the three-year period ended December 31, 2002 have been derived from the audited consolidated financial statements that are incorporated by reference in this joint proxy statement/prospectus. This information should be read in conjunction with such consolidated financial statements, including the related notes. The selected consolidated financial data with respect to GBC Bancorp’s consolidated balance sheets as of December 2000, 1999 and 1998 and its consolidated statements of operations for the years ended December 31, 1999 and 1998 have been derived from GBC Bancorp’s audited consolidated financial statements, which are not presented herein. The selected consolidated financial data at and for the three-month periods ended March 31, 2003 and 2002 are unaudited and have been derived from the unaudited consolidated financial statements, including the related notes, that are incorporated by reference in this joint proxy statement/prospectus. Historical results are not necessarily indicative of the results to be expected for any later period.

SELECTED CONSOLIDATED FINANCIAL DATA—GBC BANCORP

	At or for the Three Months Ended March 31,		At or for the Years Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(in thousands, except share and per share data)
Income Statement
Interest income	$31,305	$37,137	$146,906	$155,478	$163,121	$130,261	$125,991
Interest expense	11,784	13,095	52,687	66,552	74,679	56,283	57,018

Net interest income before provision for loan losses	19,521	24,042	94,219	88,926	88,442	73,978	68,973
Provision for loan losses	4,618	18,514	76,364	20,100	1,200	3,500	1,500

Non-interest income (expense)	977	(1,503)	8,889	15,646	21,755	10,544	7,863
Non-interest expense	9,650	8,608	38,411	42,282	46,861	32,702	30,430

Income (loss) before income tax expense (benefit)	6,230	(4,583)	(11,667)	42,190	62,136	48,320	44,906
Income tax expense (benefit)	2,110	(1,677)	(5,877)	14,550	23,660	18,332	16,764

Income (loss) before cumulative effect of a change in accounting principle	4,120	(2,906)	(5,790)	27,640	38,476	29,988	28,142
Cumulative effect of a change in accounting principle	—	—	—	4,962	—	—	—

Net income (loss)	$4,120	$(2,906)	$(5,790)	$32,602	$38,476	$29,988	$28,142

Income (loss) before cumulative effect of change in accounting principle per common share(2)
Basic	$0.35	$(0.25)	$(0.50)	$2.37	$3.33	$2.41	$2.00
Diluted	0.35	(0.25)	(0.50)	2.36	3.26	2.37	1.96
Net income (loss) per common share(2)
Basic	0.35	(0.25)	(0.50)	2.79	3.33	2.41	2.00
Diluted	0.35	(0.25)	(0.50)	2.78	3.26	2.37	1.96
Cash dividends paid per common share	0.120	0.120	0.480	0.480	0.390	0.330	0.300
Weighted-average common shares
Basic	11,628,000	11,590,000	11,610,000	11,673,000	11,554,000	12,430,000	14,049,000
Diluted	11,641,000	11,590,000	11,610,000	11,748,000	11,813,000	12,672,000	14,345,000
Statement of Condition
Securities available-for-sale	$1,051,092	$1,231,103	$1,075,697	$1,098,989	$855,383	$683,017	$724,172
Securities held-to-maturity	—	—	—	—	1,025	1,300	24,616
Net loans	1,226,931	1,142,508	1,166,499	1,101,633	945,512	902,000	763,650
Total assets	2,507,181	2,512,190	2,510,744	2,367,243	1,969,109	1,744,200	1,680,824
Deposits	1,913,562	1,954,677	1,904,143	1,827,927	1,674,569	1,490,811	1,380,903
Federal funds purchased and securities sold under agreements to repurchase	4,500	15,500	—	—	—	—	—
Advances from Federal Home Loan Bank	297,400	273,400	322,400	252,400	25,000	50,000	35,000
Subordinated debt	39,432	39,301	39,400	39,269	39,138	39,007	38,876
Stockholders’ equity	205,836	196,787	204,101	206,318	187,782	133,038	163,030
Common Stock Data
Shares of common stock outstanding	11,557,562	11,524,062	11,540,762	11,477,394	11,557,727	11,523,019	13,711,998
Book value per share	$17.81	$17.08	$17.69	$17.98	$16.25	$11.55	$11.89
Profitability Ratios
Return (loss) on average assets	0.67%	(0.48%)	(0.23%)	1.54%	2.01%	1.75%	1.76%
Return (loss) on average stockholders’ equity	8.01	(5.59)	(2.82)	16.05	24.80	20.48	17.59
Dividend payout ratio	33.88	NA	NA	17.16	11.73	13.45	14.97
Average equity to average assets ratio	8.36	8.62	8.23	9.60	8.12	8.57	10.01

(1)	The results of the year 2001 included $4,962,000 representing the cumulative effect of a change in accounting principle, net of taxes.
(2)	Per share data has been restated where applicable for the two for one stock split to shareholders of record on April 30, 1998, and issued and distributed on May 15, 1998.

Selected Unaudited Pro Forma Combined Condensed Consolidated Data

The following selected unaudited pro forma combined condensed consolidated financial data as of and for the three-month period ended March 31, 2003 and for the year ended December 31, 2002 have been derived from, and should be read in conjunction with, the unaudited pro forma combined condensed consolidated financial statements, including the related notes, included elsewhere in this joint proxy statement/prospectus. The unaudited pro forma combined condensed consolidated data do not necessarily indicate the operating results that would have been achieved had the combination of Cathay Bancorp and GBC Bancorp actually occurred at the beginning of the periods presented, nor do they indicate future results of operations or financial position.

SELECTED CONSOLIDATED FINANCIAL DATA—PRO FORMA

	At or for the Three Months Ended March 31, 2003	At or for the Year Ended December 31, 2002
	(in thousands, except share and per share data)
Income Statement
Interest income	$66,875	$290,967
Interest expense	21,369	94,407

Net interest income before provision for loan losses	45,506	196,560
Provision for loan losses	6,268	82,364

Securities gains	1,795	12,053
Other non-interest income	4,385	13,007
Non-interest expense	22,952	89,598

Income before income tax expense	22,466	49,658
Income tax expense	7,213	12,358

Net income	$15,253	$37,300

Net income per common share
Basic	$0.62	$1.51
Diluted	$0.61	$1.50
Cash dividends paid per common share	0.158	0.621
Weighted-average common shares
Basic	24,753,791	24,741,333
Diluted	24,867,001	24,865,119
Statement of Condition
Securities available-for-sale	$1,367,094
Securities held-to-maturity	459,839
Net loans	3,151,661
Total assets	5,586,977
Deposits	4,330,001
Securities sold under agreements to repurchase	130,000
Advances from Federal Home Loan Bank	347,400
Trust preferred securities	40,000
Subordinated debt	39,432
Stockholders’ equity	580,636
Common Stock Data
Shares of common stock outstanding	24,750,990
Book value per share	$23.46
Profitability Ratios
Return on average assets	1.16%	0.73%
Return on average stockholders’ equity	12.37	7.91
Dividend payout ratio	25.48	41.13
Average equity to average assets ratio	9.37	9.27

Comparative Per Share Data

The following table presents certain historical per share data of Cathay Bancorp and GBC Bancorp and certain unaudited pro forma per share data that reflect the combination of Cathay Bancorp and GBC Bancorp using the purchase method of accounting. This data should be read in conjunction with each of Cathay Bancorp’s and GBC Bancorp’s audited and unaudited consolidated financial statements, including the related notes, that are incorporated by reference in this joint proxy statement/prospectus, and the unaudited pro forma combined condensed consolidated financial information, including the related notes, appearing elsewhere in this joint proxy statement/prospectus. The unaudited pro forma combined per share data do not necessarily indicate the operating results that would have been achieved had the combination of Cathay Bancorp and GBC Bancorp actually occurred at the beginning of the periods presented, nor do they indicate future results of operations or financial position.

	At and for the Three Months Ended March 31, 2003
	Cathay Bancorp	GBC Bancorp	Pro Forma
			Cathay Bancorp and GBC Bancorp	GBC Bancorp Equivalent(1)
Net income per share:
Basic	$0.70	$0.35	$0.62	$0.35
Diluted	0.69	0.35	0.61	0.35
Cash dividends declared per share	0.140	0.120	0.158	0.090
Book value per share	16.48	17.81	23.46	13.37

	At and for the Year Ended December 31, 2002
	Cathay Bancorp	GBC Bancorp	Pro Forma
			Cathay Bancorp and GBC Bancorp	GBC Bancorp Equivalent(1)
Net income (loss) per share:
Basic	$2.71	$(0.50)	$1.51	$0.86
Diluted	2.69	(0.50)	1.50	0.86
Cash dividends declared per share	0.545	0.480	0.621	0.354
Book value per share	16.00	17.69	N/A	N/A

(1)	The GBC Bancorp pro forma equivalent per share amounts are computed by multiplying the Cathay Bancorp and GBC Bancorp pro forma combined amounts by the exchange ratio, resulting in a GBC Bancorp shareholder receiving 0.57 of a share of Cathay Bancorp common stock in exchange for a share of GBC Bancorp common stock. The exchange ratio was determined based on 11,666,163 shares of GBC Bancorp common stock issued as of May 31, 2003 (including 79,001 shares held in rabbi trust), as adjusted for 224,984 shares expected to be issued from exercises of options based on the closing price of GBC Bancorp common stock as of May 30, 2003 (net of shares cancelled in connection with cashless exercises), and taking into account the agreement by Peter Wu, Chairman, President and Chief Executive Officer of GBC Bancorp and of General Bank, to forfeit $1,000,000 worth of the underlying shares for his contingency stock options with an exercise price of $2.17 per share. The 224,984 shares also includes a stock bonus of up to 13,300 shares of GBC Bancorp common stock contemplated to be granted to General Bank staff immediately preceding the completion of the merger. There can be no assurance that the ultimate number of shares will not exceed that used in making the per share value calculation.

Market Price Data and Dividend Information

Comparative Market Price Information

The following table presents closing sales prices for Cathay Bancorp common stock and GBC Bancorp common stock on the Nasdaq National Market on May 6, 2003, which was the last trading day prior to the public announcement of the signing of the merger agreement and              2003, which was the last practical trading day for which information was available prior to the date of the printing of this joint proxy statement/prospectus.

	Closing Sales Price
	Cathay Bancorp		GBC Bancorp		GBC Bancorp Equivalent(1)
Price per share:
May 6, 2003		$42.66		$30.08		$37.87
, 2003	$		$		$

(1)	The GBC Bancorp equivalent closing sales prices were calculated assuming there are no dissenting shares with respect to GBC Bancorp and the closing price of Cathay Bancorp common stock was as shown above. The GBC Bancorp equivalent closing sales prices were also calculated based on 11,666,163 shares of GBC Bancorp common stock issued as of May 31, 2003 (including 79,001 shares held in trust), as adjusted for 224,984 shares expected to be issued from exercises of options based on the closing price of GBC Bancorp common stock as of May 30, 2003 (net of shares cancelled in connection with cashless exercises), and taking into account the agreement by Peter Wu, Chairman, President and Chief Executive Officer of GBC Bancorp and of General Bank, to forfeit $1,000,000 worth of the underlying shares for his contingency stock options with an exercise price of $2.17 per share. The 224,984 shares also includes a stock bonus of up to 13,300 shares of GBC Bancorp common stock contemplated to be granted to General Bank staff immediately preceding the completion of the merger. There can be no assurance that the ultimate number of shares will not exceed that used in making the per share value calculation.

You should obtain current market quotations for Cathay Bancorp common stock. The market price of Cathay Bancorp common stock will fluctuate between the date of this joint proxy statement/prospectus and the date on which the merger is completed and after the merger. Accordingly, the value of the shares of Cathay Bancorp common stock that may be received in the merger by GBC Bancorp shareholders may increase or decrease based on that fluctuation. See “Risk Factors—Risks Related to the Merger” on page 22.

Historical Market Prices and Dividend Information

Cathay Bancorp.    Cathay Bancorp common stock is listed on the Nasdaq National Market under the symbol “CATY.” The following table sets forth, for the calendar quarters indicated, the high and low closing prices per share of Cathay Bancorp common stock as reported on the Nasdaq National Market, and the dividends declared per share of Cathay Bancorp common stock.

Quarter Ended	High	Low	Dividends Declared
2001:
First quarter	$32.25	$22.57		$0.125
Second quarter	$29.86	$21.82		$0.125
Third quarter	$29.00	$22.83		$0.125
Fourth quarter	$33.47	$26.40		$0.125
2002:
First quarter	$36.74	$30.71		$0.125
Second quarter	$48.30	$35.73		$0.140
Third quarter	$45.46	$33.32		$0.140
Fourth quarter	$44.00	$31.90		$0.140
2003:
First quarter	$40.73	$34.56		$0.140
Second quarter (through June 24, 2003)	$44.72	$39.11	$

The timing and amount of future dividends will depend upon earnings, cash requirements, the financial condition of Cathay Bancorp and its subsidiaries, applicable government regulations and other factors deemed relevant by the Cathay Bancorp board of directors. See “Regulation and Supervision—Dividends” on page 85 and “Certain Differences in Rights of Stockholders—Dividends” on page 116.

GBC Bancorp.    GBC Bancorp common stock is listed on the Nasdaq National Market under the symbol “GBCB.” The following table sets forth, for the calendar quarters indicated, the high and low last sale or bid prices per share of GBC Bancorp common stock as reported on the Nasdaq National Market, and the dividends declared per share of GBC Bancorp common stock.

Quarter Ended	High	Low	Dividends Declared
2001:
First quarter	$38.38	$24.88	$0.120
Second quarter	$29.53	$23.55	0.120
Third quarter	$35.06	$25.52	0.120
Fourth quarter	$30.37	$26.35	0.120
2002:
First quarter	$34.05	$26.75	$0.120
Second quarter	$33.75	$26.49	0.120
Third quarter	$28.96	$18.90	0.120
Fourth quarter	$20.80	$17.78	0.120
2003:
First quarter	$24.91	$19.51	0.120
Second quarter (through June 24, 2003)	$36.95	$24.32	0.120

Cautionary Statement Regarding Forward-Looking Statements

This joint proxy statement/prospectus contains and incorporates by reference certain forward-looking statements regarding the financial condition, results of operations and businesses of Cathay Bancorp and GBC Bancorp in the future, including management’s beliefs, projections and assumptions concerning future results and events. These forward-looking statements may, but do not necessarily, include words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “may,” “will,” “should,” “could,” “predicts,” “potential,” “continue” or similar expressions. Forward-looking statements are not guarantees. They involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. The future results of Cathay Bancorp following completion of the merger may differ materially from those expressed in these forward-looking statements. Some of the factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, those identified under “Risk Factors” as well as the following:

•	completion of the merger is delayed or the merger cannot be completed;

•	expected cost savings from the merger are not fully realized or are not realized within the expected time frame;

•	integrating the businesses of Cathay Bancorp and GBC Bancorp and retaining key personnel are more difficult than expected;

•	deposit attrition, customer losses, revenue losses or operating expenses following the merger are greater than expected;

•	competitive pressures among financial institutions increase;

•	general economic or business conditions, either nationally or locally in areas in which Cathay Bank and General Bank conduct their operations, may deteriorate, adversely affecting asset or credit quality;

•	fluctuations in interest rates reduce interest margins; or

•	legislation or regulatory developments adversely affect Cathay Bancorp’s ability to conduct its business.

Given these risks and uncertainties, Cathay Bancorp stockholders and GBC Bancorp shareholders are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus. Neither Cathay Bancorp nor GBC Bancorp undertakes any obligation to update any forward-looking statement or to publicly announce any revision of any forward-looking statement to reflect the occurrence of any future developments or events.

Risk Factors

The merger involves a high degree of risk for Cathay Bancorp’s stockholders and GBC Bancorp’s shareholders. Because a substantial portion of the merger consideration consists of Cathay Bancorp common stock, most GBC Bancorp shareholders will become Cathay Bancorp stockholders after the merger. An investment in the combined company will include different risks than an investment in either constituent company. Moreover, by reason of the combination, the nature of the investment by each Cathay Bancorp stockholder will change significantly. In addition to the other information contained or incorporated by reference in this joint proxy statement/prospectus, both Cathay Bancorp stockholders and GBC Bancorp shareholders should consider carefully the following risk factors in deciding how to vote for their respective merger proposals, and also refer to the matters discussed under the caption “Cautionary Statement Regarding Forward-Looking Statements” on page 21 of this joint proxy statement/prospectus.

Risks Related to the Merger

The value of the merger consideration that is paid in Cathay Bancorp common stock will fluctuate based on the price of Cathay Bancorp common stock.

The price of Cathay Bancorp common stock may vary from the date the signing of the merger agreement was announced, the date that this joint proxy statement/prospectus is mailed, the date of the special meetings of Cathay Bancorp and GBC Bancorp stockholders and the effective date of the merger. Any change in the price of Cathay Bancorp common stock will affect the value of the merger consideration that GBC Bancorp shareholders will receive upon completion of the merger because Cathay Bancorp will, in addition to paying a fixed amount of cash consideration, issue a fixed number of shares (subject to possible adjustment upon significant fluctuation in the market price of Cathay Bancorp common stock) in the merger. In addition, variations in Cathay Bancorp’s stock price will affect the number of shares of GBC Bancorp common stock to be issued by way of cashless exercises of GBC Bancorp stock options. In turn, the value of consideration paid per share of GBC Bancorp common stock will vary based on the number of shares of GBC Bancorp common stock outstanding immediately prior to the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in the respective businesses, operations and prospects of Cathay Bancorp and GBC Bancorp, and the likelihood that the merger will occur. Many of these factors are beyond the control of Cathay Bancorp and GBC Bancorp. You should obtain current market quotations for Cathay Bancorp common stock, which is quoted on the Nasdaq National Market under the symbol “CATY.”

The stock consideration issuable to GBC Bancorp shareholders may be adjusted based on a fluctuation of 25% or more in the price of Cathay Bancorp common stock.

GBC Bancorp may terminate the merger agreement at any time during the five business days following the date when all required regulatory approvals are received (and all applicable waiting periods expire) if the average closing share price of Cathay Bancorp common stock for the 20 consecutive trading days immediately preceding that date is less that $31.52 (75% of the average closing share price for the 20 consecutive trading days immediately preceding the public announcement of the signing of the merger agreement). Cathay Bancorp has the option to avoid termination by adding shares of its common stock to the stock consideration so that the aggregate value of the stock consideration equals at least $31.52 times 6,750,000, or $212,760,000. Similarly, Cathay Bancorp may terminate the merger agreement if the average closing share price for the 20 consecutive days immediately preceding the regulatory approval date is more than $52.53 (125% of the average closing share price for the 20 consecutive days immediately preceding the of the public announcement date). GBC Bancorp has the option to avoid termination by accepting a decreased number of shares in the stock consideration so that the aggregate value of the stock consideration is not more than $52.53 times 6,750,000, or $354,577,500.

The per share merger consideration will decrease to the extent that stock options are exercised.

Cathay Bancorp will pay a fixed amount of cash and issue a fixed number of shares of its common stock (subject to possible adjustment under certain circumstances) for all of the outstanding shares of GBC Bancorp common stock, regardless of the number of shares of GBC Bancorp common stock outstanding. Accordingly, the value of the per share merger consideration to be received for each share of GBC Bancorp common stock will decrease to the extent that the number of outstanding shares of GBC Bancorp common stock increases. Stock options exercised prior to the effective time will increase the number of outstanding shares. In addition, the manner in which stock options are exercised will affect the amount by which the number of outstanding shares increases (for example, cashless exercises will result in fewer shares outstanding than exercises for cash). In addition, the number of shares of GBC Bancorp common stock to be issued by reason of cashless exercises of GBC Bancorp stock options will vary depending on the price of Cathay Bancorp common stock on the trading day immediately preceding the closing of the merger.

GBC Bancorp shareholders may not receive the form of merger consideration that they elect.

The merger agreement sets a fixed number of shares of Cathay Bancorp common stock (subject to adjustment under certain circumstances) and a fixed amount of cash that will be paid to GBC Bancorp shareholders in the merger. GBC Bancorp shareholders may elect to receive cash or Cathay Bancorp common stock as their merger consideration, but it is likely that their election will not be fully honored. See “The Merger Agreement—Conversion of GBC Bancorp Common Stock; Cash/Stock Election” on page 65. If an election is not fully honored, the GBC Bancorp shareholder will incur tax consequences that differ from those that would have resulted had he or she received the form of consideration elected. See “The Merger—Material U.S. Federal Income Tax Consequences” on page 59.

Holders of GBC Bancorp common stock who tender their shares to make an election will not be able to sell those shares until they are exchanged for cash and/or Cathay Bancorp common stock in the merger, unless they revoke their election prior to the election deadline.

In order to make a cash or stock election in the merger, GBC Bancorp shareholders must tender their stock certificates (or follow the procedures for guaranteed delivery) to the exchange agent by the election deadline, which currently is expected to be approximately five business days prior to the closing date. GBC Bancorp shareholders will not be able to sell any shares of GBC Bancorp stock that are tendered, unless they validly revoke their election prior to the election deadline by written notice to the exchange agent. Absent such a revocation, until they receive their merger consideration, GBC Bancorp shareholders will not be able to liquidate their investment to gain access to cash, take advantage of other investment opportunities, or (except to the extent they engage in hedging strategies) reduce the potential for a decrease in the value of their investment. During this period of time, the value of Cathay Bancorp common stock may fluctuate.

The need for regulatory approvals may affect the date of completion of the merger or may diminish the benefits of the merger.

Cathay Bancorp and GBC Bancorp must obtain the approvals of the Federal Reserve Board, the Federal Deposit Insurance Corporation and the California Commissioner of Financial Institutions in order to complete the merger. Satisfying any capital adequacy or other requirements of these regulatory agencies may affect the date of completion of the merger. In addition, it is possible that, among other things, restrictions and conditions on the combined operations of the two companies may be sought by governmental agencies as a condition to obtaining the required regulatory approvals. This may diminish the benefits of the merger. However, the terms of the merger agreement permit Cathay Bancorp or GBC Bancorp to terminate the merger agreement if a regulatory agency imposes any non-standard or unduly burdensome condition relating to the merger that would materially adversely affect the economic benefits of the merger to that party.

Various financial tests must be met in order to consummate the merger.

Cathay Bancorp is not required to complete the merger unless specified conditions, including the following two financial tests, are satisfied or waived:

•	General Bank’s Tier 1 leverage ratio (as defined in applicable federal banking regulations) must be at least 7.5% as of the last fiscal quarter-end prior to closing; and

•	General Bank’s percentage of adjusted non-accrual loans and leases to total loans and leases must be less than 2.85% as of the month-end prior to closing.

In addition, Cathay Bancorp has agreed that it will be well-capitalized following the merger. See “The Merger Agreement—Financing” on page 75.

Satisfaction of these financial closing conditions depends upon a number of factors, some of which may be beyond the control of the parties required to satisfy them, including general economic or market conditions and loan quality. Accordingly, neither Cathay Bancorp nor GBC Bancorp can assure you that these financial or the other closing conditions will be satisfied or waived. The businesses of Cathay Bancorp and GBC Bancorp may be harmed if the merger is not completed.

General Bank is subject to a memorandum of understanding with banking regulators which could affect the regulatory approval process.

As a result of the findings of a joint regulatory examination of General Bank by the Federal Deposit Insurance Corporation, or the FDIC, and the California Department of Financial Institutions, or the DFI, on November 4, 2002, General Bank entered into a memorandum of understanding with the FDIC and the DFI. The failure of General Bank to remain in compliance with the memorandum of understanding could result in denial of the applications for regulatory approval of the merger or in regulatory approvals with non-standard conditions. The terms of the merger agreement permit Cathay Bancorp or GBC Bancorp to terminate the merger agreement if a regulatory agency imposes any non-standard or unduly burdensome condition relating to the merger that would materially adversely affect the economic benefits of the merger to that party. See “The Merger Agreement—Conditions to Completion of the Merger” on page 76.

If the merger is not completed, Cathay Bancorp’s and GBC Bancorp’s stock prices and future business operations could be harmed.

If the merger is not completed, Cathay Bancorp and GBC Bancorp may be subject to the following material risks, among others:

•	the prices of GBC Bancorp and Cathay Bancorp common stock may decline to the extent that the current market prices of GBC Bancorp and Cathay Bancorp common stock reflect an assumption that the merger will be completed;

•	GBC Bancorp’s and Cathay Bancorp’s costs related to the merger, such as legal, accounting and some of the fees of their financial advisors, must be paid even if the merger is not completed;

•	GBC Bancorp may be required to pay Cathay Bancorp a $16,000,000 termination fee as described under “The Merger Agreement—Expenses” on page 79; and

•	GBC Bancorp or Cathay Bancorp may be required to pay to the other a $2,000,000 fee as described under “The Merger Agreement—Expenses” on page 79.

Furthermore, with respect to GBC Bancorp, if the merger is terminated and GBC Bancorp’s board of directors determines to seek another merger or business combination, it is not certain that GBC Bancorp will be able to find another party willing to pay an equivalent or more attractive price than that which would be paid by Cathay Bancorp in the merger.

Cathay Bancorp and GBC Bancorp expect to incur significant costs associated with the merger, regardless of whether the merger is completed.

Cathay Bancorp estimates that it has incurred and will incur direct transaction costs totaling approximately $16,043,000 associated with the merger. In addition, GBC Bancorp estimates that it has incurred and will incur direct transaction costs totaling approximately $4,400,000 associated with the merger. Cathay Bancorp and GBC Bancorp believe the combined company may incur charges to operations, which are not currently reasonably estimable, in the quarter in which the merger is completed or the subsequent quarters, to reflect costs associated with integrating the two companies. There is no assurance that the combined company will not incur additional material charges in subsequent quarters to reflect additional costs associated with the merger.

Future operating results of the combined company could be adversely affected as a result of purchase accounting treatment and the impact of amortization and impairment of intangible assets and stock compensation expense relating to the merger.

In accordance with accounting principles generally accepted in the United States of America, Cathay Bancorp will account for the merger using the purchase method of accounting. Under the purchase method of accounting, Cathay Bancorp will record the market value of its common stock issued in connection with the merger, the fair value of the options to purchase GBC Bancorp common stock that are assumed by Cathay Bancorp in connection with the merger, the cash portion of the consideration and the amount of direct transaction costs as the cost of acquiring GBC Bancorp. Cathay Bancorp will allocate that cost to the individual assets acquired and liabilities assumed based on their respective fair values. The amount allocated to certain intangible assets will be amortized prospectively over their estimated useful lives. A portion of the purchase price will also be allocated to unearned compensation, based on the portion of the fair value of the GBC Bancorp stock options assumed by Cathay Bancorp for which service is required after completion of the merger in order to vest.

Any excess of the purchase price over those fair values will be accounted for as goodwill. Cathay Bancorp will not amortize goodwill against income but will test it for impairment on an annual basis or on an interim basis if an event or circumstance indicates that it is more likely than not that an impairment has been incurred. Any impairment losses could negatively impact reported earnings. See “The Merger—Accounting Treatment” on page 59.

GBC Bancorp’s directors and executive officers may have interests in the merger that differ from interests of GBC Bancorp shareholders.

When considering the recommendation of GBC Bancorp’s board of directors, you should be aware that some of GBC Bancorp’s directors and executive officers have interests in the merger other than their interests as shareholders. These interests include (i) seats on the board of directors of the combined company, (ii) continuing employment and retention bonuses, (iii) severance payments and (iv) realization of benefits from stock options. These arrangements may create potential conflicts of interest and cause some GBC Bancorp directors and executive officers to view the merger proposal differently from how you, as a GBC Bancorp shareholder, may view it. Certain GBC Bancorp directors, collectively holding approximately 24% of the outstanding shares of GBC Bancorp common stock, have agreed to vote their shares in favor of the merger proposal. See “The Merger—Interests of Certain Executive Officers and Directors of GBC Bancorp in the Merger” on page 56.

Customer and employee uncertainty related to the merger could harm the combined company.

Customers of Cathay Bank or General Bank may, in response to the announcement of the merger, elect to switch to other banking institutions. Similarly, employees of Cathay Bank or General Bank may experience uncertainty about their future role with the combined company until or after strategies with regard to the combined company are announced or executed. These uncertainties may adversely affect the combined company’s ability to retain customers and attract and retain key management and other personnel. Moreover, the loss of key customers or employees could harm the combined company.

Risks Related to Cathay Bancorp Following Completion of the Merger

The use of the terms “we”, “us” and “our” below in this section refer to the combined business of Cathay Bancorp and GBC Bancorp and assumes that the merger will be completed, and that anyone who was formerly a shareholder of GBC Bancorp and who receives shares of Cathay Bancorp common stock in the merger will be subject to these risks along with other stockholders of Cathay Bancorp.

If Cathay Bancorp and GBC Bancorp are unable to successfully integrate their businesses, the business and earnings of the combined company may be negatively affected.

We cannot assure you that we will be able to integrate the operations of GBC Bancorp without encountering difficulties, including the loss of key employees and customers, the disruption of our ongoing businesses and possible inconsistencies in corporate standards, controls, procedures and policies. The integration of will be a complex, time-consuming and expensive process and may disrupt our business if not completed in a timely and efficient manner. If we have difficulties with the integration, we might not achieve the economic benefits and cost savings we expect to result from the merger, and this would likely hurt our business and financial results. In addition, we may experience greater than expected costs or difficulties relating to the integration of GBC Bancorp or may not realize the cost savings we expect to result from the merger within the expected time frame.

The allowance for loan losses is an estimate of estimable and probable loan losses. Actual loan losses in excess of the estimate could adversely affect our net income and capital.

The allowance for loan losses is based on management’s estimate of the estimable and probable losses from our loan portfolio. If actual losses exceed the estimate, the excess losses could adversely affect our net income and capital. Such excess could also lead to larger allowances for loan losses in future periods, which could in turn adversely affect net income and capital in those periods. If economic conditions differ substantially from the assumptions used in the estimate or adverse developments arise with respect to our loans, future losses may occur, and increases in the allowance may be necessary. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the adequacy of our allowance. These agencies may require us to establish additional allowances based on their judgment of the information available at the time of their examinations. No assurance can be given that we will not sustain loan losses in excess of present or future levels of the allowance for loan losses.

Fluctuations in interest rates could adversely affect our business.

The interest rate risk inherent in our lending, investing, and deposit taking activities is a significant market risk to us and our business. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by fluctuations in interest rates. The magnitude and duration of changes in interest rates, events over which we have no control, may have an adverse effect on net interest income. Prepayment and early withdrawal levels, which are also impacted by changes in interest rates, can significantly affect our assets and liabilities. Increases in interest rates may adversely affect the ability of our floating rate borrowers to meet their higher payment obligations, which could in turn lead to an increase in non-performing assets and net charge-offs.

Generally, the interest rates on our interest-earning assets and interest-bearing liabilities do not change at the same rate, to the same extent, or on the same basis. Even assets and liabilities with similar maturities or periods of repricing may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities may fluctuate in advance of changes in general market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in general market rates. Certain assets, such as fixed and adjustable rate mortgage loans, have features that limit changes in interest rates on a short-term basis and over the life of the asset.

We seek to minimize the adverse effects of changes in interest rates by structuring our asset-liability composition to obtain the maximum spread. We use interest rate sensitivity analysis and a simulation model to assist us in estimating the optimal asset-liability composition. However, such management tools have inherent limitations that impair their effectiveness. There can be no assurance that we will be successful in minimizing the adverse effects of changes in interest rates.

Inflation and deflation may adversely affect our financial performance.

The consolidated financial statements and related financial data included herein or incorporated by reference in this joint proxy statement/prospectus have been prepared in accordance with accounting principles generally accepted in the United States of America. These principles require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation or deflation. The primary impact of inflation on our operations will be reflected in increased operating costs. Conversely, deflation will tend to erode collateral values and diminish loan quality. Virtually all of the assets and liabilities of Cathay Bancorp and GBC Bancorp are, and virtually all of the assets and liabilities of the combined company will be, monetary in nature. As a result, interest rates have had and will have a more significant impact on our performance than the general levels of inflation or deflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

As we expand our business outside of California markets, we will encounter risks that could adversely affect us.

We will primarily operate in California markets with a concentration of Chinese-American individuals and businesses; however, one of our strategies is to expand beyond California into other domestic markets that have concentrations of Chinese-American individuals and businesses. In the course of this expansion, we will encounter significant risks and uncertainties that could have a material adverse effect on our operations. These risks and uncertainties include increased operational difficulties arising from, among other things, our ability to attract sufficient business in new markets, to manage operations in noncontiguous market areas, and to anticipate events or differences in markets in which we have no current experience.

To the extent that we expand through acquisitions, our business may be adversely harmed if we fail to address adequately the financial and operating risks relating to any particular acquisition. Examples of these risks are difficulties in assimilating the operations, technology and personnel of the acquired company; diversion of management’s attention from other business concerns; inability to maintain uniform standards, controls, procedures and policies; potentially dilutive issuances of equity securities; incurrence of additional debt and contingent liabilities; use of cash resources; larger than anticipated write-offs; and amortization expenses related to other intangible assets with finite lives.

Adverse economic conditions in California, and other regions where the combined company will have operations, could cause us to incur losses.

After the merger, our banking operations will be concentrated primarily in Southern and Northern California and secondarily in Texas, New York, Massachusetts and Washington. Adverse economic conditions in these regions, such as the current California budget deficit and its impacts, could impair borrowers’ ability to pay their loans, decrease the level and duration of deposits by customers, and erode the value of loan collateral. These events could increase the amount of our non-performing assets and have an adverse effect on our efforts to collect on our non-performing loans or otherwise liquidate our non-performing assets (including other real estate owned) on terms favorable to us if at all.

Real estate securing our lending activities also will be principally located in the same markets. The value of this collateral depends upon local real estate market conditions and will be affected by, among other things, neighborhood characteristics, real estate tax rates, the cost of operating the properties, governmental regulations and fiscal policies, acts of nature including earthquakes, flood and hurricanes (which may result in uninsured losses), and other factors beyond our control.

The risks inherent in construction lending may adversely affect our net income.

After the merger, the combined company will have a higher proportion of real estate construction loans than Cathay Bancorp presently has. The risks inherent in construction lending include the possibility that contractors may fail to complete, or fail to complete on a timely basis, construction of the relevant properties; substantial cost overruns in excess of original estimates and financing; market deterioration during construction; and a lack of permanent take-out financing. Loans secured by these properties also involve additional risk because the properties have no operating histories. In these loans, loan funds are advanced upon the security of the project under construction, which is of uncertain value prior to completion of construction, and the estimated operating cash flow to be generated by the completed project. The borrowers’ ability to repay their obligations to us and the value of our security interest in the collateral will be materially adversely affected if the projects do not generate sufficient cash flow by being either sold or leased.

Our use of appraisals in deciding whether to make a loan on or secured by real property does not insure the value of the real property collateral.

In considering whether to make a loan on or secured by real property, we generally will require an appraisal. However, an appraisal is only an estimate of the value of the property at the time the appraisal is made. If the appraisal does not reflect the amount that may be obtained upon any sale or foreclosure of the property, we may not realize an amount equal to the indebtedness secured by the property.

We will face substantial competition from larger competitors.

We will face substantial competition for deposits and loans, as well as other banking services, throughout our market areas from the major banks and financial institutions that dominate the commercial banking industry. This may cause our cost of funds to exceed that of our competitors. Such banks and financial institutions have greater resources than we do, including the ability to finance advertising campaigns and allocate their investment assets to regions of higher yield and demand. By virtue of their larger capital bases, these institutions have substantially greater lending limits and offer other services, such as trust services, not offered by us. We will also compete for loans and deposits, as well as other banking services, with savings and loan associations, finance companies, money market funds, brokerage houses, credit unions and non-financial institutions.

Adverse effects of banking regulations or changes in banking regulations could adversely affect our business.

We will be regulated and supervised by federal and state authorities. These laws, regulations, or policies or their current interpretations may change at any time. Any such change may increase the cost of doing business, limit permissible activities, or affect the competitive balance between banks and other financial institutions. It is impossible to predict the competitive impact that any such changes would have on commercial banking in general or on our business in particular. See “Regulation and Supervision” on page 80.

Adverse economic conditions in Asia could impact our business adversely.

It is difficult to predict the behavior of the Asian economy. U.S. economic policies, the economic policies of countries in Asia, military tensions, cases of Severe Acute Respiratory Syndrome, or SARS, and an unfavorable global economic condition may adversely impact the Asian economy. If the Asian economic conditions should deteriorate, we could be exposed to economic and transfer risk, and could experience an outflow of deposits by our Asian-American customers. Transfer risk may result when an entity is unable to obtain the foreign exchange needed to meet its obligations or to provide liquidity. This may adversely impact the recoverability of investments with or loans made to these entities. Adverse economic conditions may also negatively impact asset values and the profitability and liquidity of companies operating in Asia.

Statutory restrictions on dividends and other distributions from the combined subsidiary bank may adversely impact us.

A substantial portion of our cash flow will come from dividends paid to us by the combined subsidiary bank. Statutory provisions restrict the amount of dividends that the combined subsidiary bank will be able to pay without regulatory approval. In addition, if the combined subsidiary bank were to liquidate, its creditors would be entitled to receive distributions from its assets to satisfy their claims against the combined subsidiary bank before we, as a holder of an equity interest in the combined subsidiary bank, would be entitled to receive any of its assets.

Our need to continue to adapt our information technology systems to allow us to provide new and expanded services could present operational issues.

As we continue to expand our existing conventional banking services and our internet banking and other on-line services to our customers, we will need to adapt our information technology systems to handle these changes in a way that meets constantly changing industry standards. Our success will depend, among other things, on our ability to provide secure and reliable services, anticipate changes in technology and efficiently develop and introduce services that are accepted by our customers and cost effective for us to provide. Systems failures, delays, breaches of confidentiality and other problems could harm our reputation and business.

Certain provisions of our charter, bylaws and rights agreement could make the acquisition of the combined company more difficult.

These provisions of our charter, bylaws and rights agreement include: authorized but unissued shares of preferred and common stock that may be issued without stockholder approval; three classes of directors serving staggered terms; preferred share purchase rights that generally become exercisable if a person or group acquires 15% or more of our common stock or announces a tender offer for 15% or more of our common stock; special requirements for stockholder proposals and nominations for director; and super-majority voting requirements in certain situations including certain types of business combinations. See “Description of Cathay Bancorp Capital Stock” on page 108.

Terrorist attacks could adversely affect us.

Any terrorist attacks and responses to such activities could adversely affect us in a number of ways, including an increase in delinquencies, bankruptcies or defaults that could result in a higher level of non-performing assets, net charge-offs and provision for loan losses.

The Cathay Bancorp Special Meeting

Date, Time and Place of the Special Meeting

The special meeting of stockholders of Cathay Bancorp will be held on                 , 2003 at [        ] [    ].m., local time at 777 North Broadway, Los Angeles, California 90012.

Purposes of the Special Meeting

At the special meeting, the stockholders of Cathay Bancorp will vote on:

•	Adoption and approval of the Agreement and Plan of Merger, dated as of May 6, 2003, among General Bank, GBC Bancorp, Cathay Bank and Cathay Bancorp, including approval of the name change of Cathay Bancorp to Cathay General Bancorp and the issuance of Cathay Bancorp common stock and payment of cash to GBC Bancorp shareholders in the merger;

•	Approval of an amendment to Cathay Bancorp’s certificate of incorporation to increase the authorized number of shares of Cathay Bancorp common stock from 25,000,000 to 100,000,000;

•	Approval of an amendment to Cathay Bancorp’s equity incentive plan to increase the number of shares of Cathay Bancorp common stock reserved for issuance under the plan from 2,150,000 to 3,500,000 (approval of this proposal is not required to complete the merger); and

•	Such other matters incident to the conduct of the special meeting as may properly be brought before the special meeting or any adjournments or postponements thereof.

The Merger Proposal.    Pursuant to the terms of the merger agreement, GBC Bancorp will merge into Cathay Bancorp, the name of which will be changed to Cathay General Bancorp, and General Bank, a wholly owned subsidiary of GBC Bancorp, will merge into Cathay Bank, a wholly owned subsidiary of Cathay Bancorp, with Cathay Bank as the surviving bank. See “The Merger Agreement” on page 65 for a detailed description of the provisions of the merger agreement.

The board of directors of Cathay Bancorp approved the merger agreement and directed that it be submitted to the stockholders for adoption and approval at a special meeting of stockholders. Stockholder approval of the merger proposal is required by Delaware law before the merger can be completed. Stockholder approval of the merger proposal includes approval of the issuance of shares of Cathay Bancorp common stock in the merger, which is required by the rules applicable to companies with securities quoted on the Nasdaq National Market. Stockholder approval of the merger proposal also includes approval of the name change of Cathay Bancorp to Cathay General Bancorp at the effective time of the merger.

The Share Increase Proposal.    The Cathay Bancorp board of directors approved an amendment to Cathay Bancorp’s certificate of incorporation to increase the authorized number of shares of common stock to 100,000,000 and directed that this amendment be submitted to the stockholders for approval at a special meeting of stockholders. The certificate of incorporation currently authorizes Cathay Bancorp to issue 25,000,000 shares of common stock, $0.01 par value per share. It also authorizes Cathay Bancorp to issue 10,000,000 shares of preferred stock. The share increase proposal will provide the necessary additional Cathay Bancorp shares that will be issued to GBC Bancorp shareholders in the merger and will also provide additional shares for other corporate purposes that may arise form time to time.

As of the record date, Cathay Bancorp had approximately [            ] shares of common stock issued and outstanding and reserved for issuance upon exercise of outstanding options. If the merger is completed, Cathay Bancorp will be required to issue approximately 6,750,000 shares of its common stock in connection with the merger (subject to possible adjustment in certain circumstances and excluding any shares of Cathay Bancorp common stock issuable upon exercise of options under the GBC Bancorp 1999 employee stock incentive plan which will be assumed). Consequently, Cathay Bancorp does not have enough authorized shares available to meet its obligations under the merger agreement and under its other commitments. The proposed amendment would enable Cathay Bancorp to have a sufficient number of authorized shares to issue in connection with the merger. If the amendment is not approved, the issuance of shares to GBC Bancorp contemplated by the merger cannot be made, and consequently the merger cannot be completed. However, if approved, the amendment will become effective even if the merger agreement is terminated or the merger is not approved or completed. See “Additional Matters to be Considered at the Cathay Bancorp Special Meeting—Share Increase Proposal” on  page 102 for more information.

The Equity Incentive Proposal.    The board of directors of Cathay Bancorp has approved an amendment to Cathay Bancorp’s equity incentive plan to increase the number of shares available for issuance under the plan and directed that this proposal be considered by the stockholders at a special meeting of stockholders. The equity incentive proposal will provide Cathay Bancorp with a sufficient number of options to reward, retain and provide incentive to selected Cathay Bancorp and Cathay Bank employees, including some current employees of GBC Bancorp and General Bank who will become Cathay Bancorp or Cathay Bank employees after the merger. If this proposal is not approved, the merger can still be completed. If approved, this proposal will still be effective even if the merger is not completed.

The equity incentive plan currently authorizes the issuance of up to 2,150,000 shares of Cathay Bancorp common stock pursuant to awards granted under the plan, of which awards with respect to 578,820 shares are issued and outstanding as of May 31, 2003. If approved, the number of shares authorized for issuance under the equity incentive plan will be increased by 1,350,000 to 3,500,000 shares, which may consist, in whole or in part, of authorized and unissued shares or treasury shares or shares reacquired in private transactions or open market purchases. Awards may be in the form of stock options or restricted stock. See “Additional Matters to be Considered at the Cathay Bancorp Special Meeting—Equity Incentive Proposal” on page 103 for more information.

Recommendation of the Board of Directors

The board of directors of Cathay Bancorp recommends a vote FOR approval of each of these proposals. See “The Merger—Reasons for the Merger; Recommendation of Boards of Directors—Cathay Bancorp” on page 40.

Record Date and Voting Rights

The board of directors has fixed [            ] 2003 as the record date for the special meeting. Only holders of record of Cathay Bancorp common stock at the close of business on the record date are entitled to receive notice of, attend and vote at the special meeting. At the record date, approximately              shares of common stock were outstanding and entitled to vote. Each Cathay Bancorp stockholder of record is entitled to one vote for each share of common stock registered in the stockholder’s name.

Vote Required

Approval of the merger proposal and the share increase proposal require the affirmative vote of the holders of a majority of the shares of Cathay Bancorp common stock issued and outstanding on the record date. Approval of the equity incentive proposal requires the affirmative vote of a majority of the shares of Cathay Bancorp common stock present or represented at the special meeting and entitled to vote on the proposal.

As of the record date, Cathay Bancorp directors, executive and other officers and their affiliates (including the Employee Stock Ownership Plan Trust, which is described in “Security Ownership of Certain Beneficial Owners and Management of Cathay Bancorp” on page 122) were entitled to vote approximately [        ] shares of common stock. These shares represent approximately [    ]% of the outstanding Cathay Bancorp shares as of the

record date. If shares held by the Employee Stock Ownership Plan Trust that have been allocated to persons other than directors and executive and other officers are excluded from this total, Cathay Bancorp’s directors and named officers were entitled to vote approximately [        ] shares of common stock as of the record date. See “Security Ownership of Certain Beneficial Owners and Management of Cathay Bancorp” on page 119 for more information.

Voting by Proxy

Cathay Bancorp stockholders may use the enclosed proxy if they are unable to attend the special meeting in person or wish to have their shares voted by proxy even if they attend the special meeting. All proxies that are properly executed and returned, unless revoked, will be voted at the special meeting in accordance with the instructions indicated or, if no instruction is indicated, “FOR” the merger proposal, the share increase proposal and the equity incentive proposal. The execution of a proxy will not affect the right of a stockholder to attend the special meeting and vote in person.

Revocability of Proxies

A person who has given a proxy may revoke it any time before it is exercised at the special meeting by filing with the Secretary of Cathay Bancorp a written notice of revocation or a proxy bearing a later date or by attendance at the special meeting and voting in person. Attendance at the special meeting will not, by itself, revoke a proxy.

Cathay Bank Employee Stock Ownership Plan Voting

Certain shares of Cathay Bancorp common stock are held for the benefit of plan participants of the Cathay Bank employee stock ownership plan. The plan contains pass-through voting provisions for its participants, with Cathay Bancorp shares allocated to a participant’s account voted in accordance with the instructions of the participant by the trustee of the plan.

Participants in the plan can only vote Cathay Bancorp shares held in the plan on their behalf by instructing the trustee on a trustee’s voting instruction card provided to participants for that purpose.

Plan participants will receive the voting instruction card in a separate mailing. The voting instruction card will appoint the employee stock ownership plan trust committee, or the ESOPT committee, to vote shares in accordance with the instructions noted on the card. As indicated in the instructions that will accompany the voting instruction card, plan participants should return their card to:

Cathay Bancorp

777 North Broadway

Los Angeles, California 90012

Attn: ESOPT Committee

In order to permit sufficient time to tabulate voting instruction cards, a participant’s instructions must be received no later than                          , 2003.

Any voting instructions given by a plan participant may be revoked at any time prior to the deadline described below by doing any of the following:

•	delivering a written notice bearing a date later than the date of the first voting instruction card to the trustee of the plan; or

•	signing and delivering a voting instruction card relating to the same shares and bearing a later date than the date of the previous voting instruction card.

Allocated shares of Cathay Bancorp common stock held in the plan for which voting instructions have not been received or properly completed and unallocated shares of Cathay Bancorp common stock held in the plan will be voted by the trustee of the plan in accordance with the instructions of the ESOPT committee.

Quorum and Adjournments

It is important that stockholders be represented in person or by proxy at the Cathay Bancorp special meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Cathay Bancorp common stock entitled to vote is necessary to constitute a quorum for the transaction of business. If the shares represented at the Cathay Bancorp special meeting are not sufficient to constitute a quorum, Cathay Bancorp may adjourn or postpone the Cathay Bancorp special meeting to permit further solicitation of proxies. The Cathay Bancorp special meeting may be adjourned, even if a quorum is not present, by the vote of the holders of a majority of the shares represented at the Cathay Bancorp special meeting in person or by proxy.

Notice of the adjournment of a meeting need not be given if the time and place thereof are announced at the meeting at which the adjournment is taken; provided, that if the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the meeting. At an adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

Abstentions and Broker Non-Votes

Abstentions and broker non-votes will be counted solely for the purpose of determining whether a quorum is present but will not be counted as a vote “FOR” or “AGAINST” any of the proposals. Consequently, abstentions and broker non-votes will have the same effect as a vote “AGAINST” approval of the merger proposal and the share increase proposal but will not affect the equity incentive proposal. The term “broker non-votes” refers to shares held by a broker in street name that are present by proxy but are not voted on the matter pursuant to rules prohibiting brokers from voting on non-routine matters without instructions from the beneficial owners.

Solicitation of Proxies

In addition to solicitation by mail, the directors, officers, employees and agents of Cathay Bancorp may solicit proxies from stockholders by personal interview, telephone, telegram or otherwise. Cathay Bancorp will bear the costs of the solicitation of proxies from its stockholders but will share equally with GBC Bancorp all third party printing costs incurred with respect to the joint proxy statement/prospectus in preliminary and final form. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who hold of record voting securities of Cathay Bancorp for the forwarding of solicitation materials to the beneficial owners thereof. Cathay Bancorp will reimburse such brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection with this process.

Other Matters

Cathay Bancorp’s bylaws provide that the business transacted at a special meeting shall be limited to the purposes set forth in the notice of the special meeting. Therefore, no other business may be transacted at the Cathay Bancorp special meeting.

The GBC Bancorp Special Meeting

Date, Time and Place of the Special Meeting

The special meeting of shareholders of GBC Bancorp is scheduled to be held at 800 West Sixth Street, Los Angeles, California 90017, at [        ] on [                    ], 2003.

Purposes of the Special Meeting

The purpose of the GBC Bancorp special meeting is to consider and vote on:

•	The approval of the principal terms of the merger agreement; and

•	Such other matters incident to the conduct of the special meeting as may properly come before the special meeting.

Recommendation of Board of Directors

The GBC Bancorp board of directors has approved the merger agreement, believes that the merger is in the best interests of GBC Bancorp and its shareholders and recommends that shareholders of GBC Bancorp vote for approval of the merger proposal. See “The Merger—Reasons for the Merger; Recommendation of Boards of Directors—GBC Bancorp” on page 40.

Record Date and Voting Rights

The GBC Bancorp board of directors has fixed the close of business on [            ], 2003 as the record date for determining which GBC Bancorp shareholders are entitled to receive notice of and vote at the GBC Bancorp special meeting. Only holders of GBC Bancorp common stock on the record date have the right to vote their shares at the GBC Bancorp special meeting. As of that date, there were [            ] shares of GBC Bancorp common stock issued and outstanding. On each matter properly submitted at the GBC Bancorp special meeting, each of GBC Bancorp shareholders is entitled to one vote for each outstanding share of GBC Bancorp common stock held as of the close of business on the record date.

Vote Required

Approval of the merger proposal requires the affirmative vote of a majority of the outstanding shares of GBC Bancorp common stock. Certain GBC Bancorp directors, collectively holding approximately 24% of the outstanding shares of GBC common stock, have agreed to vote their shares in favor of the merger proposal.

Voting by Proxies

A form of proxy for use at the GBC Bancorp special meeting accompanies this joint proxy statement/prospectus. To ensure that all votes will be counted, GBC Bancorp shareholders should complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage-paid envelope whether or not they plan to attend the GBC Bancorp special meeting. GBC Bancorp shareholders who hold shares in street name will receive separate voting instructions from their brokers or nominees with these proxy materials. Proxy holders will vote shares according to the instructions indicated on proxies that have been returned in time. Except for broker non-votes, if no instructions are indicated, the proxies will be voted “FOR” approval of the merger proposal and, as determined by a majority of the GBC Bancorp board of directors, as to other matters incident to the conduct of the special meeting that may come before the special meeting. Those other matters may include, among other things, a motion to adjourn or postpone the special meeting to another time or place for the purpose of soliciting additional proxies. However, no proxy with instructions to vote against the merger proposal will be voted in favor of any adjournment or postponement of the special meeting.

Revocability of Proxies

GBC Bancorp shareholders may revoke their proxies at any time before they are exercised at the special meeting by:

•	giving written notice of revocation to the secretary of GBC Bancorp;

•	properly submitting a duly executed proxy bearing a later date; or

•	voting in person at the GBC Bancorp special meeting.

All written notices of revocation and other communications with respect to the revocation of proxies should be addressed to GBC Bancorp, 800 West Sixth Street, Los Angeles, California 90017, Attention: Secretary. GBC Bancorp shareholders who hold shares in street name should follow the instructions of their brokers regarding revocation of proxies.

General Bank 401(k) ESOP Voting

As of May 31, 2003, 214,893 shares of GBC Bancorp common stock were held for the benefit of participants of the General Bank 401(k) ESOP Plan. The ESOP plan contains pass-through voting provisions for its participants. As a result, shares allocated to a participant’s account under the ESOP plan will be voted in accordance with the confidential voting instructions given by the participant. Individual voting instructions will be kept confidential and will not be disclosed to the trustee of the ESOP plan, or to any officer, director or employee of GBC Bancorp or General Bank.

Participants in the ESOP plan can vote shares held in the ESOP plan on their behalf only by instructing the trustee on a voting instruction card provided for that purpose. Participants who also own shares of GBC Bancorp common stock directly as a shareholder will receive more than one set of voting materials.

GBC Bancorp will send the voting instruction cards to plan participants in a separate mailing. Participants should return their voting instruction cards to the address set forth therein.

In order to permit sufficient time to tabulate voting instruction cards, a participant’s voting instructions must be received no later than [            ], 2003.

Any voting instructions given by a plan participant may be revoked at any time prior to the deadline described above by doing any of the following:

•	delivering a written notice bearing a date later than the date of the first voting instruction card to the trustee; or

•	signing and delivering a voting instruction card relating to the same shares and bearing a later date than the date of the previous voting instruction card.

Allocated shares of GBC Bancorp common stock held in the ESOP plan for which voting instructions have not been received or properly completed and unallocated shares of GBC Bancorp common stock held in the ESOP plan will be voted by the trustee in his or her discretion.

Quorum

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of GBC Bancorp common stock is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes will be counted solely for the purpose of determining whether a quorum is present but will not be counted as votes “FOR” or “AGAINST” the merger proposal. Consequently, abstentions and broker non-votes will have the same effect as a vote against the merger proposal.

Solicitation of Proxies

GBC Bancorp will bear the costs of the solicitation of proxies from its shareholders but will share equally with Cathay Bancorp all third party printing costs incurred with respect to this joint proxy statement/prospectus in preliminary and final form. In addition to solicitation by mail, directors, officers and employees of GBC Bancorp may solicit proxies from GBC Bancorp shareholders personally or by telephone, facsimile or other forms of communication. GBC Bancorp will not specifically compensate them for these services but may reimburse them for reasonable out-of-pocket expenses. GBC Bancorp will also reimburse brokerage houses, nominees, fiduciaries and other custodians who are requested to forward soliciting materials to beneficial owners for their reasonable expenses incurred in sending those materials. GBC Bancorp has engaged the services of MacKenzie Partners, Inc. as information agent for a fee of $6,000 plus reimbursement of reasonable out-of-pocket expenses.

The Merger

General

The merger agreement provides for the merger of GBC Bancorp with and into Cathay Bancorp and the merger of General Bank with and into Cathay Bank. The board of directors of each entity has approved the merger. This section describes certain aspects of the merger, including the background of the merger and the parties’ reasons for the merger and related transactions.

Subject to the terms and conditions of the merger agreement, GBC Bancorp and General Bank will not exist as separate entities when the merger and the bank merger become effective. Thereafter, Cathay Bancorp will continue its corporate existence as a Delaware corporation under the name Cathay General Bancorp, and Cathay Bank will continue its existence as a California banking corporation under the same name. Holders of GBC Bancorp common stock will receive Cathay Bancorp common stock and/or cash as discussed under “Summary—Election of Cash Consideration or Stock Consideration” on page 9 and “The Merger Agreement—Conversion of GBC Bancorp Common Stock; Cash/Stock Election” on page 65.

Background of the Merger

Beginning in late 2001, Cathay Bancorp began considering the possibility of entering into a business combination with GBC Bancorp.

In January 2002, GBC Bancorp received an unsolicited indication of interest from another financial institution (referred to as the “OFI”) with respect to a potential business combination between GBC Bancorp and the OFI. Although GBC Bancorp was not considering a sale transaction at that time, it engaged Lehman Brothers on January 28, 2002 as its financial advisor to assist in evaluating the unsolicited indication of interest from the OFI. On February 5, 2002, GBC Bancorp executed a confidentiality agreement with the OFI and authorized Lehman Brothers to communicate with the financial advisor representing the OFI. During the second quarter of 2002, the parties conducted limited due diligence with respect to each other’s businesses. The board of directors of GBC Bancorp, with the assistance of Lehman Brothers and Sullivan & Cromwell LLP as legal counsel to GBC Bancorp, reviewed the indication of interest from the OFI (including revisions of it) at meetings held during the period from February through July 2002.

In order to provide a basis for evaluating the indication of interest by the OFI, in April 2002, the board of directors of GBC Bancorp authorized Lehman Brothers to gauge the interest of other parties who might be interested in a potential transaction with GBC Bancorp. Lehman Brothers contacted three parties (not including Cathay Bancorp). The three parties executed confidentiality agreements and received selected non-public information about GBC Bancorp, and they were asked to submit indications of interest in a possible business combination by a certain deadline. All three parties declined to do so. More or less concurrently with this process, the OFI was asked to submit a revised indication of interest and did so on June 19, 2002.

In April 2002, a GBC Bancorp executive met with Mr. Dunson Cheng, the Chairman of the Board and President of Cathay Bancorp and recommended that Cathay Bancorp consider the feasibility of a business combination with GBC Bancorp. On June 27, 2002, the board of directors of Cathay Bancorp and its management analyzed various aspects of GBC Bancorp’s business in connection with its review of a possible business combination with GBC Bancorp. On July 5, 2002, based solely on public information about GBC Bancorp, Cathay Bancorp submitted an initial indication of interest to GBC Bancorp for a potential business combination of the two companies.

On July 11, 2002, the board of directors of GBC Bancorp discussed the submissions by Cathay Bancorp and the OFI with Lehman Brothers and Sullivan & Cromwell LLP. After reviewing the two indications of interest, the board of directors of GBC Bancorp authorized Lehman Brothers to inform Cathay Bancorp and the OFI that, while the board of directors of GBC Bancorp was not prepared to accept the terms of either indication of interest, GBC Bancorp would be interested in conducting further discussions with Cathay Bancorp and the OFI. Accordingly, GBC Bancorp offered Cathay Bancorp the opportunity to review non-public information about GBC Bancorp. On July 15, 2002, Cathay Bancorp and GBC Bancorp entered into a mutual confidentiality agreement.

On August 6, 2002, Cathay Bancorp wrote to GBC Bancorp, revising its July 5, 2002 indication of interest. On August 15, 2002, the board of directors of GBC Bancorp considered Cathay Bancorp’s revised submission but decided not to accept it as presented.

On August 20, 2002, GBC Bancorp, through Lehman Brothers, delivered to Cathay Bancorp and the OFI revised business forecasts for GBC Bancorp and asked both of them, if interested, to submit revised indications of interests by mid-September 2002. Thereafter, Cathay Bancorp and GBC Bancorp continued to evaluate the possibility of a transaction and maintained communications through Lehman Brothers.

On September 19, 2002, the board of directors of GBC Bancorp again considered Cathay Bancorp’s August 6, 2002 indication of interest and the OFI’s June 19, 2002 indication of interest (which had not since been revised). At that meeting, the board of directors of GBC Bancorp also received a report from Prospect Financial Advisors, an independent financial advisor, comparing available strategic alternatives for GBC Bancorp: to remain independent, to enter into a business combination in the near-term and to enter into a business combination at some later point. After presentations and discussion, the board of directors of GBC Bancorp decided to permit Cathay Bancorp and the OFI to perform preliminary due diligence on GBC Bancorp. Between October 14 and 25, 2002, Cathay Bancorp conducted its preliminary due diligence. The OFI declined GBC Bancorp’s invitation to conduct due diligence.

On November 11, 2002, Cathay Bancorp delivered to GBC Bancorp a further revised indication of interest. On November 13, 2002, the board of directors of GBC Bancorp considered Cathay Bancorp’s submission. Following further discussions between the parties through Lehman Brothers, on November 21, 2002, Cathay Bancorp made a presentation to the board of directors of GBC Bancorp regarding a possible combination of the two companies. A presentation was also made by Lehman Brothers. At a subsequent meeting held on November 26, 2002, the board of directors of GBC Bancorp decided not to accept Cathay Bancorp’s November 11, 2002 indication of interest as presented. Thereafter, the parties continued to discuss a possible combination.

On December 2, 2002, the board of directors of GBC Bancorp met with its general counsel, Maan-Huei Hung, and its outside counsel, Sullivan & Cromwell LLP and Morrison & Foerster LLP, to consider further Cathay Bancorp’s November 11, 2002 indication of interest. After discussion, the board of directors of GBC Bancorp decided to continue further discussions with Cathay Bancorp.

On December 11, 2002, Cathay Bancorp wrote directly to members of the board of directors of GBC Bancorp restating its November 11, 2002 indication of interest and requesting a formal, written response. At a meeting on December 19, 2002, the board of directors of GBC Bancorp formally rejected Cathay Bancorp’s November 11, 2002 indication of interest as inadequate in certain material respects and instructed Lehman Brothers to so advise Cathay Bancorp.

At the beginning of January 2003, GBC Bancorp and Cathay Bancorp conducted discussions through Lehman Brothers to explore potential ways to resolve their differences. These discussions resulted in the drafting of a summary of terms, which reflected a non-binding general agreement in principle on a business combination but also identified key financial and other terms yet to be resolved. On January 16, 2003, the boards of directors of GBC Bancorp and Cathay Bancorp each met separately to consider the summary of terms. Each board resolved to proceed with the negotiation of a merger agreement on the basis of the summary of terms with the understanding that the open points would need to be negotiated. In addition, the GBC Bancorp board of directors determined that appropriate branding of the combined institution would be critical to maintaining the business and goodwill of General Bank customers. The critical nature of this last point was conveyed to Cathay Bancorp through Lehman Brothers.

On February 6, 2003, Cathay Bancorp and GBC Bancorp entered into a confidentiality and exclusivity agreement pursuant to which, among other things, each party agreed not to solicit or entertain business combination proposals from any other third party for a period of 45 days from the date of the agreement.

On February 12, 2003, Cathay Bancorp met with Credit Suisse First Boston to discuss the possibility of retaining Credit Suisse First Boston as its financial advisor to assist in the review of the terms of the merger and to provide an opinion as to the fairness of the consideration to be paid by Cathay Bancorp pursuant to the merger agreement to Cathay Bancorp from a financial point of view. On February 25, 2003, Credit Suisse First Boston was retained to provide an opinion as to the fairness of the consideration to be paid by Cathay Bancorp pursuant to the merger agreement to Cathay Bancorp from a financial point of view.

From February through the first week in May 2003, Cathay Bancorp and GBC Bancorp negotiated the definitive documentation for the merger. During this period, the board of directors of each company met periodically (and not less frequently than monthly) to discuss the progress of negotiations and provide direction to their respective negotiating teams. At the respective board meetings, Lehman Brothers made presentations to GBC Bancorp, and Credit Suisse First Boston made preliminary presentations to Cathay Bancorp, regarding the potential benefits and consequences of a combination of the two companies based on financial forecasts and other information.

At a GBC Bancorp board meeting on May 1, 2003, GBC Bancorp’s counsel, Morrison & Foerster LLP, reviewed the terms of the draft merger agreement and advised the board of directors of GBC Bancorp as to certain legal matters in connection with the merger. Lehman Brothers also reviewed the terms of the draft merger agreement and advised the board of directors of GBC Bancorp as to certain financial matters in connection with the merger. The board of directors of GBC Bancorp discussed business integration issues and open points on the draft merger agreement.

At a meeting of the board of directors of Cathay Bancorp on May 6, 2003, Bingham McCutchen LLP reviewed the terms of a draft merger agreement and advised the board of directors of Cathay Bancorp as to certain legal matters in connection with the merger. Credit Suisse First Boston also reviewed certain terms of the draft merger agreement, reviewed certain financial analyses and delivered its oral opinion (which opinion was subsequently confirmed in writing) as to the fairness of the consideration to be paid by Cathay Bancorp pursuant to the merger agreement to Cathay Bancorp from a financial point of view. After discussion, the Cathay Bancorp board of directors concluded that the merger was in the best interests of Cathay Bancorp and its stockholders, approved the merger agreement and resolved to submit it to the Cathay Bancorp stockholders and recommend that the stockholders vote to adopt and approve the merger agreement.

On May 6, 2003, the board of directors of GBC Bancorp held a meeting at which it approved the terms of the definitive merger agreement. After deliberation, and with the advice of Morrison & Foerster LLP as to legal matters and the opinion of Lehman Brothers as to the fairness, from a financial point of view, to the shareholders of GBC Bancorp of the consideration to be received by such shareholders in the merger, the board of directors of GBC Bancorp concluded that the merger was in the best interests of GBC Bancorp and its shareholders and, with one dissent, adopted the merger agreement and resolved to recommend that its shareholders vote to approve the principal terms of the merger agreement.

In the evening of May 6, 2003, Cathay Bancorp and GBC Bancorp signed the merger agreement and on May 7, 2003, before the opening of the U.S. stock markets, the merger was announced publicly.

Reasons for the Merger; Recommendation of Boards of Directors

Cathay Bancorp

Cathay Bancorp is proposing this transaction because its board of directors has concluded that a combination of Cathay Bancorp and GBC Bancorp is in the best interests of Cathay Bancorp and its stockholders and recommends that the Cathay Bancorp stockholders approve the merger proposal.

In reaching its conclusion, the board of directors of Cathay Bancorp considered information provided over the course of several meetings concerning the financial performance and condition, business operations, capital levels, asset quality, loan and deposit portfolio composition, and prospects of General Bank. The board also consulted with Cathay Bancorp’s management, as well as its outside financial advisors, consultants and legal counsel, and identified a number of potential benefits of the merger, including, among other things:

•	the complementary nature of General Bank’s offices and the effect of the combination on Cathay Bank’s strategic plan;

•	the anticipated positive effect of the merger on existing stockholders, employees, officers and customers;

•	the opinion of Cathay Bancorp’s financial advisor as to the fairness to Cathay Bancorp, from a financial point of view, of the consideration to be paid by Cathay Bancorp in the merger;

•	the prospects for enhanced value of the combined entity in the future;

•	the anticipated accretive effect on Cathay Bancorp’s future earnings; and

•	the anticipated impact on the communities served by Cathay Bank and General Bank, and the increased ability to serve the communities through a larger banking network.

The Cathay Bancorp board of directors also considered a number of potentially negative factors in its deliberation concerning the merger, including, but not limited to:

•	the risks that the benefit sought to be achieved in the merger would not be achieved; and

•	the other risks described in “Risk Factors” on page 22.

The foregoing discussion of the information and factors that the Cathay Bancorp board of directors considered is not intended to be exhaustive. In view of the complexity and a wide variety of factors considered, the directors did not find it practical to and did not quantify, rank or otherwise assign relative weights to the specific factors considered. In addition, individual directors may have given different weights to different factors.

Based on the foregoing, the Cathay Bancorp board of directors recommends that the stockholders of Cathay Bancorp vote “FOR” the approval of the merger proposal.

GBC Bancorp

GBC Bancorp’s board of directors has determined that the terms of the merger are fair to, and in the best interests of, GBC Bancorp and its shareholders.

In reaching its decision, GBC Bancorp’s board of directors consulted with management, as well as its legal and financial advisors, and considered a number of factors in its deliberations, including the following:

•	the structure of the transaction, including the expectation that the merger will qualify as a reorganization for U.S. federal income tax purposes;

•	the terms of the merger agreement and other documents to be executed in connection with the merger, including the closing conditions and termination rights;

•	the financial presentations of Lehman Brothers and its opinion that, as of the date of the opinion and based upon and subject to certain matters stated in the opinion, the consideration to be received by the shareholders of GBC Bancorp was fair, from a financial point of view, to such shareholders;

•	the premium represented by the per share merger consideration (based on the price of Cathay Bancorp common stock at the time the merger agreement was approved) over the price of GBC Bancorp common stock then prevailing in the market;

•	the opportunity for GBC Bancorp shareholders to participate in potential future growth in value of the combined company as stockholders of Cathay Bancorp following the merger;

•	the ability of the board of directors of GBC Bancorp, prior to consummation of the merger, to consider and negotiate unsolicited third-party business combination proposals, subject to certain conditions;

•	the ability of the board of directors of GBC Bancorp, prior to consummation of the merger, to terminate the merger agreement and accept a superior proposal, subject to the satisfaction of certain conditions and the payment of a $16,000,000 termination fee to Cathay Bancorp;

•	the board’s review with its legal and financial advisors of alternatives to the merger, the range and possible value to GBC Bancorp shareholders obtainable through such alternatives and the timing and likelihood of the alternatives;

•	the current and prospective economic environment and increasing regulatory and competitive burdens and constraints facing financial institutions generally;

•	the consolidation occurring in the banking industry and the increased competition from other financial institutions in California;

•	the anticipated positive effect of the merger on existing shareholders, employees, customers and communities of GBC Bancorp and General Bank;

•	the prospects for enhanced value of the combined company in the future;

•	the similarity of culture and other attributes at GBC Bancorp and Cathay Bancorp;

•	information concerning the financial performance, condition and business operations of Cathay Bancorp and the integration plans and processes of Cathay Bancorp; and

•	the liquidity of Cathay Bancorp common stock.

The GBC Bancorp board also identified and considered a number of risks and uncertainties in its deliberations concerning the merger, including the following:

•	the fact that the number of shares in the stock consideration is fixed and will not change, except in certain limited circumstances, with increases or decreases in the market price of either company’s stock before the closing of the merger, and the possibility that the value of Cathay Bancorp common stock at closing may be more or less than the value of Cathay Bancorp common stock at the signing of the merger agreement;

•	the possible disruption to GBC Bancorp’s business that may result from the announcement of the transaction and the resulting distraction of its management’s attention from the day-to-day operations of GBC Bancorp’s business;

•	the difficulty inherent in integrating two business and the risk that the cost efficiencies, synergies and other benefits expected to be obtained in the transaction may not be fully realized;

•	the restrictions contained in the merger agreement on the operation of GBC Bancorp’s business during the period between the signing of the merger agreement and completion of the merger;

•	the $16,000,000 termination fee to be paid to Cathay Bancorp if the merger agreement is terminated under certain circumstances;

•	the possibility that the merger might not be completed and the effect of the resulting public announcement of termination of the merger agreement on, among other things, the market price of GBC Bancorp common stock and GBC Bancorp’s operating results, particularly in light of the costs incurred in connection with the transaction; and

•	various other risks associated with the business of GBC Bancorp, Cathay Bancorp and the combined company and the merger described in “Risk Factors” on page 22.

The foregoing discussion of the information and factors that the GBC Bancorp board of directors considered is not intended to be exhaustive but includes all material factors that the board considered. In view of the complexity and a wide variety of factors considered, the directors did not find it practical to and did not quantify, rank or otherwise assign relative weights to the specific factors considered. In addition, individual directors may have given different weights to different factors. Their determination was after consideration of all of the factors as a whole and at numerous meetings.

Based on the foregoing, the GBC Bancorp board of directors recommends that the shareholders of GBC Bancorp vote “FOR” the approval of the principal terms of the merger agreement.

In considering the recommendation of the board of directors of GBC Bancorp, GBC Bancorp shareholders should be aware that certain directors and executive officers of GBC Bancorp have arrangements that cause them to have interests in the transaction that are different from, or in addition to, the interests of GBC Bancorp shareholders generally. See “The Merger—Interests of Certain Executive Officers and Directors of GBC Bancorp in the Merger” on page 56.

Opinions of Financial Advisors

Cathay Bancorp’s Financial Advisor

Cathay Bancorp retained Credit Suisse First Boston to undertake an analysis to enable Credit Suisse First Boston to provide an opinion to the board of directors of Cathay Bancorp as to the fairness of the consideration to be paid by Cathay Bancorp pursuant to the merger from a financial point of view. On May 6, 2003, the board of directors of Cathay Bancorp met to review the proposed merger and the terms of the merger agreement. During this meeting, Credit Suisse First Boston reviewed with the Cathay Bancorp board of directors certain financial analyses, as described below, and rendered its oral opinion to the Cathay Bancorp board of directors, subsequently confirmed in writing, that, as of May 6, 2003, and based upon and subject to the various considerations set forth in the Credit Suisse First Boston opinion, the merger consideration to be paid by Cathay Bancorp in the merger was fair to Cathay Bancorp, from a financial point of view.

The full text of the Credit Suisse First Boston opinion, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Credit Suisse First Boston in rendering its opinion, is attached as Appendix B to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference in its entirety. Cathay Bancorp stockholders are urged to, and should, read the Credit Suisse First Boston opinion carefully and in its entirety. The Credit Suisse First Boston opinion addresses only the fairness to Cathay Bancorp of the merger consideration, from a financial point of view, as of the date of the Credit Suisse First Boston opinion, and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the merger. The summary of the Credit Suisse First Boston opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the Credit Suisse First Boston opinion.

In connection with its opinion, Credit Suisse First Boston, among other things:

•	reviewed the merger agreement;

•	reviewed certain publicly available business and financial information relating to Cathay Bancorp and GBC Bancorp;

•	reviewed certain other information relating to Cathay Bancorp and GBC Bancorp, including financial forecasts, provided to or discussed with Credit Suisse First Boston by Cathay Bancorp and GBC Bancorp, and met with the managements of Cathay Bancorp and GBC Bancorp to discuss the businesses and prospects of Cathay Bancorp and GBC Bancorp, respectively;

•	considered certain financial and stock market data of Cathay Bancorp and GBC Bancorp and compared that data with similar data for other publicly held companies in businesses which Credit Suisse First Boston deemed similar to those of Cathay Bancorp and GBC Bancorp;

•	considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse First Boston deemed relevant.

In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts of Cathay Bancorp and GBC Bancorp that Credit Suisse First Boston reviewed, the managements of Cathay Bancorp and GBC Bancorp have advised Credit Suisse First Boston, and Credit Suisse First Boston assumed, that such forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Cathay Bancorp and GBC Bancorp as to the future financial performance of Cathay Bancorp and GBC Bancorp, respectively. In addition, Credit Suisse First Boston relied upon, without independent verification, the views of Cathay Bancorp’s management relating to the synergistic values and operating cost savings (including the amount, timing and achievability thereof) anticipated to result from the combination of the operations of GBC Bancorp and Cathay Bancorp, including from the combination of the operations of General Bank and Cathay Bank.

Credit Suisse First Boston assumed, with Cathay Bancorp’s consent, that the merger will be treated as a tax-free reorganization for U.S. federal income tax purposes. Credit Suisse First Boston also assumed, with Cathay Bancorp’s consent, that in the course of obtaining necessary regulatory and third party approvals and consents for the merger and the bank merger, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on Cathay Bancorp or GBC Bancorp or the contemplated benefits of the merger or the bank merger and that each of the merger and the bank merger will be consummated in accordance with the terms of the merger agreement and the subsidiary bank merger agreement, as applicable, without waiver, modification or amendment of any material terms, conditions or agreements contained in the merger agreement or the subsidiary bank merger agreement. The terms of this merger are contained in the merger agreement. Credit Suisse First Boston was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Cathay Bancorp or GBC Bancorp, nor was Credit Suisse First Boston furnished with any such evaluations or appraisals. Credit Suisse First Boston’s opinion is necessarily based upon information made available to it as of the date of its opinion, and upon financial, economic, market and other conditions as they existed and could be evaluated on the date of the Credit Suisse First Boston opinion. Credit Suisse First Boston did not express any opinion as to what the value of Cathay Bancorp common stock actually will be when issued to GBC Bancorp shareholders pursuant to the merger, the prices at which shares of Cathay Bancorp common stock will trade at any time or the effect of any rights, procedures and limitations on the merger or the consideration to be paid by Cathay Bancorp in connection with the merger. The Credit Suisse First Boston opinion does not address any aspect of the bank merger or the relative merits of the merger as compared to other business strategies that might be available to Cathay Bancorp, nor does it address the underlying business decision of Cathay Bancorp to proceed with the merger.

In preparing its opinion, Credit Suisse First Boston performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the Credit Suisse First Boston opinion. No company or transaction used in the analyses performed by Credit Suisse First Boston as a comparison is identical to Cathay Bancorp, GBC Bancorp or the contemplated merger. In addition, Credit Suisse First Boston may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described below should not be taken to be Credit Suisse First Boston’s view of the actual value of Cathay Bancorp or GBC Bancorp. The analyses performed by Credit Suisse First Boston are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of Credit Suisse First Boston’s analysis of the fairness to Cathay Bancorp of the merger consideration to be paid by Cathay Bancorp in the merger, from a financial point of view, and were provided to the board of directors of Cathay Bancorp in connection with the delivery of the Credit Suisse First Boston opinion.

The following is a summary of material financial analyses performed by Credit Suisse First Boston in connection with the preparation of its opinion, and reviewed with the Cathay Bancorp board of directors at a meeting of the Cathay Bancorp board of directors held on May 6, 2003. Certain of the following summaries of financial analyses that were performed by Credit Suisse First Boston include information presented in tabular format. In order to understand fully the material financial analyses that were performed by Credit Suisse First Boston, the tables should be read together with the text of each summary. The tables alone do not constitute a complete description of the material financial analyses.

Comparable Company Trading Analysis.    Credit Suisse First Boston reviewed and compared selected financial and stock market information of Cathay Bancorp and GBC Bancorp to the publicly available corresponding data for the following publicly traded commercial banking organizations located in California that Credit Suisse First Boston determined were comparable to Cathay Bancorp and GBC Bancorp (their peer group):

•	CVB Financial Corp.

•	East West Bancorp, Inc.

•	First Community Bancorp

•	First Republic Bank

•	Hanmi Financial Corp.

•	Mid-State Bancshares

•	Nara Bancorp, Inc.

•	Pacific Capital Bancorp

•	Silicon Valley Bancshares

•	UCBH Holdings, Inc.

•	Westamerica Bancorporation

The following table compares stock market data for Cathay Bancorp and GBC Bancorp with corresponding mean data for the companies listed above for the purpose of evaluating Cathay Bancorp’s and GBC Bancorp’s market performance against those companies with respect to the listed multiples. The information for the peer group, as well as Cathay Bancorp and GBC Bancorp, is based on publicly available financial data at and as of March 31, 2003, earnings per share estimates from First Call and market prices as of May 2, 2003. The calculations of price-to-2003 and price-to-2004 estimated earnings per share are based on First Call estimated earnings per share, or EPS, calculated in accordance with accounting principles generally accepted in the United States of America. First Call is a recognized data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors.

Stock Market Price as a Multiple of
	2003E EPS	2004E EPS	Book Value	Tangible Book Value
Cathay Bancorp, Inc.	15.0x	13.4x	2.6x	2.7x
GBC Bancorp	15.7x	12.5x	1.7x	1.7x
Peer Group Mean	15.2x	13.4x	2.2x	3.1x

No company utilized as a comparison in the comparable company trading analysis is identical to Cathay Bancorp, GBC Bancorp or the anticipated combined entity. Mathematical analysis, such as determining the average or the median, is not in itself a meaningful method of using comparable company trading data.

Precedent M&A Transactions Analysis.    Credit Suisse First Boston reviewed certain publicly announced transactions in which public companies in the commercial banking industry were acquired. These included 14 transactions with transaction values greater than $200,000,000 and 10 transactions with targeted companies located in California with transaction values between $60,000,000 and $2.4 billion.

Credit Suisse First Boston reviewed various multiples of announced transaction value to the targeted companies’ (i) previous four quarters of actual earnings calculated in accordance with accounting principles generally accepted in the United States of America, (ii) estimated forward one-year earnings from First Call calculated in accordance with accounting principles generally accepted in the United States of America, (iii) book value and (iv) tangible book value. In addition, Credit Suisse First Boston reviewed the premium to the target companies’ deposits implied by the announced transaction values. This premium was determined by subtracting a target company’s tangible equity from the applicable announced transaction value and dividing that result by the target company’s total deposits. Credit Suisse First Boston then computed high, low, mean and median multiples and premiums for the respective groups of transactions. These multiples and premiums were applied to GBC Bancorp’s publicly disclosed financial information as of and for the twelve months ended March 31, 2003 and to GBC Bancorp’s forward one year earnings per share based on financial forecasts for GBC Bancorp that were discussed with and approved by Cathay Bancorp’s management.

•	The 10 California transactions were:

Acquiror	Target
UnionBanCal Corp.	Monterey Bay Bancorp, Inc.
UCBH Holdings Inc.	Bank of Canton of California
UnionBanCal Corp.	Valencia Bank & Trust
Rabobank Group	VIB Corp.
First Community Bancorp	First National Bank
BNP Paribas Group	United California Bank
City National Corp.	Civic Bancorp
Boston Private Fin. Hold.	Borel Bank & Trust Company
Greater Bay Bancorp	SJNB Fin. Corp.
Comerica Incorp.	Imperial Bancorp

•	The 14 national transactions were:

Acquiror	Target
Royal Bank of Scotland Group, plc	Port Financial Corp.
Mercantile Bankshares Corp.	F&M Bancorp
BB&T Corp.	First Virginia Banks Inc.
Chittenden Corp.	Granite State Bankshares Inc.
Royal Bank of Scotland Group	Commonwealth Bancorp Inc.
M&T Bank Corp.	Allfirst Financial Inc.
UCBH Holdings Inc.	Bank of Canton of California
Banknorth Group Inc.	American Financial Holdings
Rabobank Group	VIB Corp.
Fifth Third Bancorp	Franklin Financial Corp.
Umpqua Holdings Corp.	Centennial Bancorp
Marshall & Ilsley Corp.	Mississippi Valley Bancshares, Inc.
Royal Bank of Scotland Group, plc	Medford Bancorp Inc.
BB&T Corp.	Regional Financial Corp.

As illustrated in the following table, Credit Suisse First Boston derived an imputed range of values per share of GBC Bancorp common stock of $35.32 to $47.28 based upon the median multiples for national transactions and $32.69 to $45.11 based upon the median multiples for California transactions.

	Nationwide Transactions		California Transactions
	Median Multiples	Implied Value	Median Multiples	Implied Value
Transaction Value / Previous 1 Yr EPS	18.5x	$35.32	17.1x	$32.69
Transaction Value / Forward 1 Yr EPS (E)	17.4x	42.05	15.2x	36.65
Transaction Value / Book Value	2.6x	46.08	2.4x	42.74
Transaction Value / Tangible Book Value	2.7x	47.28	2.6x	45.11
Implied Deposit Premium	22.20%	51.88	15.50%	41.59

Discounted Cash Flow Analysis.    Using an equity dividend based discounted cash flow analysis, Credit Suisse First Boston calculated certain implied equity values per share of GBC Bancorp based on financial forecasts for GBC Bancorp that were discussed with and approved by Cathay Bancorp’s management. The model arrives at a common stock valuation by calculating the present value of future dividends that GBC Bancorp is forecasted to generate for fiscal years 2003 through 2008, adjusted for potential cost savings resulting from the merger. The discounted cash flow analysis was based on various operating assumptions provided by Cathay Bancorp management, including assumptions relating to, among other items, GBC Bancorp’s revenue, operating costs, operating cost savings, taxes, working capital, capital expenditures and depreciation. Credit Suisse First Boston’s analysis also used assumptions discussed with and approved by Cathay Bancorp’s management as to discount rates ranging from 11% to 13%, terminal price to one-year forward earnings multiples of 11x to 15x (based on comparable companies’ stock market trading ranges), and an assumed annual growth rate of 5% for periods after 2004. After discussion with and approval by Cathay Bancorp’s management, Credit Suisse First Boston also assumed a target tangible leverage ratio of 7.0%. “Tangible leverage ratio” refers to common stockholders’ equity divided by total assets, in each case without regard to any intangible assets.

As illustrated in the following table, this analysis indicated an imputed range of values per share of GBC Bancorp common stock of $31.68 to $42.57:

	Equity Value Per GBC Bancorp Common Share
	Terminal Forward P/E Multiples
Discount Rate	11.0x	13.0x	15.0x
11%	$35.93	$39.25	$42.57
12%	$33.64	$36.81	$39.98
13%	$31.68	$34.72	$37.76

Credit Suisse First Boston’s opinion and presentation to the Cathay Bancorp board of directors was one of many factors taken into consideration by the Cathay Bancorp board of directors in making its determination to engage in the merger. Consequently, the analyses described above should not be viewed as determinative of the opinion of the Cathay Bancorp board of directors or the management of Cathay Bancorp with respect to the value of GBC Bancorp or whether the Cathay Bancorp board of directors would have been willing to agree to a different aggregate merger consideration.

The Cathay Bancorp board of directors retained Credit Suisse First Boston to undertake an analysis to enable Credit Suisse First Boston to provide an opinion to the board of directors of Cathay Bancorp as to the fairness to Cathay Bancorp from a financial point of view of the consideration to be paid by Cathay Bancorp pursuant to the merger. Credit Suisse First Boston was selected by the Cathay Bancorp board of directors based on Credit Suisse First Boston’s qualifications, expertise and reputation. Credit Suisse First Boston is an internationally recognized investment banking and advisory firm. Credit Suisse First Boston, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Credit Suisse First Boston and its affiliates may in the future provide certain investment banking and financial services to Cathay Bancorp unrelated to the merger for which it would expect to receive compensation. In the ordinary course of its business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of Cathay Bancorp and GBC Bancorp for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Pursuant to an engagement letter dated as of February 25, 2003, Cathay Bancorp engaged Credit Suisse First Boston to undertake an analysis to enable Credit Suisse First Boston to provide an opinion to the board of directors of Cathay Bancorp as to the fairness to Cathay Bancorp from a financial point of view of the consideration to be paid by Cathay Bancorp pursuant to the merger. Pursuant to the terms of the engagement letter, Cathay Bancorp has agreed to pay Credit Suisse First Boston a customary fee in connection therewith, a significant portion of which is contingent upon the consummation of the merger. In addition, Cathay Bancorp has agreed to reimburse Credit Suisse First Boston for its reasonable expenses, including attorney’s fees, incurred in connection with its engagement and to indemnify Credit Suisse First Boston and certain related persons against certain liabilities and expenses arising out of or in conjunction with its rendering of services under its engagement, including liabilities arising under the federal securities laws.

GBC Bancorp’s Financial Advisor

On May 6, 2003, Lehman Brothers rendered its opinion to GBC Bancorp’s board of directors that as of such date, and based upon and subject to certain matters stated therein, from a financial point of view, the consideration to be received by the shareholders of GBC Bancorp in the proposed merger was fair to such shareholders.

The full text of Lehman Brothers’ written opinion, dated May 6, 2003 is attached as Appendix C to this proxy statement. Shareholders may read such opinion for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Lehman Brothers in rendering its opinion. The following is a summary of the Lehman Brothers opinion and the methodology that Lehman Brothers used to render it.

Lehman Brothers’ advisory services and opinion were provided for the information and assistance of the GBC Bancorp board of directors in connection with its consideration of the proposed merger. The Lehman Brothers opinion is not intended to be, and does not constitute, a recommendation to any shareholder of GBC Bancorp as to how such shareholder should vote in connection with the merger proposal. Lehman Brothers was not requested to opine as to, and the Lehman Brothers opinion does not address, GBC Bancorp’s underlying business decision to proceed with or effect the merger.

In arriving at its opinion, Lehman Brothers reviewed and analyzed:

•	the merger agreement and the specific terms of the proposed transaction;

•	publicly available information concerning GBC Bancorp and Cathay Bancorp that Lehman Brothers believed to be relevant to its analysis, including the Annual Reports on Form 10-K for the fiscal year ended December 31, 2002 for both GBC Bancorp and Cathay Bancorp;

•	financial and operating information with respect to the business, operations and prospects of GBC Bancorp and Cathay Bancorp furnished to Lehman Brothers by GBC Bancorp and Cathay Bancorp, respectively;

•	a trading history of the GBC Bancorp common stock and the Cathay Bancorp common stock from January 1, 2001 to May 6, 2003 and a comparison of those trading histories with each other and with those of other companies that Lehman Brothers deemed relevant;

•	a comparison of the historical financial results and present financial condition of both GBC Bancorp and Cathay Bancorp with those of other companies that Lehman Brothers deemed relevant;

•	a comparison of the financial terms of the proposed transaction with the financial terms of certain other recent transactions that Lehman Brothers deemed relevant;

•	the pro forma impact of the proposed transaction on the current and future financial position of the combined company, including cost savings, operating synergies, and other strategic benefits expected to result from the proposed transaction (the “expected synergies”);

•	the results of Lehman Brothers’ limited efforts to approach third parties who might have been interested in acquiring GBC Bancorp; and

•	third party research analysts’ quarterly and annual earnings estimates and recommendations for GBC Bancorp and Cathay Bancorp, including a comparison of analysts’ estimates of the earnings of both GBC Bancorp and Cathay Bancorp with the current projections of the management of the companies.

In addition, Lehman Brothers had discussions with the management teams of GBC Bancorp and Cathay Bancorp concerning their respective businesses, operations, assets, financial condition and prospects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information and further relied upon the assurances of management of GBC Bancorp that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of GBC Bancorp, upon advice of GBC Bancorp, Lehman Brothers assumed that such projections had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of GBC Bancorp as to the near-term future financial performance of GBC Bancorp. In addition, Lehman Brothers also considered the published estimates of third party research analysts on the longer-term future financial performance of GBC Bancorp. Lehman Brothers discussed these published estimates with the management of GBC Bancorp, and they agreed with the appropriateness of the use of such published estimates, in conjunction with management’s projections, in performing Lehman Brothers’ analysis. In addition, upon the advice of GBC Bancorp and Cathay Bancorp, Lehman Brothers assumed that the published estimates of third party research analysts of the future financial performance of Cathay Bancorp were a reasonable basis upon which to evaluate their future financial performance and that Cathay Bancorp would perform substantially in accordance with such estimates. Upon the advice of GBC Bancorp and Cathay Bancorp, Lehman Brothers assumed that the amount and timing of the expected synergies were reasonable and that the expected synergies would be realized substantially in accordance with such estimates. Lehman Brothers also assumed, with the consent of GBC Bancorp and its legal and accounting advisors, that the proposed transaction would qualify as a reorganization for U.S. federal income tax purposes and, as such, be tax-free to GBC Bancorp for such purposes.

In arriving at its opinion, Lehman Brothers conducted only a limited physical inspection of the properties and facilities of GBC Bancorp and has not made or obtained any evaluations or appraisals of the assets or liabilities of GBC Bancorp. In addition, except as described in “The Merger—Background of the Merger” on page 37, GBC Bancorp did not authorize Lehman Brothers to broadly solicit, and Lehman Brothers did not so solicit, indications of interest from third parties with respect to a purchase of all or part of GBC Bancorp. Lehman Brothers’ opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion.

In connection with rendering its opinion, Lehman Brothers performed certain financial, comparative and other analyses as described below. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to GBC Bancorp, but rather made its determination as to the fairness, from a financial point of view to the GBC Bancorp shareholders, of the consideration to be received by such shareholders in the proposed merger on the basis of financial and comparative analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of GBC Bancorp. None of GBC Bancorp, Lehman Brothers or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its opinion to the GBC Bancorp board of directors on May 6, 2003. Certain of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Accordingly, the analyses listed in the tables and described below must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the Lehman Brothers opinion.

Transaction Proposal.    Lehman Brothers presented multiples which were based on Cathay Bancorp’s stock price as of April 30, 2003, as well as the average historical 30, 60, 90 and 120-day prices for Cathay Bancorp. The transaction value based on these historical ranges implied a per share consideration of $35.94 to $38.41 for GBC Bancorp shareholders. The aggregate price to book value range was 2.07 to 2.22 times based on GBC Bancorp’s March 31, 2003 book value of $205.8 million. The price to expected 2003 earnings per share multiple range was 20.5 to 21.9 times based on management’s earnings per share guidance of $1.75 for the twelve months ended December 31, 2003. In addition, Lehman Brothers calculated a core deposit premium range (defined as the transaction value minus tangible equity divided by core deposits) of 21.9% to 24.8% based on a tangible book value of $200.6 million and core deposits of $1,030.2 million as of March 31, 2003. Lehman Brothers also calculated a market premium range of 40.0% to 65.4% based on GBC Bancorp’s closing price on April 30, 2003 and average 30, 60, 90 and 120-day closing prices of $27.44, $26.11, $24.12, $22.70 and $21.91, respectively.

Comparable Companies Analysis.    Lehman Brothers reviewed and compared specific financial and operating data relating to GBC Bancorp with selected companies that Lehman Brothers deemed comparable to GBC Bancorp. Specifically, Lehman Brothers included the following six publicly traded institutions located in the western region of the United States of America that focus on serving the Asian-American community with total assets between $750,000,000 and $5 billion:

•	Cathay Bancorp, Inc.

•	East West Bancorp, Inc.

•	Hanmi Financial Corp.

•	Nara Bancorp, Inc.

•	Pacific Union Bank

•	UCBH Holdings, Inc.

For each of the selected comparable companies, Lehman Brothers calculated the price to book value multiple, price to expected 2003 earnings per share multiple and implied core deposit premium based on trading prices as of April 30, 2003. Lehman Brothers then derived an implied comparable value for GBC Bancorp by applying the low, median, and mean multiples for the comparable companies to comparable data for GBC Bancorp. As illustrated in the following table, Lehman Brothers derived an imputed range of values per GBC Bancorp share of $20.50 to $23.35 based upon the low multiples, $24.37 to $42.28 based upon the median multiples and $25.38 to $41.18 based upon the mean multiples.

	Low Multiple		Implied Value	Median Multiple		Implied Value	Mean Multiple		Implied Value
Price / Book Value	1.34	x	$23.35	2.44	x	$42.28	2.38	x	$41.18
Price / 2003 EPS Estimates	11.7	x	$20.50	13.9	x	$24.37	14.5	x	$25.38
Core Deposit Premium	6.9%		$23.10	20.2%		$34.54	20.7%		$34.92

Because of the inherent differences between the businesses, operations, financial condition and prospects of GBC Bancorp and the businesses, operations, financial conditions and prospects of the companies included in the comparable companies analysis, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable companies analysis, and accordingly, also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of GBC Bancorp and the companies included in the comparable companies analysis that would affect the public trading values of each.

Comparable Transactions Analysis.    Lehman Brothers reviewed publicly available information for 12 transactions from April 30, 1993 to April 30, 2003 where the target was a publicly traded California-based bank with total assets between $1 billion and $5 billion (with the exception of UCBH Holdings’ acquisition of First

Continental Bank, which was considered due to the similarity, timing and nature of the transaction). In addition, Lehman Brothers also reviewed publicly available information for 27 transactions announced nationwide from April 30, 2000 to April 30, 2003 involving publicly traded banks with total assets between $1 billion and $5 billion.

The 12 California-based bank transactions that were considered are listed below:

Acquiror	Target
UCBH Holdings Inc.	First Continental Bank
UCBH Holdings Inc.	Bank of Canton of California
Rabobank Group	VIB Corp.
Zions Bancorp.	Eldorado Bancshares, Inc.
U.S. Bancorp	Western Bancorp
Investor Group	East West Bancorp Inc.
Mellon Bank Corp.	1st Business Corporation
Westamerica Bancorp.	ValliCorp Holdings Inc.
U.S. Bancorp	California Bancshares, Inc.
Comerica Inc.	Metrobank
Comerica Inc.	Pacific Western Bancshares, Inc.
First Interstate Bancorp	San Diego Financial Corp.

The 27 nationwide bank transactions that were considered are listed below:

Acquiror	Target
Mercantile Bankshares Corp.	F&M Bancorp
General Electric Co.	Mill Creek Bank
Chittenden Corp.	Granite State Bankshares Inc.
UCBH Holdings Inc.	Bank of Canton of California
Rabobank Group	VIB Corp.
Marshall & Ilsley Corp.	Mississippi Valley Bancshares
Sky Financial Group Inc.	Three Rivers Bancorp Inc.
BB&T Corp.	Mid-America Bancorp
BB&T Corp.	AREA Bancshares Corp.
Associated Banc-Corp	Signal Financial Corp.
UNB Corp.	BancFirst Ohio Corp.
Sovereign Bancorp Inc.	Main Street Bancorp Inc.
F.N.B. Corp.	Promistar Financial Corp.
Marshall & Ilsley Corp.	National City Bancorp.
MB Financial Inc.	MidCity Financial Corporation
Harris Bankcorp Inc.	First National Bancorp Inc.
North Fork Bancorp.	Commercial Bank NY
BB&T Corp.	F&M National Corp.
Zions Bancorp.	Eldorado Bancshares
BB&T Corp.	Century South Banks Inc.
Wachovia Corp.	Republic Security Financial Corp.
Fifth Third Bancorp	Capital Holdings Inc.
Valley National Bancorp	Merchants New York Bancorp, Inc.
Chemical Financial Corp.	Shoreline Financial Corp.
BB&T Corp.	FCNB Corp.
M&T Bank Corp.	Premier National Bancorp Inc.
Wells Fargo & Co.	Brenton Banks Inc.

For the comparable transactions, Lehman Brothers reviewed, to the extent publicly available, the transaction value to book value multiple and transaction value to last-twelve-months, or LTM, earnings multiple at the time of each transaction’s announcement. Lehman Brothers also reviewed the core deposit premium (defined as the transaction value minus tangible book value divided by core deposits) for the comparable transactions at the time of announcement. For each of the comparable transactions, Lehman Brothers also calculated the premium per share paid by the acquirer compared to the share price of the target company prevailing one day prior to the announcement of the transaction (the “market premium”). Lehman Brothers then derived implied values for GBC Bancorp by applying the mean multiples and core deposit premium for the selected transactions to comparable data for GBC Bancorp as of March 31, 2003. Due to GBC Bancorp’s negative LTM earnings per share, Lehman Brothers used GBC Bancorp’s 2003 earnings per share guidance to derive the implied value based on the transaction value to LTM earnings per share multiple. Implied valuation based on the mean market premium for comparable transactions was determined using GBC Bancorp’s price per share on April 30, 2003 of $27.44. As illustrated in the following table, Lehman Brothers derived an imputed range of values per GBC Bancorp share of $30.88 to $36.28 based upon the multiples and premiums for California transactions and $30.83 to $37.10 based upon the multiples and premiums for nationwide transactions. Lehman Brothers compared these implied values to the consideration to be received by the shareholders of GBC Bancorp in the proposed merger.

	California Transactions		Nationwide Transactions
	Mean Multiples	Implied Valuation	Mean Multiples	Implied Valuation
Transaction Value/Book Value	2.09x	$36.28	2.14x	$37.10
Transaction Value/LTM EPS	20.6x	36.01	17.6x	30.83
Core Deposit Premium	15.9%	30.88	17.3%	32.03
Market Premium (1 Day)	21.3%	33.28	28.9%	35.36

Discounted Dividends Analysis.    As a further part of its analysis, Lehman Brothers prepared discounted dividends analyses to estimate a range of present values per share of GBC Bancorp common stock assuming: (a) GBC Bancorp continued to operate as a stand-alone entity (“stand alone value”) and (b) GBC Bancorp would be acquired by Cathay Bancorp and that 50% of the synergy value realized in the transaction would be allocable to the benefit of GBC Bancorp shareholders (“acquisition value”). These ranges were determined by adding (i) the present value of the estimated future dividend stream for GBC Bancorp over the five-year period from 2003 through 2007, and (ii) the present value of the “terminal value” of GBC Bancorp common stock at the end of the year 2007.

In performing this analysis, Lehman Brothers used the financial projections for GBC Bancorp for the year ended December 31, 2003 based on guidance provided by management of GBC Bancorp. For periods after 2003, earnings were assumed to increase at an annual growth rate of 10%, which was consistent with IBES research estimates. In addition, to determine a projected dividend stream that GBC Bancorp could generate, Lehman Brothers assumed that GBC Bancorp would be able to distribute as dividends all excess capital above the assumed target ratio of tangible equity to tangible assets of 7.5% for the first three years and 7.0% thereafter. In the acquisition scenario, Lehman Brothers also assumed an adjusted tangible book value for GBC Bancorp that incorporated certain asset and liability adjustments based on fair market, interest rate and credit assessments, as well as the impact of anticipated merger related expenses.

In calculating a terminal value for the GBC Bancorp common stock, Lehman Brothers applied multiples ranging from 11.0x to 13.0x to year 2008 estimated earnings per share. These multiples were based on the approximate current stock market trading multiples for companies comparable to GBC Bancorp. The dividend stream and terminal value were then discounted back to present values using discount rates ranging from 11.0% to 15.0%. Lehman Brothers viewed these rates as the appropriate range of discount rates for a company with GBC Bancorp’s risk characteristics. The following tables summarize the per share value for GBC Bancorp shares under “stand alone” and “acquisition” scenarios:

DDA Valuation—“stand alone value”

		Discount Rate
		11%	12%	13%	14%	15%
	11.0x	$22.91	$22.05	$21.24	$20.46	$19.72
	11.5x	$23.73	$22.84	$21.99	$21.18	$20.41
Terminal Earnings Multiple	12.0x	$24.54	$23.62	$22.74	$21.90	$21.10
	12.5x	$25.35	$24.40	$23.49	$22.62	$21.79
	13.0x	$26.16	$25.18	$24.23	$23.34	$22.48

DDA Valuation—“acquisition value”

		Discount Rate
		11%	12%	13%	14%	15%
	11.0x	$31.41	$30.14	$28.94	$27.79	$26.69
	11.5x	$32.61	$31.31	$30.05	$28.86	$27.72
Terminal Earnings Multiple	12.0x	$33.80	$32.46	$31.16	$29.92	$28.74
	12.5x	$35.00	$33.60	$32.27	$30.99	$29.77
	13.0x	$36.19	$34.74	$33.37	$32.06	$30.79

Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. GBC Bancorp selected Lehman Brothers because of its expertise, reputation, familiarity with the depository industry, and its investment banking professionals’ substantial experience in transactions comparable to the proposed merger.

Lehman Brothers acted as financial advisor to GBC Bancorp in connection with the proposed transaction and will receive a customary fee, a portion of which has been paid and a portion of which will be paid at the close of the transaction, contingent upon the consummation of the proposed transaction. In addition, GBC Bancorp has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the proposed merger and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement with GBC Bancorp and the rendering of the Lehman Brothers opinion.

In the ordinary course of its business, Lehman Brothers may actively trade in the securities of GBC Bancorp and Cathay Bancorp for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Dividend Payments

Pursuant to the terms of the merger agreement, GBC Bancorp may declare and pay regular quarterly dividends not to exceed $0.12 per share of GBC Bancorp common stock. In addition, the parties have agreed that they will cooperate with each other in determining the record dates and payment dates for dividends so that GBC Bancorp shareholders do not receive two dividend payments (one from GBC Bancorp and the other from Cathay Bancorp) in the same calendar quarter. To the extent that GBC Bancorp declares a dividend payable to GBC Bancorp shareholders with a record date before the effective time of the merger, then such holders of record will be entitled to receive those dividend payments. The right of GBC Bancorp shareholders who are holders of record to receive such dividends, if any, will not be affected by their submission of a letter of transmittal/election form to the exchange agent. GBC Bancorp’s ability to pay and declare dividends depends on, among other things, compliance with applicable provisions of California General Corporation Law (see “Certain Differences in Rights of Stockholders—Dividends” on page 116) and terms of the memorandum of understanding dated

November 4, 2002 between General Bank and its regulatory agencies (see “The Merger—Regulatory Approvals—Memorandum of Understanding” on page 56). Consequently, there is no assurance that GBC Bancorp will be able to declare and pay any dividends prior to the effective time.

Regulatory Approvals

The merger of Cathay Bancorp and GBC Bancorp and the bank merger of Cathay Bank and General Bank are subject to receipt of certain regulatory approvals and the filing of certain related regulatory notices, including the following:

•	The merger requires the approval of the Board of Governors of the Federal Reserve System, or the Federal Reserve Board, pursuant to Sections 3(a)(5) of the Bank Holding Company Act of 1956.

•	The bank merger requires the approval of the Federal Deposit Insurance Corporation, or the FDIC, under the Bank Merger Act pursuant to 12 U.S.C. Section 1828(c).

•	The bank merger requires the approval of the California Commissioner of Financial Institutions, or the California Commissioner, pursuant to Section 4880 et seq. of the California Financial Code.

The required applications and notices are expected to be filed during June 2003. Federal Reserve Board and Federal Deposit Insurance Corporation approvals are not eligible for expedited processing, and therefore it could take 60 or more days following filing of complete applications to obtain the approvals, plus, customarily, an additional 15 days for the Department of Justice to complete its review. There is no assurance that the regulatory agencies will approve the merger, that the Department of Justice will not challenge the merger, or that any approval by the regulatory agencies will not contain conditions which are materially burdensome to Cathay Bancorp or GBC Bancorp. The terms of the merger agreement permit Cathay Bancorp or GBC Bancorp to terminate the merger agreement if a regulatory agency imposes any non-standard or unduly burdensome condition relating to the merger that would materially adversely affect the economic benefits of the merger to that party.

Federal Reserve Board

Under Section 3(a)(5) of the Bank Holding Company Act, the Federal Reserve Board must withhold approval of the merger if it finds that the transaction would tend to create a monopoly or would in any other manner be in restraint of trade, unless it finds that any such anti-competitive effects of the merger are clearly outweighed in the public interest by the probable effects of the merger in meeting the convenience and needs of the communities to be served. Also, the merger may not be completed for 30 days from the date of approval, during which time it may be challenged by the U.S. Department of Justice on antitrust grounds. With the approval of the Department of Justice, however, this waiting period may be reduced to no less than 15 days. The commencement of an antitrust action by the Department of Justice would stay the effectiveness of Federal Reserve Board approval of the merger unless a court specifically ordered otherwise.

In deciding whether to approve the merger, the Federal Reserve Board will also take into consideration the financial and managerial resources and future prospects of the banking subsidiaries following the transaction, including consideration of the competence, experience and integrity of the officers, directors and principal stockholders of Cathay Bancorp. The Federal Reserve Board must disapprove the application if Cathay Bancorp fails to provide the Federal Reserve Board with adequate assurances that it will make available to the Federal Reserve Board such information on the operations or activities of the company, and any affiliate of the company, as the Federal Reserve Board determines to be appropriate to determine and enforce compliance with the Bank Holding Company Act.

The U.S.A. Patriot Act requires the Federal Reserve Board to also consider the effectiveness of both Cathay Bancorp and GBC Bancorp in combating money laundering.

FDIC

Under the Bank Merger Act, the FDIC must withhold approval of the bank merger if it finds that the transaction would tend to create a monopoly or would in any other manner be in restraint of trade, unless it finds that any such anti-competitive effects of the bank merger are clearly outweighed in the public interest by the probable effects of the bank merger in meeting the convenience and needs of the communities to be served. Also, the bank merger may not be completed for 15 days from the date of approval, during which time it may be challenged by the U.S. Department of Justice on antitrust grounds. The commencement of an antitrust action by the Department of Justice would stay the effectiveness of FDIC approval of the bank merger unless a court specifically orders otherwise.

In deciding whether to approve the bank merger, the FDIC will also take into consideration the financial and managerial resources and future prospects of the banking subsidiaries following the transactions, including the sufficient capitalization (taking into account, among other things, asset quality) of the resulting institution.

In addition, under the Community Reinvestment Act of 1977, or the CRA, the FDIC will take into account the performance records of Cathay Bank and General Bank in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by each bank. As part of its review, the FDIC will consider public comments regarding the application. The FDIC frequently receives protests from community groups and others regarding various aspects of the proposal and, in particular, the extent to which the merging institutions are complying with CRA and fair lending laws. Cathay Bank and General Bank have both received “Satisfactory” CRA ratings in their most recent CRA examinations by the federal regulators.

The FDIC is also authorized to hold a public hearing or meeting in connection with an application for approval of a bank merger under the Bank Merger Act if it determines that such a hearing or meeting would be appropriate. A decision by the FDIC to hold a public hearing or meeting regarding any such application could prolong the period during which that application is subject to review by the FDIC.

The U.S.A. Patriot Act requires the FDIC to also consider the effectiveness of both Cathay Bank and General Bank in combating money laundering.

California Commissioner

The bank merger is also subject to the prior approval of the California Commissioner. The factors that the California Commissioner will consider in determining whether to grant approval include the competitive effects of the bank merger, the principles of sound banking and the public interest and the needs of the communities served by the banks.

There is no assurance that the regulatory agencies will approve the mergers or that any approval by the regulatory agencies will not contain conditions which are materially burdensome to Cathay Bancorp or GBC Bancorp. Also, there can be no assurance as to whether or when any of the above-described regulatory approvals will be obtained or whether any conditions will be imposed in connection with the granting of such approvals. See “The Merger Agreement—Conditions to Completion of the Merger” on page 76.

Department of Justice

The Department of Justice has adopted guidelines under which it generally does not challenge bank mergers in which the Herfindahl-Hirschman Index in any local market for deposits will not increase by 200 points or more and will not be more than 1800 as a result of the merger. The proposed merger will not trigger further review by the Department of Justice under these guidelines. There can be no assurance that the Department of Justice will not conduct further review of the merger or challenge the merger based on factors other than those prescribed in the guidelines.

Memorandum of Understanding

As the result of its June 10, 2002 report of examination, General Bank entered into a memorandum of understanding dated November 4, 2002 with the FDIC and the California Commissioner. The memorandum of understanding requires General Bank to meet certain qualitative and quantitative requirements. The memorandum of understanding addresses a number of issues related to the extension and administration of credit by General Bank, including maintaining properly experienced personnel to manage the credit process, eliminating and reducing troubled loans, formulating and implementing acceptable practices for credit underwriting, and evaluating and establishing an adequate allowance for loan losses. During the period of the memorandum of understanding, General Bank must maintain qualified management, notify the FDIC and the California Commissioner of any proposed changes in senior management and monitor the performance of management in complying with the memorandum of understanding. The memorandum of understanding also addresses regulatory concerns about earnings, budgeting, compliance with laws and regulations, interest rate risk modeling, internal audit procedures, affiliate relationships, asset/liability management, Bank Secrecy Act compliance and tax exempt account establishment procedures. The memorandum of understanding requires that General Bank maintain Tier 1 capital of at least 7.5% of its total assets and report quarterly to the FDIC and the California Commissioner concerning its compliance with the memorandum of understanding. GBC Bancorp and General Bank have represented in the merger agreement that General Bank is in compliance in all material respects with the memorandum of understanding.

The regulatory approvals required for the merger may include conditions that are related to the requirements of, or actions taken in connection with, the memorandum of understanding. Cathay Bancorp and GBC Bancorp do not anticipate that the memorandum of understanding will remain in effect after the closing of the merger. The terms of the merger agreement permit Cathay Bancorp or GBC Bancorp to terminate the merger agreement if a regulatory agency imposes any non-standard or unduly burdensome condition relating to the merger that would materially adversely affect the economic benefits of the merger to that party.

Nasdaq Listing

Cathay Bancorp has agreed to use its commercially reasonable efforts to cause and maintain the authorization for listing on the Nasdaq National Market of the shares of Cathay Bancorp common stock issued in the merger.

Interests of Certain Executive Officers and Directors of GBC Bancorp in the Merger

Certain directors and executive officers of GBC Bancorp will receive benefits from the merger that are different from, or in addition to, the benefits received by other GBC Bancorp shareholders. The board of directors of GBC Bancorp was aware of these benefits and considered them, among other things, in approving the merger agreement. These benefits are discussed below.

Positions with Cathay Bancorp and Cathay Bank.    After the merger, Mr. Peter Wu, Chairman, President and Chief Executive Officer of GBC Bancorp and General Bank, will become Executive Vice Chairman and Chief Operating Officer of Cathay Bancorp and of Cathay Bank. Mr. Wu will join Mr. Dunson K. Cheng, the Chairman of the Board and President of Cathay Bancorp, as members of an Office of the President/CEO.

Cathay Bancorp will expand its board of directors to include Mr. Wu and two other current GBC Bancorp or General Bank board members to be designated by Cathay Bancorp. Mr. Wu will serve as a class I director (with a term expiring at the 2006 annual meeting) and as Executive Vice Chairman. One of the other two appointees will be a class II director (with a term expiring at the 2004 annual meeting), and the other will be a class III director (with a term expiring at the 2005 annual meeting). In addition, these three directors will join the board of directors of Cathay Bank.

Ownership of GBC Bancorp Common Stock.    As of May 31, 2003, the directors and executive officers of GBC Bancorp owned an aggregate of 3,173,998 shares of GBC Bancorp common stock (not including 1,024,000 shares subject to options exercisable currently or within 60 days of May 31, 2003 and not including the shares of GBC Bancorp common stock underlying the contingency options described below). Each share held by the directors and executive officers of GBC Bancorp, including any shares acquired upon exercise of stock options prior to the effective time, will be converted into the right to receive the per share merger consideration. See “Security Ownership of Certain Beneficial Owners and Management of GBC Bancorp” on page 122. Certain GBC Bancorp directors, collectively holding approximately 24% of the outstanding shares of GBC Bancorp common stock, have agreed to vote their shares in favor of the merger proposal.

Contingency Stock Options.    Between November 1987 and January 1997, GBC Bancorp issued “contingency” options to a limited number of key management employees. These contingency options became exercisable upon signing of the merger agreement. As of May 6, 2003 (the date of signing of the merger agreement), these key employees held contingency options to purchase an aggregate of 320,800 shares of GBC Bancorp common stock, of which contingency options to purchase 235,110 shares are now held by executive officers. No contingency options are held by directors who are not executive officers. See also Note 6 to “Unaudited Pro Forma Combined Consolidated Financial Information” on page 100. To facilitate the exercise of these contingency options before the merger, GBC Bancorp agreed to certain modifications of the original option grants. All holders have been offered the opportunity to exercise their contingency options automatically on a cashless basis immediately prior to the merger. In a cashless exercise, GBC Bancorp withholds and cancels a number of underlying option shares to satisfy the aggregate exercise price and any applicable withholding taxes; the holder receives the remaining underlying shares. In addition, they will not lose their contingency options if they die or are terminated without cause before the merger. Holders who agree to exercise their contingency options automatically at closing will be given the opportunity to make a cash election or stock election with respect to the underlying option shares.

All holders of contingency options have agreed to forfeit a portion of the shares issuable upon exercise of the contingency options to the extent that such forfeiture is financially beneficial to them on an after-tax basis.

Mr. Peter Wu, the Chairman, President and Chief Executive Officer of GBC Bancorp and General Bank, who holds contingency options to purchase 110,000 shares, has agreed, conditioned upon the closing of the merger, to exercise his contingency options automatically at the closing of the merger on a cashless basis. Mr. Wu has also agreed, conditioned upon the closing of the merger, to forfeit $1,000,000 worth of the underlying option shares that have an exercise price of $2.17 per share. The number of shares that Mr. Wu will forfeit will depend on, among other things, the price of GBC Bancorp common stock on the trading day immediately preceding the closing of the merger. Assuming the closing share price of GBC Bancorp common stock on that day is $36.08 (which was the closing price on May 30, 2003), Mr. Wu would forfeit 29,490 underlying option shares (excluding any additional shares that Mr. Wu would forfeit by reason of tax considerations).

1999 Stock Options.    As of May 31, 2003, directors and executive officers of GBC Bancorp collectively held stock options to purchase 1,164,300 shares of GBC Bancorp common stock under the GBC Bancorp 1999 employee stock incentive plan, of which 268,500 shares currently were unvested. Cathay Bancorp will assume all 1999 options outstanding at the closing. After the merger, these assumed options will be exercisable for Cathay Bancorp common stock, at an exercise price, and for a number of shares, adjusted appropriately to reflect the value of the per share merger consideration being paid to all GBC Bancorp shareholders. The 1999 plan provides for full acceleration of vesting of the underlying option shares if the option holder is terminated for any reason (other than for cause) within the one-year period following a change in control of GBC Bancorp, which includes the proposed merger.

Until the merger is completed, holders of 1999 options have the right to exercise their vested 1999 options on a cashless basis. See Note 6 to “Unaudited Pro Forma Combined Consolidated Financial Information” on page 100. GBC Bancorp is also making a special offer to each holder of 1999 options, including its directors and executive officers. Each holder will be offered the right to full vesting of all unvested 1999 options on the condition that the holder exercises all of his or her outstanding options (both vested and unvested) prior to the merger if they elect to do so by [            ], 2003. Holders who accept the special vesting offer will have their unvested 1999 options, together with any vested 1999 options, outstanding immediately prior to the merger exercised automatically on a cashless basis at that time. Holders who agree to exercise their 1999 options automatically at closing will be given the opportunity to make a cash election or stock election with respect to the underlying shares.

1988 Stock Options.    As of May 31, 2003, directors and executive officers of GBC Bancorp collectively held stock options to purchase 324,400 shares of GBC Bancorp common stock under the GBC Bancorp amended and restated 1988 stock option plan. All outstanding 1988 options currently are fully vested. All outstanding 1988 options that are not exercised prior to the closing of the merger will terminate at that time. GBC Bancorp is offering all holders of 1988 options, including its directors and executive officers, the right to exercise their options automatically on a cashless basis immediately prior to the merger. See also Note 6 to the “Unaudited Pro Forma Combined Condensed Consolidated Financial Information” on page 100. Holders who agree to exercise their 1988 options automatically at closing will be given the opportunity to make a cash election or stock election with respect to the underlying shares. It is anticipated that all 1988 options held by GBC Bancorp directors and executive officers will be exercised prior to the closing. However, it is not known how many holders of the 1988 options will exercise on a cashless basis and how many will exercise by paying cash.

Retention Bonuses.    Certain executive officers of GBC Bancorp will be entitled to receive a cash retention bonus payment pursuant to GBC Bancorp’s retention incentive plan if they remain employed with GBC Bancorp or General Bank through the closing of the merger. Some of these officers will receive additional cash retention bonus payments if they remain employed with Cathay Bancorp or Cathay Bank for a specified period after the closing. Under the retention incentive plan, any officer who is terminated without cause or terminates his or her employment for “good reason” (which includes a 5% reduction in pay or a worksite relocation of more than 30 miles) prior to the dates on which a retention bonus payment is to be made will receive all retention bonuses to which he or she is entitled. Executive officers of GBC Bancorp collectively are eligible to receive retention bonus payments totaling up to $507,920.

Severance Benefits.    All GBC Bancorp employees (including executive officers) will be entitled to the benefits of GBC Bancorp’s existing severance pay policy for one year following the merger, after which they will be subject to the severance policy Cathay Bancorp then has in place. In addition, all GBC Bancorp employees (except contingency option holders) will be entitled to receive supplemental severance payments during the one-year period following the merger. The amount of the supplemental severance payment will be an additional 25% or 50% of severance pay, depending on the number of years of service.

Peter Wu Employment Agreement.    Under his employment agreement dated January 7, 2001, Mr. Peter Wu, the Chairman, President and Chief Executive Officer of GBC Bancorp and General Bank, is entitled to a one-time payment of six-months’ salary in the event of a merger such as this one, regardless of whether or not his employment is continued with the surviving entity, unless he continues as President and Chief Executive Officer (which is not contemplated under the merger proposal). In addition, he is entitled to a prorated portion of his profit sharing award and all employee benefits, including health and other benefits, for a period of six months after the merger.

Li-Pei Wu Release.    Concurrently with the execution of the merger agreement, current director and former Chairman and Chief Executive Officer, Mr. Li-Pei Wu, entered into a waiver and release agreement with GBC Bancorp and General Bank. Under the agreement, Mr. Wu released GBC Bancorp and General Bank from any potential claims he may have against them, except generally for the following: retirement benefits; vested rights under employee or director benefit plans; stock option rights (other than contingency stock option rights, if any, which are released); obligations to indemnify Mr. Wu as a director and former officer; and obligations arising out of banking relationships with General Bank. In return, GBC Bancorp and General Bank released Mr. Wu from potential claims against Mr. Wu, except generally for the following: obligations of Mr. Wu under his employment agreement (such as his noncompetition covenant); obligations of Mr. Wu arising from his banking relationship with General Bank; and potential liability of Mr. Wu for acts or omissions involving conduct for which indemnification is not available under federal or state law. This agreement is effective only if the merger is completed.

Indemnification; Directors’ and Officers’ Insurance.    Cathay Bancorp has agreed to assume, for a period of six years following the merger, all obligations to indemnify directors, officers, employees and agents of GBC Bancorp and its subsidiaries with respect to acts or omissions occurring prior to the merger under the articles of incorporation and bylaws of GBC Bancorp or its subsidiaries in effect on the date of the merger or arising by operation of law.

Also, for a period of six years following the merger, Cathay Bancorp has agreed to indemnify the present and former officers and directors of GBC Bancorp and its subsidiaries for liabilities arising out of actions or omissions occurring at or prior to the merger to the full extent permitted by California law and the articles of incorporation and bylaws of GBC Bancorp and its subsidiaries.

Cathay Bancorp has also agreed to maintain the existing or substantially equivalent directors’ and officers’ liability insurance of GBC Bancorp and its subsidiaries for a period of not less than six years after the merger.

Accounting Treatment

The merger will be accounted for as a purchase for financial accounting purposes in accordance with accounting principles generally accepted in the United States of America. For purposes of preparing Cathay Bancorp’s consolidated financial statements, Cathay Bancorp will establish a new accounting basis for GBC Bancorp’s assets and liabilities based upon their fair values, the merger consideration and the costs of the merger. Any excess of cost over the fair value of the net assets of GBC Bancorp will be recorded as goodwill and other intangible assets. A final determination of the intangible asset values and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. Cathay Bancorp will determine the fair value of GBC Bancorp’s assets and liabilities and will make appropriate purchase accounting adjustments, including adjustments to the amortization period of the intangible assets, upon completion of that determination.

Material U.S. Federal Income Tax Consequences

The following discussion is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. In addition, the discussion does not address tax consequences which may vary with, or are contingent on, an individual’s circumstances. Moreover, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, GBC Bancorp shareholders are strongly urged to consult with their own tax advisors to determine the particular U.S. federal, state, local or foreign income or other tax consequences of the merger applicable to them. GBC Bancorp and Cathay Bancorp will not bear any expenses incurred by any shareholder arising from disputes with the Internal Revenue Service or any state or foreign tax agency over the tax consequences of the merger.

The following discussion sets forth the material U.S. federal income tax consequences of the merger to U.S. holders, as defined below, of GBC Bancorp common stock. The following discussion is based on and subject to the Internal Revenue Code which is referred to as the Code, the regulations promulgated under the Code, existing interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of the discussion. For purposes of this discussion, the term “U.S. holder” means:

•	a citizen or resident of the United States of America;

•	a corporation created or organized under the laws of the United States of America or any of its political subdivisions;

•	a trust that (1) is subject to the supervision of a court within the United States of America and the control of one or more United States persons, as defined in the Code, or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

This discussion does not address all aspects of U.S. federal income taxation that may be important to GBC Bancorp shareholders in light of their particular circumstances or if they are subject to special rules, such as rules relating to:

•	financial institutions and mutual funds;

•	tax-exempt organizations;

•	insurance companies;

•	dealers in securities;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	shareholders who acquired their shares of GBC Bancorp pursuant to the exercise of employee stock options or otherwise acquired shares as compensation or through a tax-qualified deferred retirement plan;

•	holders of options granted under any GBC Bancorp benefit plan;

•	shareholders who hold their shares of GBC Bancorp as part of a hedge, straddle or other risk reduction, constructive sale or conversion transaction;

•	shareholders who may be subject to the alternative minimum tax provisions of the Code;

•	persons who have a functional currency other than the U.S. dollar; or

•	entities taxable as S corporations or partnerships for United Stated federal income tax purposes.

This discussion assumes the shares of GBC Bancorp stock are held as capital assets within the meaning of Section 1221 of the Code.

Neither GBC Bancorp nor Cathay Bancorp has requested or will request a ruling from the Internal Revenue Service in connection with the merger. It is a condition to the consummation of the merger that GBC Bancorp and Cathay Bancorp each receive an opinion from its respective special tax counsel to the effect that the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. Although the merger agreement allows GBC Bancorp and Cathay Bancorp to waive this condition to closing, they currently do not anticipate doing so. If either GBC Bancorp or Cathay Bancorp waives this condition, it will inform its stockholders of this decision and ask them to vote on the merger taking this into consideration. Such tax opinions neither bind nor preclude the Internal Revenue Service from adopting a contrary position, and it is possible that the Internal Revenue Service may successfully assert a contrary position in litigation or other proceedings. Such tax opinions will be based on the then-existing law, are subject to certain assumptions and qualifications and are based in part on the truth and accuracy of certain representations of GBC Bancorp and Cathay Bancorp.

Cathay Bancorp and GBC Bancorp expect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The following discussion assumes that the merger will be treated accordingly.

U.S. Holders Who Receive Only Cathay Bancorp Common Stock.    Except as discussed below with respect to cash received in lieu of fractional shares, a U.S. holder will not recognize gain or loss for U.S. federal income tax purposes if the U.S. holder exchanges the U.S. holder’s GBC Bancorp common stock solely for Cathay Bancorp common stock in the merger.

U.S. Holders Who Receive Both Cathay Bancorp Common Stock and Cash.    Subject to the following paragraph, a U.S. holder who receives both Cathay Bancorp common stock and cash, other than cash received in lieu of fractional shares which is discussed below, in exchange for the U.S. holder’s GBC Bancorp common stock will recognize gain, but not loss, in an amount equal to the lesser of:

•	the excess, if any, of:

o	the sum of the fair market value of the Cathay Bancorp common stock at the effective time of the merger and cash received; over

o	the shareholder’s tax basis in the shares of GBC Bancorp common stock exchanged in the merger; and

•	the amount of cash received by the shareholder in exchange for the shareholder’s GBC Bancorp common stock.

If a U.S. holder acquired different blocks of GBC Bancorp common stock at different times and at different prices, any gain or loss the U.S. holder recognizes will be determined separately with respect to each block of GBC Bancorp common stock, and the cash and Cathay Bancorp common stock the U.S. holder receives will be allocated pro rata to each such block of stock.

U.S. Holders Who Receive Only Cash.    A U.S. holder who exchanges all of the U.S. holder’s shares of GBC Bancorp common stock for cash or exercises dissenters’ rights in connection with the merger generally will recognize gain or loss on the difference between the amount of cash received in the merger for the GBC Bancorp common stock and the U.S. holder’s tax basis in such GBC Bancorp common stock.

Tax Basis and Holding Period.    The aggregate tax basis of the Cathay Bancorp common stock received by a U.S. holder as a result of the merger will be the same as the U.S. holder’s aggregate tax basis in the GBC Bancorp common stock surrendered in the merger, decreased by the amount of cash received in the merger (excluding any cash received in lieu of a fractional share of Cathay Bancorp common stock) and increased by the amount of taxable gain recognized in the merger. The holding period of the Cathay Bancorp common stock received as a result of the exchange will include the holding period of the GBC Bancorp common stock exchanged in the merger. If a U.S. holder holds different blocks of GBC common stock as discussed above, the U.S. holder’s tax basis and holding period in the U.S. holder’s GBC Bancorp common stock may be determined with reference to each block of GBC Bancorp common stock.

Cash Received in Lieu of Fractional Shares.    A U.S. holder who receives cash in the merger instead of a fractional share interest in Cathay Bancorp common stock will be treated as having received the cash in redemption of the fractional share interest. Subject to the potential recharacterization of gain as a dividend discussed below and assuming that, immediately after the merger, a U.S. holder generally will recognize a gain or loss on the difference between the cash received in lieu of such fractional share interest and the U.S. holder’s tax basis allocable to such fractional share.

Taxation of Gain and Potential Recharacterization of Gain as a Dividend.    Gain or loss that a U.S. holder recognizes in connection with the merger generally will constitute capital gain or loss and will constitute long-term capital gain or loss if the U.S. holder’s holding period in the U.S. holder’s GBC Bancorp common stock is greater than one year at the time of the merger. If the U.S. holder is an individual, this long-term capital gain generally will be taxed at a maximum U.S. federal income tax rate of 15%. The deductibility of capital losses is subject to limitations.

All or part of the gain a U.S. holder recognizes could be treated as ordinary dividend income, generally taxed to individuals at a maximum U.S. federal income tax rate of 15% under recent changes to the Code, rather than capital gain if (i) the U.S. holder is a significant holder of Cathay Bancorp or (ii) if taking into account constructive ownership rules, the U.S. holder’s percentage ownership in Cathay Bancorp after the merger is not less than what the U.S. holder’s percentage ownership would have been if the U.S. received Cathay Bancorp common stock rather than cash in the merger. This could happen, for example, because of the U.S. holder’s purchase of additional Cathay Bancorp common stock, a purchase of Cathay Bancorp common stock by a person related to the U.S. holder or a share repurchase by Cathay Bancorp from other Cathay Bancorp shareholders. Because the possibility of dividend treatment depends upon each U.S. holder’s particular circumstances, including the application of certain constructive ownership rules, each U.S. holder should consult the U.S. holder’s own tax advisor regarding the potential tax consequences of the merger to the U.S. holder.

Backup Withholding and Information Reporting.    If a U.S. holder is not a corporation, the U.S. holder may be subject to information reporting and backup withholding at a 28% rate on any cash payments received by the U.S. holder. The U.S. holder will not be subject to backup withholding, however, if the U.S. holder:

•	furnishes a correct taxpayer identification number and certifies that the U.S. holder is not subject to backup withholding on the substitute Internal Revenue Service Form W-9 or successor form included in the election form/letter of transmittal the U.S. holder receives; or

•	is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the U.S. holder furnishes the required information to the Internal Revenue Service.

Reporting Requirements.    If a U.S. holder receives Cathay Bancorp common stock as a result of the merger, the U.S. holder will be required to retain records pertaining to the merger and each U.S. holders will be required to file with the U.S. holder’s U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

Resales of Cathay Bancorp Common Stock

The shares of Cathay Bancorp common stock to be issued to shareholders of GBC Bancorp under the merger agreement have been registered under the Securities Act of 1933 and may be freely traded without restriction by holders who will not be affiliates of Cathay Bancorp after the merger and who were not affiliates of GBC Bancorp on the date of the special meeting of GBC Bancorp shareholders. All directors and executive officers of GBC Bancorp are considered affiliates of GBC Bancorp for this purpose. Affiliates may resell shares of Cathay Bancorp common stock received in the merger only if the shares are registered for resale under the Securities Act or an exemption is available. They may resell under the safe harbor provisions of Rule 145 under the Securities Act (or Rule 144 in the case of those who are affiliates of Cathay Bancorp after the merger) or as otherwise permitted under the Securities Act. Each GBC Bancorp director has entered into an agreement with Cathay Bancorp providing that each director will not transfer any shares of Cathay Bancorp common stock received in the merger except in compliance with the Securities Act.

Dissenters’ Rights

Cathay Bancorp

Cathay Bancorp stockholders do not have dissenters’ or appraisal rights in connection with the merger. See “Certain Differences in Rights of Stockholders—Dissenters’ Rights” on page 62.

GBC Bancorp

GBC Bancorp shareholders who vote against the merger proposal and who follow certain procedures, as described below, may have the right to dissent from the merger and to demand and obtain payment of the “fair market value” of their GBC Bancorp shares in cash. The proceedings resulting from such a demand may result in a determination of “fair market value” equal to, less than or greater than the consideration to be received under the merger agreement. However, this right will not be available unless holders of at least 5% of the outstanding shares of GBC Bancorp common stock properly exercise their dissenters’ rights. In addition, the California General Corporation Law provides that holders of shares that are subject to transfer restrictions either by law or by the issuer of the shares are also entitled to dissenters’ rights regardless of whether holders of 5% or more of the shares dissent.

The following is a summary of Chapter 13 of the California General Corporation Law, or CGCL, which specifies the conditions under which GBC Bancorp shareholders will have the right to dissent from the merger and the procedures that they must follow to dissent from the merger and demand cash payment for their shares. The following summary is not a complete statement of the law pertaining to dissenters’ rights under the CGCL and is qualified in its entirety by reference to Chapter 13 of the CGCL, which is attached as Appendix D to this joint proxy statement/prospectus. All GBC Bancorp shareholders contemplating the exercise of dissenters’ rights should carefully review the provisions of Chapter 13 of the CGCL, particularly those setting out the specific procedural steps required to perfect those rights. Failure to comply with the procedural requirements of Chapter 13 will result in a waiver of your dissenters’ rights.

In order to exercise dissenters’ rights, you must vote “AGAINST” the merger proposal. Thus, if you wish to dissent and you execute and return a proxy in the accompanying form, you must specify that your shares are to be voted “AGAINST” the merger proposal. If you return a proxy without voting instructions or with instructions to vote “FOR” the merger, your shares will automatically be voted in favor of the merger and you will lose your dissenters’ rights. If you do not return a proxy and you attend the special meeting, you must vote “AGAINST” the merger proposal at the special meeting to preserve your dissenters’ rights. Furthermore, if you abstain from voting your shares, you will lose your dissenters’ rights.

A proxy or vote against the approval of the merger does not in itself constitute a demand. In addition to voting against the merger proposal, you must also make a written demand upon GBC Bancorp for the purchase of your shares and for the cash payment of the fair market value of your shares. The demand is not effective unless GBC Bancorp or its transfer agent receive the demand no later than the date of the special meeting to vote on the merger. The address of GBC Bancorp’s transfer agent is: American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038, Attention: Robert Shiner. Furthermore, the demand must:

•	state the number of shares of GBC Bancorp common stock you hold of record; and

•	state what you claim to be the fair market value of the shares as of May 6, 2003, the day before the announcement of the merger, without giving effect to any appreciation or depreciation due to the merger.

The closing price per share of GBC Bancorp common stock on May 6, 2003 was $30.08. The statement of the fair market value contained in the demand constitutes an offer by you to sell your shares to GBC Bancorp at that price. Once you have made the demand, you may not withdraw it unless GBC Bancorp consents.

Under Chapter 13 of the CGCL, you will not be entitled to exercise dissenters’ rights unless holders of 5% or more of the outstanding shares of GBC Bancorp common stock (including you) make a demand or your shares are subject to transfer restrictions either by law or by GBC Bancorp. If this condition is met, and the merger is approved at the GBC Bancorp special meeting, GBC Bancorp must mail a notice of approval of the merger to each dissenting shareholder within ten days after the meeting. This notice of approval must be accompanied by:

•	a copy of Sections 1300, 1301, 1302, 1303 and 1304 of Chapter 13 of the CGCL (which prescribe the procedures that you must follow to perfect your dissenters’ rights);

•	a statement of the price determined by GBC Bancorp to represent the fair market value of the shares; and

•	a brief description of the procedure that you must follow if you desire to exercise dissenters’ rights.

The statement of price constitutes an offer by GBC Bancorp to purchase the dissenting shares at that price.

In order to preserve your dissenters’ rights, within 30 days after the date on which GBC Bancorp mails the notice of approval, you must submit your share certificates to GBC Bancorp or its transfer agent to be endorsed as dissenting shares. The certificates will be stamped or endorsed with a statement that they are dissenting shares. Upon subsequent transfers, new certificates must bear a like statement together with your name as the original dissenting holder of the shares. If you transfer your dissenting shares prior to submitting them for this endorsement, the shares will lose their status as dissenting shares.

If you and GBC Bancorp (or Cathay Bancorp after the merger) agree that the shares are dissenting shares and agree on the price of the shares, upon surrender of your endorsed certificates, GBC Bancorp (or Cathay Bancorp after the merger) will make payment of that amount within 30 days after agreement is reached on the price. The amount will include interest at the legal rate on judgments from the date of agreement. Any agreement with GBC Bancorp (or Cathay Bancorp after the merger) fixing the fair market value of the dissenting shares must be filed with the Secretary of GBC Bancorp (or Cathay Bancorp after the merger).

If GBC Bancorp (or Cathay Bancorp after the merger) denies that your shares qualify as dissenting shares or fails to agree with you on the fair market value of those shares, either you or GBC Bancorp (or Cathay Bancorp after the merger) may file a complaint in the superior court of the proper county in California requesting that the court determine the issue. The complaint must be filed within six months after the date on which notice of approval of the merger is mailed to dissenting shareholders. You may join as plaintiff in such a suit filed by another dissenting shareholder, and you may be joined as a defendant in any such action brought by GBC Bancorp (or Cathay Bancorp after the merger). If the suit is not brought within six months, your shares will lose their status as dissenting shares.

On the trial of a dissenters’ rights action, the court must first determine if the shares qualify as dissenting shares. If the court determines that they are, it will either determine the fair market value or appoint one or more impartial appraisers to do so. The court will assess and apportion the costs of the action as it considers equitable. However, if the appraised value of the shares exceeds the price offered by GBC Bancorp, GBC Bancorp (or Cathay Bancorp after the merger) will pay the costs. Furthermore, if the appraised value of the shares is more than 125% of the price offered by GBC Bancorp, the court may, in its discretion, order GBC Bancorp (or Cathay Bancorp after the merger) to pay attorneys’ fees, expert witness fees and prejudgment interest.

For U.S. federal income tax purposes, a shareholder who receives a cash payment for dissenting shares will be treated as if such shares were redeemed. See “The Merger—Material U.S. Federal Income Tax Consequences” on page 59.

The Merger Agreement

The following is a summary of the material provisions of the merger agreement, a copy of which is attached to this document as Appendix A, and is qualified by reference to the complete text of the merger agreement. You should read the merger agreement in its entirety.

Structure of the Merger; Effective Time

Pursuant to the merger agreement, two mergers will happen concurrently at the effective time.

•	GBC Bancorp will merge with and into Cathay Bancorp with Cathay Bancorp as the surviving entity under the name Cathay General Bancorp. The merger will become effective at the time a certificate of merger is filed with the Delaware Secretary of State and an agreement of merger is filed with the California Secretary of State.

•	General Bank will merge with and into Cathay Bank with Cathay Bank as the surviving corporation under the name Cathay Bank. The bank merger will become effective upon the filing with the California Commissioner of Financial Institutions of an agreement of merger certified by the California Secretary of State.

The closing of the bank merger and the merger will take place on the first Friday that is a business day occurring at least two business days after all of the conditions stated in the merger agreement have been satisfied or waived, unless the parties agree to another time or date. See “—Conditions to the Completion of the Merger” on page     .

Conversion of GBC Bancorp Common Stock; Cash/Stock Election

Aggregate Merger Consideration.    Cathay Bancorp will pay both cash consideration and stock consideration in the merger. To acquire all of the outstanding shares of GBC Bancorp common stock, Cathay Bancorp will pay an aggregate of $162,400,000 in cash and will issue an aggregate of 6,750,000 shares of its common stock. However, the number of shares of Cathay Bancorp common stock to be issued in the merger can be increased at the option of Cathay Bancorp, or decreased at the option of GBC Bancorp, in the specified circumstances described below.

Per Share Merger Consideration.    For each share of GBC Bancorp common stock they hold, GBC Bancorp shareholders will receive the per share merger consideration, payable in either cash or Cathay Bancorp common stock (or a combination of both). The per share merger consideration is the combined value of the:

•	per share stock consideration; and

•	per share cash consideration.

The per share stock consideration is calculated first by dividing the number of shares of Cathay Bancorp common stock in the stock consideration (6,750,000, assuming no adjustment) by the number of shares of GBC Bancorp common stock (excluding dissenting shares) outstanding immediately prior to the merger. The per share stock consideration equals the product of this quotient and the closing price of Cathay Bancorp common stock on the trading day immediately preceding the closing.

The per share cash consideration is the amount of the cash consideration divided by the number of outstanding shares of GBC Bancorp common stock (excluding dissenting shares). GBC Bancorp shareholders will receive the same value for each share they hold, regardless of whether they receive cash or Cathay Bancorp stock or a combination of both. The per share merger consideration will not be calculated until after the merger because the numbers used to calculate it will not be known until the closing.

The U.S. federal income tax consequences of receiving cash consideration versus stock consideration will be different. See “The Merger - Material U.S. Federal Income Tax Consequences” on page     .

Dissenters’ Set Aside.    Cathay Bancorp will set aside for dissenting shareholders an amount of cash, from the $162,400,000 aggregate cash consideration, equal to the number of dissenting shares multiplied by $30.08, the closing price of GBC Bancorp common stock on May 6, 2003, the trading day immediately preceding the public announcement of the signing of the merger agreement. The remaining cash consideration will be available for allocation and distribution among the non-dissenting GBC Bancorp shareholders.

Election Opportunity.    GBC Bancorp shareholders will be offered the opportunity to elect to receive their merger consideration, for each share of GBC Bancorp common stock they hold, in the form of cash or Cathay Bancorp common stock. GBC Bancorp shareholders may make a separate election for each share they hold (regardless of whether represented by the same stock certificate). GBC Bancorp shareholders who hold shares in two or more capacities or in different names may make a separate election for each name or capacity in which the shares are held. Because the cash consideration and the stock consideration are limited, GBC Bancorp shareholders may actually receive an amount of cash and/or a number of shares of Cathay Bancorp common stock that differs from their elections. The allocation of the cash consideration and the stock consideration among GBC Bancorp shareholders will depend on, among other factors:

•	the number of shares of GBC Bancorp common stock outstanding immediately prior to the merger (because the aggregate merger consideration is fixed, subject to possible adjustment under certain circumstances described below);

•	the number of dissenting shares (because an amount will be set aside from the cash consideration for payments to dissenting shareholders before payments are made to non-dissenting GBC Bancorp shareholders);

•	the closing price of Cathay Bancorp common stock on the trading day immediately preceding the closing date (because this price will be used to value the per share merger consideration and will also affect the number of shares of GBC Bancorp common stock issued by way of cashless exercises of outstanding stock options);

•	any additional shares that Cathay Bancorp adds to the stock consideration to avoid termination of the merger agreement as described below;

•	any reduction in shares that GBC Bancorp accepts to avoid termination of the merger agreement as described below; and

•	the cash and stock elections made (or not made) by all GBC Bancorp shareholders.

If GBC Bancorp shareholders elect more Cathay Bancorp common stock in the aggregate than is available in the stock consideration, then:

•	first, the entire stock consideration will be divided pro rata among stock electors based on the number of shares for which a stock election has been made;

•	second, an amount of cash from the cash consideration will be distributed pro rata among stock electors so that the value, including shares distributed to them from the stock consideration, to be received for each share of GBC Bancorp common stock equals the per share merger consideration; and

•	third, the remaining cash consideration will be divided pro rata among cash electors and those making no election based on the number of shares held by them.

If GBC Bancorp shareholders elect more cash in the aggregate than is available in the cash consideration, then:

•	first, the entire cash consideration will be divided pro rata among cash electors based on the number of shares for which a cash election has been made;

•	second, a number of shares from the stock consideration will be distributed pro rata among cash electors so that the value, including cash distributed to them from the stock consideration, to be received for each share of GBC Bancorp common stock equals the per share merger consideration; and

•	third, the remaining stock consideration will be divided pro rata among stock electors and those making no election based on the number of shares held by them.

If GBC Bancorp shareholders do not elect more cash in the aggregate than is available in the cash consideration, and GBC Bancorp shareholders do not elect more shares in the aggregate than are available in the stock consideration, then:

•	first, a number of shares from the stock consideration will be distributed pro rata among stock electors so that the value to be received for each share of GBC Bancorp common stock equals the per share merger consideration;

•	second, an amount of cash from the cash consideration will be distributed pro rata among cash electors so that the value to be received for each share of GBC Bancorp common stock equals the per share merger consideration; and

•	third, the remaining stock consideration and cash consideration will be divided pro rata among those making no election based on the number of shares held by them.

Because GBC Bancorp shareholders can make an election with respect to each share of GBC Bancorp common stock they hold, GBC Bancorp shareholders may be considered a stock elector with respect to some of their shares and a cash elector with respect to others.

Election Procedures.    Cathay Bancorp will mail to GBC Bancorp shareholders a letter of transmittal/election form approximately 30 days prior to the closing of the merger. To make an effective election, GBC Bancorp shareholders will be required to submit a properly executed letter of transmittal/election form to the exchange agent before the election deadline. It currently is expected that the election deadline will be approximately five business days prior to the anticipated closing date. A press release announcing the election deadline will be issued near the time Cathay Bancorp mails the letter of transmittal/election form. GBC Bancorp shareholders may change or revoke their elections by written notice to the exchange agent if the notice is received before the election deadline.

A properly executed letter of transmittal/election form must be accompanied by either the GBC Bancorp stock certificates for which an election is being made or a guarantee of delivery. If a guarantee of delivery is relied on, the stock certificates must be delivered to the exchange agent by the time required in the guarantee of delivery. GBC Bancorp shareholders who do not properly complete and timely submit their letters of transmittal/election forms will be deemed to have made no election. In addition, GBC Bancorp shareholders will not receive any merger consideration until they surrender their stock certificates to the exchange agent.

Potential Stock Consideration Adjustments.    The 6,750,000 shares of Cathay Bancorp common stock to be issued in the merger may be adjusted, depending on Cathay Bancorp’s stock price, in two circumstances.

•	GBC Bancorp may terminate the merger agreement at any time during the five business days following the date when all required regulatory approvals are received (and all applicable waiting periods expire) if the average closing share price of Cathay Bancorp common stock for the 20 consecutive trading days immediately preceding that date is less than $31.52 (75% of the average closing share price for the 20 consecutive trading days immediately preceding the public announcement of signing of the merger agreement). Cathay Bancorp has the option to avoid termination by adding shares of its common stock to the stock consideration so that the aggregate value of the stock consideration equals at least $31.52 times 6,750,000, or $212,760,000.

•	Cathay Bancorp may terminate the merger agreement if the average closing share price for the 20 consecutive days immediately preceding the regulatory approval date is more than 125% of the average closing share price for the 20 consecutive days immediately preceding the public announcement date, or $52.53. GBC Bancorp has the option to avoid termination by accepting a decreased number of shares in the stock consideration so that the aggregate value of the stock consideration is not more than $52.53 times 6,750,000, or $354,577,500.

Fractional Shares

GBC Bancorp shareholders will not receive any fractional shares of Cathay Bancorp common stock in the merger. If a GBC Bancorp shareholder is entitled to a fraction of a share, the GBC Bancorp shareholder will, instead, receive an amount in cash equal to the closing share price of Cathay Bancorp common stock on the trading day immediately preceding the closing of the merger, multiplied by the fractional share. GBC Bancorp shareholders will not be entitled to dividends, voting rights, interest on the value of, or any other rights in respect of a fractional share.

GBC Bancorp Stock Options

GBC Bancorp has issued stock options under (i) Contingency Stock Option and Employment Agreements between General Bank and certain of its officers, (ii) the GBC Bancorp 1999 Employee Stock Incentive Plan and (iii) the GBC Bancorp Amended and Restated 1988 Stock Option Plan. See Note 6 to the “Unaudited ProForma Combined Condensed Consolidated Financial Information” on page 93.

Contingency Options.    Between November 1987 and January 1997, GBC Bancorp granted “contingency” options to a limited number of key management employees. These contingency options became exercisable upon signing of the merger agreement, at which time such employees held contingency options to purchase an aggregate of 320,800 shares of GBC Bancorp common stock. To facilitate the exercise of these contingency options before the merger, GBC Bancorp agreed to certain modifications of the original option grants. All holders have been offered the opportunity to exercise their contingency options automatically on a cashless basis immediately prior to the merger. In a cashless exercise, GBC Bancorp withholds and cancels a number of underlying option shares to satisfy the aggregate exercise price and any applicable withholding taxes; the holder receives the remaining underlying shares. In addition, they will not lose their contingency options if they die or are terminated without cause before the merger. As of May 31, 2003, those holding contingency options to purchase 255,600 shares have agreed to exercise them automatically on a cashless basis immediately prior to the merger. The remaining holders as of May 31, 2003, collectively holding contingency options to purchase 65,200 shares, have exercised their contingency options, or have agreed not to exercise them after the merger, and to exercise them (if at all) by paying the exercise price, and any applicable withholding taxes, in cash. After May 31, 2003, one holder of contingency options to purchase 10,000 shares of GBC Bancorp common stock agreed to exercise on a cashless basis immediately prior to the merger instead of exercising by paying cash. Shares issued upon the exercise of the contingency options (excluding shares withheld by GBC Bancorp and cancelled) will be converted into the right to receive the merger consideration. Holders who agree to exercise their contingency options automatically at closing will be given the opportunity to make a cash election or stock election with respect to the underlying option shares.

All holders of contingency options have agreed to forfeit a portion of the shares issuable upon exercise of the contingency options to the extent that such forfeiture is financially beneficial to them on an after-tax basis.

Mr. Peter Wu, the Chairman, President and Chief Executive Officer of GBC Bancorp and General Bank, who holds contingency options to purchase 110,000 shares, has agreed, conditioned upon the closing of the merger, to exercise his contingency options automatically at the closing on a cashless basis. Mr. Wu has also agreed, conditioned upon the closing of the merger, to forfeit $1,000,000 worth of the underlying option shares that have an exercise price of $2.17 per share. The number of shares that Mr. Wu will forfeit will depend on, among other things, the price of GBC Bancorp common stock on the trading day immediately preceding the closing of the merger. Assuming the closing share price of GBC Bancorp common stock on that day is $36.08 (which was the closing price on May 30, 2003), Mr. Wu would forfeit 29,490 underlying option shares (excluding any additional shares that Mr. Wu would forfeit by reason of tax considerations).

1999 Plan.    Cathay Bancorp will assume each 1999 option, whether or not vested, that is outstanding at the merger. These assumed options will continue to have, and be subject to, the same terms and conditions as originally granted. However, each assumed option will be exercisable for a number of shares of Cathay Bancorp common stock (rounded down to the nearest whole number) equal to the number of underlying option shares multiplied by the exchange ratio and will have a per share exercise price equal to the previous per share exercise price divided by the exchange ratio. The exchange ratio for the purpose of exchanging outstanding options is the ratio of the value of the per share merger consideration to one share of Cathay Bancorp common stock on the trading day immediately preceding the closing date. The 1999 plan provides for full acceleration of vesting of the underlying option shares if the option holder is terminated for any reason (other than for cause) within the one-year period following a change in control of GBC Bancorp, which includes the proposed merger.

Until the merger is completed, holders of 1999 options have the right to exercise their vested 1999 options on a cashless basis or by paying cash. GBC Bancorp is also offering these holders the right to exercise their vested 1999 options automatically on a cashless basis immediately prior to the merger if they elect to do so by [            ], 2003. GBC Bancorp is also making a special offer to each holder of 1999 options. Each holder will be offered the right to full vesting of all unvested 1999 options on the condition that the holder exercises all of his or her outstanding options (both vested and unvested) prior to the merger. As of May 31, 2003, 1,164,300 shares of GBC Bancorp common stock were subject to outstanding 1999 options, 895,800 of which were fully vested and 268,500 of which were unvested. Holders who accept the special vesting offer will have their unvested 1999 options (together with any vested 1999 options) outstanding immediately prior to the closing exercised automatically at that time on a cashless basis. Shares issued upon the exercise of the 1999 options (excluding shares withheld by GBC Bancorp and cancelled) will be converted into the right to receive the merger consideration. Holders who agree to exercise their 1999 options automatically at closing will be given the opportunity to make a cash election or stock election with respect to the underlying shares.

1988 Plan.    All outstanding 1988 options that are not exercised prior to the closing will terminate at that time. As of May 31, 2003, all of the 1988 options, which represented the right to purchase an aggregate of 324,400 shares of GBC Bancorp common stock, were vested. Holders of 1988 options have the right to exercise their 1988 options on a cashless basis. GBC Bancorp is offering these holders the right to exercise automatically on a cashless basis immediately prior to the merger. It is not known how many 1988 option holders will exercise on a cashless basis and how many will exercise by paying cash. However, it is anticipated that all outstanding 1988 options will be exercised prior to the merger. Shares issued upon the exercise of the 1988 options (excluding shares withheld by GBC Bancorp and cancelled) will be converted into the right to receive the merger consideration. Holders who agree to exercise their 1988 options automatically at closing will be given the opportunity to make a cash election or stock election with respect to the underlying shares.

Notice to Option Holders and Registration.    As soon as practicable after the merger, Cathay Bancorp will notify each holder of an assumed 1999 option of the holder’s rights under the assumed option. Within five business days after the merger, Cathay Bancorp will file a registration statement with the Securities and Exchange Commission to register the shares of Cathay Bancorp common stock issuable under the assumed options. Cathay Bancorp will also use its commercially reasonable efforts to maintain the effectiveness of the registration statement for as long as any of the assumed 1999 options remain outstanding and to cause the underlying shares to be quoted on the Nasdaq National Market.

Representations and Warranties

In the merger agreement, Cathay Bancorp, Cathay Bank, GBC Bancorp and General Bank made certain customary representations and warranties, including those related to:

•	corporate organization;

•	corporate authorization;

•	the absence of certain material conflicts;

•	capitalization;

•	disclosures in this joint proxy statement/prospectus;

•	regulatory filings;

•	compliance with applicable laws;

•	litigation matters;

•	governmental approvals;

•	receipt of fairness opinions;

•	insider interests;

•	lack of impediments to consummating the merger; and

•	insurance.

GBC Bancorp and General Bank also made additional representations and warranties, including those related to:

•	absence of applicability of anti-takeover provisions;

•	tax matters;

•	certain loans and investments;

•	allowance for credit losses;

•	employee benefit matters;

•	compliance with environmental matters;

•	materials contracts and commitments;

•	absence of material defaults under material agreements;

•	operations since December 31, 2002;

•	title to assets;

•	leases;

•	corporate books and records; and

•	the absence of undisclosed liabilities.

In addition, General Bank represented that it is in compliance in all material respects with the memorandum of understanding. See “The Merger—Regulatory Approvals—Memorandum of Understanding” on page 56.

Certain of the representations and warranties are qualified by a material adverse effect standard. A material adverse effect with respect to either GBC Bancorp or Cathay Bancorp means any effect, condition, event change or occurrence that:

•	is materially adverse to the business, assets, liabilities, prospects, results of operation or condition of Cathay Bancorp or GBC Bancorp, as the case may be, and their respective subsidiaries, taken as a whole; or

•	materially impairs the ability of Cathay Bancorp or GBC Bancorp, as the case may be, to consummate the merger.

However, in determining whether a material adverse effect has occurred there will be excluded any effect, condition, event, change or occurrence to the extent caused by:

•	any change generally affecting banks or bank holding companies in laws, regulations or rules (or interpretations thereof), or of accounting or regulatory accounting principles or requirements (unless such change has a materially disproportionate adverse effect on Cathay Bancorp or GBC Bancorp, as the case may be, relative to similarly situated banking organizations);

•	any change in conditions in (or affecting) the national or local economy or financial markets or the banking industry (unless such change has a materially disproportionate adverse effect on Cathay Bancorp or GBC Bancorp, as the case may be, relative to similarly situated banking organizations);

•	actions taken, delayed or omitted to be taken by GBC Bancorp at the request of Cathay Bancorp or Cathay Bank, or any of their representatives; or

•	any disruption of employee, customer, supplier or other similar relationships or other event or circumstance resulting from or attributable to the execution or announcement of the merger agreement or the pendency of the merger.

Conduct of Business Pending the Merger and Other Covenants

GBC Bancorp

GBC Bancorp has agreed not to declare or pay any dividend other than its regular quarterly dividend in an amount not to exceed $0.12 per share or make any other distribution with respect to its capital stock whether in cash, stock or other property without the prior written consent of Cathay Bancorp.

In addition, GBC Bancorp and its subsidiaries must continue to conduct their businesses in the ordinary course. GBC Bancorp has agreed, with certain limited exceptions, that without the prior written consent of Cathay Bancorp (which consent shall not be unreasonably withheld) it will not, among other things:

•	issue any capital stock (except subject to existing options) or any options, warrants or other rights or securities convertible into or exchangeable for any capital stock;

•	redeem, purchase or otherwise acquire any capital stock or ownership interests of GBC Bancorp or its subsidiaries or pre-pay or voluntarily re-pay any subordinated debt or trust preferred securities of GBC Bancorp;

•	effect a reclassification, recapitalization, split-up, exchange of shares, readjustment or other similar change in or to any capital stock, or otherwise reorganize or recapitalize;

•	change its articles of incorporation or bylaws;

•	except for the hiring of at-will employees in the ordinary course of business, enter into any new or modify any existing employment agreement, severance agreement, change of control agreement or plan, or materially increase compensation (other than routine annual increases consistent with past practices), or pay any bonus (except in accordance with existing bonus plans for which accruals have been made), to directors, officers or employees;

•	adopt or make any change in any bonus, insurance, bank-owned life insurance policy, or pension or other benefit plan;

•	except for deposit-taking or other funding in the ordinary course of business, borrow any funds, or indirectly guarantee any obligations of others;

•	except for credits or commitments already approved, (i) make any loan or extend any line of credit that would require the approval of General Bank’s Executive Loan Committee under existing loan approval authority granted to General Bank’s management, (ii) make any loan or extend any line of credit to any new customer in excess of $5,000,000 or (iii) restructure, renew, extend, modify or otherwise amend any (1) unsecured loan or line of credit that is classified as “substandard” or worse in excess of $1,000,000 or (2) secured loan or line of credit that is classified as “substandard” or worse in excess of $3,000,000;

•	make any material changes in its policies concerning loan underwriting or who may approve loans;

•	invest in investment securities other than U.S. Treasury securities or other U.S. government or government agency obligations, readily marketable securities, or highly rated investment-grade securities;

•	except for liens permitted in the merger agreement, place on any of its assets or properties any mortgage, pledge, lien, charge or other encumbrance;

•	sell or otherwise dispose of any interest in real property or any material amount of tangible personal property (other than property acquired in foreclosure);

•	foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon;

•	knowingly or willfully commit any act or fail to commit any act which will cause a material breach of any agreement, contract or commitment;

•	except for property acquired in foreclosure, purchase (i) any real or tangible personal property or make any capital expenditure where the amount paid or committed therefor is in excess of $100,000 or (ii) any fixed asset which has a purchase price individually in excess of $100,000 or in the aggregate in excess of $500,000;

•	enter into or acquire any derivatives contract; or

•	knowingly or willfully take any action that would materially impede or delay the consummation of the transactions contemplated by the merger agreement or the ability to obtain the required regulatory approvals or to perform its covenants and agreements under the merger agreement.

GBC Bancorp has also agreed, and has agreed to cause its subsidiaries, to, with certain limited exceptions, among other things:

•	use its commercially reasonable efforts to maintain its properties and assets in their present state of repair;

•	use its commercially reasonable efforts to maintain its insurance policies;

•	use its best efforts to operate in a manner such that it will be in compliance with the requirements of the November 4, 2002 memorandum of understanding;

•	maintain an allowance for credit losses by application of its policies and methodologies for establishment of such allowances and the requirements of accounting principles generally accepted in the United States of America;

•	permit designated representatives of Cathay Bancorp to attend and participate (but not vote) in all loan committee meetings, and meet with these representatives monthly to review General Bank’s loan portfolio; and

•	consult with Cathay Bancorp about any proposed settlement or disposition of litigation involving amounts in excess of $250,000.

In addition, GBC Bancorp has agreed that, immediately prior to the merger (but only on satisfaction or waiver of all conditions to closing), it will, consistent with applicable law and accounting regulations, establish and take such reserves and accruals as Cathay Bancorp may reasonably request to conform its allowance for credit losses, accrual, reserve and other accounting policies to Cathay Bancorp’s policies.

Cathay Bancorp

Cathay Bancorp has agreed not to declare or pay any dividend other than its regular quarterly dividend in an amount exceeding $0.14 per share or make any other distribution with respect to its capital stock whether in cash, stock or other property.

In addition, Cathay Bancorp and Cathay Bank must continue to conduct their businesses in the ordinary course. Cathay Bancorp and Cathay Bank have agreed, with certain limited exceptions, that they will not, among other things:

•	issue any capital stock or any options, warrants or other rights to subscribe for or purchase capital stock or any securities convertible into or exchangeable for any capital stock;

•	effect a reclassification, recapitalization, split-up, exchange of shares, readjustment or other similar change in or to any capital stock or otherwise reorganize or recapitalize;

•	change their certificate or articles, as the case may be, of incorporation or bylaws;

•	knowingly or willfully commit any act or fail to commit any act which will cause a material breach of any agreement, contract or commitment; or

•	knowingly or willfully take any action that would materially impede or delay the consummation of the transactions contemplated by the merger agreement or the ability to obtain any regulatory approvals or to perform their covenants and agreements under the merger agreement.

Cathay Bancorp has also agreed, and has agreed to cause its subsidiaries, to, with certain limited conditions and exceptions, among other things:

•	not enter into any transaction that would require filing any application under the Bank Merger Act or Sections 3, 4 or 5 of the Bank Holding Company Act of 1956;

•	maintain the employee benefit plans of GBC Bancorp and General Bank until such time as it arranges for the continuing GBC Bancorp and General Bank employees to participate in its employee benefit plans on terms no less favorable than those provided to similarly situated employees;

•	give continuing GBC Bancorp and General Bank employees full credit for all purposes, including eligibility to participate and vesting, under its employee benefit plans;

•	not terminate the GBC Bancorp and General Bank employee benefit plans unless and until it is able to cause all pre-existing condition, actively-at-work or similar limitations, eligibility waiting periods and evidence of insurability requirements to be waived with respect to the continuing GBC Bancorp employees;

•	honor the terms and conditions of GBC Bancorp’s and General Bank’s profit sharing and incentive compensation program until the effective time of the merger;

•	pay cash to the continuing GBC Bancorp and General Bank employees for all unused vacation in excess of ten days;

•	indemnify the officers and directors of GBC Bancorp and General Bank for litigation expenses and settlement amounts to the fullest extent permitted under applicable law with respect to acts or omissions made prior to the effective time of the merger; and

•	maintain the directors’ and officers’ liability insurance of GBC Bancorp and General Bank, or an equivalent policy, for at least six years after the effective time of the merger.

Additional Covenants

The parties have also agreed that they will, with certain limited exceptions and conditions, among other things:

•	afford to each other’s accountants, counsel and other representatives access to all of their properties and records and use their commercially reasonable efforts to furnish all other information concerning their business, properties and personnel as may be reasonably requested;

•	give notice of and hold their respective stockholders’ meetings for the purpose of voting on the merger agreement and the proposed merger;

•	use their commercially reasonable efforts to complete the proposed merger as soon as practicable, including filing all regulatory applications that they are responsible for filing with all applicable regulatory authorities and cooperating with each other in seeking regulatory approvals;

•	deliver to the other monthly internal unaudited financial statements, financial reports, balance sheets and budget analyses prepared for internal use and the quarterly call report filed with the California Department of Financial Institutions and the Federal Deposit Insurance Corporation, and additional filings with regulatory agencies;

•	provide to each other reports on litigation involving it and any of its subsidiaries as the other may reasonably request; and

•	use commercially reasonable efforts to cause the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and to take no action to jeopardize that qualification.

No Solicitation

Neither GBC Bancorp, Cathay Bancorp nor any of their subsidiaries may take any of the following actions:

•	Solicit, initiate, participate in discussions of, or encourage or take any other action to facilitate any inquiry or proposal relating to any acquisition proposal (as defined below); or

•	Solicit, initiate, participate in discussions of, or encourage or take any other action to facilitate any inquiry or proposal, or enter into any agreement, arrangement or understanding regarding any proposal or transaction providing for or requiring them to abandon, terminate or fail to consummate the merger agreement, under any of the instances described above.

An “acquisition proposal” is any of the following (except for the merger and the bank merger):

•	Any proposal for a merger or consolidation or any similar transaction of any company with, as the case may be, either GBC Bancorp or Cathay Bancorp;

•	Any proposal for a purchase, lease or other acquisition of a material portion of the assets of either GBC Bancorp or Cathay Bancorp;

•	Any proposal for a purchase or other acquisition of “beneficial ownership” by any “person” or “group” (as such terms are defined in Section 13(d)(3) of the Securities Exchange Act of 1934) which would cause the person or group to become the beneficial owner of securities representing 25% or more of the voting power of GBC Bancorp or Cathay Bancorp;

•	A public proxy or consent solicitation made to GBC Bancorp shareholders or Cathay Bancorp stockholders seeking proxies in opposition to any proposal relating to any of the transactions contemplated by the merger agreement;

•	The filing of an application or notice with any federal or state regulatory authority (which application has been accepted for processing) seeking approval to engage in one or more of the transactions referenced above; or

•	The making of a bona fide offer to the board of directors of GBC Bancorp or Cathay Bancorp by written communication, that is or becomes the subject of public disclosure, to engage in one or more of the transactions referenced above.

However, if GBC Bancorp receives an acquisition proposal from a third party, GBC Bancorp may provide information requested by the third party and negotiate and enter into a definitive agreement with the third party if GBC Bancorp’s board of directors determines in good faith after consultation with counsel that the exercise of its fiduciary duties to the GBC Bancorp shareholders requires it to take these actions. The GBC Bancorp board of directors may also withdraw its favorable recommendation or recommend disapproval of the merger agreement in these circumstances, and none of these actions, if duly taken, will be deemed a breach of the merger agreement. Exercise of these rights regarding an unsolicited acquisition proposal may trigger the obligation of GBC Bancorp to pay a $16,000,000 termination fee. See “The Merger Agreement—Expenses” on page 79.

Cathay Bancorp may provide information to and enter into negotiations with a third party with respect to an acquisition proposal if Cathay Bancorp’s board of directors determines in good faith after consultation with counsel that the exercise of its fiduciary duties to the Cathay Bancorp stockholders requires it to do so. In addition, Cathay Bancorp or Cathay Bank may entertain or solicit an acquisition proposal for the acquisition of a financial institution having total assets of not more than $500,000,000. However, Cathay Bancorp and Cathay Bank may not enter into any definitive agreement or file any regulatory applications with respect to the acquisition until after the merger or unless the merger agreement has been terminated.

Financing

Cathay Bancorp has agreed that it will (i) raise sufficient additional capital prior to October 31, 2003 (or such later date as the closing date may be extended to under the terms of the merger agreement) so that Cathay Bancorp, as set forth in the pro forma financial statements on page 93, a version of which will be included in the regulatory applications, will be “well capitalized” within the meaning of applicable federal bank regulations, or (ii) otherwise demonstrate in the regulatory applications that Cathay Bancorp will be “well capitalized” without raising additional capital. To be “well capitalized,” Cathay Bancorp will need to have Tier-1 risk-based capital of at least 6% and total risk-based capital of at least 10% and a leverage ratio of at least 5%. See “Regulation and Supervision—Prompt Corrective Action Provisions” on page 83.

Cathay Bancorp has entered into a letter agreement with a third party pursuant to which such entity has agreed to arrange the sale of $20,000,000 of trust preferred securities to be issued by Cathay Bancorp. The letter agreement contains a preliminary term sheet describing the terms of the trust preferred securities. While the preliminary term sheet does not require that the trust preferred securities be rated by a rating agency, Cathay Bancorp has agreed to obtain a rating from Moody’s and Fitch if the memorandum of understanding issued with respect to General Bank is not terminated within 60 days after the effective time of the proposed merger. See “The Merger—Regulatory Approvals—Memorandum of Understanding” on page 56 for a description of the memorandum of understanding. The securities mature 30 years after issuance. It is currently anticipated that Cathay Bancorp will issue these trust preferred securities by the end of June 2003. There is a risk, however, that the transactions contemplated by the letter agreement may not occur or, if they do occur, may not be on the terms set forth in the preliminary term sheet. The securities will be issued to the third party at a 1.5% discount. The third party will pay the amount of that discount to Credit Suisse First Boston as a placement fee.

Cathay Bancorp intends to raise an additional $20,000,000 in trust preferred securities on or before the proposed merger. There is a risk, however, that Cathay Bancorp may not be able to raise these additional amounts on commercially reasonable terms, if at all.

Conditions to Completion of the Merger

The obligations of Cathay Bancorp and GBC Bancorp to consummate the merger are subject to the satisfaction or waiver of the following conditions, among others:

•	the absence of any injunction or other legal proceeding preventing the merger;

•	receipt of all required regulatory approvals;

•	the absence of any newly enacted statute, rule, regulation or order that will prohibit ownership or operation by Cathay Bancorp of all or a material portion of the assets of GBC Bancorp and its subsidiaries, taken as a whole;

•	the registration statement of which this joint proxy statement/prospectus is a part must be declared effective, no proceedings must be pending or threatened by the Securities and Exchange Commission, and the registration statement must not be subject to a stop order of any state securities authority;

•	there must not be (i) general suspension of trading in, or limitation on prices for, securities on the Nasdaq National Market for a period in excess of five hours (excluding any organized halt triggered solely as a result of a specified decrease in a market index or suspensions or limitations resulting solely from physical damage, technological or software breakdowns or malfunctions or interference with such exchanges not related to market conditions); or (ii) a declaration by a governmental entity of a banking moratorium or any suspension of payments in respect of banks in the United States of America; and

•	the shareholders of GBC Bancorp and stockholders of Cathay Bancorp must approve the merger.

The obligations of GBC Bancorp and General Bank to consummate the merger are subject to the satisfaction or waiver of the following conditions, among others:

•	the representations of Cathay Bancorp and Cathay Bank must remain accurate, except to the extent that any inaccuracies will not result in a material adverse effect on Cathay Bancorp;

•	Cathay Bancorp and Cathay Bank must perform in all material respects their obligations under the merger agreement (including the financing obligation discussed above);

•	Cathay Bancorp must not have suffered a material adverse effect since the date of the merger agreement;

•	GBC Bancorp must receive an opinion from its special tax counsel to the effect that the merger will qualify as a reorganization under the Internal Revenue Code; and

•	no governmental entity may impose any non-standard or unduly burdensome condition relating to the merger that would materially adversely affect the economic benefits of the merger to GBC Bancorp or its shareholders.

The obligations of Cathay Bancorp and Cathay Bank to consummate the merger are subject to satisfaction or waiver of the following conditions, among others:

•	General Bank’s Tier 1 leverage ratio as defined in federal bank regulations applicable to General Bank must be at least 7.5% as of its latest complete fiscal quarter prior to the closing date;

•	General Bank’s percentage of nonaccrual loans and leases to total loans and leases (except for those previously identified to Cathay Bancorp) must be less than 2.85% as of the end of the month preceding the closing date;

•	the representations of GBC Bancorp and General Bank must remain accurate, except to the extent any inaccuracies will not result in a material adverse effect on GBC Bancorp;

•	GBC Bancorp and General Bank must perform in all material respects their obligations under the merger agreement;

•	GBC Bancorp must not have suffered a material adverse effect since the date of the merger agreement;

•	Cathay Bancorp must receive an opinion from its special tax counsel to the effect that the merger will qualify as a reorganization under the Internal Revenue Code; and

•	no governmental entity shall have imposed any non-standard or unduly burdensome condition relating to the merger that would materially adversely affect the economic benefits of the merger to Cathay Bancorp and its stockholders.

Termination

The merger agreement may be terminated at any time prior to the merger by:

•	the mutual written consent of Cathay Bancorp and GBC Bancorp;

•	Cathay Bancorp or GBC Bancorp if there is a final judicial or regulatory determination denying any regulatory approval application;

•	Cathay Bancorp or GBC Bancorp before October 31, 2003 if any of the conditions to the obligations of the other party to the merger agreement are rendered impossible to be satisfied or fulfilled by that date (other than by reason of a breach by the party seeking to terminate);

•	Cathay Bancorp or GBC Bancorp, if the other’s stockholders fail to approve the merger agreement and the merger at their respective special stockholders’ meetings (unless the failure to obtain stockholder approval is principally caused by breach of the merger agreement by the party seeking to terminate);

•	Cathay Bancorp or GBC Bancorp, in the event of a material breach (constituting or resulting in a material adverse effect) by the other party of any representation or warranty in the merger agreement that cannot be or is not cured within 30 days after notice of the breach is given by the non-breaching party;

•	Cathay Bancorp or GBC Bancorp, in the event of a material breach by the other party of a covenant in the merger agreement that cannot be or is not cured within 30 days after notice of the breach is given by the non-breaching party; and

•	Cathay Bancorp or GBC Bancorp on or after October 31, 2003 in the event the merger has not been completed by that date, unless failure to perform an obligation in the merger agreement by the party seeking to terminate contributes materially to or results in the failure of the merger to occur. Cathay Bancorp and GBC Bancorp each has the right to extend the October 31, 2003 deadline by an additional 60 days if the closing does not occur because of a delay in the receipt of regulatory approvals or the failure of the registration statement to be declared effective, and there exists a reasonable basis to believe that the regulatory approvals are likely to be received in that 60-day period;

•	GBC Bancorp, if the cash consideration exceeds 55% of the total merger consideration;

•

GBC Bancorp, at any time during the five business days following the date when all required regulatory approvals are received and all applicable waiting periods expire, if the average closing share price of Cathay Bancorp common stock for the 20 consecutive trading days immediately preceding that date is less than $31.52 (which represents 75% of the average closing share price of Cathay Bancorp common stock for the 20 consecutive trading days immediately preceding the date on which the signing of the merger agreement was first publicly announced). Cathay Bancorp may avoid termination by adding shares of its common stock to the stock consideration so that the aggregate value of the stock consideration is at least equal to $31.52 times 6,750,000, or $212,760,000;

•	Cathay Bancorp, at any time during the five business days following the regulatory approval date, if the average closing share price of Cathay Bancorp common stock for the 20 consecutive trading days immediately preceding the regulatory approval date is greater than $52.53 (which represents 125% of the average closing share price of Cathay Bancorp common stock for the 20 consecutive trading days immediately preceding the public announcement date). GBC Bancorp may avoid termination by accepting less shares of Cathay Bancorp common stock in the stock consideration so that the aggregate value of the stock consideration equals not more than $52.53 times 6,750,000, or $354,577,500;

•	Cathay Bancorp, if the GBC Bancorp special shareholders’ meeting does not take place or the GBC Bancorp board of directors adversely alters in a material respect its favorable recommendation to its shareholders, and the merger proposal is not approved by GBC Bancorp’s shareholders, or if GBC Bancorp willfully abandons the merger in material breach of the merger agreement, and neither Cathay Bank nor Cathay Bancorp is, as at that time, in material breach of the merger agreement; and

•	GBC Bancorp, if it receives an acquisition proposal from a third party and GBC Bancorp’s board of directors withdraws its favorable recommendation or recommends disapproval of the merger agreement upon its good faith determination after consultation with counsel that its fiduciary duties to GBC Bancorp’s shareholders under applicable law requires it to do so; provided that Cathay Bancorp has the right to propose adjustments in the terms and conditions of the merger agreement and GBC Bancorp must first cause its financial and legal advisors to negotiate the proposed adjustments with Cathay Bancorp in good faith without, however, there being any obligation to agree to them.

If Cathay Bancorp seeks to terminate because of the failure of General Bank to satisfy the Tier 1 leverage ratio condition or the nonaccrual loans and leases percentage test described in “—Conditions to Completion of the Merger” on page 76, GBC Bancorp will have 30 days from the date on which Cathay Bancorp gives notice of termination to cure the unsatisfied condition.

If the merger agreement is terminated, the merger will not occur. However, termination will not relieve a breaching party from any liability for any willful breach giving rise to the termination.

Nonsolicitation.    If the merger agreement is terminated, then GBC Bancorp and General Bank on the one hand and Cathay Bancorp and Cathay Bank on the other hand have agreed that, for a period of twelve months from the termination date, they will not solicit for employment or employ any executives employed by the other parties or any other employees of the other parties or their subsidiaries. However, the parties may hire any employee or executive who has voluntarily left or has been terminated by the other parties or their subsidiaries prior to the commencement of employment discussions. Also, any party may hire any employee responding to general advertising for employees not targeted specifically at the other parties’ employees and hire any individual employee of a party who initiates employment discussions with the other parties.

Standstill.    If the merger agreement is terminated, then GBC Bancorp and General Bank on the one hand and Cathay Bancorp and Cathay Bank on the other hand have agreed that, for a period of twelve months following the termination date, they and their affiliates will not:

•	acquire or attempt to acquire, ownership of any of the other parties’ voting securities, all or substantially all of the other parties’ assets, or any rights or options to acquire such ownership; or

•	otherwise seek or propose to the other parties any merger, business combination, restructuring, recapitalization or similar transaction to or with any of the other parties or any of their subsidiaries or otherwise propose to influence, advise, change or control the other parties’ managements, boards of directors, governing instruments, affairs or policies.

Expenses

Each party will bear its own expenses relating to the merger agreement and to complete the merger. However, Cathay Bancorp and GBC Bancorp will share equally all third-party costs for printing this joint proxy statement/prospectus.

Each of Cathay Bancorp and GBC Bancorp must pay a $2,000,000 fee to the other if the merger agreement is terminated because its shareholders do not approve the merger proposal (and the other party is not in material breach of the merger agreement). This requirement does not apply in circumstances in which the $16,000,000 termination fee discussed below is payable.

GBC Bancorp must pay a $16,000,000 fee to Cathay Bancorp in the following three circumstances:

•	Cathay Bancorp (not itself being in material breach) terminates the merger agreement because (i) the GBC Bancorp special shareholders’ meeting does not take place, (ii) GBC Bancorp’s board of directors adversely alters in a material respect its favorable recommendation and the merger is not approved by the GBC Bancorp shareholders, or (iii) GBC Bancorp willfully abandons the merger in material breach of the merger agreement;

•	GBC Bancorp terminates the merger agreement because it has received an acquisition proposal from a third party and its board of directors, in the exercise of what it believes in good faith to be its fiduciary duty, is required under applicable law to withdraw its favorable recommendation or recommends disapproval of the merger proposal (as described above); or

•	Upon satisfaction of all of the following conditions:

o	Cathay Bancorp terminates the merger agreement because GBC Bancorp shareholders do not approve the merger proposal;

o	a third-party acquisition proposal is publicly disclosed prior to the GBC Bancorp special shareholders’ meeting and is not withdrawn; and

o	GBC Bancorp executes a definitive agreement with respect to that acquisition proposal within six months after the merger agreement is terminated.

Amendment; Waiver

The parties may amend the merger agreement in writing at any time before or after approval of GBC Bancorp’s shareholders. However, after GBC Bancorp’s shareholders approve the merger agreement, no amendment may change the form or value of the merger consideration without further approval by GBC Bancorp’s shareholders and, if required, Cathay Bancorp’s stockholders.

The parties may waive in writing any term, provision or condition in the merger agreement (other than the requirement of GBC Bancorp shareholder approval).

Other Material Agreements Relating to the Merger

Voting Agreements

In connection with the execution of the merger agreement, some directors of GBC Bancorp, who together hold approximately 24% of the outstanding shares of GBC Bancorp common stock, executed a voting agreement with Cathay Bancorp under which they agreed, among other things, to vote their shares in favor of the merger. The voting agreements automatically terminate upon completion of the merger or the date the merger agreement is terminated.

Nonsolicitation Agreements

In connection with the execution of the merger agreement, all outside directors of GBC Bancorp (with one exception) executed a nonsolicitation agreement with Cathay Bancorp. Under the nonsolicitation agreements, the outside directors agreed, for a period of one year following the closing of the merger, not to induce any customer or supplier, or any employee with the rank of vice president or higher, of Cathay Bancorp to terminate that person’s relationship with Cathay Bancorp. The director who did not execute the nonsolicitation agreement already has an agreement to the same effect included in his agreement covering his retirement benefits.

Affiliate Agreements

All GBC Bancorp directors executed affiliate agreements in connection with the execution of the merger agreement. Under the affiliate agreements, the directors acknowledged the resale restrictions imposed by Rule 145 of the Securities Act of 1933 and agreed, among other things, not to resell any shares of Cathay Bancorp common stock they receive in the merger unless the resale is registered, or exempt from the registration requirements, under the Securities Act of 1933. GBC Bancorp will use its commercially reasonable efforts to obtain executed affiliate agreements from its executive officers prior to the merger. See “The Merger—Resales of Cathay Bancorp Common Stock” on page 62.

Operations Following the Merger

As a result of the merger, GBC Bancorp will merge into Cathay Bancorp, the name of which will be changed to Cathay General Bancorp, and General Bank will merge into Cathay Bank, with Cathay Bank as the surviving bank. Mr. Peter Wu, Chairman, President and Chief Executive Officer of GBC Bancorp and General Bank, will become Executive Vice Chairman and Chief Operating Officer of Cathay Bancorp and of Cathay Bank. Mr. Wu will join Dunson K. Cheng, the Chairman of the Board and President of Cathay Bancorp, as members of an Office of the President/CEO.

Cathay Bancorp will expand its board of directors to include Mr. Peter Wu and two other current GBC Bancorp or General Bank board members designated by Cathay Bancorp. Mr. Wu will serve as a class I director (with a term expiring at the 2006 annual meeting) and as Executive Vice Chairman. One of the other two appointees will be a class II director (with a term expiring at the 2004 annual meeting) and the other will be a class III director (with a term expiring at the 2005 annual meeting). The two directors other than Mr. Wu have not yet been designated by Cathay Bancorp. In addition, the three directors will join the board of directors of Cathay Bank.

Regulation and Supervision

General

Cathay Bancorp, GBC Bancorp, Cathay Bank and General Bank are subject to significant regulation and restrictions by federal and state regulatory agencies. The following discussion of statutes and regulations is only a brief summary and does not purport to be complete. This discussion is qualified in its entirety by reference to the statutes and regulations referred to. No assurance can be given that these statutes and regulations will not change in the future.

Holding Company Regulation

Cathay Bancorp and GBC Bancorp are bank holding companies within the meaning of the Bank Holding Company Act and are registered as such with the Federal Reserve Board. A bank holding company is required to file with the Federal Reserve Board annual reports and other information regarding its business operations and those of its subsidiaries. It is also subject to examination by the Federal Reserve Board and is required to obtain Federal Reserve Board approval before acquiring, directly or indirectly, ownership or control of any voting shares of any bank if it would thereby directly or indirectly own or control more than 5% of the voting stock of that bank, unless it already owns a majority of the voting stock. In 1997, the Federal Reserve Board adopted a policy for risk-focused supervision of small bank holding companies that do not engage in significant non-banking activities. Under this policy, examinations focus on whether a bank holding company has systems in place to manage the risks inherent in its business. In analyzing risk, the Federal Reserve Board looks at the financial condition of the holding company and its subsidiary banks, management, compliance with laws and regulations, inter-company transactions and any new or contemplated activities. The Federal Reserve Board has by regulation determined certain activities in which a bank holding company may or may not engage. With certain exceptions, a bank holding company may engage only in the business of banking or managing or controlling banks or furnishing services to or performing services for its subsidiary banks or activities that are closely related to banking activities. The permissible activities and affiliations of certain bank holding companies have recently been expanded. See “—Financial Modernization Act” on page 87.

A holding company for a bank and any subsidiary which it acquires or organizes are deemed to be affiliates of the bank within the meaning set forth in the Federal Reserve Act and are subject to the Federal Reserve Act. This means, for example, that there are limitations on loans by the bank to affiliates, on investments by the bank in any affiliate’s stock and on the bank’s taking any affiliate’s stock as collateral for loans to any borrower. All affiliate transactions must satisfy certain limitations and otherwise be on terms and conditions that are consistent with safe and sound banking practices. In this regard, banks generally may not purchase from any affiliate a low-quality asset (as that term is defined in the Federal Reserve Act). Also, transactions by the bank with an affiliate must be on substantially the same terms as would be available for non-affiliates. As bank holding companies and banks, Cathay Bancorp, Cathay Bank, GBC Bancorp and General Bank are currently subject to these restrictions and Cathay Bancorp and Cathay Bank will continue to be after the merger is completed.

Cathay Bancorp and Cathay Bank, and GBC Bancorp and General Bank, are also subject to certain restrictions with respect to underwriting, public sale and distribution of securities. They are also prohibited from engaging in certain tie-in arrangements in connection with the extension of credit. For example, generally neither bank may extend credit on the condition that the customer obtain some additional service from the bank or its parent company, or refrain from obtaining such service from a competitor.

Bank Regulation

Federal law mandates frequent examinations of all banks, with the costs of examinations to be assessed against the bank. In the case of both Cathay Bank and General Bank, their primary federal regulator is the Federal Deposit Insurance Corporation, or the FDIC. The federal banking regulatory agencies have substantial enforcement powers over the depository institutions that they regulate. Civil and criminal penalties may be imposed on such institutions and persons associated with those institutions for violations of laws or regulation.

As California state-chartered banks whose accounts are insured by the FDIC up to a maximum of $100,000 per depositor, Cathay Bank and General Bank are subject to regulation, supervision and regular examination by the California Commissioner of Financial Institutions, or the California Commissioner, and the FDIC, and must comply with certain regulations of the Federal Reserve Board. The regulations of these agencies govern most aspects of the banks’ businesses, including the making of periodic reports, their activities relating to dividends, investments, loans, borrowings, capital requirements, certain check-clearing activities, branching, mergers and acquisitions, reserves against deposits and numerous other areas. Supervision, legal action and examination by these agencies is generally intended to protect depositors, creditors, borrowers and the deposit insurance fund and generally is not intended for the protection of stockholders.

The activities of Cathay Bank and General Bank are also regulated by state law. State law, for example, regulates certain loans to any officer of Cathay Bank or General Bank, directly or indirectly, or to any related corporation in which such officer is a shareholder, director, officer or employee.

Subject to certain limitations, California law permits California state-chartered banks to invest in the stock and equity securities of other corporations, to engage directly in, or invest directly in subsidiaries which conduct, real estate related activities (including property management and real estate appraisal), and to participate in management consulting and data processing services for third parties. The Federal Deposit Insurance Corporation Improvement Act of 1991, or FDICIA, limits the powers, including investment authority, of state banks to those activities that are either permitted to national banks, or activities that the FDIC finds do not pose a significant risk to the deposit insurance fund. In November 1998, the FDIC announced it would make it easier for well-run state banks to engage in real estate and securities underwriting, if permitted by state law. State banks are now required to file notice of intention to engage in such activities.

FDICIA places limits on brokered deposits and extends the limits to any bank that is not “well capitalized” or has been notified that it is in “troubled condition.” A well-capitalized institution (which generally includes an institution that is considered well capitalized for purposes of the prompt corrective action regulations discussed below) may still accept brokered deposits without restriction, unless it has been informed by its appropriate Federal regulatory agency that it is in “troubled condition.” All other insured depository institutions are prohibited from accepting brokered deposits unless a waiver is obtained from the FDIC. If a waiver is obtained, the interest paid on deposits may not exceed the rate paid for deposits in the bank’s normal market area, or the national rate as determined in the FDIC’s regulation.

Capital Adequacy Requirements

Cathay Bancorp and GBC Bancorp are subject to the capital adequacy regulations of the Federal Reserve Board, and Cathay Bank and General Bank are subject to the capital adequacy regulations of FDICIA. Those regulations incorporate both risk-based and leverage capital requirements. Each of the federal regulators has established risk-based and leverage capital guidelines for banks or bank holding companies it regulates, which set total capital requirements and define capital in terms of “core capital elements,” or Tier 1 capital; and “supplemental capital elements,” or Tier 2 capital. Tier 1 capital is generally defined as the sum of the core capital elements less goodwill and certain other deductions, notably the unrealized net gains or losses (after tax adjustments) on available for sale investment securities carried at fair market value. The following items are defined as core capital elements: (i) common shareholders’ equity; (ii) qualifying noncumulative perpetual preferred stock and related surplus; and (iii) minority interests in the equity accounts of consolidated subsidiaries. Trust preferred securities may also constitute up to 25% of Tier 1 capital. Supplementary capital elements include: (i) allowance for loan and lease losses (but not more than 1.25% of an institution’s risk-weighted assets); (ii) perpetual preferred stock and related surplus not qualifying as core capital; (iii) hybrid capital instruments, perpetual debt and mandatory convertible debt instruments; and (iv) term subordinated debt and intermediate-term preferred stock and related surplus. The maximum amount of supplemental capital elements which qualifies as Tier 2 capital is limited to 100% of Tier 1 capital, net of goodwill.

The minimum required ratio of qualifying total capital to total risk-weighted assets, or the total risk-based capital ratio, is 8.0%, at least one-half of which must be in the form of Tier 1 capital, and the minimum required ratio of Tier 1 capital to total risk-weighted assets, or the Tier 1 risk-based capital ratio, is 4.0%. Risk-based capital ratios are calculated to provide a measure of capital that reflects the degree of risk associated with a banking organization’s operations for both transactions reported on the balance sheet as assets, and transactions, such as letters of credit and recourse arrangements, which are recorded as off-balance sheet items. Under the risk-based capital guidelines, the nominal dollar amounts of assets and credit-equivalent amounts of off-balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk, such as certain U.S. Treasury securities, to 100% for assets with relatively high credit risk, such as business loans. As of March 31, 2003 and December 31, 2002, Cathay Bank’s total risk-based capital ratios were 12.79% and 12.65%, and its Tier 1 risk-based capital ratios were 11.68% and 11.57%. As of March 31, 2003 and December 31, 2002, Cathay Bancorp’s Total Risk-Based Capital ratios were 13.14% and 13.01% and its Tier 1 risk-based capital ratios were 12.03% and 11.93%. As of March 31, 2003 and December 31, 2002, General Bank’s total risk-based capital ratios were 12.70% and 12.62%, and its Tier 1 risk-based capital ratios were 11.44% and 11.37%. As of March 31, 2003 and December 31, 2002, GBC Bancorp’s Total Risk-Based Capital ratios were 13.61% and 13.62% and its Tier 1 risk-based capital ratios were 10.52% and 10.51%.

The risk-based capital requirements also take into account concentrations of credit (i.e., relatively large proportions of loans involving one borrower, industry, location, collateral or loan type) and the risks of “non-traditional” activities (those that have not customarily been part of the banking business). The regulations require institutions with high or inordinate levels of risk to operate with higher minimum capital standards, and authorize the regulators to review an institution’s management of such risks in assessing an institution’s capital adequacy.

The risk-based capital regulations also include exposure to interest rate risk as a factor that the regulators will consider in evaluating a bank’s capital adequacy. Interest rate risk is the exposure of a bank’s current and future earnings and equity capital arising from adverse movements in interest rates. While interest risk is inherent in a bank’s role as financial intermediary, it introduces volatility to bank earnings and to the economic value of the institution.

The FDIC and the Federal Reserve Board also require the maintenance of a leverage capital ratio designed to supplement the risk-based capital guidelines. Banks and bank holding companies that have received the highest rating of the five categories used by regulators to rate banks and are not anticipating or experiencing any significant growth must maintain a ratio of Tier 1 capital (net of all intangibles) to adjusted total assets of at least 3%. All other institutions are required to maintain a leverage ratio of at least 100 to 200 basis points above the 3% minimum, for a minimum of 4% to 5%. Pursuant to federal regulations, banks must maintain capital levels commensurate with the level of risk to which they are exposed, including the volume and severity of problem loans, and federal regulators may, however, set higher capital requirements when a bank’s particular circumstances warrant. As of March 31, 2003 and December 31, 2002, Cathay Bank’s leverage capital ratios were 9.64% and 9.80%. As of March 31, 2003 and December 31, 2002, Cathay Bancorp’s leverage capital ratios were 9.93% and 10.11%, exceeding regulatory minimums. As of March 31, 2003 and December 31, 2002, General Bank’s leverage capital ratios were 8.09% and 7.91%, exceeding the 7.5% minimum leverage capital ratio required by the memorandum of understanding. As of March 31, 2003 and December 31, 2002, GBC Bancorp’s leverage capital ratios were 7.46% and 7.33%, exceeding regulatory minimums.

Prompt Corrective Action Provisions

Federal law requires each federal banking agency to take prompt corrective action to resolve the problems of insured financial institutions, including but not limited to those that fall below one or more prescribed minimum capital ratios. The federal banking agencies have by regulation defined the following five capital categories: “well capitalized” (total risk-based capital ratio of 10%; Tier 1 risk-based capital ratio of 6%; and leverage capital ratio of 5%); “adequately capitalized” (total risk-based capital ratio of 8%; Tier 1 risk-based capital ratio of 4%; and leverage capital ratio of 4%) (or 3% if the institution receives the highest rating from its primary regulator); “undercapitalized” (total risk-based capital ratio of less than 8%; Tier 1 risk-based capital ratio of less than 4%; or leverage capital ratio of less than 4%) (or 3% if the institution receives the highest rating from its primary regulator); “significantly undercapitalized” (total risk-based capital ratio of less than 6%; Tier 1 risk-based capital ratio of less than 3%; or leverage capital ratio less than 3%); and “critically undercapitalized” (tangible equity to total assets less than 2%). A bank may be treated as though it were in the next lower capital category if after notice and the opportunity for a hearing, the appropriate federal agency finds an unsafe or unsound condition or practice so warrants, but no bank may be treated as “critically undercapitalized” unless its actual capital ratio warrants such treatment.

At each successively lower capital category, an insured bank is subject to increased restrictions on its operations. For example, a bank is generally prohibited from paying management fees to any controlling persons or from making capital distributions if to do so would make the bank “undercapitalized.” Asset growth and branching restrictions apply to undercapitalized banks, which are required to submit written capital restoration plans meeting specified requirements (including a guarantee by the parent holding company, if any).

“Significantly undercapitalized” banks are subject to broad regulatory authority, including among other things, capital directives, forced mergers, restrictions on the rates of interest they may pay on deposits, restrictions on asset growth and activities, and prohibitions on paying certain bonuses without FDIC approval. Even more severe restrictions apply to critically undercapitalized banks. Most importantly, except under limited circumstances, not later than 90 days after an insured bank becomes critically undercapitalized, the appropriate federal banking agency is required to appoint a conservator or receiver for it.

In addition to measures taken under the prompt corrective action provisions, insured banks may be subject to potential actions by the federal regulators for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the issuance of cease and desist orders, termination of insurance of deposits (in the case of a bank), the imposition of civil money penalties, the issuance of directives to increase capital, formal and informal agreements, or removal and prohibition orders against “institution-affiliated” parties.

Safety and Soundness Standards

The federal banking agencies have also adopted guidelines establishing safety and soundness standards for all insured depository institutions. Those guidelines relate to internal controls, information systems, internal audit systems, loan underwriting and documentation, compensation and interest rate exposure. In general, the standards are designed to assist the federal banking agencies in identifying and addressing problems at insured depository institutions before capital becomes impaired. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan and institute enforcement proceedings if an acceptable compliance plan is not submitted.

Premiums for Deposit Insurance

The FDIC regulations also implement a risk-based premium system, whereby insured depository institutions are required to pay insurance premiums depending on their risk classification. Under this system, institutions such as Cathay Bank and General Bank which are insured by the Bank Insurance Fund are categorized into one of three capital categories (well capitalized, adequately capitalized, and undercapitalized) and one of three supervisory categories based on federal regulatory evaluations. The three supervisory categories are:

•	financially sound with only a few minor weaknesses (Group A);

•	demonstrates weaknesses that could result in significant deterioration (Group B); and

•	poses a substantial probability of loss (Group C).

The capital ratios used by the FDIC to define well capitalized, adequately capitalized and undercapitalized are the same in the FDIC’s prompt corrective action regulations. The current Bank Insurance Fund base assessment rates (expressed as cents per $100 of deposits) are summarized as follows:

	Group A	Group B	Group C
Well capitalized	0	3	17
Adequately capitalized	3	10	24
Undercapitalized	10	24	27

In addition, banks must pay a fluctuating amount towards the retirement of the Financing Corporation bonds issued in the 1980s to assist in the recovery of the savings and loan industry.

Dividends

Holders of Cathay Bancorp common stock and GBC Bancorp are entitled to receive dividends as and when declared by the boards of directors of these companies out of funds legally available therefor under the laws of their respective states of incorporation.

Delaware corporations such as Cathay Bancorp may make distributions to their stockholders out of their surplus, or out of their net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. However, dividends may not be paid out of a corporation’s net profits if, after the payment of the dividend, the corporation’s capital would be less than the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

California corporations such as GBC Bancorp may make distributions to their shareholders if the corporation’s retained earnings equal at least the amount of the proposed distribution. In the event sufficient retained earnings are not available for the proposed distribution, a corporation may nevertheless make a distribution to its shareholders if, after giving effect to the distribution, the corporation’s assets equal at least 125% of its liabilities and certain other conditions are met. Since the 125% ratio translates into a minimum capital ratio of 25%, most bank holding companies, including GBC Bancorp based on its current capital ratios, are unable to meet this last test and so must have sufficient retained earnings to fund the proposed distribution.

The Federal Reserve Board has advised bank holding companies that it believes that payment of cash dividends in excess of current earnings from operations is inappropriate and may be cause for supervisory action. As a result of this policy, banks and their holding companies may find it difficult to pay dividends out of retained earnings from historical periods prior to the most recent fiscal year or to take advantage of earnings generated by extraordinary items such as sales of buildings or other large assets in order to generate profits to enable payment of future dividends. Further, the Federal Reserve Board’s position that holding companies are expected to provide a source of managerial and financial strength to their subsidiary banks potentially restricts a bank holding company’s ability to pay dividends.

Cathay Bank and General Bank are legal entities which are separate and distinct from their holding companies. Cathay Bancorp and GBC Bancorp receive income through dividends paid by their respective bank subsidiaries. Subject to the regulatory restrictions described below, future cash dividends by Cathay Bank after the merger and the bank merger will depend upon management’s assessment of future capital requirements, contractual restrictions and other factors.

The powers of the respective boards of directors of Cathay Bank and General Bank to declare a cash dividend to their holding companies are subject to California law, which restricts the amount available for cash dividends to the lesser of the retained earnings or the respective bank’s net income for its last three fiscal years (less any distributions to shareholders made during such period). Where the above test is not met, cash dividends may still be paid, with the prior approval of the California Commissioner in an amount not exceeding the greatest of (1) retained earnings of the bank; (2) the net income of the bank for its last fiscal year; or (3) the net income of the bank for its current fiscal year. See the Notes to Consolidated Financial Statements in the Annual Reports on Form 10-K for the year ended December 31, 2002 of Cathay Bancorp and GBC Bancorp, incorporated herein by reference, for the payment of dividends at December 31, 2002.

Under the Federal Deposit Insurance Act, bank regulators also have authority to prohibit a bank from engaging in business practices which are considered to be unsafe or unsound. It is possible, depending upon the financial condition of the banks and other factors, that such regulators could assert that the payment of dividends or other payments might, under certain circumstances, be an unsafe or unsound practice, even if technically permissible.

In addition, under the memorandum of understanding, General Bank cannot pay cash dividends if the payment would result in the noncompliance with the Tier 1 leverage capital ratio requirement. See “The Merger—Regulatory Approvals—Memorandum of Understanding” on page 56 for a description of the memorandum of understanding.

Community Reinvestment Act

Cathay Bank and General Bank are subject to certain requirements and reporting obligations involving Community Reinvestment Act, or CRA, activities. The CRA generally requires the federal banking agencies to evaluate the record of a financial institution in meeting the credit needs of its local communities, including low- and moderate-income neighborhoods. The CRA further requires the agencies to take into account a financial institution’s record of meeting its community credit needs when evaluating applications for, among other things, domestic branches, consummating mergers or acquisitions, or holding company formations. In measuring a bank’s compliance with its CRA obligations, the regulators utilize a performance-based evaluation system which bases CRA ratings on the bank’s actual lending service and investment performance, rather than on the extent to which the institution conducts needs assessments, documents community outreach activities or complies with other procedural requirements. In connection with its assessment of CRA performance, the FDIC assigns a rating of “outstanding,” “satisfactory,” “needs to improve” or “substantial noncompliance.” Based on the most recently released public reports (January 2001 for Cathay Bank and April 2002 for General Bank), both Cathay Bank and General Bank received “satisfactory” ratings.

Other Consumer Protection Laws and Regulations

Examination and enforcement have become intense, and banks have been advised to monitor carefully compliance with various consumer protection laws and their implementing regulations. The federal Interagency Task Force on Fair Lending issued a policy statement on discrimination in home mortgage lending describing three methods that federal agencies will use to prove discrimination: overt evidence of discrimination, evidence of disparate treatment, and evidence of disparate impact. Due to heightened regulatory concern related to compliance with consumer protection laws and regulations generally, Cathay Bank and General Bank may incur additional compliance costs or be required to expend additional funds for investments in the local communities they serve.

In addition to the other laws and regulations discussed herein, the banks are subject to certain consumer and public interest laws and regulations that are designed to protect customers in transactions with banks. While the list set forth below is not exhaustive, these laws and regulations include the Truth in Lending Act, the Truth in Savings Act, the Electronic Funds Transfer Act, the Expedited Funds Availability Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Real Estate Settlement Procedures Act, the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and the Right to Financial Privacy Act. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with customers when taking deposits, making loans, collecting loans and providing other services. The banks must comply with the applicable provisions of these laws and regulations as part of their ongoing customer relations. Failure to comply with these laws and regulations can subject them to various penalties, including but not limited to enforcement actions, injunctions, fines or criminal penalties, punitive damages to consumers and the loss of certain contractual rights.

The Americans with Disabilities Act, in conjunction with similar California legislation, has increased the cost of doing business for banks. The legislation requires employers with 15 or more employees and all businesses operating “commercial facilities” or “public accommodations” to accommodate disabled employees and customers. The Americans with Disabilities Act has two major objectives: (i) to prevent discrimination against disabled job applicants, job candidates and employees, and (ii) to provide disabled persons with ready access to commercial facilities and public accommodations. Commercial facilities, such as Cathay Bank and

General Bank, must ensure that all new facilities are accessible to disabled persons, and in some instances may be required to adapt existing facilities to make them accessible.

Interstate Banking and Branching

The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, or the Interstate Banking Act, regulates the interstate activities of banks and bank holding companies and establishes a framework for nationwide interstate banking and branching. Since June 1, 1997, a bank in one state has generally been permitted to merge with a bank in another state without the need for explicit state law authorization. However, states were given the ability to prohibit interstate mergers with banks in their own state by “opting-out” (enacting state legislation applying equality to all out-of-state banks prohibiting such mergers) prior to June 1, 1997.

Since 1995, adequately capitalized and managed bank holding companies have been permitted to acquire banks located in any state, subject to two exceptions: first, any state may still prohibit bank holding companies from acquiring a bank which is less than five years old; and second, no interstate acquisition can be completed by a bank holding company if the acquiror would control more than 10% of the deposits held by insured depository institutions nationwide or 30% or more of the deposits held by insured depository institutions in any state in which the target bank has branches.

A bank may establish and operate de novo branches in any state in which that bank does not maintain a branch if that state has enacted legislation to expressly permit all out-of-state banks to establish branches in that state.

In 1995, California enacted legislation to implement important provisions of the Interstate Banking Act and to repeal California’s previous interstate banking laws, which were largely preempted by the Interstate Banking Act.

The changes effected by Interstate Banking Act and California laws have increased competition in the environment in which Cathay Bank and General Bank operate to the extent that out-of-state financial institutions directly or indirectly enter the banks’ respective market areas. It appears that the Interstate Banking Act has contributed to the accelerated consolidation of the banking industry. While many large out-of-state banks have already entered the California market as a result of this legislation, it is not possible to predict the precise impact of this legislation on Cathay Bancorp, Cathay Bank, GBC Bancorp and General Bank and the competitive environment in which they operate.

Financial Modernization Act

The Gramm-Leach-Bliley Financial Modernization Act became effective March 11, 2000. It repealed two provisions of the Glass-Steagall Act: Section 20, which restricted the affiliation of Federal Reserve Member Banks with firms “engaged principally” in specified securities activities; and Section 32, which restricted officer, director, or employee interlocks between a member bank and any company or person “primarily engaged” in specified securities activities. In addition, it also contains provisions that expressly preempt any state law restricting the establishment of financial affiliations, primarily related to insurance. The general effect of the law is to establish a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms, and other financial service providers by revising and expanding the Bank Holding Company Act framework to permit a holding company system to engage in a full range of financial activities through a new entity known as a financial holding company. “Financial activities” is broadly defined to include not only banking, insurance, and securities activities, but also merchant banking and additional activities that the Federal Reserve, in consultation with the Secretary of the Treasury, determines to be financial in nature, incidental to such financial activities, or complementary activities that do not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally.

Generally, the Financial Modernization Act:

•	Repeals historical restrictions on, and eliminates many federal and state law barriers to, affiliations among banks, securities firms, insurance companies, and other financial service providers;

•	Provides a uniform framework for the functional regulation of the activities of banks, savings institutions, and their holding companies;

•	Broadens the activities that may be conducted by national banks, banking subsidiaries of bank holding companies, and their financial subsidiaries;

•	Provides an enhanced framework for protecting the privacy of consumer information;

•	Adopts a number of provisions related to the capitalization, membership, corporate governance, and other measures designed to modernize the Federal Home Loan Bank system;

•	Modifies the laws governing the implementation of the CRA; and

•	Addresses a variety of other legal and regulatory issues affecting both day-to-day operations and long-term activities of financial institutions.

In order for Cathay Bancorp to take advantage of the ability to affiliate with other financial services providers, it must become a “financial holding company” as permitted under an amendment to the Bank Holding Company Act effected by the Financial Modernization Act. To do so, Cathay Bancorp would file a declaration with the Federal Reserve Board electing to engage in activities permissible for financial holding companies and certifying that it is eligible to do so because all of its insured depository institution subsidiaries are well-capitalized and well-managed. In addition, the Federal Reserve must also determine that the insured depository institution subsidiary has at least a “satisfactory” CRA rating. Cathay Bancorp currently meets the requirements to make an election to become a financial holding company but its management has not determined to become financial holding company. In addition, Cathay Bancorp is examining its strategic business plan to determine whether, based on market conditions, the relative financial conditions of Cathay Bancorp and its subsidiaries, regulatory capital requirements, general economic conditions, the effect of the pending merger with GBC Bancorp and other factors, Cathay Bancorp desires to utilize any of its expanded powers provided in the Financial Modernization Act after the merger is completed.

GBC Bancorp had received financial holding company status, but as a result of the regulatory rating received by General Bank in connection with the circumstances described in the memorandum of understanding (see summary under “The Merger—Regulatory Approvals—Memorandum of Understanding” on page 56), GBC Bancorp was no longer eligible to retain its status as a financial holding company and informed the Federal Reserve Bank of San Francisco of its decision to decertify itself. GBC Bancorp had not utilized the expanded authorities that were available to it as a financial holding company.

The Financial Modernization Act required that designated federal regulatory agencies, including the FDIC, the Federal Reserve Board, the Comptroller of the Currency and the Securities and Exchange Commission, publish regulations to implement certain provisions of the Act. These agencies have cooperated in the release of rules that establish minimum requirements to be followed by financial institutions for protecting the privacy of financial information provided by consumers. The agencies’ rules, which establish privacy standards to be followed by state banks such as Cathay Bank and General Bank, requires a financial institution to (i) provide notice to customers about its privacy policies and practices, (ii) describe the conditions under which the institution may disclose nonpublic personal information about consumers to nonaffiliated third parties, and (iii) provide a method for consumers to prevent the financial institution from disclosing that information to nonaffiliated third parties by “opting out” of that disclosure.

The Financial Modernization Act also includes a new section of the Federal Deposit Insurance Act governing subsidiaries of state banks that engage in “activities as principal that would only be permissible” for a national bank to conduct in a financial subsidiary. It expressly preserves the ability of a state bank to retain all existing subsidiaries. Because California permits commercial banks chartered by the state to engage in any activity permissible for national banks, Cathay Bank and General Bank are permitted to form subsidiaries to engage in the activities authorized by the Financial Modernization Act to the same extent as a national bank. In order to form a financial subsidiary, a bank must be well-capitalized and would be subject to the same capital deduction, risk management and affiliate transaction rules as applicable to national banks.

Cathay Bancorp and GBC Bancorp do not believe that the Financial Modernization Act will have a material adverse effect on Cathay Bancorp’s operations in the near-term after the merger. However, to the extent that it permits banks, securities firms, and insurance companies to affiliate, the financial services industry may experience further consolidation. The Financial Modernization Act is intended to grant to community banks certain powers as a matter of right that larger institutions have accumulated on an ad hoc basis. Nevertheless, this act may have the result of increasing the amount of competition that Cathay Bancorp and GBC Bancorp and their respective bank subsidiaries face from larger institutions and other types of companies offering financial products, many of which may have substantially more financial resources.

Regulation W

On December 12, 2002, the Federal Reserve adopted Regulation W, the rule that comprehensively implements Sections 23A and 23B of the Federal Reserve Act. The rule is effective April 1, 2003.

Sections 23A and 23B and Regulation W limit the risks to a bank from transactions between the bank and its affiliates and limit the ability of a bank to transfer to its affiliates the benefits arising from the bank’s access to insured deposits, the payment system and the discount window and other benefits of the Federal Reserve System. The statute and rule impose quantitative and qualitative limits on the ability of a bank to extend credit to, or engage in certain other transactions with, an affiliate (and a nonaffiliate if an affiliate benefits from the transaction). However, certain transactions that generally do not expose a bank to undue risk or abuse the safety net are exempted from coverage under Regulation W.

Historically, a subsidiary of a bank was not considered an affiliate for purposes of Sections 23A and 23B, since their activities were limited to activities permissible for the bank itself. The Financial Modernization Act authorized “financial subsidiaries” that may engage in activities not permissible for a bank. These financial subsidiaries are now considered affiliates. Certain transactions between a financial subsidiary and another affiliate of a bank are also covered by Sections 23A and 23B under Regulation W.

Regulation W has certain exemptions, including:

•	For state-chartered banks, an exemption for subsidiaries lawfully conducting non-bank activities before issuance of the final rule.

•	An exemption for extensions of credit by a bank under a general purpose credit card where the borrower uses the credit to purchase goods or services from an affiliate of the bank, so long as less than 25% of the aggregate amount of purchases with the card are purchases from an affiliate of the bank (a bank that does not have non-financial affiliates is exempt from the 25% test).

•	An exemption for loans by a bank to a third party secured by securities issued by a mutual fund affiliate of the bank (subject to a number of conditions).

•	An exemption that would permit a banking organization to engage more expeditiously in internal reorganization transactions involving a bank’s purchase of assets from an affiliate (subject to a number of conditions).

The final rule contains new valuation rules for a bank’s investments in, and acquisitions of, affiliates. The Federal Reserve expects examiners and other supervisory staff to review intercompany transactions closely for compliance with the statutes and Regulation W and to resolve any violations or potential violations quickly.

Sarbanes-Oxley Act

The Sarbanes-Oxley Act of 2002 implemented legislative reforms applicable to companies with securities traded publicly in the United States of America. The Sarbanes-Oxley Act is intended to address corporate and accounting fraud and contains provisions dealing with corporate governance and management, disclosure, oversight of the accounting profession and auditor independence. Although Cathay Bancorp and GBC Bancorp anticipate that they will incur additional expenses in complying with the provisions of the Sarbanes-Oxley Act, they do not expect that compliance will have a material impact on the their respective financial conditions or results of operations.

Source of Strength Policy

According to Federal Reserve Board policy, bank holding companies are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each such subsidiary.

USA Patriot Act

The terrorist attacks in September 2001 impacted the financial services industry and led to the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA Patriot Act. Part of the USA Patriot Act is the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, or IMLAFATA.

IMLAFATA authorizes the Secretary of the Treasury, in consultation with the heads of other government agencies, to adopt special measures applicable to banks, bank holding companies, and/or other financial institutions. These measures may include enhanced recordkeeping and reporting requirements for certain financial transactions that are of primary money laundering concern, due diligence requirements concerning the beneficial ownership of certain types of accounts, and restrictions or prohibitions on certain types of accounts with foreign financial institutions.

Among its other provisions, IMLAFATA requires each financial institution to: (i) establish an anti-money laundering program; (ii) establish due diligence policies, procedures and controls with respect to its private banking accounts and correspondent banking accounts involving foreign individuals and certain foreign banks; and (iii) avoid establishing, maintaining, administering, or managing correspondent accounts in the United States of America for, or on behalf of, a foreign bank that does not have a physical presence in any country. In addition, IMLAFATA contains a provision encouraging cooperation among financial institutions, regulatory authorities and law enforcement authorities with respect to individuals, entities and organizations engaged in, or reasonably suspected of engaging in, terrorist acts or money laundering activities. IMLAFATA expands the circumstances under which funds in a bank account may be forfeited and requires covered financial institutions to respond under certain circumstances to requests for information from federal banking agencies within 120 hours. IMLAFATA also amends the Bank Holding Company Act and the Bank Merger Act to require the federal banking agencies to consider the effectiveness of a financial institution’s anti-money laundering activities when reviewing an application under these acts.

IMLAFATA became effective July 23, 2002. Additional regulations were adopted during 2002 and 2003 to implement minimum standards to verify customer identity, to encourage cooperation among financial institutions, federal banking agencies, and law enforcement authorities regarding possible money laundering or terrorist activities, to prohibit the anonymous use of “concentration accounts,” and to require all covered financial institutions to have in place a Bank Secrecy Act compliance program.

Cathay Bancorp and GBC Bancorp have not determined the impact that IMLAFATA will have on their operations.

Cross-Institution Assessments

Any insured depository institution owned by a bank holding company can be assessed for losses incurred by the FDIC in connection with assistance provided to, or the failure of, any other depository institution owned by the bank holding company.

Audit Requirements

Each of Cathay Bank and General Bank is required to have an annual independent audit, alone or as a part of its bank holding company’s audit, and to prepare all financial statements in accordance with accounting principles generally accepted in the United States of America. Each bank is also required to have an independent audit committee comprised entirely of outside directors or to have an audit committee with the same composition as its holding company. Under National Association of Securities Dealers (NASD) on-time certifications, Cathay Bancorp and GBC Bancorp have each certified that their respective audit committees have adopted formal written charters and meet the requisite number of directors, independence and qualification standards. After consummation of the merger with General Bank, Cathay Bank will have more than $3 billion in total assets and as such, will fall under the FDIC requirements for audit committees of large institutions. Cathay Bancorp will need to maintain an audit committee which shall include members with banking or related financial management expertise, have access to its own outside counsel, and not include members who are large customers of Cathay Bank.

Impact of Monetary Policies

The earnings and growth of Cathay Bank and General Bank are largely dependent on their ability to maintain a favorable differential or spread between the yield on their interest-earning assets and the rates paid on their deposits and other interest-bearing liabilities. As a result, each bank’s performance is influenced by general economic conditions, both domestic and foreign, the monetary and fiscal policies of the federal government, and the policies of the regulatory agencies. The Federal Reserve Board implements national monetary policies (such as seeking to curb inflation and combat recession) by its open-market operations in U.S. Government securities, by adjusting the required level of reserves for financial institutions subject to its reserve requirements and by varying the discount rate applicable to borrowings by banks from the Federal Reserve Banks. The actions of the Federal Reserve Board in these areas influence the growth of bank loans, investments and deposits and also affect interest rates charged on loans and deposits. The nature and impact of any future changes in monetary policies cannot be predicted.

Environmental Regulation

Federal, state and local regulations regarding the discharge of materials into the environment may have an impact on banks and their holding companies. Under federal law, liability for environmental damage and the cost of cleanup may be imposed upon any person or entity who owns or operates contaminated property. State law provisions, which were modeled after Federal law, impose substantially similar requirements. Both federal and state laws were amended in 1996 to provide generally that a lender who is not actively involved in operating the contaminated property will not be liable to clean up the property, even if the lender has a security interest in the property or becomes an owner of the property through foreclosure.

The Economic Growth Act includes protection for lenders from liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 by adding a new section which specifies the actions a lender may take with respect to lending and foreclosure activities without incurring environmental clean-up liability or responsibility. Under this section, typical contractual provisions regarding environmental issues in the loan documentation and due diligence inspections conducted in connection with lending transactions will not lead to lender liability for clean-up, and a lender may foreclose on contaminated property, so long as the lender merely maintains the property and moves to divest it at the earliest possible time.

Under California law, a lender generally will not be liable to the State for the cost associated with cleaning up contaminated property unless the lender realized some benefit from the property, failed to divest the property promptly, caused or contributed to the release of the hazardous materials, or made the loan primarily for investment purposes.

The extent of the protection provided by both the federal and state lender protection statutes will depend on the interpretation of those statutes by administrative agencies and courts, and Cathay Bancorp and GBC Bancorp cannot predict whether they will be adequately protected for the types of loans made by their respective banks.

In addition, Cathay Bank and General Bank remain subject to the risk that a borrower’s financial position will be impaired by liability under the environmental laws and that property securing a loan made by Cathay Bank or General Bank may be environmentally impaired and therefore not provide adequate security for the loan. California law provides some protection against the second risk by establishing certain additional, alternative remedies for a lender in circumstances where the property securing a loan is later found to be environmentally impaired, permitting the lender to pursue remedies against the borrower other than foreclosure under the deed of trust.

Cathay Bank and General Bank attempt to protect their positions against the remaining environmental risks by performing due diligence. Environmental questionnaires and information on use of toxic substances are requested as part of the banks’ underwriting procedures. The banks make lending decisions based upon their evaluation of the collateral, the net worth of the borrower and the borrower’s capacity for unforeseen business interruptions or risks.

Other Pending and Proposed Legislation

Other legislative and regulatory initiatives which could affect Cathay Bancorp, Cathay Bank, GBC Bancorp, General Bank and the banking industry in general are pending, and additional initiatives may be proposed or introduced, before the U.S. Congress, the California legislature and other governmental bodies in the future. Such proposals, if enacted, may further alter the structure, regulation and competitive relationship among financial institutions, and may subject Cathay Bancorp and Cathay Bank to increased regulation, disclosure and reporting requirements following the merger. In addition, the various banking regulatory agencies often adopt new rules and regulations to implement and enforce existing legislation. It cannot be predicted whether, or in what form, any such legislation or regulations may be enacted or the extent to which the business of Cathay Bancorp or Cathay Bank would be affected thereby.

Unaudited Pro Forma Combined Condensed Consolidated Financial Information

The following pro forma information presents financial data as of and for the three months ended March 31, 2003 and for the year ended December 31, 2002 for Cathay Bancorp after giving effect to the completion of:

•	the proposed mergers of GBC Bancorp into Cathay Bancorp and of General Bank into Cathay Bank; and

•	the issuance of trust preferred securities, as described in note 5(k) to the unaudited pro forma combined condensed consolidated financial statements, and the application of the net proceeds from that issuance.

The pro forma financial data give effect to the mergers under the purchase accounting method in accordance with accounting principles generally accepted in the United States of America. The unaudited pro forma combined condensed consolidated financial statements combine the historical condensed consolidated financial statements of Cathay Bancorp and GBC Bancorp, giving effect to the mergers as if they had been effective on March 31, 2003 with respect to the unaudited pro forma combined condensed consolidated statement of financial condition, and as of the beginning of the periods indicated with respect to the unaudited pro forma combined condensed consolidated statements of operations.

The information for the year ended December 31, 2002 is derived from:

•	the audited consolidated financial statements, including the related notes, of Cathay Bancorp incorporated by reference in this joint proxy statement/prospectus; and

•	the audited consolidated financial statements, including the related notes, of GBC Bancorp incorporated by reference in this joint proxy statement/prospectus.

Cathay Bancorp’s unaudited pro forma combined condensed consolidated statement of operations for the year ended December 31, 2002 should be read in conjunction with the historical consolidated financial statements, and related notes thereto, described above that have been incorporated by reference into this joint proxy statement/prospectus.

The information as of and for the three months ended March 31, 2003 is derived from:

•	the unaudited condensed consolidated financial statements, including related notes, of Cathay Bancorp as of and for the three months ended March 31, 2003, incorporated by reference in this joint proxy statement/prospectus; and

•	the unaudited consolidated financial statements, including related notes, of GBC Bancorp as of and for the three months ended March 31, 2003, incorporated by reference in this joint proxy statement/prospectus.

Cathay Bancorp’s unaudited pro forma combined condensed consolidated financial statements as of and for the three months ended March 31, 2003 should be read in conjunction with the historical financial statements, and related notes thereto, described above that have been incorporated by reference into this joint proxy statement/prospectus.

Cathay Bancorp expects to incur reorganization and restructuring expenses in connection with the proposed mergers. The effect of the estimated merger and reorganization costs expected to be incurred by Cathay Bancorp in connection with the proposed mergers have been reflected in the unaudited pro forma combined condensed consolidated statement of financial condition. The pro forma financial information does not reflect any divestures of branches or deposits that may be required in connection with the mergers. Therefore, the pro forma financial information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not attempt to predict or suggest future results. The pro forma financial information also does not attempt to show how the combined company would actually have performed had the companies been combined throughout the periods presented. Cathay Bancorp has included in the pro forma combined condensed consolidated financial statements all the adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of results of the historical periods.

Given the information regarding the proposed mergers, the actual consolidated financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein because, among other reasons:

•	the number of shares of Cathay Bancorp common stock to be issued in the merger, under specified conditions, may be increased at the option of Cathay Bancorp, or decreased at the option of GBC Bancorp;

•	assumptions used in preparing the pro forma financial data may be revised in the future due to the number of options actually exercised in the period prior to completion of the merger, changes in values of assets, including finalization of the calculation of a core deposit intangible, and changes in operating results between the dates of the unaudited pro forma financial data and the date on which the mergers take place; and

•	adjustments may need to be made to the unaudited historical financial data upon which such pro forma data are based.

CATHAY BANCORP, INC. AND SUBSIDIARY

PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL CONDITION AS OF MARCH 31, 2003

(Unaudited)

	Cathay Bancorp	GBC Bancorp	Pro Forma Adjustments		Pro Forma Combined
	(In thousands, except share and per share data)
Assets
Cash and due from banks	$87,046	$39,326	$(162,400	)c.	$3,972
			40,000	k.
Federal funds sold and securities purchased under agreements to resell	8,000	146,500			154,500

Cash and cash equivalents	95,046	185,826	(122,400)		158,472
Trading securities	—	1			1
Securities available-for-sale	327,440	1,039,654			1,367,094
Securities held-to-maturity	459,839	—			459,839
Loans	1,955,514	1,260,672			3,216,186
Less: Allowance for loan losses	(25,963)	(27,635)			(53,598)
Unamortized deferred loan fees	(4,821)	(6,106)			(10,927)

Loans, net	1,924,730	1,226,931	—		3,151,661
Other real estate owned, net	653	—			653
Investments in real estate, net	21,647	1,463			23,110
Premises and equipment, net	29,463	5,967			35,430
Customers’ liability on acceptances	10,696	9,020			19,716
Goodwill	6,552	4,515	205,463	d.	216,530
Accrued interest receivable and other assets	36,542	33,804	78,700	d.	154,471
			5,425	e.

Total assets	$2,912,608	$2,507,181	$167,188		$5,586,977

Liabilities and Stockholders’ Equity
Deposits
Non-interest-bearing demand deposits	$321,423	$250,056			$571,479
Interest-bearing deposits:
NOW deposits	156,474	534,262			690,736
Money market and savings deposits	478,075	94,795			572,870
Time deposits under $100	434,985	151,072			586,057
Time deposits of $100 or more	1,025,482	883,377			1,908,859

Total deposits	2,416,439	1,913,562	—		4,330,001

Securities sold under agreements to repurchase	125,500	4,500			130,000
Advances from Federal Home Loan Bank	50,000	297,400			347,400
Acceptances outstanding	10,696	9,020			19,716
Trust preferred securities	—	—	40,000	k.	40,000
Subordinated debt	—	39,432			39,432
Other liabilities	13,264	37,431	49,097	f.	99,792

Total liabilities	2,615,899	2,301,345	89,097		5,006,341

Stockholders’ Equity
Preferred stock	—	—			—
Common stock	183	—	68	g.	251
Treasury stock, at cost	(8,810)	—			(8,810)
Additional paid-in-capital	73,382	73,265	210,592	g.	357,239
Unearned compensation	(1,840)	—	(1,834	)g.	(3,674)
Deferred compensation	—	2,103	(267	)g.	1,836
Accumulated other comprehensive income, net	5,290	14,970	(14,970	)h.	5,290
Retained earnings	228,504	115,498	(115,498	)h.	228,504

Total stockholders’ equity	296,709	205,836	78,091		580,636

Total liabilities and stockholders’ equity	$2,912,608	$2,507,181	$167,188		$5,586,977

See Accompanying Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Information.

CATHAY BANCORP, INC. AND SUBSIDIARY

PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2003

(Unaudited)

	Cathay Bancorp	GBC Bancorp	Pro Forma Adjustments		Pro Forma Combined
	(In thousands, except share and per share data)
INTEREST INCOME
Interest on loans	$26,524	$19,729			$46,253
Interest on securities available-for-sale	2,987	11,084			14,071
Interest on securities held-to-maturity	5,884	—			5,884
Interest on federal funds sold and securities purchased under agreements to resell	173	489			662
Interest on deposits with banks and other	2	3			5

Total interest income	35,570	31,305	—		66,875

INTEREST EXPENSE
Time deposits of $100 or more	5,200	5,676			10,876
Other deposits	2,681	2,155			4,836
Other borrowed funds	1,254	3,953	$450	i.	5,657

Total interest expense	9,135	11,784	450		21,369

Net interest income before provision for loan losses	26,435	19,521	(450)		45,506
Provision for loan losses	1,650	4,618			6,268

Net interest income after provision for loan losses	24,785	14,903	(450)		39,238

NON-INTEREST INCOME
Securities gains	1,795	—			1,795
Letters of credit commissions and depository fees	1,831	1,730			3,561
Other operating income (expense)	1,577	(753)			824

Total non-interest income	5,203	977	—		6,180

NON-INTEREST EXPENSE
Salaries and employee benefits	6,643	5,244			11,887
Occupancy expense	981	1,010			1,991
Computer and equipment expense	820	639			1,459
Other real estate owned	46	—			46
Operations of investments in real estate	525	—			525
Other operating expense	2,319	2,757	1,968	a.	7,044

Total non-interest expense	11,334	9,650	1,968		22,952

Income before income tax expense	18,654	6,230	(2,418)		22,466
Income tax expense	6,120	2,110	(190	)j.	7,213
			(827	)b.

Net income	$12,534	$4,120	$(1,401)		$15,253

Net income per common share:
Basic	$0.70				$0.62
Diluted	$0.69				$0.61
Cash dividends paid per common share	$0.140				$0.158
Basic average common shares outstanding	18,003,791		6,750,000		24,753,791
Diluted average common shares outstanding	18,117,001		6,750,000		24,867,001

See Accompanying Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Information.

CATHAY BANCORP, INC. AND SUBSIDIARY

PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2002

(Unaudited)

	Cathay Bancorp	GBC Bancorp	Pro Forma Adjustments		Pro Forma Combined
	(In thousands, except share and per share data)
INTEREST INCOME
Interest on loans	$107,693	$82,607			$190,300
Interest on securities available-for-sale	14,847	62,258			77,105
Interest on securities held-to-maturity	20,676	—			20,676
Interest on federal funds sold and securities purchased under agreements to resell	813	2,020			2,833
Interest on deposits with banks and other	32	21			53

Total interest income	144,061	146,906	—		290,967

INTEREST EXPENSE
Time deposits of $100 or more	23,351	24,190			47,541
Other deposits	13,388	12,055			25,443
Other borrowed funds	3,181	16,442	$1,800	i.	21,423

Total interest expense	39,920	52,687	1,800		94,407

Net interest income before provision for loan losses	104,141	94,219	(1,800)		196,560
Provision for loan losses	6,000	76,364			82,364

Net interest income after provision for loan losses	98,141	17,855	(1,800)		114,196

NON-INTEREST INCOME
Securities gains	1,926	10,127			12,053
Letters of credit commissions and depository fees	7,702	7,460			15,162
Other operating income (expense)	6,543	(8,698)			(2,155)

Total non-interest income	16,171	8,889	—		25,060

NON-INTEREST EXPENSE
Salaries and employee benefits	25,716	21,116			46,832
Occupancy expense	3,730	4,129			7,859
Computer and equipment expense	3,225	3,187			6,412
Other real estate owned (income)	(349)	(131)			(480)
Operations of investments in real estate	2,038	—			2,038
Other operating expense	8,957	10,110	7,870	a.	26,937

Total non-interest expense	43,317	38,411	7,870		89,598

Income before income tax expense	70,995	(11,667)	(9,670)		49,658
Income tax expense	22,295	(5,877)	(760	)j.	12,358
			(3,300	)b.

Net income	$48,700	$(5,790)	$(5,610)		$37,300

Net income per common share:
Basic	$2.71				$1.51
Diluted	$2.69				$1.50
Cash dividends paid per common share	$0.545				$0.621
Basic average common shares outstanding	17,991,333		6,750,000		24,741,333
Diluted average common shares outstanding	18,115,119		6,750,000		24,865,119

See Accompanying Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Information.

Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Information

Note 1:    Basis of Presentation of Mergers

On May 7, 2003, Cathay Bancorp announced that it had executed a definitive agreement on May 6, 2003, whereby GBC Bancorp will merge into Cathay Bancorp, and General Bank, a wholly owned subsidiary of GBC Bancorp, will merge into Cathay Bank, a wholly owned subsidiary of Cathay Bancorp. It is expected that the mergers will close in the fourth quarter of 2003. Therefore, Cathay Bancorp’s historical financial statements as of and for the three months ended March 31, 2003 and for the year ended December 31, 2002 do not include the financial position and results of GBC Bancorp and its subsidiaries.

The unaudited pro forma combined condensed consolidated statements of operations for the three months ended March 31, 2003 and for the year ended December 31, 2002 are presented as if the mergers occurred at the beginning of the respective periods. The unaudited pro forma combined condensed consolidated statement of financial condition as of March 31, 2003 is presented as if the mergers occurred as of that date. This information is not intended to reflect the actual results that would have been achieved had the mergers actually occurred on those dates.

Certain historical data of GBC Bancorp have been reclassified on a pro forma basis to conform to Cathay Bancorp’s classifications.

Note 2:    Purchase Price and Funding

The merger agreement provides that each GBC Bancorp shareholder will have the right to elect to receive for each share of GBC Bancorp common stock issued and outstanding immediately prior to the merger either cash or Cathay Bancorp common stock, or a combination thereof, that, subject to adjustment under certain conditions, will aggregate $162,400,000 in cash and 6,750,000 shares of Cathay Bancorp common stock. In addition, certain options to purchase GBC Bancorp common stock outstanding on the merger date will be assumed by Cathay Bancorp.

Based on a share price of $40.78 for Cathay Bancorp’s common stock (the average closing price from two days before through two days after May 7, 2003), the estimated total consideration to be paid in connection with the GBC Bancorp acquisition is $448,161,000, 64% of which will be in the form of Cathay Bancorp common stock and assumed GBC Bancorp options and the remainder in the form of cash, and is calculated as follows:

Purchase Price
(in thousands)
Stock consideration	$275,279
Cash consideration	162,400
Stock option consideration	10,482

Total estimated purchase price	$448,161

The cash portion of the purchase price is expected to be financed through a combination of the proceeds resulting from the issuance of $40,000,000 in trust preferred securities (See note 5(k)) and existing cash on hand.

Note 3:    Allocation of Purchase Price

The purchase price of GBC Bancorp has been allocated as follows (in thousands):

Cash and cash equivalents	$185,826
Securities	1,039,655
Net loans	1,226,931
Premises and equipment	5,967
Other assets	49,712
Goodwill	209,978
Core deposit intangible	78,700
Deposits	(1,913,562)
Other liabilities	(436,880)
Unearned compensation	1,834

Total purchase price	$448,161

In allocating the purchase price, the following adjustments were made to GBC Bancorp’s historical amounts:

•	other assets were increased by $5,425,000 representing the tax effects of the estimated merger costs; and

•	other liabilities were increased $49,097,000 representing the estimated merger costs of $16,043,000 and the deferred tax liability related to the core deposit intangible of $33,054,000.

All of the other asset and liability categories are either variable rate or short-term in nature and fair market value adjustments were considered to be immaterial to the financial presentation.

The purchase price adjustments are subject to further refinement, including the determination of a core deposit intangible and its life for amortization purposes. For pro forma presentation purposes only, Cathay Bancorp has included an estimated core deposit intangible calculated as approximately 4% of deposits. In accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations” and No. 142, “Goodwill and Other Intangible Assets,” goodwill and intangible assets with indefinite lives are not amortized for acquisitions initiated after June 30, 2001; therefore, no goodwill amortization is presented in the pro forma financial statements. However, the core deposit intangible will be amortized over its estimated useful life of 10 years and recorded as a charge to operations.

Note 4:    Merger Costs Incurred by Cathay Bancorp

The table below reflects Cathay Bancorp’s current estimate, for purposes of pro forma presentation, of its aggregate estimated merger costs of $16,043,000 ($10,618,000 net of taxes, computed using the combined federal and state tax rate of 42%) expected to be incurred in connection with the merger. These costs do not include estimated merger costs of $4,400,000 to be incurred by GBC Bancorp. The costs recorded in the pro forma presentation are primarily comprised of anticipated cash charges, including the following (in thousands):

Employee costs (severance and retention costs)	$2,261
Conversion costs	2,100
Other costs	8,538

Deductible merger costs	12,899
Tax benefits	5,425

Deductible merger costs, net of tax benefits	7,474
Investment banking and other professional fees	3,144

Total merger costs, net of tax benefits	$10,618

Cathay Bancorp’s cost estimates are forward-looking. While the costs represent Cathay Bancorp’s current estimate of merger costs that will be incurred, the ultimate level and timing of recognition of these costs will be based on the final integration in connection with consummation of the mergers. The completion of this integration and other actions that may be taken in connection with the merger will impact these estimates. The type and amount of actual costs incurred could vary materially from these estimates if future developments differ from the underlying assumptions used by management in determining the current estimate of these costs. For additional factors that may cause actual results to differ, see “Cautionary Statement Regarding Forward-Looking Statements” on page 21.

Note 5:    Pro Forma Adjustments

Summarized below are the pro forma adjustments necessary to reflect the merger based on the purchase method of accounting:

(a)	Amortization expense related to the estimated core deposit intangible. The core deposit intangible will be amortized over its estimated useful life of 10 years. The amortization expense for any period in question is based on either (1) an estimated decline in the value of the underlying deposits acquired or (2) application of a straight-line method, whichever results in a higher amortization expense.

(b)	Tax benefits associated with the core deposit intangible amortization expense computed using a combined federal and state tax rate of 42%.

(c)	Use of cash for a portion of the purchase price.

(d)	Goodwill and core deposit intangible resulting from the purchase method of accounting. See note 3.

(e)	Deferred tax asset related to the deductible merger costs. See notes 3 and 4.

(f)	Adjustment of liabilities for accrued merger costs and deferred tax liability related to the core deposit intangible. See notes 3 and 4.

(g)	Issuance of common stock to GBC Bancorp shareholders less the elimination of GBC Bancorp common stock.

(h)	Elimination of GBC Bancorp retained earnings and unrealized gains on securities available for sale.

(i)	Estimated interest expense related to the issuance of $40,000,000 of trust preferred securities at an assumed interest rate of 4.50% per annum. If the interest rate on the additional trust preferred securities varies by 50 basis points, the effect on net income (loss) will be $116,000 after tax per annum.

(j)	Tax benefit associated with interest expense computed using a combined federal and state tax rate of 42%.

(k)	Proceeds from issuance of $40,000,000 of trust preferred securities.

Note 6:    Stock Based Compensation

Between November 1987 and January 1997, GBC Bancorp granted “contingency” options to a limited number of key management employees. These contingency options became exercisable upon signing of the merger agreement, at which time such employees held contingency options to purchase an aggregate of 320,800 shares of GBC Bancorp common stock. In addition to the triggering of the contingency options, upon signing of the merger agreement with Cathay Bancorp, option grants under GBC Bancorp’s 1999 employee stock incentive plan were modified under certain conditions to accelerate vesting, allow for cashless exercise, and effect other changes, some of which lapse at the merger date, and option grants under GBC Bancorp’s amended and restated 1988 stock option plan were modified to allow for cashless exercise. The 1988 options by their terms expire at the completion of the merger if not exercised. All 1988 options are fully vested. The impact on GBC Bancorp’s financial statements of the vesting of the contingency options and the modifications of the 1999 and 1998 plans is that additional non-cash compensation charges will be required to be expensed with an offsetting amount recorded directly to increase stockholders’ equity in the pre-merger period. While these charges are non-cash, they will materially impact GBC Bancorp’s results of operations and will be recorded beginning in the second quarter. These charges continue to be adjusted based on GBC Bancorp’s stock price until the earlier of option exercises or the merger date. Based on option exercises through May 31, 2003 and GBC Bancorp’s closing stock price on May 30, 2003, compensation expense for the three months ended June 30, 2003, would be $14,083,000, net of tax benefit of $3,949,000, with an increase of shareholders’ equity of $3,949,000 resulting from the tax benefit.

Recent Accounting Developments

In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This Statement is effective for Cathay Bancorp and GBC Bancorp for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The managements of Cathay Bancorp and GBC Bancorp have not completed their analyses to determine the impact of adopting this Statement.

Additional Matters to be Considered at the Cathay Bancorp Special Meeting

Share Increase Proposal

General

In connection with the proposed merger, Cathay Bancorp’s board of directors approved an amendment to Cathay Bancorp’s certificate of incorporation to increase the authorized number of shares of common stock to 100,000,000 and directed that this amendment be considered by the stockholders at a special meeting of Cathay Bancorp’s stockholders. The certificate of incorporation currently authorizes Cathay Bancorp to issue 25,000,000 shares of common stock, $0.01 par value per share. It also authorizes Cathay Bancorp to issue 10,000,000 shares of preferred stock, but the proposed amendment would not affect this authorization.

As of the record date, Cathay Bancorp had approximately [            ] shares of common stock issued and outstanding or reserved for issuance upon the exercise of outstanding options. If the merger is completed, Cathay Bancorp will be required to issue approximately 6,750,000 shares of its common stock in connection with the merger (subject to possible adjustment in certain circumstances and excluding any shares of Cathay Bancorp common stock issuable upon exercise of options to purchase GBC Bancorp common stock under the GBC Bancorp 1999 employee stock incentive plan which will be assumed). The proposed amendment will enable Cathay Bancorp to have a sufficient number of authorized shares to issue in connection with the merger. If the amendment is not approved, the issuance of shares to GBC Bancorp shareholders contemplated by the merger agreement cannot be made, and consequently the merger could not be completed. However, the amendment will become effective if it is approved by the stockholders even if the merger is not approved or completed.

Reasons for and Effects of the Proposal

The board of directors of Cathay Bancorp believes that it is desirable to increase the number of authorized shares of common stock in order to ensure that there is a sufficient number available to provide Cathay Bancorp with adequate flexibility to issue common stock for proper corporate purposes that may be identified in the future. The additional shares could be used, among other things, for additional stock dividends, for Cathay Bancorp’s dividend reinvestment program, for acquisitions of other companies, for public or private financings to raise additional capital and for stock-based employee benefit plans. There are currently no commitments or agreements for the issuance of additional shares of common stock, other than with respect to shares issuable in the merger and under Cathay Bancorp’s dividend reinvestment program and its equity incentive plan.

If the proposed amendment is adopted, the newly authorized shares would be unreserved (other than the shares to be issued in connection with the merger and under its dividend reinvestment program and equity incentive plan) and available for issuance by Cathay Bancorp without further stockholder action, except as provided by Delaware law or the rules of any stock exchange or automated quotation system on which Cathay Bancorp’s common stock may then be listed or quoted. All of the additional shares resulting from the proposed increase in Cathay Bancorp’s authorized common stock would be of the same class if and when they are issued, and holders would have the same rights and privileges as holders of shares of common stock presently issued and outstanding, including the same dividend, voting and liquidation rights.

The holders of Cathay Bancorp common stock do not have preemptive rights to subscribe to additional securities that may be issued by Cathay Bancorp, which means that current stockholders do not have a prior right to purchase any additional shares in connection with a new issuance of capital stock of Cathay Bancorp, including the shares to be issued to GBC Bancorp shareholders in connection with the merger, in order to maintain their proportionate ownership of Cathay Bancorp’s common stock. Accordingly, if the board of directors of Cathay Bancorp elects to issue additional shares of common stock, such issuance could have a dilutive effect on the earnings per share, voting power, and equity ownership of current stockholders. In addition, the holders of Cathay Bancorp common stock are not entitled to cumulative voting.

The proposed increase in the authorized number of shares of common stock could have an anti-takeover effect. The availability for issuance of additional shares of common stock could discourage, or make more difficult, efforts to obtain control of Cathay Bancorp because such shares could be issued to dilute the voting power of a person seeking control. For example, it may be possible for the board of directors to delay or impede a merger, tender offer, or proxy contest that it determines is not in the best interests of Cathay Bancorp and its stockholders by causing such additional authorized shares to be issued to holders who might side with the board in opposing such a takeover or change in control. By potentially discouraging unsolicited takeover attempts, the proposed amendment may limit the opportunity for Cathay Bancorp’s stockholders to dispose of their shares at the higher price generally available in takeover attempts or under a merger proposal and may also have the effect of permitting Cathay Bancorp’s current management, including the current board of directors, to retain its position and resist changes that stockholders may wish to make if they are dissatisfied with the conduct of Cathay Bancorp’s business. See “Description of Cathay Bancorp Capital Stock—Preferred Share Purchase Rights” on page 109 for a description of Cathay Bancorp’s rights agreement and its anti-takeover effect.

Equity Incentive Proposal

General

At the Cathay Bancorp special meeting, Cathay Bancorp’s stockholders will also be asked to approve an increase in the number of shares available for issuance under the Cathay Bancorp equity incentive plan. If this proposal is not approved, the merger can still be completed. If approved, this proposal will become effective even if the merger is not completed.

The plan currently authorizes the issuance of up to 2,150,000 shares of Cathay Bancorp’s common stock pursuant to awards granted under the plan, of which awards with respect to 578,820 shares are issued and outstanding as of May 31, 2003. If approved, the number of shares authorized for issuance under the equity incentive plan will be increased by 1,350,000 to 3,500,000 shares, which may consist, in whole or in part, of authorized and unissued shares or treasury shares or shares reacquired in private transactions or open market purchases. Awards may be in the form of stock options or restricted stock. The number of shares subject to awards granted to a single participant in any year may not exceed 100,000.

Background

The equity incentive plan was adopted by the board of directors of Cathay Bancorp and approved by its stockholders in 1998. The plan is intended to strengthen Cathay Bancorp by providing selected employees and directors of Cathay Bancorp and its subsidiaries an opportunity to participate in Cathay Bancorp’s future by offering them an opportunity to acquire stock in Cathay Bancorp so as to retain, attract and motivate them.

The plan may be administered either by the Cathay Bancorp board of directors or, upon delegation by the board, by a committee of the board. The plan is currently administered by Cathay Bancorp’s compensation committee. The committee selects employees, including officers and directors, and non-employee directors of Cathay Bancorp and its subsidiaries to receive awards under the plan and has broad discretion to determine the amount and type of awards and terms and conditions of individual awards. Individual awards will generally be based on a person’s present and potential contribution to Cathay Bancorp. While grants under the equity incentive plan will be made at the discretion of the committee, the present intention is to grant only stock options, to grant such stock options over the entire life of the plan and to have any stock options granted under the plan become exercisable in 20% increments over a five-year period (subject to termination in the event of the participant’s termination of employment, disability or death).

Description of the Equity Incentive Plan

General.    Awards may be granted in the form of stock options or restricted stock. Any award may be granted either alone or in addition to other awards granted under the equity incentive plan. The committee may condition the grant of the award upon the attainment of specified company, group or division performance goals or other criteria, which need not be the same for all participants. Awards may not be granted under the equity incentive plan on or after February 18, 2008, but outstanding awards may extend beyond that date.

Options.    Options granted under the equity incentive plan may be incentive stock options within the meaning of Section 422 of the Internal Revenue Code or nonqualified stock options. The exercise price of options may not be less than the fair market value of the shares subject to the option on the date of the grant. The term of any option granted under the equity incentive plan may not exceed ten years. In addition, certain other limitations are also applicable to incentive stock options in order to take advantage of the favorable tax treatment that may be available.

Restricted Stock.    Restricted stock awards consist of non-transferable shares of Cathay Bancorp common stock for the consideration as is determined by the committee (but is not less than the par value of such common stock). The committee may provide for the lapse of the transfer restrictions over a period of not more than ten years, or may accelerate or waive the restrictions, in whole or in part, based on service, performance or other criteria determined by the committee.

Other Provisions.    The consideration payable for, upon exercise of, or for taxes payable in connection with an award may be paid in cash or by delivery of other property, including securities of Cathay Bancorp, as authorized by the committee. Except as indicated above, Cathay Bancorp will not receive any consideration upon the grant of any awards. Unless otherwise provided in the applicable award agreement or by the committee, options generally may be exercised at any time within three months after a participant’s employment terminates (but only to the extent exercisable or payable at the time of termination). If termination is due to the participant’s death or disability, the options may be exercised for one year thereafter (but only to the extent exercisable or payable at the time of death or disability). Shares issued under an award may be subject to a right of repurchase by Cathay Bancorp. Awards are not assignable or otherwise transferable by a participant other than by will or by the laws of decent and distribution.

The committee may adjust the performance goals and measurements applicable to awards. The committee also may waive in whole or in part any or all restrictions, conditions, vesting or forfeiture with respect to any award granted under the equity incentive plan. In the event of a change in control of Cathay Bancorp, the board of directors of Cathay Bancorp may, among other things, accelerate the vesting of outstanding awards, and value and cash out awards on the basis of the change of control price determined under the equity incentive plan.

The board of directors of Cathay Bancorp may amend, alter or discontinue the equity incentive plan or any award at any time, except that the consent of a participant is required if the participant’s rights under an outstanding award would be impaired. In addition, no amendment, alteration or discontinuance of the equity incentive plan will require the approval of the stockholders of Cathay Bancorp except (i) an increase in the total number of shares reserved for issuance pursuant to awards under the equity incentive plan; (ii) with respect to provisions solely as they relate to incentive stock options, to the extent required for the equity incentive plan to comply with Section 422 of the Code; (iii) to the extent required by other applicable laws, rules or regulations; or (iv) to the extent the board of directors of Cathay Bancorp otherwise concludes that stockholder approval is advisable. The equity incentive plan is an unfunded plan. The committee may authorize the creation of trusts or arrangements to meet the obligations under the equity incentive plan to deliver stock or make payments.

U.S. Federal Income Tax Consequences of Awards Under the Cathay Bancorp Equity Incentive Plan

The following is a general summary of the typical U.S. federal income tax consequences of the grant and exercise of options or awards of restricted stock under the Cathay Bancorp equity incentive plan. It does not describe state or other tax consequences of the grant and exercise of options or of the award of restricted stock. The following is not related to nor based on the tax opinions relating to the merger to be given to Cathay Bancorp and GBC Bancorp by their respective special tax counsel.

Incentive Stock Options.    The grant of an incentive stock option has no federal income tax effect on the optionee or Cathay Bancorp. Upon the exercise of the incentive stock option, the optionee does not recognize income for “regular” tax purposes. However, any excess of the fair market value on the date of exercise of the stock subject to an incentive stock option over the exercise price of such option, or the option spread, is includible in the optionee’s “alternative minimum taxable income” for purposes of the alternative minimum tax. The Treasury Department has proposed regulations under which the spread on incentive stock options at the time of exercise would be subject to employment tax withholding beginning in 2003. However, the Internal Revenue Service later announced that it would not assess such employment taxes earlier than January 1 of the year following the second anniversary of the publication of final rules. If the optionee does not dispose of the stock acquired upon exercise of an incentive stock option until more than two years after the option grant date and more than one year after exercise of the option, any gain upon sale of the shares will be a long-term capital gain. If shares are sold or otherwise disposed of before both of these periods have expired, which is referred to as a disqualifying disposition, the option spread at the time of exercise of the option (but not more than the amount of the gain on the sale or other disposition) is ordinary income in the year of such sale or other disposition. If gain on a disqualifying disposition exceeds the amount treated as ordinary income, the excess is taxable as capital gain (which will be long-term capital gain if the shares have been held more than one year after the date of exercise of the option). Cathay Bancorp is not entitled to a federal income tax deduction in connection with incentive stock options, except to the extent that the optionee has taxable ordinary income on a disqualifying disposition.

Nonqualified Stock Options.    The grant of a nonqualified stock option has no federal income tax effect on the optionee or Cathay Bancorp. Upon the exercise of a nonqualified stock option, the optionee generally will have compensation taxable as ordinary income (subject to withholding) in an amount equal to any excess of the fair market value of the shares on the date of exercise over the exercise price. (Special rules may apply to an optionee subject to Section 16(b) of the Securities Exchange Act of 1934.) Cathay Bancorp will be entitled to a deduction in the same amount. The tax basis of the shares received by the optionee will be the fair market value of the shares on the exercise date. Upon the disposition of the shares, any difference between the tax basis of the shares and the amount realized on the disposition will be treated as a short-term or long-term capital gain or loss, depending on how long the shares were held. Cathay Bancorp may allow nonqualified stock options to be transferred subject to conditions and restrictions imposed by the committee; special tax rules may apply on such a transfer.

Other.    In the case of both incentive stock options and nonqualified stock options, special federal income tax rules apply if Cathay Bancorp common stock is used to pay all or part of the exercise price or to satisfy withholding taxes. Exercise of options which become exercisable as a result of a change in control could also result in an excise tax on the optionee’s option income (the excess of the fair market value of the shares on the date of exercise over the exercise price) (subject to withholding) and in a loss of Cathay Bancorp’s federal income tax deduction.

Restricted Stock.    Upon receipt of a stock award, a recipient generally has taxable income in the amount of any excess of the fair market value of the Cathay Bancorp common stock on the date of exercise over any consideration paid for the Cathay Bancorp common stock, which is referred to as the spread. However, if Cathay Bancorp common stock is subject to a “substantial risk of forfeiture” (such as a requirement that the recipient continue in the employ of Cathay Bancorp) and the recipient does not make an election under Section 83(b) of the Internal Revenue Code, the recipient will have taxable income upon the lapse of the risk of forfeiture, rather than at receipt, in an amount equal to the spread on the date of lapse. The taxable income constitutes supplemental wages subject to income and employment tax withholding, and Cathay Bancorp receives a corresponding income tax deduction. If the recipient makes an election under Section 83(b) of the Internal Revenue Code, the stock received by the recipient is valued as of the date of receipt (without taking the restrictions into account), and the recipient has taxable income equal to any excess of that value over the amount paid for the stock. Cathay Bancorp would have a deduction equal to the income to the recipient. The consequences upon sale or disposition of the shares awarded or sold generally are the same as for Cathay Bancorp common stock acquired under a nonqualified stock option described above.

Limitation on Deduction of Certain Compensation.    A publicly held corporation may not deduct compensation of over $1,000,000 paid in any year to one of its top five officers unless the compensation constitutes “performance-based compensation” under the Internal Revenue Code. Cathay Bancorp generally attempts to ensure that any awards under the equity incentive plan meet these standards, but may not do so in every instance.

Equity Compensation Plan Information

The following table sets forth certain information as of May 31, 2002, with respect to compensation plans under which equity securities of Cathay Bancorp are authorized for issuance.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Equity Compensation Plans Approved by Security Holders	578,820	$31.18	1,534,980(1)

Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	578,820	$31.18	1,534,980(1)

(1)	If the equity incentive proposal is approved by the Cathay Bancorp stockholders at the Cathay Bancorp special meeting, this number will increase by 1,350,000 shares.

Information About Cathay Bancorp

Cathay Bancorp was organized under the laws of the State of Delaware in 1990 to be the holding company for Cathay Bank, a California state-chartered commercial bank. Its principal office, which is also the main office for Cathay Bank, is located at 777 North Broadway, Los Angeles, California 90012, and its telephone number is (213) 625-4700.

Cathay Bank was incorporated under the laws of the State of California in August 1961. It was licensed by the California Department of Financial Institutions (previously known as the California State Banking Department) and commenced operations as a California state-chartered bank in April 1962.

In its early years, Cathay Bank concentrated on the Southern California and Northern California markets, focusing its efforts on Chinese-American individuals and businesses. In 1996, Cathay Bancorp acquired First Public Savings Bank, F.S.B., a federally-chartered savings bank with offices in Los Angeles and the San Gabriel Valley area of Southern California.

In pursuit of a strategy to expand beyond California into other domestic markets with concentrations of Chinese-American individuals and businesses, Cathay Bancorp acquired certain assets and assumed certain liabilities of Golden City Commercial Bank, New York in 1999, and Cathay Bank opened a Houston, Texas loan production office, which was subsequently converted into a full service branch, in 2000. In 2001, Cathay Bank opened a new branch in Union City, Northern California, and in 2002, Cathay Bank opened new branches in Brooklyn, New York, and Sacramento, California. A representative office was also opened in Hong Kong in 1985 and in Shanghai, China in 2002 in recognition of China’s increasing importance in the world economy. A subsidiary of Cathay Bank opened an office in Taipei, Taiwan in late 1987.

Cathay Bank now has 11 branch offices in Southern California, eight branch offices in Northern California, three branch offices in New York and one branch office in Houston, Texas. It also has representative offices in Hong Kong and Shanghai, China.

Cathay Bank conducts substantially the same business operations as a typical commercial bank. It accepts checking, savings, and time deposits, and makes commercial, real estate, personal, home improvement, automobile, and other installment and term loans. From time to time, Cathay Bank invests available funds in other interest-earning assets, such as U.S. Treasury securities, U.S. government agencies securities, state and municipal securities, mortgage-backed securities, asset-backed securities, corporate bonds, and venture capital investments.

Cathay Bank’s policy has been to attract business from, and to focus its primary services for the benefit of, individuals, professionals, and small to medium-sized businesses in the local markets in which its branches are located. The three general areas to which Cathay Bank has directed its lendable assets are:

•	residential mortgage loans, commercial mortgage loans, construction loans, mortgage warehousing loans, home equity lines of credit;

•	commercial loans, trade financing loans, Small Business Administration loans; and

•	installment loans to individuals for automobile, household and other consumer expenditures.

Cathay Investment Company is a subsidiary of Cathay Bank which was formed in 1984 to invest in real property. It has an office in Taipei to promote Taiwanese real estate investments in Southern California. In February 2003, Cathay Bank received regulatory approval to create a real estate investment trust and has started operating it and building up its assets.

Information About GBC Bancorp

GBC Bancorp was organized under the laws of the State of California in 1980 to be the holding company for General Bank, a California state-chartered bank which commenced operations in 1980. GBC Bancorp’s principal offices, and the main office of General Bank, are located at 800 West Sixth Street, Los Angeles, California 90017. GBC Bancorp’s telephone number is (213) 972-4293.

General Bank has 18 branch offices in the greater Los Angeles, San Diego and Silicon Valley areas of California, a branch office in the state of Washington and two branches in Boston, Massachusetts, which it acquired on February 28, 2002 as part of its purchase of Liberty Bank and Trust Co. of Boston, Massachusetts. It also has an operations center in Rosemead, California. In addition, General Bank’s subsidiary, GBC Investment & Consulting Company, Inc., maintains an office in Taipei, Taiwan.

General Bank has conducted the business of a commercial bank since it commenced operations. It is a community bank that serves individuals and small to medium-sized businesses, and offers a variety of banking services to its customers, including checking, savings and time deposits; secured and unsecured loans; traveler’s checks, safe deposit boxes, credit cards and other fee-based services; and international trade-related services.

General Bank’s primary emphasis is on commercial and real estate lending, real estate construction lending and, to a lesser extent, small business lending. It has formed a number of subsidiaries to hold certain assets and to focus on certain of its business strategies, including real estate investment, equipment leasing and international trade finance.

Description of Cathay Bancorp Capital Stock

In the merger, GBC Bancorp shareholders will exchange their shares of GBC Bancorp common stock for shares of Cathay Bancorp common stock and/or cash. The following is a summary of the material features of Cathay Bancorp capital stock.

Cathay Bancorp is currently authorized to issue 25,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share. Holders of Cathay Bancorp’s common stock are being asked to approve an amendment to Cathay Bancorp’s certificate of incorporation to increase to 100,000,000 the authorized number of shares of common stock. At May 31, 2003, there were 18,020,376 shares of common stock outstanding. No shares of preferred stock have been issued.

Common Stock

Holders of Cathay Bancorp common stock are entitled to one vote per share on any matters requiring stockholder action, including the election of directors. Currently, there are three classes of directors and the term of office of each class of directors is three years. Holders are not entitled to cumulate their votes for the election of directors. Thus, holders of a majority of Cathay Bancorp common stock will be able to elect all the class of directors standing for election in each year, subject to the rights of the preferred stock, if and when issued.

The holders of common stock are entitled to receive dividends, out of funds legally available therefor, subject to any restrictions imposed by regulators and the payment of any preferential amounts to which any preferred stock may be entitled. Upon liquidation, dissolution or winding up of Cathay Bancorp, holders of common stock will be entitled to share ratably all assets remaining after the payment of liabilities and of preferential amounts to which the preferred stock may be entitled, if and when issued.

The holders of common stock have no preemptive or other subscription rights. Cathay Bancorp common stock is not subject to call or redemption and is nonassessable.

Preferred Stock

The board of directors of Cathay Bancorp is authorized to issue preferred stock in one or more series and to fix the designations, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereon. Any preferred stock issued by Cathay Bancorp may rank prior to common stock as to dividend rights, liquidation preferences, or both, may have full or limited voting rights, and may be convertible into shares of common stock. In December 2000, the board of directors created series A junior participating preferred stock, set the number of shares at 100,000 and fixed the dividend and liquidation preferences, voting rights and other preferences and rights of that series. This action was taken in connection with the dividend of preferred share purchase rights described below. The board of directors has no present intention to issue any of the shares of preferred stock, but any such issuance pursuant to the preferred share purchase rights or otherwise could discourage any attempt to obtain control of Cathay Bancorp in any transaction not approved by its board of directors.

Preferred Share Purchase Rights

On November 16, 2000, Cathay Bancorp’s board of directors adopted a Rights Agreement between Cathay Bancorp and American Stock Transfer and Trust Company, as rights agent, and declared a dividend of one preferred share purchase right for each outstanding share of Cathay Bancorp common stock. The dividend was payable on January 19, 2001, to stockholders of record at the close of business on the record date, December 20, 2000. By virtue of a 100% stock dividend in May 2002, the preferred share purchase rights were adjusted so that each outstanding share of Cathay Bancorp common stock is now accompanied by one half of a preferred share purchase right. Each preferred share purchase right entitles the registered holder to purchase from Cathay Bancorp one one-thousandth of a share of Cathay Bancorp’s series A junior participating preferred stock at a price of $200, subject to adjustment. In general, the rights become exercisable if after December 20, 2000, a person or group acquires 15% or more of Cathay Bancorp’s common stock or announces a tender offer for 15% or more of its common stock. The board of directors is entitled to redeem the rights at one cent per right at any time before any a person or group acquires 15% or more of the outstanding common stock. The rights expire in ten years. The Rights Agreement is a successor to Cathay Bancorp’s prior rights agreement, which expired on December 20, 2000. The shares of Cathay Bancorp common stock received by GBC Bancorp shareholders upon consummation of the merger will include the preferred share purchase rights described above.

Certain Differences in Rights of Stockholders

Cathay Bancorp is incorporated under the laws of the State of Delaware, and GBC Bancorp is incorporated under the laws of the State of California. The rights of GBC Bancorp shareholders are governed by California General Corporation Law and its articles of incorporation and bylaws. The rights of GBC Bancorp shareholders who receive Cathay Bancorp shares as a result of the merger, will be governed by the Delaware General Corporation Law and Cathay Bancorp’s certificate of incorporation and bylaws. The following discussion summarizes certain material differences between the rights of holders of GBC Bancorp common stock and Cathay Bancorp common stock resulting from the differences in their governing documents and California and Delaware law.

The following summary is not a complete summary and is qualified in its entirety by reference to governing corporate documents of Cathay Bancorp and GBC Bancorp and applicable law. See “Where You Can Find More Information” on page 126.

Stockholder Approval of Certain Business Combinations

Cathay Bancorp

Cathay Bancorp is subject to the anti-takeover provisions in Section 203 of the Delaware General Corporation Law. These anti-takeover provisions prohibit business combinations between a Delaware corporation and an interested stockholder, as described below, within three years of the time the interested stockholder became an interested stockholder unless:

•	before that time, the board of directors approved either the business combination or the transaction in which the stockholder became an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation, excluding shares held by directors who are also officers of the corporation and by employee stock ownership plans that do not permit employees to determine confidentially whether shares held by the plan will be tendered in a tender or exchange offer; or

•	on or following that time, the business combination is approved by the board of directors and the business combination transaction is approved by the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

The anti-takeover provisions do not apply to a business combination that:

•	is proposed after the public announcement of, and before the consummation or abandonment of, (i) a merger or consolidation of the corporation, (ii) a sale of 50% or more of the aggregate market value of the assets of the corporation and its subsidiaries determined on a consolidated basis or the aggregate market value of all outstanding shares of the corporation, or (iii) a tender or exchange offer for 50% or more of the outstanding shares of voting stock of the corporation;

•	is with a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the board of directors; and

•	is approved by a majority of the current directors who were also directors before any person became an interested stockholder during the previous three years.

An “interested stockholder” generally is defined as a person (and the affiliates and associates of that firm) that owns 15% or more of a Delaware corporation’s outstanding voting stock.

The term “business combination” includes the following transactions with an interested stockholder:

•	a merger or consolidation of the corporation with an interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition, except proportionately as a stockholder of the corporation, of assets of the corporation or its subsidiaries having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation and its subsidiaries determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation;

•	any transaction which results in the issuance or transfer by the corporation or its subsidiaries of stock of the corporation or the subsidiary to the interested stockholder, except for transactions involving the exercise, conversion or exchange of securities outstanding before the interested stockholder became an interested stockholder and certain other transactions which do not increase the interested stockholder’s proportionate share of any class or series of the corporation’s stock;

•	any transaction involving the corporation or any of its subsidiaries which increases the proportionate share of any class or series of stock, or securities convertible into the stock of any class or series, of the corporation or any subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused by the interested stockholder; or

•	any receipt by the interested stockholder of the benefit, except proportionately as a stockholder of the corporation, of any loans, advances, guarantees, pledges or other financial benefits provided by the corporation or its subsidiaries.

The business combination restrictions described above do not apply if a corporation has opted out of the anti-takeover provisions of Section 203. A corporation may opt out if:

•	its original certificate of incorporation contains a provision expressly electing not to be governed by the anti-takeover provisions of Section 203 of the Delaware General Corporation Law;

•	the holders of a majority of its voting stock approve an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by the anti-takeover provisions, which election will be effective 12 months after adoption and would not apply to any business combination with a person who was an interested stockholder at or prior to the time the amendment was approved; or

•	it does not have a class of voting stock that is (i) listed on a national securities exchange, (ii) authorized for quotation on the Nasdaq National Market or (iii) owned by more than 2,000 stockholders of record.

Cathay Bancorp has not “opted out” of the anti-takeover provisions of Section 203 of the Delaware General Corporation Law.

GBC Bancorp

California law provides that holders of nonredeemable common stock must receive nonredeemable common stock in a merger of the corporation with a holder of more than 50% but less than 90% of such corporation’s common stock or such holder’s affiliate, unless all of the holders of such common stock consent to the transaction or it is approved by the California Department of Corporations at a fairness hearing. These rules do not govern the merger proposal under consideration. This provision of California law has the effect of making a “cash-out” merger by a majority shareholder more difficult to accomplish. California law also provides that, in certain circumstances, when a tender offer or proposal for a reorganization or sale of assets is made by an interested party, an affirmative opinion in writing as to the fairness of the consideration to be paid to the shareholders must be delivered to the shareholders. Further, if a tender of shares or vote is sought pursuant to an interested party’s proposal, and a later proposal is made by another party at least 10 days prior to the date of acceptance of the interested party proposal, the shareholders must be informed of the later offer and be afforded a reasonable opportunity to withdraw any vote, consent or proxy, or to withdraw any tendered shares.

Number, Election, Vacancy and Removal of Directors

Cathay Bancorp

Cathay Bancorp’s certificate of incorporation provides that the number of directors cannot be fewer than three or more than 25. The number of directors is currently set at 11, but may be changed by a duly adopted amendment to Cathay Bancorp’s bylaws or certificate of incorporation. Delaware law and Cathay Bancorp’s bylaws permit a board of directors, acting alone, to change the authorized number of directors in the manner provided in the bylaws, unless the number of directors is fixed in the certificate of incorporation (in which case a change in the number of directors may be made only by amendment to the certificate of incorporation following approval of such change by stockholders). In connection with the proposed merger, the board of directors of Cathay Bancorp will amend the Cathay Bancorp bylaws to increase the authorized number of directors to 14 to provide for the current GBC Bancorp directors who will join the Cathay Bancorp board of directors. See “Operations Following the Merger” on page 80. Cathay Bancorp’s certificate of incorporation and bylaws provide for a classified board of directors with three classes of directors as nearly equal in number as possible. Each class of directors is elected for a three-year term, with a different class of directors up for election at each annual meeting of stockholders and with each director in each class to hold office until his or her successor is duly elected and qualified. Cathay Bancorp’s certificate of incorporation does not provide for cumulative voting for the election of directors unless a single stockholder beneficially owns at least 40% of the outstanding Cathay Bancorp capital stock.

Cathay Bancorp’s bylaws provide that vacancies in the board of directors may be filled by a majority of the remaining directors, although less than a quorum; provided, however, that if at the time the vacancy is created there is a single stockholder that beneficially owns at least 40% of the outstanding Cathay Bancorp capital stock, the vacancy would be filled by a majority of the remaining directors who are not affiliates of such stockholder, although less than a quorum. Any director elected to fill a vacancy would serve the remainder of the term of the class of directors in which the vacancy occurred.

Cathay Bancorp’s certificate of incorporation and bylaws provide that a director may be removed from office only for cause and only by the affirmative vote of at least 80% of the shares entitled to vote at an election of directors, which vote may only be taken at a meeting of stockholders called expressly for that purpose.

GBC Bancorp

GBC Bancorp’s bylaws provide that the authorized number of directors cannot be less than 11 or more than 19. The exact number within this range is fixed by the board of directors, which number may be changed with an amendment to the bylaws adopted by the board of directors or the shareholders. The current number of directors is 13. All directors are elected at each annual meeting of shareholders to serve until the next annual meeting and until their successors have been elected and qualified. GBC Bancorp’s bylaws do not provide for cumulative voting for the election of directors.

GBC Bancorp’s bylaws provide that except for a vacancy created by the removal of a director, vacancies on the board may be filled by a majority of the remaining directors, even if less than a quorum, or by a sole remaining director, and each director so elected would hold office until the next annual meeting and until his or her successor has been duly elected and qualified. GBC Bancorp’s bylaws further provide that vacancies occurring in the board by reason of the removal of directors may be filled only by approval of the shareholders.

Amendments to Charter Documents and Bylaws

Cathay Bancorp

Cathay Bancorp’s certificate of incorporation provides that the corporation reserves the right to amend, alter, change or repeal any provision contained in the certificate of incorporation in the manner prescribed by Delaware law. The certificate of incorporation further provides that certain provisions may not be amended without the affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding capital stock even if Delaware law requires a lesser number of votes. Under Delaware law, an amendment to the certificate of incorporation of a corporation requires the approval of the board of directors and the approval of the holders of a majority of the outstanding stock entitled to vote upon the proposed amendment.

Cathay Bancorp’s certificate of incorporation and bylaws provide that the bylaws may be amended or repealed or new bylaws may be adopted by the affirmative vote of at least 80% of outstanding stock entitled to vote or by resolution of a majority of the board of directors then in office; provided, however, that if at the time of the proposed amendment there is a single stockholder that beneficially owns at least 40% of the outstanding Cathay Bancorp capital stock, the amendment would require the vote of a majority of the directors then in office who are not affiliates of that stockholder.

GBC Bancorp

Under California law, a proposed amendment to a corporation’s articles of incorporation generally requires approval by the affirmative vote of a majority of the outstanding shares entitled to vote.

GBC Bancorp’s bylaws provide that they may be amended or repealed or new bylaws may be adopted by the affirmative vote of shareholders holding a majority of the outstanding shares entitled to vote or by the board of directors. However, a bylaw changing the authorized number of directors may only be adopted by the affirmative vote of a majority of the outstanding shares entitled to vote.

Action by Written Consent

Cathay Bancorp

Cathay Bancorp’s bylaws provide that the stockholders may not take any action by written consent in lieu of taking such action at an annual or special meeting of stockholders.

GBC Bancorp

GBC Bancorp’s bylaws provide that any action which may be taken at a meeting of shareholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action to be taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. However, except to fill a vacancy on the board that has not been filled by the directors, directors may be elected by written consent only with the unanimous written consent of all shares entitled to vote for the election of directors.

Notice of Stockholder Meetings

Cathay Bancorp

Cathay Bancorp’s bylaws provide that a written notice of the place, date, time and purpose of all meetings of stockholders must be given not less than 10 days nor more than 60 days before the date of any such meeting, either personally or by mail or other means of written communication, to each stockholder entitled to vote at such meeting. Cathay Bancorp’s bylaws further provide that only such business may be conducted as has been properly brought before a meeting of stockholders. To be properly brought before a meeting of stockholders, the business must be:

•	specified in the notice of meeting given by or at the direction of the board of directors;

•	otherwise properly brought before the meeting by or at the direction of the board of directors; or

•	otherwise properly brought before the meeting by a stockholder.

For nominations or other business to be properly brought before a meeting of stockholders by a stockholder, the stockholder must have given timely notice to the secretary of Cathay Bancorp and the business must be a proper matter for stockholder action. To be timely, a notice by a stockholder must be delivered to the secretary of Cathay Bancorp not less than 60 nor more than 90 days prior to the scheduled meeting, or if less than 70 days’ notice of the meeting is given, not later than the day 10 days following the earlier of the day on which public announcement of the date of the meeting is first made or the day on which notice of such meeting was mailed. The notice must set forth a brief description of the business desired to be brought before the meeting, the name and address of the stockholder advancing the proposal, the number of shares of Cathay Bancorp capital stock beneficially owned by the stockholder, and any material interest of the stockholder in the proposal. Cathay Bancorp’s bylaws provide that nominations of persons for election to the board of directors may be made at a stockholders’ meeting by any stockholder entitled to vote in the election of directors who complies with the notice procedure described above, including providing Cathay Bancorp with specified information regarding the person the stockholder proposes to nominate for election as a director.

GBC Bancorp

GBC Bancorp’s bylaws provide that written notice of the date, time, place and purpose of every meeting of shareholders must be given not less than 10 nor more than 60 days before the date of the meeting, either personally or by mail or other means of written communication to each shareholder entitled to vote.

GBC Bancorp’s bylaws further provide that action on the following matters will be valid only if the general nature of the proposal was stated in the notice of the meeting or in a written notice:

•	the approval of a contract or other transaction between the corporation and one or more of its directors or with any corporation, firm, or association in which one or more of its directors has a material financial interest;

•	an amendment to its articles of incorporation;

•	a reorganization (as defined in Section 181 of the California General Corporation Law) required to be approved by Section 1201 of the California General Corporation Law;

•	the voluntary winding up and dissolution of the corporation; or

•	a plan of distribution under Section 2007 of the California General Corporation Law in respect of a corporation in the process of winding up.

Special Stockholder Meetings

Cathay Bancorp

Cathay Bancorp’s bylaws provide that special meetings of stockholders may be called only by a majority of Cathay Bancorp’s board of directors or by the President of Cathay Bancorp or the Chairman of Cathay Bancorp’s board of directors and that such persons may call a special meeting of stockholders at any time. Cathay Bancorp’s bylaws further provide that only such business may be considered at a special meeting of stockholders as has been stated in the notice for the meeting.

GBC Bancorp

GBC Bancorp’s bylaws provide that special meetings of shareholders may be called by the board of directors, the chairman of the board, the President of GBC Bancorp or the holders of shares entitled to cast not less than 10% of the votes at such meeting. California law also provides that only the matters stated in the notice for a special meeting of shareholders may be considered at the special meeting.

Stockholder Inspection Rights; Stockholder Lists

Cathay Bancorp

Under Delaware law, any stockholder, in person or by attorney or other agent, may, upon written demand given under oath and stating the purpose thereof, inspect for any proper purpose a corporation’s stock ledger, a list of its stockholders and its other books and records. A proper purpose is a purpose reasonably related to such person’s interest as a stockholder. A complete list of stockholders entitled to vote at any meeting of stockholders must be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten days prior to the meeting. The list must also be kept at the place of the meeting during the meeting and may be inspected by any stockholder who is present.

GBC Bancorp

California law provides that the accounting books and records of GBC Bancorp, and minutes of proceedings of the shareholders, the board of the directors and committees of the board of directors must be open to inspection during usual business hours upon the written demand of any shareholder or holder of a voting trust certificate, for a purpose reasonably related to his or her interests as a shareholder or as the holder of a voting trust certificate. In addition, California law provides for an absolute right to inspect and copy the corporation’s shareholder list by persons holding an aggregate of 5% or more of the corporation’s voting shares, or shareholders holding an aggregate of 1% or more of such shares who have contested the election of directors.

Monetary Liability of Directors

Each of Cathay Bancorp’s certificate of incorporation and GBC Bancorp’s articles of incorporation provides for elimination of personal monetary liability of directors for breach of fiduciary duty to the fullest extent permissible under the laws of Delaware and California, respectively. The laws of Delaware and California permit corporations to adopt a provision in their charter documents eliminating the liability of a director to the corporation or its stockholders for monetary damages for breach of the director’s fiduciary duty of care to the corporation and its stockholders. Neither state permits the elimination of liability for breaches of loyalty, for bad faith conduct, for intentional misconduct, transactions from which the director derives an improper benefit, or for the illegal payment of dividends. California, in addition, prohibits the elimination of liability for conduct that would constitute the reckless disregard of a director’s duty or the director’s abdication of duty and transactions in which the director is an interested party.

Indemnification of Directors and Officers

Cathay Bancorp

Cathay Bancorp’s bylaws provide that the corporation will, to the maximum extent and in the manner permitted by Delaware law, indemnify any person against expenses, judgments, fine, and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding in which such person was or is a party or is threatened to be made a party by reason of the fact that such person is or was a director or officer of the corporation. Cathay Bancorp’s bylaws define a “director” or “officer” as any person (i) who is or was a director or officer of Cathay Bancorp, or (ii) who is or was serving at the request of Cathay Bancorp as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise.

Cathay Bancorp’s bylaws provide that Cathay Bancorp will pay the expenses incurred by a director or officer who is entitled to indemnification under the bylaws in defending a proceeding in advance of its final disposition only if the director or officer agrees to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification.

Cathay Bancorp’s bylaws further provide that the rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition are not exclusive of any other right which any person may have or thereafter acquire under any statute, provision of the Cathay Bancorp certificate of incorporation or bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Cathay Bancorp’s bylaws also provide that it may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of Cathay Bancorp or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not Cathay Bancorp would have the power to indemnify that person against the expense, liability or loss under Delaware law.

Cathay Bancorp’s bylaws allow it to indemnify its employees and agents with the same scope and effect as the indemnification of directors and officers.

GBC Bancorp

Under California law, a corporation has the power to indemnify any person who was or is threatened to be made a party to any proceeding by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines and settlements (other than in connection with actions by or in the right of the corporation) if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. Also, a corporation has the power to indemnify, with certain exceptions, any person who is a party to any action by or in the right of the corporation, against expenses actually or reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person believed to be in the best interests of the corporation and its shareholders. In addition, California law allows a corporation to advance payment on an indemnitee’s expenses prior to the final disposition of an action, provided that the indemnitee undertakes to repay the amount advanced if it is later determined that the indemnitee is not entitled to indemnification with regard to the action for which the expenses were advanced. GBC Bancorp’s bylaws provide for the indemnification of GBC Bancorp’s directors and officers to the fullest extent not prohibited by California law.

The indemnification expressly authorized by California law and described above is not exclusive, and a corporation may grant its directors, officers, employees or other agents certain additional rights to indemnification. GBC Bancorp’s articles of incorporation permit indemnification to the fullest extent not prohibited by California law.

Dividends

Cathay Bancorp

Delaware law provides that a corporation may pay dividends out of its surplus or, if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of the net profits if, after the payment of the dividend, the corporation’s capital would be less than the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

GBC Bancorp

Under California law, a corporation may not make any distribution to its shareholders unless either: (i) the corporation’s retained earnings immediately prior to the proposed distribution equal or exceed the amount of the proposed distribution; or (ii) immediately after giving effect to such distribution, the corporation’s assets (exclusive of goodwill, capitalized research and development expenses and deferred charges) would be at least equal to 1 1/4 times its liabilities (not including deferred taxes, deferred income and other deferred credits), and the corporation’s current assets would be at least equal to its current liabilities (or 1 1/4 times its current liabilities if the average pre-tax and pre-interest expense earnings for the preceding two fiscal years were less than the average interest expense for such years). Such tests are applied to California corporations on a consolidated basis. In addition, California law provides that a corporation may not make a distribution to its shareholders if the corporation is, or would be as a result of the distribution, likely to be unable to meet its liabilities as they mature.

Rights Plans

Cathay Bancorp

Each currently outstanding share of Cathay Bancorp common stock has attached to it one preferred share purchase right issued pursuant to a Rights Agreement between Cathay Bancorp and American Stock Transfer and Trust Company, as rights agent, dated as of November 16, 2000. For more detailed information regarding the rights plan, see “Description of Cathay Bancorp Capital Stock” on page 109.

GBC Bancorp

There is currently no outstanding rights agreement or plan that relates to the GBC Bancorp common stock.

Mergers, Sales of Assets and Other Transactions

Cathay Bancorp

Under Delaware law, mergers, consolidations or sales or exchanges of all or substantially all of a corporation’s assets or a dissolution of a corporation require the affirmative vote of the board of directors (except in certain limited circumstances). In addition, the affirmative vote of a majority of the outstanding stock of the corporation entitled to vote on the matter is required, except in certain cases where stockholder approval is not required by a corporation’s certificate of incorporation.

Under Delaware law, stockholder consent is not required under the following circumstances:

•	for a corporation that survives a merger and does not issue in the merger more than 20% of its outstanding shares immediately prior to the merger;

•	if the merger agreement does not amend in any respect the survivor’s certificate of incorporation;

•	if each share of the surviving corporation outstanding immediately prior to the merger remains an identical outstanding share of the surviving corporation after the merger; and

•	for either corporation where one corporation owns 90% of each class of outstanding stock of the other corporation.

GBC Bancorp

Under California law, the principal terms of a merger, consolidation, sale of substantially all of a corporation’s assets or similar corporate reorganization must be approved by the affirmative vote of a majority of the outstanding shares of each class entitled to vote thereon, except that, unless required by a corporation’s articles of incorporation, no authorizing shareholder vote is required of a corporation surviving a merger or acquiring the assets if the shareholders of such corporation own, immediately after the merger or other reorganization, more than five-sixths of the voting power of the surviving or acquiring corporation or its parent. GBC Bancorp’s articles of incorporation do not require a greater percentage vote. California law further requires the affirmative vote of a majority of the outstanding shares entitled to vote thereon if (i) in the case of a merger, the surviving corporation’s articles of incorporation will be amended and would otherwise require shareholder approval or (ii) shareholders of such corporation will receive shares of the surviving or acquiring corporation having different rights, preferences, privileges or restrictions (including shares in a foreign corporation) than the shares surrendered. Shareholder approval is not required under California law for mergers or consolidations in which a parent corporation merges or consolidates with a subsidiary of which it owns at least 90% of the outstanding shares of each class of stock.

Dissenters’ Rights

Cathay Bancorp

Under Delaware law, a stockholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to dissenters’ rights pursuant to which the stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. Unless a corporation’s certificate of incorporation provides otherwise, these dissenters’ rights are not available:

•	with respect to the sale, lease or exchange of all or substantially all of the assets of the corporation;

•	with respect to a merger or consolidation by the corporation the shares of which are either listed on a national securities exchange or the Nasdaq National Market or are held of record by more than 2,000 holders if the terms of the merger of consolidation allow the stockholders to receive only shares of the surviving corporation or shares of any other corporation that are either listed on a national securities exchange or on the Nasdaq National Market or held of record by more than 2,000 holders, plus cash in lieu of fractional shares; or

•

to stockholders of the corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger because the merger agreement does not amend the existing certificate of incorporation, each share of the surviving corporation outstanding prior to the merger is converted into an identical outstanding or treasury share after the merger, and the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger and if some other conditions are met.

Cathay Bancorp stockholders have no dissenters’ rights in connection with the merger described in this joint proxy statement/prospectus.

GBC Bancorp

Under California law, dissenters’ rights are available to holders of a class of shares listed on a national securities exchange or the Nasdaq National Market only if demands for payment are filed with respect to at least 5% of the outstanding shares of that class or there exists any restriction on transfer of such shares imposed by the corporation or by any law or regulation. Dissenters’ rights are not available if the shareholders of a corporation or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than five-sixths of the voting power of the surviving or acquiring corporation or its parent entity. For more detailed information regarding dissenters’ rights, see “The Merger—Dissenters’ Rights—GBC Bancorp Shareholders” on page 62.

Security Ownership of Certain Beneficial Owners and Management of Cathay Bancorp

By Management

The following table sets forth information as to the beneficial ownership of shares of Cathay Bancorp common stock held as of May 31, 2003 by each director, by the chief executive and the other four highest paid executive or other named officers, and by all the directors and named officers as a group. Each such person has furnished the information on his or her own beneficial share ownership for the following table. The following table sets forth, as of May 31, 2003, the number and percentage of shares of Cathay Bancorp’s outstanding common stock beneficially owned, directly or indirectly, by each of Cathay Bancorp’s directors and executive officers and by the directors and officers as a group. The shares “beneficially owned” are determined under Securities and Exchange Commission rules, and do not necessarily indicate ownership for any other purpose. In general, beneficial ownership includes shares over which a director or officer has sole or shared voting or investment power and shares which such person has the right to acquire within 60 days of May 31, 2003.

Beneficial Owner	Amount Beneficially Owned		Percentage of Class
Michael M. Y. Chang	290,926	(1)	1.61%	(1)
Patrick S. D. Lee	131,572	(2)	0.73%	(2)
Anthony M. Tang	409,044	(3)	2.27%	(3)
Thomas G. Tartaglia	38,765	(4)	0.22%	(4)
Ralph Roy Buon-Cristiani	249,018	(5)	1.38%	(5)
Kelly L. Chan(6)	176,796	(7)	0.98%	(7)
Dunson K. Cheng	398,359	(8)	2.21%	(8)
Joseph C. H. Poon	32,460	(9)	0.18%	(9)
George T. M. Ching	185,572	(10)	1.03%	(10)
Wing K. Fat(6)	272,036	(11)	1.51%	(11)
Wilbur K. Woo	284,878	(12)	1.58%	(12)
Irwin Wong	20,370	(13)	0.11%	(13)
Elena Chan	31,553	(14)	0.18%	(14)
James P. Lin	23,215	(15)	0.13%	(15)
All directors and executive officers as a group (14 persons)	2,515,604	(16)	13.96%	(16)

(1)	Consists of approximately 50,048 shares held jointly by Mr. Chang and his wife, approximately 66,472 shares held by Mr. Chang as custodian for his children, approximately 68,000 shares held by Mr. Chang’s wife, as custodian for their children, 104,406 shares held by the Michael and Judy Chang Family Trust, and 2,000 shares issuable under options exercisable within 60 days of the record date.
(2)	Consists of 129,572 shares held by Mr. Lee as trustee of the Lee Trust and 2,000 shares issuable under options exercisable within 60 days of the record date.
(3)	Includes 44,139 shares held by Mr. Tang as custodian for his children, approximately 119,353 shares held by Mr. Tang’s wife, approximately 39,592 shares held by the Employee Stock Option Plan Trust, or the ESOPT, which have been allocated to Mr. Tang’s account through the record date, 23,428 shares issuable under options exercisable within 60 days of the record date, and approximately 7,240 shares held as unallocated shares by the ESOPT. Mr. Tang is a member of the ESOPT committee and, as such, may be deemed to be a beneficial owner of unallocated ESOPT shares.
(4)	Consists of 30,114 shares held by the Thomas G. Tartaglia Trust, approximately 7,651 shares held by the ESOPT which have been allocated to Mr. Tartaglia’s account through the record date, and 1,000 shares issuable under options exercisable within 60 days of the record date.
(5)	Includes 30,308 shares which Dr. Buon-Cristiani holds as custodian for his grandchildren, and 1,600 shares issuable under options exercisable within 60 days of the record date.
(6)	Kelly L. Chan is the nephew, by marriage, of Wing K. Fat.

(7)	Includes approximately 29,144 shares held by the Kelly and Barbara Chan Living Trust, 3,900 shares held by Mr. Chan’s wife, approximately 9,830 shares held by Mr. Chan as custodian for his children, approximately 13,342 shares held by Chansons Properties, 100,000 shares held as Trustee of the WHFC Chan Grandchildren Sprinkling Trust, 2,000 shares issuable under options exercisable within 60 days of the record date, and approximately 7,240 shares held as unallocated shares by the ESOPT. Mr. Chan is a member of the ESOPT committee and, as such, may be deemed to be a beneficial owner of unallocated ESOPT shares.
(8)	Includes approximately 118,602 shares held by the Dunson Cheng and Cynthia Cheng Trust, approximately 45,636 shares held by the ESOPT which have been allocated to Mr. Cheng’s account through the record date, 72,760 shares issuable under options exercisable within 60 days of the record date and approximately 7,240 shares held as unallocated shares by the ESOPT. Mr. Cheng is a member of the ESOPT committee and, as such, may be deemed to be a beneficial owner of unallocated ESOPT shares.
(9)	Consists of 23,220 shares held by the Poon Family Trust, 2,000 shares issuable under options exercisable within 60 days of the record date, and approximately 7,240 shares held as unallocated shares by the ESOPT. Mr. Poon is a member of the ESOPT committee and, as such, may be deemed to be a beneficial owner of unallocated ESOPT shares.
(10)	Includes 158,386 shares held by the Ching Family Trust, approximately 6,798 shares held by Mr. Ching’s wife, 1,000 shares issuable under options exercisable within 60 days of the record date, and approximately 7,240 shares held as unallocated shares by the ESOPT. Mr. Ching is a member of the ESOPT committee and, as such, may be deemed to be a beneficial owner of unallocated ESOPT shares.
(11)	Includes approximately 127,744 shares held by the Fat Family Trust, approximately 132,262 shares held by Frank Fat, Inc., approximately 10,030 shares held by Frank Fat Properties and 1,000 shares issuable under options exercisable within 60 days of the record date.
(12)	Consists of 270,379 shares held by Mr. Woo as trustee of a living trust established by Mr. Woo and his wife, 8,779 shares held by the Beth & Wilbur Woo Family Foundation, 3,720 shares held by Mr. Woo as custodian for his daughter, and 2,000 shares issuable under options exercisable within 60 days of the record date.
(13)	Includes approximately 9,736 shares held by the ESOPT which have been allocated to Mr. Wong’s account through the record date and 8,420 shares issuable under options exercisable within 60 days of the record date.
(14)	Includes approximately 23,686 shares held by the ESOPT which have been allocated to Ms. Chan’s account through the record date and 7,376 shares issuable under options exercisable within 60 days of the record date.
(15)	Includes approximately 18,553 shares held by the ESOPT which have been allocated to Mr. Lin’s account through the record date and 3,604 shares issuable under options exercisable within 60 days of the record date.
(16)	Includes a total of 144,854 held by the ESOPT that have been allocated to the directors and officers through the record date, 7,240 shares held as unallocated shares by the ESOPT and 129,188 shares issuable under options exercisable within 60 days of the record date.

As of May 31, 2003, directors and executive officers of Cathay Bancorp and their affiliates, including the Employee Stock Ownership Plan Trust (“ESOPT”) were entitled to vote approximately 3,199,995 shares of its common stock. These shares represent approximately 17.76% of the outstanding shares of common stock outstanding as of that date. If shares held by the ESOPT that have been allocated to persons other than the directors and executive officers are excluded from this total, as of May 31, 2003, the directors and executive officers were entitled to vote approximately 2,386,416 shares of Cathay Bancorp common stock. These shares represented approximately 13.24% of the shares of common stock outstanding as of that date.

By Others

Based on the contents of reports filed with the Securities and Exchange Commission pursuant to Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, the entities listed below are beneficial owners of more than 5% of Cathay Bancorp common stock. Cathay Bancorp is not aware of any other person or group who beneficially owned more than 5% of its common stock as of May 31, 2003.

Name and Address of Beneficial Owner	Amount Beneficially Owned		Percentage of Class*
Fidelity Management & Research Company 82 Devonshire Street Boston, MA 02109	1,197,800	(1)	6.65%

Cathay Bank Employee Stock Ownership Trust 777 North Broadway Los Angeles, California 90012	965,673	(2)	5.36%

*	The ownership percentage is determined by dividing the number of shares shown in each row of this table by 18,020,376, which is the number of shares of Cathay Bancorp common stock issued and outstanding as of May 31, 2003.
(1)	The number of shares in this table and the information in this footnote is derived from the Schedule 13G dated as of February 14, 2003, filed with the Securities and Exchange Commission by FMR Corp. According to this Schedule 13G filing, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 1,197,800 shares of the outstanding common stock of Cathay Bancorp as of December 31, 2002, as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Low Priced Stock Fund, amounted to 1,195,754 shares or approximately 6.64% of the total outstanding Common Stock at December 31, 2002. Edward C. Johnson 3d, FMR Corp. (through its control of Fidelity), and the Fidelity funds each have sole power to dispose of the 1,197,754 shares owned by such funds. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ boards of trustees.
(2)	Shares of Cathay Bancorp common stock beneficially owned by the Employee Stock Ownership Plan Trust (ESOPT) are allocated on an annual basis among the participants of the Cathay Bank Employee Stock Ownership Plan. Once shares are allocated, each participant has the power to direct the vote of his or her allocated shares. The ESOPT committee has the sole power to vote and dispose of all unallocated shares of common stock beneficially owned by the ESOPT. As of May 31, 2003, the ESOPT held approximately 965,673 shares of Cathay Bancorp common stock, of which 7,240 shares are unallocated. Dunson K. Cheng, Kelly L. Chan, George T.M. Ching, Joseph C.H. Poon, and Anthony M. Tang are members of the ESOPT committee.

Security Ownership of Certain Beneficial Owners and Management of GBC Bancorp

By Management

The following table sets forth, as of May 31, 2003, the number and percentage of shares of GBC Bancorp’s outstanding common stock beneficially owned, directly or indirectly, by each of GBC Bancorp’s directors and executive officers and by the directors and executive officers as a group. The shares “beneficially owned” are determined under Securities and Exchange Commission rules, and do not necessarily indicate ownership for any other purpose. In general, beneficial ownership includes shares over which a director or officer has sole or shared voting or investment power and shares which such person has the right to acquire within 60 days of May 31, 2003. In addition, the following table includes an aggregate of 220,110 shares of GBC Bancorp common stock subject to contingency options granted to certain executive officers, which contingency options became exercisable upon the signing of the merger agreement. See footnote 17. It is contemplated that all of the contingency stock options will be exercised prior to the merger. Unless otherwise indicated, the persons listed below have sole voting and investment powers of the shares beneficially owned.

Beneficial Owner	Amount Beneficially Owned		Percentage of Class
Bernard Chen	263,546	(1)	2.26%
Thomas C.T. Chiu	164,600	(2)	1.41%
Chuang-I Lin	68,500	(3)	0.59%
Ko-Yen Lin	106,900	(4)	0.91%
Ting Y. Liu	402,786	(5)	3.44%
John Wang	95,984	(6)	0.82%
Kenneth C. Wang	95,984	(7)	0.82%
Chien-Te Wu	169,412	(8)	1.45%
Julian Wu	110,194	(9)	0.94%
Li-Pei Wu	835,836	(10)	6.88%
Peter Wu	766,134	(11)	6.45%
Ping C. Wu	622,857	(12)	5.32%
Chin-Liang Yen	429,251	(13)	3.67%
Eddie Chang	46,200	(14)	0.39%
John Getzelman	13,600	(15)	0.12%
Peter Lowe	54,400	(16)	0.46%
24 directors and executive officers as a group	4,418,108	(17)	34.22%

(1)	Includes 16,020 shares held by Mr. Chen in his own name, 237,160 shares held by Mr. Chen as the sole Trustee of the Helen Chen Trust dated June 25, 1986, and 7,366 shares held by Mr. Chen as the sole Trustee of the Helen Y. Chen Irrevocable Trust, as to which shares held in trust Mr. Chen has sole voting and investment powers. Also includes 3,000 shares subject to options presently exercisable or which will become exercisable within 60 days.
(2)	Includes 70,980 shares held jointly with Dr. Chiu’s spouse, 9,680 shares held by Dr. Chiu in his own name, 16,940 shares held by Dr. Chiu’s spouse in her own name, as to which shares Dr. Chiu has shared voting and investment powers, and 35,000 shares owned by Dr. Chiu’s Pension Fund. Also includes 32,000 shares subject to options presently exercisable or which will become exercisable within 60 days.
(3)	Includes 11,500 shares owned by Mr. Lin’s spouse, as to which shares Mr. Lin has shared voting and investment powers. Also includes 32,000 shares subject to options presently exercisable or which will become exercisable within 60 days.
(4)	Includes 22,000 shares subject to options presently exercisable or which will become exercisable within 60 days.

(5)	Includes 357,456 shares held jointly with Mr. Liu’s spouse, and 3,630 shares held by Jade Realty Pension Trust which is 100% owned by Mr. Liu and his spouse, and 9,700 shares held by the Liu Family Charitable Foundation, as to which shares Mr. Liu has voting and investment powers. Also includes 32,000 shares subject to options presently exercisable or which will become exercisable within 60 days. Does not include 24,734 shares held by Mr. Liu’s children in their own names, as to which shares Mr. Liu has no voting or investment powers.
(6)	Includes 32,000 shares subject to options presently exercisable or which will become exercisable within 60 days.
(7)	Includes 32,000 shares subject to options presently exercisable or which will become exercisable within 60 days.
(8)	Includes 8,132 shares held by Mr. Wu’s mother, as to which shares Mr. Wu has shared voting and investment powers. Also includes 32,000 shares subject to options presently exercisable or which will become exercisable within 60 days.
(9)	Includes 7,260 shares held by Unison Investment, of which Mr. Wu is the General Partner. Also includes 32,000 shares subject to options presently exercisable or which will become exercisable within 60 days. Does not include 2,420 shares held by Mr. Wu’s children in their own names, as to which shares Mr. Wu has no voting or investment powers. Also does not include 294,389 shares held by Mr. Wu’s brothers and sisters in their own names, as to which shares Mr. Wu holds a power of attorney to vote in accordance with their instructions. Mr. Wu disclaims beneficial ownership of these shares.
(10)	Includes 31 shares held jointly with Mr. Wu’s spouse, and 242 shares held by Mrs. Wu in her IRA, as to all of which shares Mr. Wu has shared voting and investment powers, and 6,689 shares held on behalf of Mr. Wu by Goldman Sachs & Co. Also includes 331,000 shares held by Wu Family Investment Partnership No. 1, L.P., of which Mr. Wu serves as president of the corporate general partner, as to which shares Mr. Wu has sole voting and investment powers. Also includes 476,000 shares subject to options presently exercisable or which will become exercisable within 60 days.
(11)	Includes 444,604 shares held under Wu Trust UA 6-19-91. Also includes 29,371 shares held by Mr. Wu’s children under the California Uniform Transfers to Minors Act, Chong Hwei Wu, Custodian, as to which shares Mr. Wu has shared voting and investment powers. Also includes 9,212 shares held on behalf of Mr. Wu by Fidelity Brokerage Co. and 62,437 shares by Wedbush Morgan Securities. Also includes 140,000 shares subject to options presently exercisable or which will become exercisable within 60 days. Also includes 80,510 shares subject to Mr. Wu’s contingency options which became exercisable upon the signing of the merger agreement (net of $1,000,000 worth of the underlying option shares which Mr. Wu has agreed to forfeit conditioned upon the closing of the merger. According to such agreement, Mr. Wu will forfeit from those underlying option shares that have an exercise price of $2.17 per share. The assumed price per share used is $36.08, the closing price on May 30, 2003. See “The Merger Agreement—GBC Bancorp Stock Options” on page 68 for a more detailed description of Mr. Wu’s forfeiture.).
(12)	Includes 118,065 shares owned by President Global Corp., as to which shares Mr. Wu has sole voting and investment powers. Also includes 381,724 shares held under the Wu Family 1998 Trust, 2,056 shares held by Mr. Wu’s defined benefit plan, and a total of 89,006 shares held by Mr. Wu’s children in their own names, as to all of which shares Mr. Wu has shared voting and investment powers. Also includes 32,000 shares subject to options presently exercisable or which will become exercisable within 60 days.
(13)	Includes 1,524 shares held jointly with Mrs. Yen’s spouse, 119,782 shares held by Mrs. Yen’s children in their own names, and 275,945 shares held under the Yen Family 2000 Trust, as to all of which shares Mrs. Yen has shared voting and investment powers. Also includes 32,000 shares subject to options presently exercisable or which will become exercisable within 60 days.
(14)	Includes 15,400 shares held on behalf of Mr. and Mrs. Chang by J.B. Oxford Co., Inc. Also includes 6,600 shares subject to options presently exercisable or which will become exercisable within 60 days. Also includes 24,200 shares subject to contingency stock options, which became exercisable upon the signing of the merger agreement.
(15)	Includes 13,600 shares subject to options presently exercisable or which will become exercisable within 60 days.

(16)	Includes 2,800 shares held by the Lowe Family Trust, as to which shares Mr. Lowe has shared voting and investment powers. Also includes 11,600 shares subject to options presently exercisable or which will become exercisable within 60 days. Also includes 40,000 shares subject to contingency options, which became exercisable upon the signing of the merger agreement.
(17)	This number does not reflect the number of shares that GBC Bancorp will withhold and cancel to satisfy the aggregate exercise price and any applicable withholding taxes for cashless exercises. Further, this number assumes that no holder will forfeit any shares subject to the contingency stock options due to tax considerations and assumes Mr. Peter Wu will forfeit $1,000,000 worth of underlying contingency option shares. See “The Merger Agreement—GBC Bancorp Stock Options—Contingency Stock Options” for a more detailed description of the contingency options.

By Others

The following table sets forth certain information concerning each person (other than directors and officers) known to GBC Bancorp to be a beneficial owner of more than 5% of GBC Bancorp’s outstanding common stock as of December 31, 2002:

Name and Address of Beneficial Owner	Amount Beneficially Owned		Percentage of Class
AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D. Mutuelle, and AXA Assurances Vie Mutuelle 370, rue Saint Honoré 75001 Paris, France	852,146	(1)	7.40%
AXA Courtage Assurance Mutuelle 26, rue Louis le Grand 75002 Paris, France
as a group (collectively, the “Mutuelles AXA”)
AXA 25, avenue Matignon 75008 Paris, France
AXA Financial, Inc. 1290 Avenue of the Americas New York, New York 10104

Barclays Global Investors, NA Barclays Global Fund Advisors 45 Fremont Street San Francisco, CA 94105	661,087	(2)	5.73%

(1)	According to Schedule 13G dated February 12, 2003 filed with the Securities and Exchange Commission.
(2)	According to Schedule 13G dated February 10, 2003 filed with the Securities and Exchange Commission. The filing indicates that Barclays Global Investors, NA beneficially owned 503,922 shares, constituting 4.37% of GBC Bancorp’s outstanding common stock, and Barclays Global Fund Advisors beneficially owned 157,165 shares, constituting 1.36% of GBC Bancorp’s outstanding common stock.

Legal Matters

The validity of the Cathay Bancorp common stock to be issued in connection with the merger will by passed upon for Cathay Bancorp by Heller Ehrman White & McAuliffe LLP, Los Angeles, California. Certain U.S. federal income tax consequences of the merger will be passed upon for Cathay Bancorp by Bingham McCutchen LLP, San Francisco, California, and for GBC Bancorp by Morrison & Foerster LLP, Los Angeles, California.

Experts

The consolidated financial statements of Cathay Bancorp, Inc. and subsidiary as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, are incorporated by reference in the registration statement and this joint proxy statement/prospectus in reliance upon the reports of KPMG LLP, independent auditors, incorporated by reference in the registration statement and this joint proxy statement/prospectus, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2002 financial statements refers to a change in method of accounting for goodwill and other intangible assets.

The consolidated financial statements of GBC Bancorp, Inc. and subsidiaries as of December 31, 2002 and 2001, and for the years then ended, have been incorporated by reference in the registration statement and this joint proxy statement/prospectus in reliance upon the reports of KPMG LLP, independent auditors, incorporated by reference in the registration statement and this joint proxy statement/prospectus, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2001 financial statements refers to a change in method of accounting for derivative instruments and hedging activities.

The 2000 consolidated financial statements incorporated in this joint proxy statement/prospectus by reference from the GBC Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Stockholder Proposals for Next Year

Cathay Bancorp

Under Cathay Bancorp’s bylaws, proposals for other business to be transacted by Cathay Bancorp stockholders at an annual meeting of stockholders may be made by a stockholder only if the stockholder is entitled to vote at the meeting and has given Cathay Bancorp’s Secretary timely written notice that complies with the notice requirements of the bylaws. In addition, business must be a proper matter for action under Delaware law and Cathay Bancorp’s certificate of incorporation and bylaws. Among other requirements, the written notice relating to the 2004 annual meeting must be delivered to Cathay Bancorp’s Secretary at Cathay Bancorp’s principal executive offices by no later than February 19, 2004, or earlier than January 20, 2004. However, if less than 70 days’ notice or prior public disclosure of the date of the scheduled annual meeting is given or made, the notice, to be timely, must be so delivered by the close of business on the 10th day following the earlier of the day on which notice of the date of the scheduled annual meeting was mailed and the day on which such public disclosure was made.

Separate and apart from the required notice described in the preceding paragraph, rules promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934 entitle a stockholder in certain instances to require Cathay Bancorp to include that stockholder’s proposal in the proxy materials distributed by Cathay Bancorp for its next annual meeting of stockholders. Any Cathay Bancorp stockholder who wishes to present a proposal for inclusion in Cathay Bancorp’s 2004 proxy solicitation materials must set forth the proposal in writing, file it with Cathay Bancorp’s Secretary on or before November 18, 2003, and meet the other requirements for inclusion contained in the Securities and Exchange Commission’s stockholder proposal rules.

GBC Bancorp

If the merger is completed, GBC Bancorp shareholders will become Cathay Bancorp stockholders and there will be no annual meeting of GBC Bancorp shareholders next year. In that case, stockholder proposals must be submitted to Cathay Bancorp in accordance with the procedures described above. If the merger is not completed, GBC shareholders who wish to have proposals presented in GBC Bancorp’s proxy statement for the 2004 annual meeting of shareholders must deliver such proposals in writing to GBC Bancorp at its office by December 31, 2003.

Where You Can Find More Information

Cathay Bancorp and GBC Bancorp each file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that either Cathay Bancorp or GBC Bancorp files at the Securities and Exchange Commission’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 450 5th Street, N.W., Room 1024, Washington, DC 20545 at prescribed rates. Please call the Securities and Exchange Commission at 1-(800) SEC-0330 for further information on the public reference rooms. The Securities and Exchange Commission also maintains a web site at “http://www.sec.gov” at which reports, proxy and information statements and other information regarding Cathay Bancorp and GBC Bancorp are available. Cathay Bancorp maintains a website at “http://www.cathaybank.com.” GBC Bancorp maintains a website at “http://www.generalbank.com.” The material located on the websites of Cathay Bancorp and GBC Bancorp is not a part of this joint proxy statement/prospectus.

Cathay Bancorp has filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933 relating to the shares of Cathay Bancorp common stock to be issued to GBC Bancorp shareholders in connection with the merger. This joint proxy statement/prospectus is a part of the registration statement and constitutes a prospectus of Cathay Bancorp, as well as a proxy statement of Cathay Bancorp for the Cathay Bancorp special meeting and a proxy statement of GBC Bancorp for the GBC Bancorp special meeting.

As allowed by Securities and Exchange Commission rules, this joint proxy statement/prospectus does not contain all the information that stockholders can find in the registration statement or the exhibits to the registration statement. The registration statement and its exhibits are available for inspection and copying as set forth above.

The Securities and Exchange Commission allows us to “incorporate by reference” information into this joint proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document or contained in another document filed in the future which itself is incorporated into this joint proxy statement/prospectus. This document incorporates by reference the documents listed below that we have previously filed with the Securities and Exchange Commission. These documents contain important information about Cathay Bancorp and GBC Bancorp and their financial condition.

Cathay Bancorp Filings (File No. 000-18630)	Period
Annual Report on Form 10-K	Year ended December 31, 2002
Quarterly Report on Form 10-Q	Quarter ended March 31, 2003
Current Reports on Form 8-K	Report dated May 6, 2003
Definitive Proxy Statement on Schedule 14A	March 17, 2003
Registration Statement on Form 8-A	December 20, 2000

GBC Bancorp Filings (File No. 0-16213)	Period
Annual Report on Form 10-K	Year ended December 31, 2002
Quarterly Report on Form 10-Q	Quarter ended March 31, 2003
Current Reports on Form 8-K	Report dated May 6, 2003
Definitive Proxy Statement on Schedule 14A	April 16, 2003

Cathay Bancorp and GBC Bancorp also incorporate by reference any additional documents that are filed with the Securities and Exchange Commission between the date of this joint proxy statement/prospectus and the dates of the Cathay Bancorp special meeting and the GBC Bancorp special meeting under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. These include periodic reports of Cathay Bancorp and GBC Bancorp, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

Cathay Bancorp has supplied all information contained or incorporated by reference in this document relating to Cathay Bancorp, and GBC Bancorp has supplied all information contained or incorporated by reference in this document relating to GBC Bancorp.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this joint proxy statement/prospectus will be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent that a statement contained in this joint proxy statement/prospectus or any other subsequently filed joint proxy statement/prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.

If you are a Cathay Bancorp or GBC Bancorp stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the Securities and Exchange Commission. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this joint proxy statement/prospectus. Stockholders may obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate party at the following addresses:

Cathay Bancorp, Inc. Attention: Investor Relations 777 North Broadway Los Angeles, CA 90012 Telephone: (213) 625-4700	GBC Bancorp Attention: Investor Relations 800 West Sixth Street, 15th Floor Los Angeles, CA 90017 Telephone: (213) 972-4293

In deciding how to vote on the merger, you should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. Neither Cathay Bancorp nor GBC Bancorp has authorized any person to provide you with any information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated                     , 2003. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing to you of this joint proxy statement/prospectus nor the issuance to you of shares of Cathay Bancorp common stock will create any implication to the contrary. This joint proxy statement/prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities, or the solicitation of a proxy in any jurisdiction in which, or to any person to whom, it is unlawful.

Appendix A

Execution Copy

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

GENERAL BANK

GBC BANCORP

AND

CATHAY BANK

CATHAY BANCORP, INC.

DATED AS OF

MAY 6, 2003

(continued)

(continued)

EXHIBITS

Exhibit A	Definitions
Exhibit B	Form of Voting Agreement
Exhibit C	Form of Affiliate Agreement
Exhibit D	Form of Nonsolicitation Agreement
Exhibit E	Form of Bank Merger Agreement
Exhibit F	Form of Merger Agreement
Exhibit G	Form of Cathay Bancorp Officer’s Tax Certificate
Exhibit H	Form of GBC Officer’s Tax Certificate

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 6, 2003, is by and among General Bank, a California banking corporation (“General Bank”), GBC Bancorp, a California corporation and the sole shareholder of General Bank (“GBC”), Cathay Bank, a California banking corporation (“Cathay Bank”), and Cathay Bancorp, Inc., a Delaware corporation and the sole shareholder of Cathay Bank (“Cathay Bancorp”). Capitalized terms not otherwise defined in this Agreement are defined in Exhibit A to this Agreement.

A.  General Bank and Cathay Bank wish to provide for the terms and conditions of a business combination in which General Bank will be merged (the “Bank Merger”) with and into Cathay Bank with Cathay Bank as the surviving entity.

B.  Simultaneously with the Bank Merger, GBC and Cathay Bancorp wish to provide for the terms and conditions of a business combination in which GBC will be merged (the “Merger”) with and into Cathay Bancorp with Cathay Bancorp as the surviving entity under the name “Cathay General Bancorp.”

C.  For federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and, with respect to the Merger, this Agreement shall constitute a plan of reorganization pursuant to Section 368 of the Code.

D.  The parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Bank Merger and the Merger and also to prescribe various conditions to the Bank Merger and the Merger.

E.  The respective Boards of Directors of the parties hereto have each approved this Agreement, the Bank Merger and the Merger and determined that the Bank Merger and the Merger are advisable and in the best interests of their respective shareholders.

F.  Concurrently with the execution of this Agreement, certain directors of GBC have entered into an agreement with Cathay Bancorp to vote their shares in favor of the transactions contemplated by this Agreement in the form attached hereto as Exhibit B (the “Voting Agreements”), an affiliate agreement with Cathay Bancorp in the form attached hereto as Exhibit C (the “Affiliate Agreements”) and a nonsolicitation agreement with Cathay Bancorp in the form attached hereto as Exhibit D.

Accordingly, and in consideration of the representations, warranties, covenants, agreements and conditions herein contained, the parties hereto agree as follows:

ARTICLE I

THE MERGER AND RELATED MATTERS

1.1     Bank Merger; Surviving Entity.

(a)  The Bank Merger.    Subject to the terms and conditions of this Agreement, and pursuant to the provisions of the California General Corporation Law (the “CGCL”) and the California Financial Code (the “CFC”) and the rules and regulations promulgated by the California Department of Financial Institutions (the “DFI”), at the Effective Time (as defined in Section 1.3(a) hereof), General Bank shall be merged with and into Cathay Bank pursuant to the terms and conditions set forth herein.

(b)  Surviving Bank.    Upon consummation of the Bank Merger, the separate corporate existence of General Bank shall cease, and Cathay Bank shall continue as the surviving entity under the laws of the State of

California. The name of Cathay Bank as the surviving entity of the Bank Merger shall remain “Cathay Bank.” From and after the Effective Time, Cathay Bank, as the surviving entity of the Bank Merger, shall possess all of the properties and rights and be subject to all of the liabilities and obligations of Cathay Bank and General Bank, all as more fully described in the CGCL and the CFC.

(c)  Articles of Incorporation and Bylaws of the Surviving Bank.    The articles of incorporation and bylaws of Cathay Bank, as in effect immediately prior to the Effective Time, shall be the articles of incorporation and bylaws of Cathay Bank, as the surviving corporation of the Bank Merger, until either is thereafter amended in accordance with applicable law.

(d)  Directors of the Surviving Bank.    The directors of Cathay Bank immediately prior to the Effective Time shall be the directors of Cathay Bank, as the surviving corporation of the Bank Merger; provided, that the Chairman, President and Chief Executive Officer of General Bank and two other directors of General Bank or GBC designated by Cathay Bank (each, a “Continuing Director”) shall, at the Effective Time, also be appointed to serve as directors of Cathay Bank, as the surviving corporation of the Bank Merger, from and after the Effective Time and until the earlier of their death, resignation or removal, or until their respective successors shall be duly elected and qualified; provided further, that the Chairman, President and Chief Executive Officer of General Bank shall be appointed as Executive Vice Chairman of Cathay Bank’s Board of Directors. After the Effective Time until the next annual meeting of shareholders, in the event that a Continuing Director shall resign, be removed or no longer be able to serve (for whatever reason), then the Board of Directors of Cathay Bank shall fill such vacancy by either electing a member of the Board of Directors of General Bank or GBC immediately prior to the Effective Time or, if appropriate, shall nominate such person for election as a director by Cathay General Bancorp (as the sole shareholder of Cathay Bank), and Cathay General Bancorp shall vote its shares of Cathay Bank to elect the nominee to fill such vacancy.

(e)  Officers of the Surviving Bank.    The officers of Cathay Bank immediately prior to the Effective Time shall be the officers of Cathay Bank, as the surviving corporation of the Bank Merger, until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal; provided, that the Chairman, President and Chief Executive Officer of General Bank shall be appointed as the Executive Vice Chairman and Chief Operating Officer of Cathay Bank at the Effective Time and shall report to the Chairman and President/CEO of Cathay Bank from and after the Effective Time; provided further, that an Office of the President/CEO shall be established from and after the Effective Time, which shall be occupied by two members, the Executive Vice Chairman and Chief Operating Officer of Cathay Bank and the Chairman and President/CEO of Cathay Bank; provided further that, subject to approval of the Board of Directors of Cathay Bank, such other General Bank executives as are nominated by the Office of the President/CEO shall be appointed to executive positions of Cathay Bank.

(f)  Principal Office of the Surviving Bank.    The location of the principal office of Cathay Bank, as the surviving corporation of the Bank Merger, shall be 777 North Broadway, Los Angeles, California 90012.

1.2     Merger; Effects of the Merger.

(a)  The Merger.    Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”) and the CGCL, at the Effective Time (in other words, simultaneous with the Bank Merger), GBC shall merge with and into Cathay Bancorp. Cathay Bancorp shall be the surviving corporation in the Merger and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of GBC shall terminate.

(b)  Effects of the Merger.    At and after the Effective Time, the Merger shall have the effects set forth in the DGCL and the CGCL. The certificate of incorporation and bylaws of Cathay Bancorp as the surviving corporation shall remain unchanged by the actions anticipated under the terms of this Agreement, except that the Merger Agreement (as defined below) shall stipulate that the certificate of incorporation of the surviving corporation shall be amended thereby to change the name of the surviving corporation to “Cathay General Bancorp.”

(c)  Directors of the Surviving Corporation.    The directors of Cathay Bancorp immediately prior to the Effective Time shall be the directors of Cathay General Bancorp, as the surviving corporation of the Merger; provided, that the Chairman, President and Chief Executive Officer of GBC and two other Continuing Directors shall, at the Effective Time, also be appointed to serve as a Class I director, a Class II director and a Class III director, respectively, of Cathay General Bancorp, as the surviving corporation of the Merger, from and after the Effective Time and until the earlier of their death, resignation or removal, or until their respective successors shall be duly elected and qualified; provided further, that the Chairman, President and Chief Executive Officer of GBC shall be appointed as Executive Vice Chairman of Cathay General Bancorp’s Board of Directors. After the Effective Time until the annual meeting of shareholders that is held in the year in which the term of any Continuing Director expires, as the case may be, in the event that a Continuing Director shall resign, be removed or no longer be able to serve (for whatever reason), then the Board of Directors of Cathay General Bancorp shall fill such vacancy by either electing a member of the Board of Directors of General Bank or GBC immediately prior to the Effective Time or, if appropriate, shall nominate such person for election as a director by the shareholders.

(d)  Officers of the Surviving Corporation.    The officers of Cathay Bancorp immediately prior to the Effective Time shall be the officers of Cathay General Bancorp, as the surviving corporation of the Merger, until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal; provided, that the Chairman, President and Chief Executive Officer of GBC shall be appointed as the Executive Vice Chairman and Chief Operating Officer of Cathay General Bancorp at the Effective Time and report to the Chairman and President/CEO of Cathay General Bancorp from and after the Effective Time; provided further, that an Office of the President/CEO shall be established from and after the Effective Time, which shall be occupied by two members, the Executive Vice Chairman and Chief Operating Officer of Cathay General Bancorp and the Chairman and President/CEO of Cathay General Bancorp; provided further that, subject to approval of the Board of Directors of Cathay General Bancorp, such other GBC executives as are nominated by the Office of the President/CEO shall be appointed to executive positions of Cathay General Bancorp.

1.3     Filing of Merger Agreements.

(a)  The Bank Merger.    As soon as practicable after each of the conditions set forth in Article VI hereof have been satisfied or waived, the parties (i) will obtain, or cause to be obtained, the endorsement of approval of the California Commissioner of Financial Institutions on the bank merger agreement in the form attached hereto as Exhibit E (the “Bank Merger Agreement”), (ii) shall file, or cause to be filed, with the California Secretary of State, in accordance with Section 1103 of the CGCL, a copy of the Bank Merger Agreement so endorsed, together with appropriate officers’ certificates evidencing the approval and adoption of the Bank Merger Agreement and such other certificates and documents as may be necessary or appropriate to consummate the Bank Merger, in each case in the form required by and executed in accordance with the CGCL and the CFC, and (iii) shall file, or cause to be filed, with the California Commissioner of Financial Institutions a copy of such Bank Merger Agreement, certified by the California Secretary of State, with a request that the Bank Merger be deemed effective as of the date and time mutually agreed by Cathay Bancorp and GBC, all in accordance with Section 4887 of the CFC. The Bank Merger shall become effective at the time deemed by the California Commissioner of Financial Institutions to be the time of the filing as described in clause (iii) of the immediately preceding sentence (the “Effective Time”).

(b)  The Merger.    Without other conditions or intervening actions, the parties will file, or cause to be filed, at the Effective Time, with the Delaware Secretary of State and the California Secretary of State the agreement of merger in the form attached hereto as Exhibit F (the “Merger Agreement”) and such certificates and other documents as may be deemed necessary or appropriate to consummate the Merger at the Effective Time, which Merger Agreement and certificates and other documents shall in each case be in the form required by and executed in accordance with the applicable provisions of the DGCL and the CGCL. The Merger shall become effective at the time the Merger Agreement is filed with the Delaware Secretary of State and the California Secretary of State.

1.4     Exchange Amount; Conversion of GBC Common Stock; Cash/ Stock Election.

(a)  Conversion of GBC Common Stock.    At the Effective Time, the conversion of each outstanding share of common stock of GBC, no par value (“GBC Common Stock”), shall proceed as follows:

(i)  Promptly (and in any event within five (5) Business Days) after the Effective Time, Cathay Bancorp shall deliver to an independent exchange agent to be selected by Cathay Bancorp and reasonably acceptable to GBC (the “Exchange Agent”) the Adjusted Stock Component and the Adjusted Cash Component. Each share of GBC Common Stock, (except for Dissenting Shares, if applicable) shall, by virtue of the Merger and without any action on the part of the holder thereof, but subject to Sections 1.4(b) and (g) hereof, be converted into the right to receive the Per Share Merger Consideration. Cathay Bancorp shall set aside, in cash out of the Cash Component, an amount equal to the product of the GBC Per Share Fair Market Value multiplied by the number of Dissenting Shares (the “Dissenters Set Aside”).

(ii)  From and after the Effective Time, the holders of certificates formerly representing shares of GBC Common Stock shall cease to have any rights as GBC shareholders, except such rights, if any, as they may have pursuant to the CGCL. Except as provided above, until such certificates are surrendered for exchange, the certificates of each holder shall, after the Effective Time, represent for all purposes only the right to receive the Per Share Merger Consideration.

(iii)  If, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Cathay Common Stock shall, through a reclassification, recapitalization, stock dividend, stock split or reverse stock split have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, appropriate adjustment will be made to the Stock Component.

(b)  Cash/Stock Election.    Each GBC shareholder may state a preference to receive his or her Per Share Merger Consideration for each share of GBC Common Stock owned in (x) shares of Cathay Common Stock or (y) cash. A GBC shareholder need not make a Cash/Stock Election at all, in which case such GBC shareholder shall be treated as a Non-Elector. The number of shares of Cathay Common Stock issuable to GBC shareholders pursuant to the Cash/Stock Election (together with the shares of Cathay Common Stock allocable to Non-Electors) shall not in the aggregate exceed the Adjusted Stock Component, and the amount of cash payable to GBC shareholders pursuant to the Cash/Stock Election (together with the Dissenters Set Aside and the cash allocable to Non-Electors) shall not in the aggregate exceed the Cash Component. After allocating the Dissenters Set Aside, the Merger Consideration shall be allocated in accordance with the following provisions of this Section 1.4(b).

(i)  If the Adjusted Stock Component is Oversubscribed, then the Merger Consideration shall be allocated as follows:

(A)  First, the entire Adjusted Stock Component shall be divided among the Stock Electors pro rata by the number of shares for which a stock election has been made;

(B)  Second, an amount from the Adjusted Cash Component, when taken together with the shares of Cathay Common Stock (valued at the Cathay Closing Price) distributed to Stock Electors from the Adjusted Stock Component in clause (A) above, sufficient to provide each Stock Elector with the Per Share Merger Consideration shall be distributed among the Stock Electors; and

(C)  Third, the balance of the Adjusted Cash Component shall be divided among the Cash Electors and the Non-Electors pro rata by the number of shares held by them.

(ii)  If the Adjusted Cash Component is Oversubscribed, then the Merger Consideration shall be allocated as follows:

(A)  First, the entire Adjusted Cash Component shall be divided among the Cash Electors pro rata by the number of shares for which a cash election has been made;

(B)  Second, an amount of shares of Cathay Common Stock (valued at the Cathay Closing Price) from the Adjusted Stock Component, when taken together with the cash distributed to Cash Electors from the Adjusted Cash Component in clause (A) above, sufficient to provide each Cash Elector with the Per Share Merger Consideration shall be distributed among the Cash Electors; and

(C)  Third, the balance of the Adjusted Stock Component shall be divided among the Stock Electors and the Non-Electors pro rata by the number of shares held by them.

(iii)  If neither the Adjusted Stock Component is Oversubscribed nor the Adjusted Cash Component is Oversubscribed, then the Merger Consideration shall be allocated as follows:

(A)  First, an amount from the Adjusted Stock Component sufficient to provide each Stock Elector with the Per Share Merger Consideration shall be distributed among the Stock Electors;

(B)  Second, an amount from the Adjusted Cash Component sufficient to provide each Cash Elector with the Per Share Merger Consideration shall be distributed among the Cash Electors; and

(C)  Third, the balance of the Adjusted Stock Component and the Adjusted Cash Component shall each be divided among the Non-Electors pro rata by the number of shares held by them.

(c)  Exchange Procedures.    For his or her Cash/Stock Election to be effective, a GBC shareholder must make a Cash/Stock Election prior to the Election Deadline. Cathay Bancorp shall prepare a transmittal letter incorporating a Cash/Stock Election form mutually agreeable to Cathay and GBC (“Form of Election”), which shall be mailed to GBC’s shareholders no later than fifteen (15) days prior to the anticipated Effective Time so as to permit them to exercise their right to make a Cash/Stock Election prior to the Election Deadline. As used herein, “Election Deadline” means 5:00 p.m. local time in the city in which the principal office of the Exchange Agent is located on the twentieth (20th) day following but not including the date of mailing of the Form of Election (or such other time and date as GBC and Cathay Bancorp shall mutually agree). GBC and Cathay Bancorp shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline at or about the time of the mailing of the Form of Election.

(i)  A GBC shareholder may make a separate Cash/Stock Election for each share of GBC Common Stock (regardless of whether represented by the same stock certificate). A GBC shareholder who holds shares in two or more capacities or in different names may make a separate Cash/Stock Election for each name or capacity in which shares are held.

(ii)  Cathay Bancorp shall use all commercially reasonable efforts to make available as promptly as possible a Form of Election to any GBC shareholder who requests such Form of Election following the initial mailing of the Forms of Election and prior to the Election Deadline. In no event shall the Form of Election be made available less than five (5) days prior to the Election Deadline.

(iii)  Any Cash/Stock Election shall have been made properly only if the Exchange Agent shall have received by the Election Deadline a Form of Election properly completed and signed and accompanied by certificates of the shares of GBC Common Stock (the “Certificates”) to which such Form of Election relates or by an appropriate customary guarantee of delivery of such Certificates, as set forth in the Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States; provided, that such certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery. Failure to deliver shares of GBC Common Stock covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Cash/Stock Election, unless otherwise determined by Cathay Bancorp in its sole discretion.

(iv)  Any GBC shareholder may, at any time prior to the Election Deadline, change his or her Cash/Stock Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed, revised Form of Election. If Cathay Bancorp determines in its reasonable discretion that any Cash/Stock Election is not properly made with respect to any shares of GBC Common Stock, such Cash/Stock Election shall be deemed to be not in effect, and the holder of the shares of GBC Common Stock covered by such Cash/Stock Election shall, for purposes hereof, be deemed to be a Non-Elector with respect to such shares, unless a proper Cash/Stock Election is thereafter timely made.

(v)  Any GBC shareholder may, at any time prior to the Election Deadline, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Certificates previously deposited with the Exchange Agent, or of the guarantee of delivery of such Certificates. All Cash/Stock Elections shall be revoked automatically if the Exchange Agent is notified in writing by Cathay Bancorp or GBC that this Agreement has been terminated in accordance with Article VII.

(vi)  GBC shareholders who make a Cash/Stock Election have no assurance that they will receive all cash or all stock or any specific proportion thereof.

(d)  Reservation of Shares.    Prior to the Effective Time, the Board of Directors of Cathay Bancorp shall reserve for issuance a sufficient number of shares of Cathay Common Stock for the purpose of issuing its shares to GBC shareholders in accordance herewith, including upon exercise of Assumed Options.

(e)  Dissenting Shares.    Any shares of GBC Common Stock held by a holder who dissents from the Merger (and does not fail to perfect, and does not withdraw or otherwise lose his or her right to appraisal) in accordance with Section 1300 of the CGCL (if and to the extent that dissenters’ rights are permitted under such section) shall be herein called “Dissenting Shares.” Notwithstanding any other provision of this Agreement, any holder of Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall be entitled only to such rights as are afforded in respect of such Dissenting Shares pursuant to the CGCL.

(f)  Exchange of GBC Common Stock.

(i)  As to those GBC shareholders who have not tendered their shares in connection with the election procedures set forth above, within five (5) Business Days after the Effective Time, holders of record of Certificates shall be instructed to tender such Certificates to the Exchange Agent pursuant to a letter of transmittal that Cathay Bancorp shall deliver or cause to be delivered to such holders within five (5) Business Days after the Effective Time. Such letter of transmittal shall specify that risk of loss and title to Certificates shall pass only upon acceptance of such Certificates by the Exchange Agent.

(ii)  After the Effective Time, each holder of a Certificate that surrenders such Certificate to the Exchange Agent or Cathay Bancorp will, upon acceptance thereof by the Exchange Agent or Cathay Bancorp, be entitled to the Per Share Merger Consideration payable in respect of the shares represented thereby as determined under Section 1.4(b).

(iii)  The Exchange Agent or Cathay Bancorp shall accept Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent or Cathay Bancorp may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Certificates shall be appropriately endorsed or accompanied by such instruments of transfer as the Exchange Agent or Cathay Bancorp may reasonably require.

(iv)  Each outstanding Certificate, other than those representing Dissenting Shares, shall until duly surrendered to the Exchange Agent or Cathay Bancorp be deemed to evidence the right to receive the Per Share Merger Consideration payable in respect of the shares represented thereby.

(v)  After the Effective Time, holders of Certificates shall cease to have rights with respect to the GBC Common Stock previously represented by such Certificates, and their sole rights (other than the holders of Certificates representing Dissenting Shares) shall be to exchange such Certificates for the Per Share Merger Consideration. At the Effective Time, GBC shall deliver a certified copy of a list of its shareholders to the Exchange Agent. After the Effective Time, there shall be no further transfer of Certificates on the records of GBC and, if such Certificates are presented to GBC for transfer, they shall be cancelled against delivery of the Per Share Merger Consideration. Cathay Bancorp shall not be obligated to deliver any merger consideration to any holder of GBC Common Stock until such holder surrenders the Certificates as provided herein. No dividends declared will be remitted, nor any voting rights granted, to any person entitled to receive Cathay Common Stock under this Agreement until such person surrenders the Certificate representing the right to receive such Cathay Common Stock, at which time such dividends on whole shares of Cathay Common Stock with a record date on or after the Effective Time shall be remitted to such person, without interest and less any taxes that may have been imposed thereon, and voting rights will be restored. Neither the Exchange Agent nor any party to this Agreement nor any affiliate thereof shall be liable to any holder of GBC Common Stock represented by any Certificate for any merger consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Cathay Bancorp and the Exchange Agent shall be entitled to rely upon the stock transfer books of GBC to establish the identity of those persons entitled to receive merger consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Cathay Bancorp or the Exchange Agent shall be entitled to deposit any merger consideration in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(vi)  If any merger consideration is to be issued to a person other than a person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay to Cathay Bancorp or the Exchange Agent any required transfer or other taxes or establish to the satisfaction of Cathay Bancorp or the Exchange Agent that such tax has been paid or is not applicable.

(vii)  In the event any Certificate shall have been lost, stolen or destroyed, the owner of such lost, stolen or destroyed Certificate shall deliver to Cathay Bancorp or the Exchange Agent an affidavit stating such fact, in form reasonably satisfactory to Cathay Bancorp, and, at Cathay Bancorp’s discretion, a bond in such reasonable sum as Cathay Bancorp or the Exchange Agent may direct as indemnity against any claim that may be made against Cathay Bancorp or GBC or its successor or any other party with respect to the Certificate alleged to have been lost, stolen or destroyed. Upon such delivery, the owner shall have the right to receive the Per Share Merger Consideration with respect to the shares represented by the lost, stolen or destroyed Certificate.

(g)  No Fractional Shares.    Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Cathay Common Stock shall be issued in the Merger. Each holder who otherwise would have been entitled to a fraction of a share of Cathay Common Stock (after taking into account all Certificates of such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the Cathay Closing Price. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share interest.

(h)  Stock Options.

(i)  Contingency Stock Options.    Prior to the Effective Time, GBC shall use its best efforts to obtain commitments for the (1) cashless exercise of each outstanding Contingency Stock Option immediately prior to the Effective Time such that, upon such exercise, the holder thereof shall receive a number of shares of GBC Common Stock (rounded down to the nearest whole number) equal to the product of (i) the number of shares of GBC Common Stock subject to such Contingency Stock Option multiplied by (ii) a fraction, the numerator of which is the Spread for such Contingency Stock Option, and the denominator of which is the closing price of a share of GBC Common Stock on the Nasdaq NM on the trading day immediately preceding the Closing Date or (2) the cash exercise of each outstanding Contingency Stock Option prior to the Effective Time. Upon the cashless exercise of each outstanding Contingency Stock Option immediately prior to the Effective Time as described in clause (1) above, GBC will retain a sufficient number of shares of GBC Common Stock to satisfy all applicable income tax and employment tax withholding obligations, and such retained shares shall be retired and cancelled and shall not be issued and outstanding as of the Effective Time. Upon the cash exercise of each outstanding Contingency Stock Option prior to the Effective Time as described in clause (2) above, the holder of the Contingency Stock Options will be required to pay sufficient funds to GBC to satisfy all applicable income tax and employment tax withholding obligations. The shares of GBC Common Stock issuable upon the exercise of the Contingency Stock Options (but excluding the retained and cancelled shares) shall be issued and outstanding prior to the Effective Time and shall therefore be exchanged and converted at the Effective Time for the right to receive the Per Share Merger Consideration as provided in, and in accordance with, Section 1.4 above.

(ii)  1999 Plan Options.    At the Effective Time, each outstanding option to purchase shares of GBC Common Stock under the GBC Bancorp 1999 Employee Stock Incentive Plan (each, a “1999 Option”), whether or not vested, shall by virtue of the Merger be assumed by Cathay Bancorp (each, an “Assumed Option”). Each Assumed Option will continue to have, and be subject to, the same terms and conditions of such options immediately prior to the Effective Time (subject to any accelerated vesting as a result of the Merger provided under the terms of GBC’s 1999 Employee Stock Incentive Plan), except that (i) each Assumed Option will be exercisable (or will become exercisable in accordance with its terms) for that number of shares of Cathay Common Stock (rounded down to the nearest whole number) equal to the product of (A) the Exchange Ratio, multiplied by (B) that number of shares of GBC Common Stock that were subject to such Assumed Option immediately prior to the Effective Time and (ii) the per share exercise price for each share of Cathay Common Stock issuable upon exercise of such Assumed Option will be equal to the quotient of (A) the exercise price for a share of GBC Common Stock at which such Assumed Option was exercisable immediately prior to the Effective Time, divided by (B) the Exchange Ratio. After the date hereof, GBC shall offer each holder of a 1999 Option the right to full acceleration and vesting, prior to the Effective Time, of all unvested 1999 Option(s) held by him or her on the condition that such holder agrees to exercise all of his or her outstanding 1999 Option(s) (both vested and unvested) prior to the Effective Time. GBC shall also offer each such holder of a 1999 Option who agrees to exercise all of his or her outstanding vested and unvested 1999 Option(s) prior to the Effective Time the option either (i) to pay cash (p) for the aggregate exercise price of the shares subject to the 1999 Option(s) and (q) to satisfy all applicable income tax and employment tax withholding obligations or (ii) to have GBC retain a sufficient number of shares of GBC Common Stock to (x) pay the aggregate exercise price and (y) satisfy all applicable income tax and employment tax withholding obligations. Shares retained under clause (ii) of the immediately preceding sentence shall be retired and cancelled and shall not be issued and outstanding as of the Effective Time. The shares of GBC Common Stock issuable upon such exercise of the 1999 Option(s) (but excluding the retained and cancelled shares) shall be issued and outstanding immediately prior to the Effective Time and shall therefore be exchanged and converted at the Effective Time for the right to receive the Per Share Merger Consideration as provided in, and in accordance with, Section 1.4 above.

(iii)  1988 Plan Options.    Each outstanding share of GBC Common Stock issued upon exercise of an option granted under the GBC Bancorp Amended and Restated 1988 Stock Option Plan (each, a “1988 Option”) prior to the Effective Time shall be exchanged and converted at the Effective Time for the right to receive the Per Share Merger Consideration as provided in, and in accordance with, Section 1.4 above. Each holder of a 1988 Option who exercises any of his or her outstanding 1988 Option(s) prior to the Effective Time shall have the option either (i) to pay cash (p) for the aggregate exercise price of the shares subject to the 1988 Option(s) and (q) to satisfy all applicable income tax and employment tax withholding obligations or (ii) to have GBC retain a sufficient number of shares of GBC Common Stock to (x) pay such aggregate exercise price and (y) satisfy all such applicable income tax and employment tax withholding obligations. Shares retained under clause (ii) of the immediately preceding sentence shall be retired and cancelled and shall not be issued and outstanding as of the Effective Time. Any outstanding 1988 Options that remain unexercised as of the Effective Time shall terminate at the Effective Time, as provided in Section 10 of the GBC Bancorp Amended and Restated 1988 Stock Option Plan.

(iv)  As soon as practicable after the Effective Time, Cathay General Bancorp shall deliver to each holder of an outstanding Assumed Option an appropriate notice setting forth such holder’s rights pursuant thereto and such Assumed Option shall continue in effect on the same terms and conditions (subject to the adjustments made in Section 1.4(h)(ii) above after giving effect to the Merger). Cathay Bancorp shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Cathay Common Stock for delivery upon exercise of such Assumed Option pursuant to the terms set forth in Section 1.4(h)(ii) above.

(v)  Cathay General Bancorp shall file with the United States Securities and Exchange Commission (the “SEC”), within five (5) Business Days after the Effective Time, a registration statement on Form S-8 (or any successor form) relating to the shares of Cathay Common Stock issuable pursuant to the Assumed Options, which registration statement shall include a reoffer prospectus. Cathay General Bancorp shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained therein) for as long as any Assumed Options remain outstanding. Cathay General Bancorp shall use its commercially reasonable efforts to cause such shares, when issued upon exercise of Assumed Options, to be listed on such exchanges as Cathay Common Stock are listed immediately prior to the Effective Time.

(vi)  Prior to the Effective Time, the Boards of Directors of Cathay Bancorp and GBC, or an appropriate committee of non-employee directors thereof, shall each comply as applicable with the provisions of the SEC’s No Action Letter dated January 12, 1999 addressed to Skadden, Arps, Slate, Meagher and Flom LLP relating to Rule 16b of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), so that the assumption of 1999 Options pursuant to the Merger shall be an exempt transaction for purposes of Section 16 of the Exchange Act by any officer or director of GBC who may become a covered person for purposes of Section 16.

(i)  Section 16(b) Compliance.    Cathay Bancorp shall take all such steps within its power to take as may be required to cause any dispositions of shares of Cathay Common Stock (including options with respect to such shares) by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to GBC to be exempt under Rule 16b-3 promulgated under the Exchange Act.

1.5   Closing.    Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated in this Agreement (the “Closing”) shall take place at the offices of Cathay Bancorp, 777 North Broadway, Los Angeles, California at 5:00 p.m. Pacific time on the first Friday that is a Business Day occurring at least two Business Days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VI hereof, other than conditions which by their terms are to be satisfied at Closing, or at such other date, time and location as the parties may agree. The date on which the Closing actually occurs is herein referred to as the “Closing Date.”

1.6   Revision of Transaction.    After consultation with GBC and with GBC’s consent, which consent shall not unreasonably be delayed or withheld, Cathay Bancorp shall have the right to change the method of effecting the Bank Merger and/or the Merger (including without limitation the provisions of this Article I), to the extent permitted by applicable law and to the extent it deems such change to be desirable, provided, however, that no such change shall (a) alter or change the amount or kind of the Merger Consideration, (b) diminish the benefits to be received by the directors, officers or employees of GBC, General Bank or their Subsidiaries as set forth in this Agreement or in any agreements involving the parties made in connection with this Agreement, (c) materially impede or delay the consummation of the Bank Merger or the Merger, or increase the risk that it will be consummated or diminish the likelihood that Regulatory Approvals will be received, or (d) adversely affect the tax treatment of GBC shareholders as a result of receiving the Per Share Merger Consideration. Cathay Bancorp may exercise this right of revision (after consulting with GBC and obtaining GBC’s consent) by giving written notice thereof in the manner provided in Section 8.2 of this Agreement.

1.7     Additional Actions.    If, at any time after the Effective Time, Cathay Bancorp shall consider or be advised that any further deeds, assignments or assurances or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Cathay Bancorp or Cathay Bank its right, title or interest in, to or under any of the rights, properties or assets of GBC or General Bank or (b) otherwise carry out the purposes of this Agreement, GBC and General Bank hereby grant to Cathay Bancorp an irrevocable power of attorney, to be effective following the Effective Time, to execute and deliver all such deeds, assignments or assurances and to do all acts necessary or desirable to vest, perfect or confirm title and possession to such rights, properties or assets in Cathay Bancorp or Cathay Bank and otherwise carry out the purposes of this Agreement, and the officers and directors of Cathay Bancorp are authorized in the name of GBC and General Bank to take any and all such action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF CATHAY BANK AND CATHAY BANCORP

Except as set forth on a disclosure schedule delivered to GBC and General Bank concurrently with the execution of this Agreement and updated as of the Closing (the “Cathay Bancorp Disclosure Schedule”), Cathay Bank and Cathay Bancorp jointly and severally represent and warrant to GBC and General Bank that:

2.1     Organization.

(a)  Cathay Bank is a California banking corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite power and authority, corporate and otherwise, to own, operate and lease its assets and properties and to carry on its business substantially as it has been and is now being conducted.

(b)  Cathay Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is a bank holding company under the Bank Holding Company Act of 1956 and is the sole shareholder of Cathay Bank.

(c)  Each of Cathay Bancorp and Cathay Bank is duly qualified to do business and is in good standing in each jurisdiction where the character of the assets or properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to so qualify would not be reasonably expected to have a Material Adverse Effect on Cathay Bancorp. Each of Cathay Bancorp and Cathay Bank has all requisite corporate power and authority to enter into this Agreement and, subject to the approval of this Agreement by its shareholders and to the receipt of all Regulatory Approvals, to consummate the transactions contemplated hereby.

2.2     Authorization.    The execution, delivery and performance of this Agreement, the Merger Agreement and the Bank Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly approved and authorized by the Boards of Directors of Cathay Bank and Cathay Bancorp and by the affirmative vote of a majority of the outstanding shares of common stock of Cathay Bank. Subject to the approval of this Agreement and the Merger by the affirmative vote of a majority of the outstanding shares of Cathay Common Stock, no other corporate action on the part of Cathay Bancorp is required to be taken. This Agreement has been duly executed and delivered by Cathay Bank and Cathay Bancorp and, assuming the due authorization, execution and delivery by General Bank and GBC of this Agreement, constitutes the valid and binding obligation of each of them and is enforceable against each of them, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or similar laws or equitable principles or doctrines.

2.3   Conflicts, Consents and Approvals.

(a)  The execution and delivery of this Agreement, the Merger Agreement and the Bank Merger Agreement does not, and the consummation of the transactions contemplated hereby and thereby will not, (i) violate any provision of the certificate of incorporation or bylaws of Cathay Bancorp, the articles of incorporation or bylaws of Cathay Bank or similar documents of any of their Subsidiaries or (ii) assuming the Regulatory Approvals are obtained, violate or conflict with or result in any violation, breach or termination of, or default or loss of a material benefit under, permit the acceleration of any obligation under, or result in the creation of any material lien, charge or encumbrance on any of the property or assets under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Cathay Bank, Cathay Bancorp or any of their Subsidiaries or their respective properties, other than any such conflicts, violations or defaults which (x) will be cured or waived prior to the Effective Time or (y) would not be reasonably expected to have a Material Adverse Effect on Cathay Bancorp.

(b)  Except for (i) Cathay Bancorp stockholder approval, (ii) the consents and approvals set forth on Section 2.3 of the Cathay Bancorp Disclosure Schedule and (iii) the consents and approvals of third parties that are not Governmental Entities, the failure of which to be obtained will not have and would not be reasonably expected to have a Material Adverse Effect on Cathay Bancorp, no consents or approvals of, or filings or registrations with, any third party (other than a Governmental Entity) are necessary in connection with the execution and delivery by Cathay Bancorp and Cathay Bank of this Agreement, the Merger Agreement and the Bank Merger Agreement and the consummation by Cathay Bancorp and Cathay Bank of the Merger, the Bank Merger and the other transactions contemplated hereby.

2.4   Capitalization.

(a)  As of the date hereof, the authorized capital stock of Cathay Bancorp consists of (i) 25,000,000 shares of Cathay Common Stock, of which 18,019,830 shares were issued and outstanding as of May 2, 2003 and (ii) 10,000,000 shares of preferred stock, $0.01 par value per share, of which none are issued and outstanding. All of the issued and outstanding shares of Cathay Common Stock have been, and all of the shares of Cathay Common Stock to be issued in the Merger and upon exercise of Assumed Options will be, at the Effective Time, duly and validly authorized and issued, and are or will be, as the case may be, fully paid and non-assessable. None of the outstanding shares of Cathay Common Stock has been issued in violation of any preemptive rights of the current or past shareholders of Cathay Bancorp, and none of the outstanding shares of Cathay Common Stock is or will be entitled to any preemptive rights in respect of the Merger or any of the other transactions contemplated by this Agreement.

(b)  As of the date hereof, the authorized capital stock of Cathay Bank consists of 20,000,000 shares of common stock, of which 6,149,173 shares are issued and outstanding as of May 2, 2003. All of the issued and outstanding shares of Cathay Bank common stock have been duly and validly authorized and issued, are fully paid and non-assessable and are owned beneficially and of record by Cathay Bancorp, and are not subject to pledge, lien or other direct or indirect collateral interest.

(c)  As of May 2, 2003, 578,820 shares of Cathay Common Stock were subject to outstanding stock options under Cathay Bancorp’s stock option plans and 1,508,760 shares of Cathay Common Stock were reserved for future issuance under Cathay Bancorp’s stock option plans. Except as set forth in this Section 2.4, as of the date of this Agreement, there are no shares of capital stock or other equity securities of Cathay Bancorp or Cathay Bank outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Cathay Bancorp or Cathay Bank, or contracts, commitments, understandings or arrangements by which either Cathay Bancorp or Cathay Bank is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. There are no outstanding phantom stock rights or awards.

2.5   Cathay Bancorp Filings and Reports.

(a)  Each of Cathay Bank, Cathay Bancorp and its Subsidiaries has filed as of the date of this Agreement, and will continue to file, all reports and statements, together with any amendment required to be made with respect thereto, that it was, or will be required to file with the SEC, the DFI, the FDIC, the Federal Reserve Board (the “FRB”), Nasdaq NM and other applicable bank, securities and other regulatory authorities (except filings which are not material). As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Other than normal examinations conducted by the Internal Revenue Service (the “IRS”), state and local taxing authorities, or the FDIC, DFI or FRB in the regular course of the business of Cathay Bank, Cathay Bancorp and its Subsidiaries, no federal, state or local governmental agency, commission or other entity has initiated any proceeding or, to the best knowledge of Cathay Bank and Cathay Bancorp, investigation into the business or operations of Cathay Bank, Cathay Bancorp or its Subsidiaries since December 31, 2001. There is no unresolved violation, criticism or exception by the SEC, DFI, FRB, FDIC or other agency, commission or entity with respect to any report or statement referred to herein that is material to Cathay Bancorp on a consolidated basis.

(b)  Cathay Bancorp has provided to GBC a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Cathay Bancorp with the SEC pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (other than reports filed pursuant to Section 13(g) of the Exchange Act) since December 31, 2000 (as such documents have since the time of their filing been amended, the “Cathay SEC Reports”), which are all the documents (other than preliminary material and reports required pursuant to Section 13(g) of the Exchange Act) that Cathay Bancorp was required to file with the SEC since such date; provided, that Cathay Bancorp has not provided to GBC copies of any Cathay SEC Reports that generally are available in public databases. The financial statements of Cathay Bancorp included in the Cathay SEC Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects the consolidated financial position of Cathay Bancorp and its consolidated Subsidiaries as at the dates thereof and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies for the periods then ended.

2.6   Subsidiaries; Off Balance Sheet Disclosure; Material Changes.

(a) Section 2.6(a) of the Cathay Bancorp Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Cathay Bancorp. There are no special purpose entities, limited purpose entities and qualified special purpose entities in which Cathay Bancorp or any of its Subsidiaries have a material controlling economic or management interest.

(b)  Between December 31, 2002 and the date of this Agreement, Cathay Bancorp has not undergone or suffered any Material Adverse Effect.

2.7   Compliance with Laws.

(a)  Except for exceptions the maximum exposure for which would not be reasonably expected to have a have a Material Adverse Effect on Cathay Bancorp, the businesses of Cathay Bank, Cathay Bancorp and their Subsidiaries are being conducted in all material respects in compliance with all laws, ordinances and regulations of any Governmental Entity, including, without limitation, any laws affecting financial institutions (including those pertaining to the Bank Secrecy Act, the investment of funds, the lending of money, the collection of interest and the extension of credit), federal and state securities laws, laws and regulations relating to financial statements and reports, truth-in-lending, truth-in-savings, usury, fair credit reporting, consumer protection, occupational safety, fair employment practices, fair labor standards and all other laws and regulations relating to employees and employee benefits, and any statutes or ordinances relating to the properties occupied or used by Cathay Bank, Cathay Bancorp or their Subsidiaries.

(b)  No investigation or review by any Governmental Entity with respect to Cathay Bank, Cathay Bancorp or any of their Subsidiaries is pending or, to the best knowledge of Cathay Bank and Cathay Bancorp, threatened, nor has any Governmental Entity indicated to Cathay Bank, Cathay Bancorp or any of their Subsidiaries an intention to conduct the same, other than normal bank regulatory examinations.

(c)  As of the date of this Agreement, neither Cathay Bank nor Cathay Bancorp has been advised of the existence of any fact or circumstance or set of facts or circumstances which, if true, would cause Cathay Bancorp, Cathay Bank or any of the their Subsidiaries to fail to be in substantial compliance with such provisions. Cathay Bank has not received a CRA rating from an applicable regulatory authority which is less than “satisfactory.”

2.8     Joint Proxy Registration Statement.    The information to be supplied by Cathay Bank and Cathay Bancorp for inclusion in the Joint Proxy Registration Statement will not, on the date it (or any amendment thereof or supplement thereto) is first mailed to the respective shareholders of GBC and Cathay Bancorp, and at the time of their respective Shareholders’ Meetings, contain any statement that, in light of the circumstances under which it is made, is false or misleading with respect to any material fact, omits to state any material fact necessary in order to make the statements made therein not false or misleading, or omits to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the respective GBC and Cathay Bancorp Shareholders’ Meeting that has become false or misleading. If, at any time prior to the Effective Time, any event relating to Cathay Bancorp or any of its affiliates, officers or directors is discovered by Cathay Bancorp that should be set forth in an amendment or a supplement to the Joint Proxy Registration Statement, Cathay Bancorp will promptly inform GBC and such amendment or supplement will be promptly filed with the SEC and, as required by law, disseminated to the respective GBC and Cathay Bancorp shareholders. Notwithstanding the foregoing, Cathay Bank and Cathay Bancorp make no representation or warranty with respect to any information supplied by GBC or its Subsidiaries that is contained in the Joint Proxy Registration Statement. The Joint Proxy Registration Statement will (with respect to Cathay Bank and Cathay Bancorp) comply in all material respects as to form and substance with the requirements of the Exchange Act, the Securities Act and the rules and regulations thereunder.

2.9     Litigation.    There is no suit, action, investigation or proceeding, legal, quasi-judicial, administrative or otherwise, pending or, to the best knowledge of Cathay Bank and Cathay Bancorp, threatened, against or affecting Cathay Bank, Cathay Bancorp or any of their Subsidiaries, or any of their respective officers, directors, employees or agents, in their capacities as such, which, if adversely determined, would reasonably be expected to have a Material Adverse Effect on Cathay Bancorp or which would materially affect the ability of Cathay Bank or Cathay Bancorp to consummate the transactions contemplated herein or which is seeking to enjoin consummation of the transactions provided for herein or to obtain other relief in connection with this Agreement or the transactions contemplated hereby or thereby, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Cathay Bank, Cathay Bancorp or any of their Subsidiaries or any of their respective officers, directors, employees or agents, in their capacities as such, having, or which, insofar as reasonably can be foreseen in the future, would have any such effect.

2.10     Governmental Approvals and Other Conditions.    To the best knowledge of Cathay Bank and Cathay Bancorp, there is no reason relating specifically to them or any of their Subsidiaries why (a) the Regulatory Approvals should not be granted, (b) the Regulatory Approvals should be subject to a condition which would differ from conditions customarily imposed in orders approving acquisitions of the type contemplated hereby or (c) any of the conditions precedent as specified in Article VI hereof to the obligations of any of the parties hereto to consummate the transactions contemplated hereby are unlikely to be fulfilled within the applicable time period or periods required for satisfaction of such condition or conditions. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal or state governmental authority is required by or with respect to Cathay Bank or Cathay Bancorp in connection with the execution and delivery of this Agreement or the consummation by them of the transactions contemplated hereby or thereby except for: (i) the filing of all Regulatory Applications by Cathay Bancorp, Cathay Bank and/or their respective Subsidiaries for approval of the transactions contemplated by this Agreement; (ii) the receipt of all Regulatory Approvals; (iii) the filing by Cathay Bancorp of the registration statement relating to the Cathay Common Stock to be issued pursuant to this Agreement (“Joint Proxy Registration Statement”) with the SEC and various blue sky authorities, which Joint Proxy Registration Statement shall include the prospectus/proxy statement (the “Proxy Statement”) for use in connection with the GBC and Cathay Bancorp shareholders’ meeting to approve the Merger (each a “Shareholders’ Meeting”); (iv) the filing of the Bank Merger Agreement with respect to the Bank Merger, bearing the endorsement of the DFI and the California Secretary of State, with the DFI; (v) the filing of the Merger Agreement with respect to the Merger with the Delaware Secretary of State and the California Secretary of State; and (vi) any filings, approvals or no-action letters with or from state securities authorities.

2.11     Insider Interests.    All outstanding loans and other contractual arrangements (including deposit relationships) between Cathay Bank and any officer, director or employee of Cathay Bancorp, Cathay Bank or their Subsidiaries conform to the applicable rules and regulations and requirements of all applicable regulatory agencies which were in effect when such loans and other contractual arrangements were entered into. No officer, director or employee of Cathay Bancorp, Cathay Bank or their Subsidiaries has any material interest in any tangible property, real or personal, used in or pertaining to the business of Cathay Bancorp, Cathay Bank or their Subsidiaries.

2.12     Fairness Opinion.    Cathay Bancorp has received from Credit Suisse First Boston LLC a fairness opinion, dated as of the date of this Agreement, that the Merger Consideration is fair to Cathay Bancorp from a financial point of view.

2.13     Insurance.    Each of Cathay Bancorp and Cathay Bank has maintained and now maintains insurance in such amounts and covering such risks as is usually carried by prudent companies engaged in similar businesses and owning similar properties in the same general area in which they operate.

2.14     Impediments to Performance.    Neither Cathay Bank nor Cathay Bancorp has taken or agreed to take any action, or has knowledge of any fact or circumstance, that would materially impede or delay the consummation of the transactions contemplated by this Agreement or the ability of the parties to obtain any Regulatory Approval or to perform their covenants and agreements under this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF GBC AND GENERAL BANK

Except as set forth on a disclosure schedule delivered to Cathay Bancorp concurrently with the execution of this Agreement and updated as of the Closing (the “GBC Disclosure Schedule”), GBC and General Bank represent and warrant to Cathay Bank and Cathay Bancorp that:

3.1     Organization.

(a)  General Bank is a California banking corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite power and authority, corporate and otherwise, to own, operate and lease its assets and properties and to carry on its business substantially as it has been and is now being conducted.

(b)  GBC is a corporation duly organized, validly existing and in good standing under the laws of the State of California, is a bank holding company under the Bank Holding Company Act of 1956 and is the sole shareholder of General Bank.

(c)  Each of GBC and General Bank is duly qualified to do business and is in good standing in each jurisdiction where the character of the assets or properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to so qualify would not be reasonably expected to have a Material Adverse Effect on GBC. Each of GBC and General Bank has all requisite corporate power and authority to enter into this Agreement and, subject to the approval of this Agreement by its shareholders and the receipt of all Regulatory Approvals, to consummate the transactions contemplated hereby or thereby.

3.2     Authorization.    The execution, delivery and performance of this Agreement, the Merger Agreement and the Bank Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly approved and authorized by the Boards of Directors of GBC and General Bank and by the affirmative vote of a majority of the outstanding shares of common stock of General Bank. Subject to the approval of this Agreement and the Merger by the affirmative vote of a majority of the outstanding shares of GBC Common Stock, no other corporate action on the part of GBC is required to be taken. This Agreement has been duly executed and delivered by GBC and General Bank and, assuming the due authorization, execution and delivery by Cathay Bank and Cathay Bancorp of this Agreement, constitutes the valid and binding obligation of each of them and is enforceable against each of them, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or similar laws or equitable principles or doctrines.

3.3     Conflicts, Consents and Approvals.

(a)  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (i) violate any provision of the articles of incorporation or bylaws of GBC or similar documents of any of its Subsidiaries or (ii) assuming the Regulatory Approvals are obtained, violate or conflict with or result in any violation, breach or termination of, or default or loss of a material benefit under, permit the acceleration of any obligation under, or result in the creation of any material lien, charge or encumbrance on any property or assets under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to GBC or its Subsidiaries or their respective properties, other than any such conflicts, violations or defaults which (x) will be cured or waived prior to the Effective Time or (y) would not reasonably be expected to have a Material Adverse Effect on GBC.

(b)  Except for (i) GBC shareholder approval, (ii) the consents and approvals set forth on Section 3.3 of the GBC Disclosure Schedule and (iii) the consents and approvals of third parties that are not Governmental Entities, the failure of which to be obtained will not have and would not be reasonably expected to have a Material Adverse Effect on GBC, no consents or approvals or, or filings or registrations with, any third party (other than Governmental Entities) are necessary in connection with the execution and delivery by GBC and General Bank of this Agreement, the Merger Agreement and the Bank Merger Agreement and the consummation by GBC and General Bank of the Merger, the Bank Merger and the other transactions contemplated hereby.

3.4     Anti-takeover Provisions Inapplicable.    To the best knowledge of GBC and General Bank, no “business combination,” “moratorium,” “control share” or other state anti-takeover statute or regulation, (i) applies to the Merger or the Voting Agreements, (ii) prohibits or restricts the ability of GBC or General Bank to perform its obligations under this Agreement or the ability of them to consummate the Merger, (iii) would have the effect of invalidating or voiding this Agreement, any of the Voting Agreements or any provision hereof or thereof or (iv) would subject Cathay Bank or Cathay Bancorp to any material impediment or condition in connection with the exercise of any of its rights under this Agreement with respect to the Merger or any of the Voting Agreements.

3.5     Capitalization.

(a)  As of the date hereof, the authorized capital stock of GBC consists of (i) 20,000,000 shares of GBC Common Stock, of which 11,636,563 shares were issued and outstanding as of March 31, 2003 and (ii) 10,000,000 shares of preferred stock, of which no shares are issued and outstanding. All of the issued and outstanding shares of GBC Common Stock have been duly and validly authorized and issued, and are fully paid and non-assessable. None of the outstanding shares of GBC Common Stock has been issued in violation of any preemptive rights of current or past shareholders of GBC. All of the issued and outstanding shares of GBC Common Stock, as of the record date set for such meeting, will be entitled to vote to approve this Agreement and the Merger.

(b)  As of the date hereof, the authorized capital stock of General Bank consists of 4,000,000 shares of common stock, of which 1,387,000 shares were issued and outstanding as of March 31, 2003. All of the issued and outstanding shares of General Bank common stock have been duly and validly authorized and issued, are fully paid and non-assessable and are owned beneficially and of record by GBC, and are not subject to pledge, lien or other direct or indirect collateral interest.

(c)  As of May 3, 2003, 1,175,300 shares of GBC Common Stock were subject to outstanding stock options under the GBC Bancorp 1999 Employee Stock Incentive Plan and 89,993 shares of GBC Common Stock were reserved for future issuance under the GBC Bancorp 1999 Employee Stock Incentive Plan. As of May 3, 2003, 337,400 shares of GBC Common Stock were subject to outstanding stock options under the GBC Bancorp Amended and Restated 1988 Stock Option Plan and zero shares of GBC Common Stock were reserved for future issuance under the GBC Bancorp Amended and Restated 1988 Stock Option Plan. As of the date hereof, 320,800 shares of GBC Common Stock were subject to outstanding Contingency Stock Options. Except as set forth in this Section 3.5, as of the date of this Agreement, there are no shares of capital stock or other equity securities of GBC outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of GBC, or contracts, commitments, understandings or arrangements by which GBC is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. There are no outstanding phantom stock rights or awards.

3.6     Subsidiaries; Off Balance Sheet Disclosure; Material Changes.

(a)  Section 3.6(a) of the GBC Disclosure Schedule sets forth a true and complete list of all Subsidiaries of GBC. There are no special purpose entities, limited purpose entities and qualified special purpose entities in which GBC or its Subsidiaries have a material controlling economic or management interest. Except as disclosed in the GBC SEC Reports or on Section 3.6(a) of the GBC Disclosure Schedule, GBC owns directly or indirectly all of the issued and outstanding shares of capital stock of its Subsidiaries.

(b)  Between December 31, 2002 and the date of this Agreement, GBC has not undergone or suffered any Material Adverse Effect.

3.7     GBC Reports.

(a)  Each of GBC and its Subsidiaries has filed as of the date of this Agreement, and will continue to file, all reports and statements, together with any amendment required to be made with respect thereto, that it has, or will be, required to file with the SEC, DFI, the FDIC, FRB, and other applicable bank, securities and other regulatory authorities (except filings which are not material). As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Other than normal examinations conducted by the IRS, state and local taxing authorities, the SEC, DFI, the FRB or the FDIC in the regular course of the business of GBC or its Subsidiaries, no federal, state or local governmental agency, commission or other entity has initiated any proceeding or, to the best knowledge of GBC, investigation into the business or operations of GBC or its Subsidiaries since December 31, 2001. There is no unresolved violation, criticism or exception by the SEC, DFI, FRB, FDIC or other agency, commission or entity with respect to any report or statement referred to herein that is material to GBC on a consolidated basis.

(b)  GBC has provided to Cathay Bank a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by GBC with the SEC pursuant to the Securities Act or the Exchange Act (other than reports filed pursuant to Section 13(g) of the Exchange Act) since December 31, 2000 (as such documents have since the time of their filing been amended, the “GBC SEC Reports”), which are all the documents (other than preliminary material and reports required pursuant to Section 13(g) of the Exchange Act) that GBC was required to file with the SEC since such date; provided, that GBC has not provided to Cathay Bancorp copies of any GBC SEC Reports that generally are available in public databases. The financial statements of GBC included in the GBC SEC Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects the consolidated financial position of GBC and its consolidated Subsidiaries as at the dates thereof and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies for the periods then ended.

3.8     Compliance With Laws.

(a)  Except as disclosed in any GBC SEC Reports and except for exceptions the maximum exposure for which would not be reasonably expected to have a Material Adverse Effect on GBC, the businesses of GBC and its Subsidiaries are being conducted in all material respects in compliance with all laws, ordinances or regulations of governmental authorities, including without limitation, laws affecting financial institutions (including those pertaining to the Bank Secrecy Act, the investment of funds, the lending of money, the collection of interest and the extension of credit), federal and state securities laws, laws and regulations relating to financial statements and reports, truth-in-lending, truth-in-savings, usury, fair credit reporting, consumer protection, occupational safety, fair employment practices, fair labor standards and all other laws and regulations relating to employees and employee benefits, and any statutes or ordinances relating to the properties occupied or used by GBC or any of its Subsidiaries.

(b)  As of the date of this Agreement, neither GBC nor its Subsidiaries has been advised of the existence of any fact or circumstance or set of facts or circumstances which, if true, would cause GBC or its Subsidiaries to fail to be in substantial compliance with such provisions. General Bank has not received since December 31, 2000 a CRA rating from an applicable regulatory authority which is less than “satisfactory.”

3.9     Joint Proxy Registration Statement.    The information to be supplied by GBC and its Subsidiaries for inclusion in the Joint Proxy Registration Statement will not, on the date it (or any amendment thereof or supplement thereto) is first mailed to GBC and Cathay Bancorp shareholders, and at the time of the respective Shareholders’ Meetings, contain any statement that, in light of the circumstances under which it is made, is false or misleading with respect to any material fact, omit to state any material fact necessary in order to make the statements made therein not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the GBC and Cathay Bancorp Shareholders’ Meetings that has become false or misleading. If at any time prior to the Effective Time, any event relating to GBC or any of its affiliates, officers or directors is discovered by GBC that should be set forth in an amendment to the Joint Proxy Registration Statement or a supplement to the Proxy Statement, GBC will promptly inform Cathay Bancorp, and such amendment or supplement will be promptly filed with the SEC and, as required by law, disseminated to the GBC and Cathay Bancorp shareholders. Notwithstanding the foregoing, GBC makes no representation or warranty with respect to any information supplied by Cathay Bank or Cathay Bancorp that is contained in the Joint Proxy Registration Statement. The Joint Proxy Registration Statement will (with respect to GBC and its Subsidiaries) comply in all material respects as to form and substance with the requirements of the Exchange Act, the Securities Act and the rules and regulations thereunder.

3.10     Litigation.    There is no suit, action, investigation or proceeding, legal, quasi-judicial, administrative or otherwise, pending or, to the best knowledge of GBC, threatened, against or affecting GBC or its Subsidiaries, or any of their respective officers, directors, employees or agents, in their capacities as such, which, if adversely determined, would be reasonably expected to have a Material Adverse Effect on GBC or which would materially affect the ability of General Bank or GBC to consummate the transactions contemplated herein or which would materially affect the ability of GBC to consummate the transactions contemplated herein or which is seeking to enjoin consummation of the transactions provided for herein or to obtain other relief in connection with this Agreement or the transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against GBC or its Subsidiaries or any of their respective officers, directors, employees or agents, in their capacities as such, having, or which, insofar as reasonably can be foreseen in the future, would have any such effect. There is no outstanding claim for indemnification by officers, directors, employees or agents of GBC or its Subsidiaries under their respective bylaws or articles or incorporation nor, to the best knowledge of GBC, is any such claim threatened.

3.11     Licenses.    GBC and its Subsidiaries hold all licenses, certificates, permits, franchises and all patents, trademarks, service marks, trade names, copyrights or rights thereto, and required authorizations, approvals, consents, licenses, clearances and orders or registrations with all appropriate federal, state or other authorities that are material to the conduct of their respective businesses as now conducted.

3.12     Taxes.

(a)  GBC and its Subsidiaries have each timely filed all material tax and information returns required to be filed and all such returns were correct and complete in all material respects. GBC and its Subsidiaries paid (or GBC has paid on behalf of its Subsidiaries), or have accrued on their respective books and set up an adequate reserve for the payment of, all material taxes reflected on such returns as required to be paid in respect of the periods covered by such returns and have accrued on their respective books and set up an adequate reserve for the payment of all income and other taxes anticipated to be payable in respect of periods through the end of the calendar month next preceding the date hereof. To the best knowledge of GBC, neither GBC nor any Subsidiary of GBC is delinquent in the payment of any tax, assessment or governmental charge. No deficiencies for any taxes have been, to the best knowledge of GBC, proposed, asserted or assessed against GBC or any Subsidiary of GBC that have not been resolved or settled and none of GBC and its Subsidiaries has waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency. The income tax returns of GBC and its Subsidiaries have not been audited by the IRS, state, municipal or other taxing authority after the 1998 tax year. Neither GBC nor any Subsidiary of GBC is a party to any current action or proceeding by any Governmental Entity for the assessment or the collection of material taxes. Deferred taxes of GBC and its Subsidiaries have been accounted for in accordance with GAAP.

(b)  GBC has not filed any consolidated federal income tax return with an “affiliated group” (within the meaning of Section 1504 of the Code) where GBC was not the common parent of the group and neither GBC nor any Subsidiary of GBC has any liability for the taxes of any person other than a Subsidiary of GBC under

Treasury Regulations Section 1.1502-6. Neither GBC nor any Subsidiary of GBC is, or has been, a party to any tax allocation agreement or arrangement pursuant to which it has any contingent, successor, or outstanding liability for the taxes of anyone other than a Subsidiary of GBC. Neither GBC nor any Subsidiary of GBC is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been, to the best knowledge of GBC, proposed by the IRS and no pending request for permission to change any accounting method has been submitted by GBC or any Subsidiary of GBC. Neither GBC nor any Subsidiary of GBC has filed a consent pursuant to Section 341 of the Code or agreed to have Section 341(f)(2) of the Code apply.

(c)  GBC and its Subsidiaries have each (i) withheld amounts from its employees, shareholders, or holders of public deposit accounts in material compliance with the tax withholding provisions of applicable federal, state and local laws, (ii) filed all federal, state and local returns and reports for all periods for which such returns or reports would be due with respect to material income tax withholding, social security, unemployment taxes, income and other taxes. All payments or deposits with respect to such taxes have been timely made.

(d)  GBC has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under section 355 of the Code in three years prior to the date of this Agreement.

3.13     Insurance.    GBC has maintained and now maintains insurance in such amounts and covering such risks as is usually carried by prudent companies engaged in similar businesses and owning similar properties in the same general area in which they operate. All such insurance policies and bonds are in full force and effect, and no insurer under any insurance policy or bond has cancelled or notified GBC of an intention to cancel or not to renew any such policy or bond effective at any time prior to the Closing or generally disclaimed liability thereunder for any submitted claims. To the extent that any insurance policy or bond has been or will be cancelled prior to the Closing Date, GBC will use its commercially reasonable efforts to obtain comparable insurance policies with comparable coverage prior to the Closing Date. GBC is not in default under any such policy or bond, nor has it failed to give any notice or present any claims thereunder in a timely fashion. Except as set forth on Section 3.13 of the GBC Disclosure Schedule, as of the date hereof, there are no claims in excess of $100,000 under any of such insurance policies or bonds which claims are pending or as to which coverage has been denied or disputed by the underwriters of such insurance policies or bonds. GBC has made available to Cathay Bancorp true and complete copies of the policies listed at Section 3.13 of the GBC Disclosure Schedule.

3.14     Loans; Investments.

(a)  Each loan reflected as an asset on the GBC Financial Statements, and each loan originated or acquired after December 31, 2002, is evidenced by appropriate and sufficient documentation and constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines. Except for pledges to secure public and trust deposits or to secure advances or discount window availability from the FHLBSF or FRBSF and loans sold pursuant to repurchase agreements, all such loans are as of the date hereof, and at the Closing will be, free and clear of any security interest, lien, encumbrance or other charge and do not as of the date hereof, and will not at the Closing, include any provision for prepayment penalties in violation of any law or regulation. Section 3.14 of the GBC Disclosure Schedule sets forth as of March 31, 2003, and will be updated as of the latest complete fiscal quarter prior to the Closing Date to include, a complete list of all loans and other assets of GBC and its Subsidiaries that have been classified by GBC or its Subsidiaries (or by the FDIC, the DFI or GBC’s independent auditors) as “Other Loans of Concern,” “Substandard,” “Doubtful” or “Loss.” Section 3.14 of the GBC Disclosure Schedule sets forth as of March 31, 2003, and will be updated as of the latest complete fiscal quarter prior to the Closing Date to include, a complete list of the real estate acquired through foreclosure, repossession or deed in lieu thereof on the books of GBC and its Subsidiaries.

(b)  All guarantees of indebtedness owed to GBC or its Subsidiaries, including but not limited to those of the Federal Housing Administration, the Small Business Administration and other state and federal agencies, are, to the best knowledge of GBC, valid and enforceable, except to the extent enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines.

(c)  All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which GBC or its Subsidiaries is a party or by which any of their properties or assets may be bound were entered into in the ordinary course of business and, to the best knowledge of GBC, in accordance with then-customary practice and applicable rules, regulations and policies of bank regulatory authorities and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of the obligors thereto and are in full force and effect. GBC and its Subsidiaries have duly performed in all material respects all of their respective obligations thereunder to the extent that such obligations to perform have accrued and, to the best knowledge of GBC, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder. None of the transactions contemplated by this Agreement would permit without the prior consent of General Bank: (i) a counterparty under any interest rate swap, cap, floor and option agreement or any other interest rate risk management agreement or (ii) any party to any mortgage-backed security financing arrangement, to accelerate, discontinue, terminate or otherwise modify any such agreement or arrangement or would require GBC or its Subsidiaries to recognize any gain or loss with respect to such arrangement.

(d)  Except for pledges to secure public and trust deposits or to secure advances or discount window availability from the FHLBSF or FRBSF and securities sold pursuant to repurchase agreements, and except for pledges of securities to secure fed funds borrowings from other banks, none of the investments reflected in the GBC Financial Statements dated as of December 31, 2002 under the heading “Investment Securities,” and none of the investments made by GBC and its Subsidiaries since December 31, 2002, is subject to any restriction, whether contractual or statutory, which materially impairs the ability of GBC or its Subsidiaries to freely dispose of such investment at any time, other than those restrictions imposed on securities held for investment under GAAP. With respect to all material reverse repurchase agreements to which GBC or its Subsidiaries is a party, GBC or such Subsidiary has title or a valid, perfected first lien or security interest in the government securities or other collateral securing each such reverse repurchase agreement, and the value of the collateral securing each such reverse repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement. Except for repurchase agreements entered into in the ordinary course of business, neither GBC nor any Subsidiary of GBC has sold or otherwise disposed of any assets in a transaction in which the acquiror of such assets or other person has the right, either conditionally or absolutely, to require GBC or its Subsidiaries to repurchase or otherwise reacquire any such assets, other than for a breach of a representation or warranty by GBC or its Subsidiaries.

(e)  All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of States of the United States and their political subdivisions, and other investment securities classified as “held to maturity” and “available for sale” held by GBC and its Subsidiaries, as reflected in the GBC Financial Statements were classified and accounted for in accordance with Statement of Financial Accounting Standards No. 115 and the intentions of management.

3.15     Allowance for Credit Losses.

(a)  The allowance for credit losses shown on the GBC Financial Statements has been established by application of General Bank’s policies and methodologies for establishment of such allowances and the requirements of GAAP and applicable regulatory accounting practices, consistently applied, to provide for possible credit losses as of such date and, in management’s judgment, is adequate to provide for reasonably foreseeable potential credit losses as of such date.

(b)  Section 3.15 of the GBC Disclosure Schedule sets forth as of March 31, 2003, and will be updated as of the latest complete fiscal quarter prior to the Closing Date to include, all nonperforming assets and all troubled debt restructurings (as each term is defined under GAAP) on the books of GBC and its Subsidiaries as of such date. Section 3.15 of the GBC Disclosure Schedule sets forth as of March 31, 2003, and will be updated as of the latest complete fiscal quarter prior to the Closing Date to include, all loans (excluding the guaranteed portion of any loan that is guaranteed by the U.S. Small Business Administration) that were contractually past due 90 days or more in the payment of principal and/or interest.

3.16     GBC Benefit Plans.

(a)  Section 3.16 of the GBC Disclosure Schedule contains a list of each compensation, consulting, employment, termination or collective bargaining agreement, and each stock option, stock purchase, stock appreciation right, restricted stock, life, health, accident or other insurance, bonus, deferred or incentive compensation, director emeritus, severance or separation agreement or any agreement providing any payment or benefit resulting from a change in control, profit sharing, retirement or other employee benefit plan, practice, policy or arrangement of any kind, oral or written, covering any employee, former employee, director or former director of GBC or its Subsidiaries or his or her beneficiaries, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), which GBC or any Subsidiary of GBC maintains, to which GBC or any Subsidiary of GBC contributes, or under which any employee, former employee, director or former director of GBC or any Subsidiary of GBC is covered or has benefit rights and pursuant to which any liability of GBC or any Subsidiary of GBC exists or is reasonably likely to occur (the “GBC Benefit Plans”). GBC has previously delivered to Cathay Bank copies of each GBC Benefit Plan. The term “GBC Benefit Plans” as used herein refers to all plans contemplated under the preceding sentences of this Section 3.16; provided, that the term “plan” or “plans” is used in this Agreement for convenience only and does not constitute an acknowledgment that a particular arrangement is an employee benefit plan within the meaning of Section 3(3) of ERISA. No GBC Benefit Plan is a multiemployer plan within the meaning of Section 3(37) of ERISA.

(b)  Except as set forth on Section 3.16 of the GBC Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated herein will not, by itself or in combination with any other event result in any payment (whether of severance pay or otherwise) becoming due from or under any GBC Benefit Plan to any current or former director, officer, consultant or employee of GBC or any Subsidiary of GBC or result in the vesting, acceleration of payment or increases in the amount of any benefit payable to or in respect of any such current or former director, officer, consultant or employee.

(c)  Each of the GBC Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift or savings plan that is qualified under Section 401(a) of the Code and any related trust (collectively “GBC Qualified Plans”) has been determined by the IRS to qualify under Section 401(a) of the Code, or an application for determination of such qualification has been timely made to the IRS prior to the end of the applicable remedial amendment period under Section 401(b) of the Code (a copy of each such determination letter or pending application was previously made available to Cathay Bancorp) and, to the best knowledge of GBC, there exist no circumstances likely to adversely affect the qualified status of any such GBC Qualified Plan, and these representations and warranties expressly include the request for a compliance statement under the Voluntary Correction with Service Approval Program made on or about December 2, 2002.

(d)  Each of the GBC Benefit Plans established or maintained by GBC or any of its Subsidiaries or to which GBC or any of its Subsidiaries contribute has been maintained and operated in material compliance with the terms of such Plan and with all applicable requirements prescribed (whether as a matter of substantive law or as necessary to secure and maintain favorable tax treatment) by all applicable laws, governmental or court orders, or governmental rules or regulations including ERISA, and the Code.

(e)  Neither GBC nor any Subsidiary of GBC maintains, sponsors or contributes to an employee pension benefit plan that is subject to the Plan Termination Insurance provisions of ERISA, Sections 4001 et seq.

(f)  All accrued contributions and other payments required to be made by GBC or its Subsidiaries to any GBC Benefit Plan through March 31, 2003 have been made or reserves adequate for such purposes as of March 31, 2003 have been set aside therefor and are reflected in GBC’s financial statements as of March 31, 2003. Neither GBC nor any Subsidiary of GBC is in material default in performing any of its respective contractual obligations under any of the GBC Benefit Plans or any related trust agreement or insurance contract, and there are no material outstanding liabilities of any such Plan other than liabilities for benefits to be paid to participants in such Plan and their beneficiaries in accordance with the terms of such Plan or which requires or could require action under the compliance resolution programs of the IRS to preserve such qualification.

(g)  There is no pending or, to the best knowledge of GBC, threatened litigation, audit by governmental agency or pending claim (other than routine benefit claims made in the ordinary course) by or on behalf of or against any of the GBC Benefit Plans (or with respect to the administration of any such Plans) now or heretofore maintained by GBC or any GBC Subsidiary which are reasonably likely to result in a liability on the part of GBC or any Subsidiary of GBC or any such Plan. To the best knowledge of GBC, there is no pending or threatened litigation, audit or pending claim (other than routine benefit claims) against any fiduciary, insurer or service provider of any GBC Benefit Plan.

(h)  Neither GBC, any Subsidiary of GBC nor any GBC Benefit Plan has incurred or is reasonably likely to incur any material liability for any “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code), or any material liability under Section 601 of ERISA or Section 4980B of the Code. All GBC Benefit Plans that are group health plans have been operated in substantial compliance with the group health plan continuation requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA such that any noncompliance has not resulted and will not result in material liability to GBC or its Subsidiaries.

(i)  Neither GBC nor any Subsidiary of GBC has made any payments, or is or has been a party to any agreement or any GBC Benefit Plan, that under any circumstances could obligate it or its successor to make payments that are not or will not be deductible because of Sections 162(m) or 280G of the Code.

(j)  Section 3.16 of the GBC Disclosure Schedule describes any obligation that GBC or any Subsidiary of GBC has to provide health or welfare benefits to present or future retirees or other former employees, directors or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA), including information as to the number of current and vested future retirees, other former employees or directors and dependents entitled to such coverage and their ages, and the present value of any benefits to be provided thereto.

(k)  To the best knowledge of GBC, GBC and its Subsidiaries have filed or caused to be filed, and will continue to file or cause to be filed, in a timely manner all filings pertaining to each GBC Benefit Plan with the IRS, the Department of Labor, as prescribed by the Code or ERISA, or regulations issued thereunder. To the best knowledge of GBC, all such filings, as amended, were complete and accurate in all material respects as of the dates of such filings.

(l)  GBC and its Subsidiaries have not announced an intention, or undertaken whether or not legally bound to modify or terminate any GBC Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of a GBC Benefit Plan.

(m)  GBC and its Subsidiaries have not undertaken to maintain any GBC Benefit Plan for any period of time and each such Plan is terminable at the sole discretion of the sponsor thereof, subject only to such constraints as may be imposed by applicable law.

3.17     Compliance with Environmental Laws.

(a)  (i) The operations of GBC and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws; (ii) to the best knowledge of GBC, (A) none of the operations of GBC or any Subsidiary of GBC is subject to any judicial or administrative proceedings alleging the violation of any past or present Environmental Law; and (B) none of the operations of GBC or any GBC Subsidiary is the subject of any federal, state or local order requiring an investigation or remedial action by GBC or any GBC Subsidiary to respond to a release or threatened release of any Hazardous Substance, or any other substance into the environment; and (iii) neither GBC nor any GBC Subsidiary has filed any notice required under any Environmental Law to report the improper past or present treatment, storage or disposal of a Hazardous Substance or reporting a spill or release of a Hazardous Substance, or any other substance into the environment.

(b)  With respect to the real property currently owned by GBC or any GBC Subsidiary (the “GBC Premises”): (i) no part of the GBC Premises has been used for the generation, manufacture, handling, storage or disposal of material quantities of any Hazardous Substances other than for routine use as part of an ordinary consumer or business product; (ii) to the best knowledge of GBC, the GBC Premises do not contain, and have never contained, an underground storage tank; and (iii) to the best knowledge of GBC, the GBC Premises do not contain and are not contaminated by any material quantity of a Hazardous Substance that requires remedial action by any federal, state or local government agency.

3.18     Contracts and Commitments.    Except to the extent such documents are included in the GBC SEC Reports, Section 3.18 of the GBC Disclosure Schedule contains as of the date of this Agreement (and shall be supplemented by GBC pursuant to Section 5.10 hereof to contain at the Closing Date) a list of each of the following documents, a true and correct copy of each of which has been made available to Cathay Bancorp (provided, however, that no document referenced in Section 3.16 shall be required to be listed or provided under this Section 3.18):

(a)  any outstanding “extension of credit” to any “Insider” of General Bank, as such terms are defined in Federal Reserve Regulation O;

(b)  each contract or agreement (not otherwise included in the GBC Disclosure Schedule or specifically excluded therefrom in accordance with the terms of this Agreement) involving goods or services and which (i) has a term of one year or more and an annual value of at least $100,000 (excluding telephone and utility service agreements) or (ii) allows for the sharing of information regarding customers of GBC and its Subsidiaries other than with customer consent, including but not limited to;

(i)  each agreement in which GBC or its Subsidiaries agreed to guaranty an obligation of, or indemnify, any officer, director, employee or agent of GBC or its Subsidiaries;

(ii)  each agreement containing any covenant limiting the right of GBC or its Subsidiaries to engage in any line of business or compete with any person;

(iii)  each agreement relating to the servicing of loans and each mortgage forward commitment and similar agreement pursuant to which GBC or any of its Subsidiaries sells to others mortgages that they originate;

(iv)  each contract relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities and each interest rate swap agreement or other agreement relating to the hedging of interest rate risks and each agreement or arrangement described in Section 3.14(d) hereof;

(v)  a list of all salaries and bonuses provided by GBC and its Subsidiaries to any employee, officer or director who earned in salary and bonus in excess of $100,000 during the calendar year 2002;

(c)  each contract or commitment (other than GBC Permitted Liens and other than those described in Section 3.14) affecting ownership of or title to, real property which is currently owned by GBC or any GBC Subsidiary;

(d)  the articles of incorporation and bylaws and specimen certificates of each type of security issued by GBC and General Bank;

(e)  each other contract or commitment providing for payment based in any manner upon outstanding loans or profits of GBC or any GBC Subsidiary;

(f)  each lease or license with respect to real or tangible personal property, whether as lessor, lessee, licensor or licensee, with annual rental or other payments due thereunder in excess of $100,000 to which GBC or any GBC Subsidiary is a party, which does not expire within six months from the date hereof and cannot be terminated upon 30 days (or less) written notice without penalty;

(g)  all consulting, financial advisory, investment banking and professional services contracts other than legal counsel to which GBC or its Subsidiaries is a party and in which GBC or its Subsidiaries expect to pay more than $100,000 during the calendar year 2003;

(h)  all judgments, orders, injunctions, court decrees or settlement agreements arising out of or relating to the labor and employment practices or decisions of GBC or any GBC Subsidiary which, by their terms, continue to bind or affect GBC or any GBC Subsidiary;

(i)  all orders, decrees, memoranda, agreements or understandings with regulatory agencies binding upon or affecting the current operations of GBC or any GBC Subsidiary or any of their directors or officers in their capacities as such;

(j)  all registered trademarks, trade names, service marks, patents or copyrights that are owned by GBC or any GBC Subsidiary;

(k)  list of all bank-owned life insurance policies (each, a “BOLI Policy”) owned by GBC or any Subsidiary of GBC insuring the life of any officer, employee or director of GBC and naming GBC or any of its Subsidiaries as the beneficiary in the event of the death of the insured officer, employee or director, and copies of related insurance policy applications and of consent forms signed by the insured officer, employee or director authorizing GBC or any Subsidiary of GBC to purchase each BOLI Policy.

3.19     Defaults.    There has not been any material default in any material obligation to be performed by GBC or its Subsidiaries under any material contract or commitment, and neither GBC nor or any of its Subsidiaries has waived as of the date hereof any material right under any material contract or commitment.

3.20     Operations Since December 31, 2002.    Between December 31, 2002 and the date hereof, there has not been:

(a)  any increase in the compensation payable or to become payable by GBC or any GBC Subsidiary to any employee, officer or director, other than routine annual increases to employees consistent with past practices;

(b)  any payment of dividends or other distributions by GBC to its shareholders or any redemption by GBC of its capital stock, other than regular quarterly dividends;

(c)  any mortgage, pledge or subjection to lien, charge or encumbrance of any kind of or on any asset, tangible or intangible, of GBC or any GBC Subsidiary, except the following (each of which, whether arising before or after the date hereof, is herein referred to as a “GBC Permitted Lien”): (i) liens arising out of judgments or awards in respect of which GBC or any GBC Subsidiary is in good faith prosecuting an appeal or proceeding for review and in respect of which it has secured a subsisting stay of execution pending such appeal of proceeding; (ii) liens for taxes, assessments and other governmental charges or levies, the payment of which is not past due, or as to which GBC or any GBC Subsidiary is diligently contesting in good faith and by appropriate proceeding either the amount thereof or the liability therefor or both; (iii) deposits, liens or pledges to secure payments of worker’s compensation, unemployment insurance, pensions or other social security obligations, or the performance of bids, tenders, leases, contracts (other than contracts for the payment of money), public or statutory obligations, surety, stay or appeal bonds, or similar obligations arising in the ordinary course of business; (iv) zoning restrictions, easements, licenses and other restrictions on the use of real property or any interest therein, or minor irregularities in title thereto, which do not materially impair the use of such property or the merchantability or the value of such property or interest therein; (v) purchase money mortgages or other purchase money or vendor’s liens or security interests (including, without limitation, finance leases), provided that no such mortgage, lien or security interest shall extend to or cover any other property of GBC or any GBC Subsidiary other than that so purchased; (vi) pledges and liens given to secure deposits and other liabilities of GBC or any GBC Subsidiary arising in the ordinary course of business (including those given to secure public and trust deposits and to secure advances or discount window availability from the FHLBSF or the FRBSF); (vii) pledges of securities to secure fed funds borrowings from other banks; and (viii) pledges and liens otherwise created in the ordinary course of business;

(d)  any creation or assumption of indebtedness (including the extension or renewal of any existing indebtedness, or the increase thereof) by GBC or any GBC Subsidiary for borrowed money, or otherwise, other than in the ordinary course of business, none of which is in default;

(e)  the establishment of any new, modification of or amendment to, or increase in the formula for contributions to or benefits under, any GBC Benefit Plan by GBC or any GBC Subsidiary, other than in the ordinary course of business;

(f)  any action by GBC or any GBC Subsidiary seeking any cancellation of, or decrease in the insured limit under, or increase in the deductible amount or the insured’s retention (whether pursuant to coinsurance or otherwise) of or under, any policy of insurance maintained directly or indirectly by GBC or any GBC Subsidiary on any of their respective assets or businesses, including but not by way of limitation, fire and other hazard insurance on its assets, automobile liability insurance, general public liability insurance, and directors’ and officers’ liability insurance; and if an insurer takes any such action, GBC shall promptly notify Cathay Bancorp;

(g)  any change in GBC’s or its Subsidiaries’ independent auditors or historic methods of accounting (other than as required by GAAP or regulatory accounting principles);

(h)  any purchase, whether for cash or secured or unsecured obligations (including finance leases) by GBC or any GBC Subsidiary of any fixed asset which has a purchase price individually in excess of $100,000 or in the aggregate in excess of $500,000;

(i)  any sale or transfer of any real or tangible personal property in excess of $100,000 of GBC or any GBC Subsidiary outside of the ordinary course of business;

(j)  any material damage or destruction to any assets or property of GBC or any GBC Subsidiary whether or not covered by insurance; or

(k)  any agreement or commitment to do any of the foregoing.

3.21     Corporate Records.    The corporate record books, transfer books and stock ledgers of GBC and General Bank are complete and accurate in all material respects and reflect all meetings, consents and other material actions of the organizers, incorporators, shareholders, Boards of Directors and committees of the Boards of Directors of each, and all transactions in their respective capital stocks, since their respective inceptions.

3.22     Undisclosed Liabilities.    Except for liabilities incurred in the ordinary course of business, liabilities reflected in the draft of GBC’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 (a copy of which was provided to Cathay Bancorp) and liabilities that would not be reasonably expected to have a Material Adverse Effect on GBC, since December 31, 2002, neither GBC nor any GBC Subsidiary has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise that, if incurred prior to December 31, 2002, would have been required by GAAP to be recognized or disclosed on the GBC Financial Statements.

3.23     Assets.

(a)  GBC and its Subsidiaries have good and marketable title to their real and tangible personal properties reflected as owned by GBC or any GBC Subsidiary in the GBC Financial Statements and those acquired since December 31, 2002, except for (i) assets and properties since disposed of in the ordinary course of business and (ii) GBC Permitted Liens none of which, in the aggregate, are material to the assets of GBC on a consolidated basis. To the best knowledge of GBC, all buildings, structures, fixtures and appurtenances comprising part of the real properties owned or leased by GBC and its Subsidiaries are in reasonable operating condition. GBC and its Subsidiaries have title or other rights to its assets sufficient in all material respects for the conduct of their respective businesses as presently conducted.

(b)  All leases pursuant to which GBC or its Subsidiaries, as lessee, leases real or tangible personal property and which are material to the conduct of their businesses are, to the best knowledge of GBC as of the date of this Agreement, valid, effective and enforceable against the lessor in accordance with their respective terms. There is not under any of such material leases any existing material default, or any event which with notice or lapse of time or both would constitute a material default, with respect to either GBC or any GBC Subsidiary, or to the best knowledge of GBC, the other party. Section 3.23(b) of the GBC Disclosure Schedule sets forth those leases that contain a provision which would preclude the surviving corporation or resulting institution or any GBC Subsidiary from possessing and using the leased premises for the same purposes and upon the same rental and other terms upon the consummation of the Merger as are applicable to the use by GBC or any GBC Subsidiary as of the date of this Agreement.

3.24     Insider Interests.    All outstanding loans and other contractual arrangements (including deposit relationships) between GBC or any GBC Subsidiary and any officer, director or employee of GBC or any GBC Subsidiary conform to the applicable rules and regulations and requirements of all applicable regulatory agencies which were in effect when such loans and other contractual arrangements were entered into. No officer, director or employee of GBC or any GBC Subsidiary has any material interest in any tangible property, real or personal, used in or pertaining to the business of GBC or its Subsidiaries.

3.25     Registration Obligations.    Neither GBC nor any GBC Subsidiary are under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any of its securities under the Securities Act or other federal or state securities laws or regulations.

3.26     Impediments to Performance.    Neither GBC nor any of its Subsidiaries has taken or agreed to take any action, or has knowledge of any fact or circumstance, that would materially impede or delay the consummation of the transactions contemplated by this Agreement or the ability of the parties to obtain any Regulatory Approval or to perform their covenants and agreements under this Agreement.

3.27     Brokers and Finders.    Except as set forth in the agreement with Lehman Brothers dated January 28, 2002 (which agreement has not been amended since such date), a copy of which has previously been made available to Cathay Bancorp, neither GBC nor any GBC Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finders’ fees to any person, including but not limited to any officer, director or employee of GBC or its Subsidiaries, and no other broker or finder has acted directly or indirectly for GBC or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

3.28     Fairness Opinion.    GBC has received from Lehman Brothers a fairness opinion, dated as of the date of this Agreement, that, from a financial point of view, the Merger Consideration to be received by the holders of GBC Common Stock is fair to such holders.

3.29     Governmental Approvals and Other Conditions.    To the best knowledge of GBC, there is no reason relating specifically to GBC or any GBC Subsidiary why (i) the Regulatory Approvals should not be granted, (ii) such Regulatory Approvals should be subject to a condition which would differ from conditions customarily imposed in orders approving acquisitions of the type contemplated hereby or (iii) any of the conditions precedent as specified in Article VI hereof to the obligations of any of the parties hereto to consummate the transactions contemplated hereby are unlikely to be fulfilled within the applicable time period or periods required for satisfaction of such condition or conditions. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal or state governmental authority is required by or with respect to GBC or any GBC Subsidiary in connection with the execution and delivery of this Agreement or the consummation by GBC of the transactions contemplated hereby or thereby except for: (a) the filing of all Regulatory Applications; (b) the receipt of all Regulatory Approvals; (c) the filing by Cathay Bancorp of the Joint Proxy Registration Statement with the SEC and various blue sky authorities, which Joint Proxy Registration Statement shall include the Proxy Statement for use in connection with the GBC Shareholders’ Meeting; (d) the filing of the Bank Merger Agreement with respect to the Bank Merger, bearing the endorsement of the DFI and California Secretary of State, with the DFI; (e) the filing of the Merger Agreement with respect to the Merger with the Secretaries of State of Delaware and California; and (f) any filings, approvals or no-action letters with or from state securities authorities.

3.30     MOU Compliance.    General Bank is in compliance in all material respects with the MOU.

ARTICLE IV

COVENANTS PENDING THE CLOSING

4.1     Business in Ordinary Course of GBC.

(a)  Without the prior written consent of Cathay Bancorp, GBC shall not declare or pay any dividend other than its regular quarterly dividend in an amount not to exceed $0.12 per share or make any other distribution with respect to its capital stock whether in cash, stock or other property, after the date of this Agreement.

(b)  Except as contemplated or permitted by this Agreement or the GBC Disclosure Schedule or another agreement to which GBC or any GBC Subsidiary is a party as of the date of this Agreement, or as required by applicable law, rule or regulation, or as requested by the DFI, FDIC or FRB, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, GBC and its Subsidiaries shall continue to carry on their respective businesses and the discharge or incurring of obligations and liabilities, only in the usual, regular and ordinary course of business, as heretofore conducted, and by way of amplification and not limitation, except as contemplated or permitted by this Agreement or the GBC Disclosure Schedule, GBC and each of its Subsidiaries will not, without the prior written consent of Cathay Bancorp (which consent shall not be unreasonably withheld, delayed or conditioned):

(i)  issue any capital stock or any options, warrants or other rights to subscribe for or purchase capital stock or any securities convertible into or exchangeable for any capital stock, except pursuant to the exercise of options under GBC’s stock option plans outstanding on the date hereof;

(ii)  directly or indirectly redeem, purchase or otherwise acquire any capital stock or ownership interests of GBC or any of its Subsidiaries (except in connection with the termination of employment) or pre-pay or voluntarily re-pay any subordinated debt or trust preferred securities of GBC;

(iii)  effect a reclassification, recapitalization, split-up, exchange of shares, readjustment or other similar change in or to any capital stock or otherwise reorganize or recapitalize;

(iv)  change its articles of incorporation or bylaws;

(v)  other than the hiring of “at will” employees in the ordinary course of business, enter into any new, or modify any existing, employment agreement, severance agreement, change of control agreement or plan relative to the foregoing; or grant any material increase (other than routine annual increases to employees consistent with past practices) in the compensation payable or to become payable to directors, officers or employees except as required by law; pay or agree to pay or accrue for any bonus except in accordance with bonus and incentive plans in existence on the date hereof and for which accruals have been made in the ordinary course; or adopt or make any change in any bonus, insurance, BOLI Policy, pension or other GBC Benefit Plan other than in the ordinary course and consistent with past practices; provided, that General Bank may make exceptional bonus payments to its employees as recommended by management and approved by its board of directors, which exceptional bonus payments shall be consistent with the summary and schedule set forth on Section 4.1(b)(v) of the GBC Disclosure Schedule (the “Staff Bonus”);

(vi)  except deposit-taking, reverse repurchase transactions, purchases of Federal Funds, discount window borrowings and FHLBSF advances, and other funding transactions in the ordinary course of its business, borrow or agree to borrow any funds or indirectly guarantee or agree to guarantee any obligations of others;

(vii)  except for loans or lines of credit or commitments for loans or lines of credit that have been approved prior to the date hereof, (A) make any loan or extend any line of credit that would require the approval of General Bank’s Executive Loan Committee under existing loan approval authority granted to General Bank’s management, (B) make any loan or extend any line of credit to any new customer in excess of $5,000,000 or (C) restructure, renew, extend, modify or otherwise amend any (1) unsecured loan or line of credit that is classified as “Substandard” or worse in excess of $1,000,000 or (2) secured loan or line of credit that is classified as “Substandard” or worse in excess of $3,000,000; provided, that Cathay Bank shall use its best efforts to communicate its decision regarding its consent with respect to any such loan or line of credit promptly after delivery by General Bank to Cathay Bank of the loan package therefor requesting Cathay Bank’s consent; provided further, that, if Cathay Bank does not communicate in writing its decision regarding its consent or reasonably request additional information regarding such proposed loan or line of credit within three (3) Business Days of Cathay Bank’s receipt of General Bank’s request for consent (or the provision of such additional information), then Cathay Bank shall be deemed to have granted its prior written consent;

(viii)  make any material changes in its policies concerning loan underwriting or which persons may approve loans;

(ix)  enter into any securities transaction for its own account or purchase, or otherwise acquire any investment security for its own account (other than (i) U.S. Treasury obligations or obligations of agencies of the U.S. government with maturities of less than one year and deposits in an overnight account at the FRBSF or the FHLBSF, (ii) readily marketable investment securities or (iii) securities with ratings of at least Aa2, AA or AA from Moody’s Investors Service, Standard and Poor’s or Fitch Ratings, respectively);

(x)  except for GBC Permitted Liens, place on any of its assets or properties any mortgage, pledge, lien, charge, or other encumbrance;

(xi)  sell or otherwise dispose of any interest in real property or any material amount of tangible personal property other than properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness owed to GBC or its Subsidiaries;

(xii)  foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon, and except in the ordinary course of business and consistent with past practices, without first having consulted with Cathay Bank; provided, however, that GBC and its Subsidiaries shall not be required to obtain such a report with respect to single-family, non-agricultural residential property of one acre or less to be foreclosed upon unless it has reason to believe that such property might contain Hazardous Substances other than customary household products;

(xiii)  knowingly or willfully commit any act or fail to commit any act which will cause a material breach of any agreement, contract or commitment;

(xiv)  except for property acquired by foreclosure, repossession or deed in lieu thereof, purchase (A) any real or tangible personal property or make any capital expenditure where the amount paid or committed therefor is in excess of $100,000, except for outstanding commitments set forth in Section 3.18 of the GBC Disclosure Schedule, or (B) whether for cash or secured or unsecured obligations (including finance leases) any fixed asset which has a purchase price individually in excess of $100,000 or in the aggregate in excess of $500,000;

(xv)  enter into or acquire any derivatives contract other than warrants taken as additional compensation in connection with extensions of credit;

(xvi)  knowingly or willfully take any action that would materially impede or delay the consummation of the transactions contemplated by this Agreement or the ability of the parties hereto to obtain any approval of any regulatory authority required for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement; or

(xvii)  agree in writing or otherwise to take any of the foregoing actions or engage in any of the foregoing activities.

(c)  GBC will, and will cause its Subsidiaries to, use their commercially reasonable efforts to maintain their respective properties and assets in their present state of repair, order and condition, reasonable wear and tear excepted, and to maintain and keep in full force and effect all policies of insurance presently in effect, or replacements for such policies, including insurance of accounts with the FDIC. GBC will, and will cause its Subsidiaries to, take all requisite action (including without limitation the making of claims and the giving of notices) pursuant to its directors’ and officers’ liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters which could reasonably give rise to a claim prior to the Effective Time.

(d)  GBC and General Bank each will use its best efforts to operate in a manner such that at all times GBC and General Bank will be in compliance with the requirements of the MOU as in effect on the date of this Agreement and shall report to Cathay Bancorp all material developments with respect to its compliance with the MOU. GBC and General Bank will maintain an allowance for credit losses by application of General Bank’s policies and methodologies for establishment of such allowances and the requirements of GAAP and applicable regulatory accounting practices, consistently applied.

4.2     Conforming Accounting and Reserve Policies; Restructuring Matters.    Notwithstanding that GBC believes that it, General Bank and their Subsidiaries have established all reserves and taken all provisions for possible loan losses required by GAAP and applicable laws, rules and regulations, GBC recognizes that Cathay Bancorp or Cathay Bank may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). At the request of Cathay Bancorp, GBC and General Bank agree, immediately prior to or simultaneous with the Closing and after satisfaction or waiver of the conditions to Closing set forth in Article VI hereof, to establish and take such reserves and accruals as Cathay Bancorp reasonably shall request to conform General Bank’s allowance for credit losses, accrual, reserve and other accounting policies to the policies of Cathay Bank, provided, however, that (a) GBC or General Bank shall not be required to take such actions prior to the time Cathay Bancorp agrees in writing that all of the conditions to its obligation to close as set forth in Section 6.1 have been satisfied or waived and each of the Regulatory Approvals have been received, and (b) no such adjustment shall (i) require any filing with any Governmental Entity, (ii) violate any law, rule or regulation applicable to GBC or any of its Subsidiaries, (iii) constitute, or be deemed to constitute, any breach, violation, modification or contradiction of any certification filed with any Governmental Entity prior to such date by GBC or any of its Subsidiaries or any officer or employee thereof and (c) such requested conforming adjustments, including any expenses incurred in connection with Cathay Bancorp requested termination of employee benefit plans under Section 5.12 hereof, shall not be taken into account in determining whether GBC has experienced a Material Adverse Effect nor shall it constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

4.3     Business in Ordinary Course of Cathay Bancorp.

(a)  Without the prior written consent of GBC, Cathay Bancorp shall not declare or pay any dividend other than its regular quarterly dividend in an amount not to exceed $0.14 per share or make any other distribution with respect to its capital stock whether in cash, stock or other property, after the date of this Agreement.

(b)  Except as contemplated or permitted by this Agreement or the Cathay Bancorp Disclosure Schedule, or as required by applicable law, rule or regulation, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Cathay Bancorp, Cathay Bank and their Subsidiaries shall (i) continue to carry on their respective businesses and the discharge or incurring of obligations and liabilities, only in the usual, regular and ordinary course of business, consistent with past practice, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key employees and (iii) knowingly or willfully take any action which would reasonably be expected to adversely affect or delay its ability to obtain any Regulatory Approvals or to consummate the transactions contemplated hereby. Without limiting the foregoing, and except as contemplated or permitted by this Agreement, Cathay Bancorp and Cathay Bank shall not (v) issue any capital stock or any options, warrants or other rights to subscribe for or purchase capital stock or any securities convertible into or exchangeable for any capital stock, except pursuant to the exercise of stock options granted prior to the date of this Agreement; (w) effect a reclassification, recapitalization, split-up, exchange of shares, readjustment or other similar change in or to any capital stock or otherwise reorganize or recapitalize; (x) change its articles or certificate, as the case may be, of incorporation or bylaws; (y) not knowingly or willfully commit any act or fail to commit any act which will cause a material breach of any agreement, contract or commitment or (z) knowingly or willfully take any action that would materially impede or delay the consummation of the transactions contemplated by this Agreement or the ability of the parties hereto to obtain any Regulatory Approvals or to perform its covenants and agreements under this Agreement.

(c)  Except for the transactions contemplated by this Agreement, Cathay Bancorp, Cathay Bank or any their Subsidiaries shall not enter into any transaction between the date of this Agreement and the Effective Time that would require filing any application under the Bank Merger Act or Sections 3 or 4 of the Bank Holding Company Act of 1956.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1     Inspection of Records.

(a)  GBC and its Subsidiaries shall afford to Cathay Bancorp and to Cathay Bancorp’s accountants, counsel and other representatives reasonable access on reasonable advance notice during normal business hours during the period prior to the Effective Time to all of their properties, books, contracts, commitments, monthly packages, reports (including those prepared by external consultants) and minutes prepared for its Boards of Directors, and records, including all personnel files and other employment records, and all attorneys’ responses to auditors’ requests for information and, to the extent available, accountants’ work papers, developed by GBC and its Subsidiaries or their accountants or attorneys, and will permit Cathay Bancorp and Cathay Bancorp’s representatives to discuss such information directly with GBC’s and its Subsidiaries’ officers, directors, employees, attorneys and accountants. GBC and its Subsidiaries shall permit designated representatives of Cathay Bancorp to attend and participate (but not vote) in all loan committee meetings and shall meet with such representatives monthly to review General Bank’s loan portfolio. GBC and its Subsidiaries shall use their commercially reasonable efforts to furnish all other information concerning its business, properties and personnel as Cathay Bancorp may reasonably request; provided, however, such access may be limited by GBC and its Subsidiaries so as to avoid unreasonable disruption or interference with their business operations or violation of any duty of customer confidentiality or privacy.

(b)  Cathay Bancorp shall afford to GBC and to GBC’s accountants, counsel and other representatives reasonable access on reasonable advance notice during normal business hours during the period prior to the Effective Time to all of (its and its Subsidiaries’) properties, books, contracts, commitments, monthly packages, reports (including those prepared by external consultants) and minutes prepared for its Boards of Directors, and records, and all attorneys’ responses to auditors’ requests for information and, to the extent available, accountants’ work papers, developed by Cathay Bancorp or its Subsidiaries and their accountants or attorneys, and will permit GBC and GBC’s representatives to discuss such information directly with the officers, directors, employees, attorneys and accountants of Cathay Bancorp and its Subsidiaries. Cathay Bancorp shall use its commercially reasonable efforts to furnish all other information concerning its business, properties and personnel as GBC may reasonably request; provided, however, such access may be limited by Cathay Bancorp so as to avoid unreasonable disruption or interference with its business operations or violation of any duty of customer confidentiality or privacy.

(c)  The availability or actual delivery of information shall not affect the representations, warranties, covenants and agreements of the party providing such information that are contained in this Agreement or in any certificates or other documents delivered pursuant hereto.

5.2     Joint Proxy Registration Statement; Shareholder Approval.    As soon as practicable after the date hereof, Cathay Bancorp shall file the Joint Proxy Registration Statement with the SEC, and GBC and Cathay Bancorp shall use their commercially reasonable efforts to cause the Joint Proxy Registration Statement to become effective under the Securities Act. Cathay Bancorp will take any action required to be taken under the applicable blue sky or securities laws in connection with the issuance of the shares of Cathay Common Stock in the Merger. Each party shall furnish all information concerning it and the holders of its capital stock as the other party may reasonably request in connection with such action. Each of Cathay Bancorp and GBC shall duly call, give notice of, convene and hold their respective Shareholders’ Meetings as soon as reasonably practicable after the date of this Agreement for the purpose of voting upon this Agreement and the Merger. In connection with the Shareholders’ Meetings, (i) Cathay Bancorp and GBC shall jointly prepare their respective Proxy Statements as part of the Joint Proxy Registration Statement, (ii) the Boards of Directors of Cathay Bancorp and GBC shall recommend to their respective shareholders the approval of this Agreement and the Merger; (iii) each shall use its commercially reasonable efforts to have the Joint Proxy Registration Statement declared effective under the Securities Act as soon as practicable; and (iv) Cathay Bancorp and GBC shall mail the Joint Proxy Registration Statement to their respective shareholders.

5.3     Agreements of Directors and Other Affiliates.    As soon as practicable after the date of this Agreement, GBC shall deliver to Cathay Bancorp a letter, reviewed by GBC’s counsel, identifying all persons who are or may be deemed to be “affiliates” of GBC for purposes of Rule 145 under the Securities Act at the time of the GBC Shareholders’ Meeting. GBC shall use its commercially reasonable efforts to cause each person who is so identified as an “affiliate,” and who has not previously delivered to Cathay Bancorp an executed Affiliate Agreement, to deliver to Cathay Bancorp, as soon as practicable thereafter, an Affiliate Agreement. Prior to the Effective Time, GBC shall amend and supplement such letter and use its commercially reasonable efforts to cause each additional person who is identified as an “affiliate” to execute an Affiliate Agreement.

5.4     Expenses.    Each party hereto shall bear its own expenses incident to preparing, entering into and carrying out this Agreement and to consummating the Bank Merger and the Merger. Notwithstanding the foregoing, Cathay Bancorp and GBC will share equally all third party printing costs incurred with respect to the Joint Proxy Registration Statement in preliminary and final form.

5.5     Cooperation.

(a)  Each party covenants that it will use its commercially reasonable efforts to bring about the transactions contemplated by this Agreement as soon as practicable, unless this Agreement is terminated as provided herein. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement at the earliest practicable time. GBC will cooperate with Cathay Bancorp in identifying material contracts of GBC and its Subsidiaries that are scheduled for renewal between the date of this Agreement and the Effective Time to provide appropriate notice of non-renewal if Cathay Bancorp informs GBC that it does not intend to continue the contractual relationship following the Effective Time; provided, however, such notice of non-renewal shall not be given if, in the reasonable judgment of GBC, the notice would impair the ability of GBC or any of its Subsidiaries to conduct its business in the event that this Agreement is terminated pursuant to Article VII hereof.

(b)  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of the parties shall take all such necessary action. Each party shall use its commercially reasonable efforts to preserve for itself and the other parties hereto each available legal privilege with respect to the confidentiality of their negotiations and related communications, including the attorney-client privilege.

(c)  The parties shall cooperate with each other in announcing dividends and establishing dividend eligibility and payment dates for dividends permitted pursuant to Sections 4.1(a) and 4.3(a) hereof so that GBC’s shareholders shall not receive a dividend from GBC and Cathay Bancorp in the same calendar quarter.

5.6     Regulatory Applications.

(a)  Each of the parties shall, as soon as practicable after the date of this Agreement, file all applications that it is responsible to file with all applicable regulatory authorities, including (a) an application to the DFI for approval of the Bank Merger under the CFC, (b) an application to the FDIC for approval of the Bank Merger under Section 18(c) of the Federal Deposit Insurance Act and (c) an application to the FRB under Sections 3 and 4 of the Bank Holding Company Act of 1956 or an application for a waiver from consideration under these provisions as appropriate (together, the “Regulatory Applications”), and shall use their commercially reasonable efforts to respond as promptly as practicable to all inquiries received concerning said Regulatory Applications. GBC shall cause GBC Venture Capital, Inc. to merge into GBC immediately prior to the Effective Time; provided, that GBC shall not be required to cause such merger if it would result in a detriment to GBC.

(b)  In the event that the appearance of any officers, directors or employees, or counsel, of any party is requested at any hearing in connection with such Regulatory Application, the party whose representative is so requested to appear shall make commercially reasonable efforts to arrange for those appearances. The parties shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the Bank Merger or the Merger that causes such party to believe that there is a reasonable likelihood that any required Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed or conditioned. In the event the Bank Merger or the Merger is challenged or opposed by any administrative or legal proceeding, whether by the United States Department of Justice or otherwise, the parties shall consult with each other and decide upon a reasonable course of action designed to bring about consummation of the Bank Merger or the Merger, and shall use commercially reasonable efforts to defend any litigation seeking to enjoin, prevent or delay consummation of the Bank Merger or the Merger.

5.7     Financial Statements and Reports.    From the date of this Agreement and prior to the Effective Time, each party will deliver to the other (a) not later than fifteen (15) days after the end of each month, all monthly internal unaudited financial statements, financial reports, balance sheets and budget analyses prepared by it for its internal use and for its Boards of Directors; (b) promptly after filing with the DFI and the FDIC and in no event later than thirty (30) days after the end of any fiscal quarter, the quarterly call report filed by each of General Bank and Cathay Bank with the DFI and the FDIC; (c) unless generally available in public databases, promptly after filing with the SEC and in no event later than forty-five (45) days after the end of each quarter, their respective Quarterly Reports on Form 10-Q for such quarter as filed with the SEC, which shall be prepared in conformity with GAAP and the rules and regulations of the SEC; and (d) unless generally available in public databases, within five (5) Business Days after filing, any and all other material reports filed with the SEC, the FDIC, the DFI or the FRB.

5.8     Notice.    At all times prior to the Effective Time, each party shall promptly notify the others in writing of (a) any failure by such party to materially comply with or satisfy any covenant, condition or agreement contained herein, (b) the inaccuracy in any material respect of its representations and warranties contained herein and (c) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty made by such party to be materially untrue or inaccurate; provided, however, that the delivery of any such notice shall not limit, affect or waive the remedies available to the parties receiving such notice or the conditions to the obligations of the parties hereto; provided further, that delivery of any notice pursuant to this Section 5.8 shall only be required in the event the conditions set forth in Sections 6.1(a), 6.1(b), 6.2(a) or 6.2(b) would not be satisfied.

5.9     Publicity.    Following the execution of this Agreement, the parties shall prepare and issue a mutually acceptable joint press release and materials to be presented in a joint investor presentation, at which appropriate management officials of both parties shall participate. The parties shall consult with each other before issuing any further press release or public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement with respect thereto without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations governing the Nasdaq NM. The parties shall make appropriate management available at presentations related to the Merger and the Bank Merger as reasonably requested by the other party.

5.10     Delivery of Supplements to Disclosure Schedules.    During the period beginning on the fifth Business Day preceding the Closing Date, each party will supplement or amend its Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in the Disclosure Schedule or in any representation and warranty made by the disclosing party which would have been rendered inaccurate thereby; provided, that each party shall use its best efforts to deliver to the other parties as soon as possible during such period a draft of the updated Disclosure Schedule required by this Section 5.10 in substantially final form. For purposes of determining the accuracy of the representations and warranties of Cathay Bank or Cathay Bancorp and GBC or General Bank contained in Articles II and III, respectively, at the time of execution and delivery of this Agreement, the Disclosure Schedule of each party shall be deemed to include only that information contained therein on the date it is initially delivered to the other party.

5.11     Litigation Matters.

(a)  GBC shall provide to Cathay Bancorp such reports on litigation involving GBC and any of its Subsidiaries as Cathay Bancorp shall reasonably request; provided that GBC shall not be required to divulge information to the extent that, in the good faith opinion of its counsel, by doing so, it would risk waiver of the attorney-client privilege to its detriment. Notwithstanding the foregoing, GBC will consult with Cathay Bancorp about any proposed settlement, or any disposition of, any litigation involving amounts in excess of $250,000.

(b)  Cathay Bancorp shall provide to GBC such reports on litigation involving Cathay Bancorp, Cathay Bank and their Subsidiaries as GBC shall reasonably request; provided, that Cathay Bancorp shall not be required to divulge information to the extent that, in the good faith opinion of its counsel, by doing so, it would risk waiver of the attorney-client privilege to its detriment.

5.12     Employees; Benefits and Related Matters.

(a)  Cathay General Bancorp shall honor all written employment and severance agreements between GBC and its Subsidiaries on the one hand and any of their current or former employees or directors on the other hand.

(b)  Each person who is employed by GBC or its Subsidiaries immediately prior to the Effective Time shall, at the Effective Time, become an employee of Cathay General Bancorp or its Subsidiaries (the “Continuing Employees”). Following the Effective Time, Cathay General Bancorp shall maintain the employee benefit plans, programs and arrangements, including medical, dental and vision but excluding the General Bank 401(k) ESOP Plan (the “GBC Employee Benefit Plans”), of GBC and its Subsidiaries until such time as Cathy General Bancorp shall arrange for the Continuing Employees to participate in its employee benefit plans, programs and arrangements, including medical, dental and vision (the “Cathay Employee Benefit Plans”), on terms no less favorable than those provided to similarly situated employees of Cathay Bancorp (it being understood that the Continuing Employees shall be eligible to participate in the Amended and Restated Cathay Bank Employee Stock Ownership Plan and the Cathay Bancorp, Inc. 401(k) Profit Sharing Plan at the next regularly scheduled enrollment date following the Effective Time).

(c)  The Continuing Employees shall, to the extent permitted by law and applicable tax qualification requirements, and subject to any generally applicable break-in service or similar rule, receive credit for all purposes, including for eligibility to participate and vesting, under any of the Cathay Employee Benefit Plans for years of service (calculated for periods prior to the Effective Time in accordance with GBC’s policies in effect on the date hereof) with GBC (and its Subsidiaries and predecessors) prior to the Effective Time, except to the extent where such credit would result in duplication of benefits. Cathay General Bancorp shall not terminate the GBC Employee Benefit Plans unless and until Cathay General Bancorp is able to cause any and all pre-existing condition (or actively-at-work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans to be waived with respect to such Continuing Employees and their eligible dependents and shall provide them with credit for any co-payments, deductibles, and offsets (or similar payments) prior to the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any of the Cathay Employee Benefits Plans in which they are eligible to participate after the Effective Time.

(d)  Subject to and conditioned upon the Closing, GBC shall take all actions reasonably necessary to terminate the General Bank 401(k) ESOP Plan effective as of the Effective Time.

(e)  GBC has provided to Cathay Bancorp a summary of its Retention Incentive Program, a schedule of recipients, timing and amount of retention bonus payments thereunder and a form of letter agreement thereunder (collectively, the “GBC Retention Plan”). Cathay General Bancorp shall honor the terms and conditions of the GBC Retention Plan. Cathay General Bancorp shall make retention bonus payments to each Continuing Employee set forth on Section 5.12(e) of the Cathay Bancorp Disclosure Schedule in the amounts and at the times set forth opposite such Continuing Employee’s name (and subject to the eligibility conditions) on Section 5.12(e) of the Cathay Bancorp Disclosure Schedule (but only to the extent that such payments—when taken together with any other payment or benefit paid or payable to such Continuing Employee in connection with the Merger—would not be subject to the excise tax imposed under Section 4999 of the Code). Promptly after the date hereof, Cathay Bancorp shall execute and deliver a retention letter agreement to each such Continuing Employee consistent with this Section 5.12(e) and substantially in the form of the letter agreement under the GBC Retention Plan.

(f)  GBC has provided to Cathay Bancorp a copy of its Severance Pay Plan, a summary of its Supplemental Severance Program and a form of letter agreement thereunder (collectively, the “GBC Severance Plan”). For a period of twelve (12) months following the Effective Time, Cathay General Bancorp shall honor the terms and conditions of the GBC Severance Plan.

(g)  Cathay General Bancorp shall honor the terms and conditions of GBC’s Profit Sharing and Incentive Compensation Program, as in effect on the date hereof, through and until the Effective Time, with such prorations and other adjustments as may be appropriate or necessary to carry out the purposes of such program.

(h)  Cathay General Bancorp shall recognize and honor all unused sick leave accrued by the Continuing Employees as of the Effective Time notwithstanding any limitations on sick leave accruals or carry-overs applicable under Cathay Bancorp’s sick leave policies; provided, that, from and after Effective Time, the Continuing Employees shall not accrue additional sick leave unless and until their unused sick leave is reduced below the maximum allowable under Cathay General Bancorp’s sick leave policies.

(i)  At the Effective Time, Cathay General Bancorp shall pay cash to the Continuing Employees for any and all unused vacation accrued in excess of ten (10) days by the Continuing Employees as of the Effective Time. Cathay General Bancorp shall recognize and honor any vacation accrued by the Continuing Employees (and not paid out in cash) as of the Effective Time, and any such vacation shall be taken in accordance with Cathay General Bancorp’s vacation policies.

(j)  With respect to the Continuing Employees, to the extent GBC’s flexible benefits plan provides for annual deferrals for unreimbursed medical expenses and/or dependent care expenses in excess of those permitted under Cathay Bancorp’s flexible benefits plan, Cathay General Bancorp shall maintain the higher annual deferral limits applicable under GBC’s flexible benefits plan through December 31, 2003.

5.13     Indemnification and Insurance.

(a)  Subject to the limitations of the Federal Deposit Insurance Act, the CGCL, or other applicable Banking Regulations:

(i)  Cathay Bancorp agrees that the Merger shall not affect or diminish any of GBC’s or its Subsidiaries’ duties and obligations of indemnification existing immediately prior to the Effective Time in favor of the directors, officers, employees and agents of GBC and its Subsidiaries arising by virtue of the articles of incorporation or bylaws of GBC or its Subsidiaries in the form in effect at the date of this Agreement or arising by operation of law, and such duties and obligations shall continue in full force and effect for so long as they would (but for the Merger) otherwise survive and continue in full force and effect. All provisions for indemnification and limitation of liability now existing in favor of the employees, agents, directors or officers of GBC or its Subsidiaries, as provided by law or regulation or in their respective articles of incorporation or bylaws shall survive the Merger for a period of six years and for that period shall be assumed by Cathay General Bancorp and shall continue in full force and effect with respect to acts or omissions occurring prior to the Effective Time for a period of six years thereafter or, in the case of matters occurring prior to the Effective Time which have not been resolved prior to the sixth anniversary of the Effective Time, until such matters are finally resolved.

(ii)  In addition to all rights conferred by reason of subparagraph (i) above, Cathay General Bancorp shall indemnify, defend and hold harmless the present and former officers and directors of GBC and its Subsidiaries and persons who become any of the foregoing prior to the Effective Time, against all losses, claims, damages, liabilities, costs, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided, that such settlement is effected with the written consent of Cathay General Bancorp, which consent shall not unreasonably be withheld)) arising out of actions or omissions occurring at or prior to the Effective Time to the full extent permissible under applicable provisions of the CGCL, the terms of the articles of incorporation and bylaws of GBC and its Subsidiaries and under any agreements as in effect at the date hereof (true and correct copies of which have been previously provided to Cathay Bancorp); provided, however, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

(iii) Cathay General Bancorp shall maintain the existing officers’ and directors’ liability insurance (“D&O Insurance”) for a period of not less than six years after the Effective Time; provided, however, that Cathay General Bancorp may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to such former directors or officers; provided further, that if the existing D&O Insurance expires or is terminated or cancelled during such period, then Cathay General Bancorp shall use all commercially reasonable efforts to obtain substantially similar D&O Insurance.

(b)  GBC shall use commercially reasonable efforts to cause each of its currently existing insurance policies to remain in full force and effect until the Closing Date. In addition, GBC shall use commercially reasonable efforts to arrange, in collaboration with Cathay Bancorp and at Cathay Bancorp’s expense, for the purchase of extended reporting period coverage for all claims-made policies, all as determined by Cathay Bancorp. Cathay Bancorp will be included as a named insured for the extended reporting period coverage.

5.14     Environmental Reports.    GBC shall reasonably cooperate with Cathay Bancorp so that Cathay Bancorp may as soon as reasonably practicable obtain, at Cathay Bancorp’s expense, a report of a phase one environmental investigation on all real property designated in writing by Cathay Bancorp and owned, leased or operated by GBC or any of its Subsidiaries as of the date hereof or hereafter (but excluding property held in trust or in a fiduciary capacity and space in retail or similar establishments leased by GBC or any of its Subsidiaries for automatic teller machines or bank branch facilities where the space leased comprises less than twenty percent (20%) of the total space leased to all tenants of such property). Cathay Bancorp shall promptly upon receipt of any such report (or any phase two report described below) make it available to GBC. If advisable in light of the phase one report with respect to any parcel of real property referred to above, in the reasonable opinion of Cathay Bancorp, GBC shall also cooperate with Cathay Bancorp so that Cathay Bancorp may obtain, at Cathay Bancorp’s expense, a phase two investigation report on such designated parcels. Cathay Bancorp shall have fifteen (15) Business Days from the receipt of any such phase two investigation report to notify GBC of any dissatisfaction with the contents of such report and Cathay Bancorp’s determination that such dissatisfaction will constitute a Material Adverse Effect on GBC.

5.15     Intellectual Property.    From and after the Effective Time, Cathay General Bancorp and Cathay Bank shall possess all rights with respect to any and all trade names, trademarks, service marks, logos and other intellectual property used by GBC or any of its Subsidiaries, including without limitation “General Bank” or “GBC Bancorp” or any variant thereof. From and after the Effective Time, Cathay Bank shall be identified on business cards, letterhead and other stationery as a subsidiary of “Cathay General Bancorp” or as part of the “Cathay General” group.

5.16     Financing.    Cathay Bancorp agrees to raise sufficient additional capital prior to October 31, 2003 (or such later date as the Closing may be extended pursuant to Section 7.1(f) hereof) such that Cathay General Bancorp, as set forth in the pro forma financial statements to be included in the Regulatory Applications, will be “well capitalized” as such term is defined in applicable federal bank regulations, or shall otherwise demonstrate in the Regulatory Applications that Cathay General Bancorp will be “well capitalized” without raising additional capital. Cathay shall promptly provide to GBC copies of any term sheets, letters of intent or other written proposals with respect to such financing and shall from time to time provide such information as GBC may reasonably request regarding the status of such financing and negotiations related thereto.

5.17     Certain Actions.

(a)  Neither GBC nor any of its Subsidiaries (i) shall solicit, initiate, participate in discussions of, or encourage or take any other action to facilitate (including by way of the disclosing or furnishing of any information that it is not legally obligated to disclose or furnish) any inquiry or the making of any proposal relating to any Acquisition Proposal (as defined below) or (ii) shall (A) solicit, initiate, participate in discussions of, or encourage or take any other action to facilitate any inquiry or proposal, or (B) enter into any agreement, arrangement or understanding (whether written or oral) regarding any proposal or transaction providing for or requiring it to abandon, terminate or fail to consummate this Agreement, under any of the instances described in this Section 5.17(a). GBC shall immediately instruct and otherwise use its commercially reasonable efforts to cause its directors, officers, employees, agents, advisors (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries), consultants and other representatives to comply with such prohibitions. GBC shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to such activities.

(b)    Notwithstanding the foregoing, if an Acquisition Proposal is made to GBC by a third party, GBC may provide information at the request of such third party and negotiate and enter into a definitive agreement with such third party, and GBC’s Board of Directors may withdraw its favorable recommendation or recommend disapproval of this Agreement, but only on the condition that the Board of Directors of GBC determines, in good faith after consultation with counsel, that the exercise of its fiduciary duties to GBC’s shareholders under applicable law requires it to take such action; provided, that GBC and its Subsidiaries may not, in any event, provide to such third party any information which it has not provided (or does not concurrently provide) to Cathay Bancorp. GBC shall promptly notify Cathay Bancorp orally and in writing in the event it receives any such inquiry or proposal and shall provide reasonable detail of all relevant facts relating to such inquiries. This Section 5.17 shall not prohibit accurate disclosure by GBC in any document (including the Joint Proxy Registration Statement) or other disclosure under applicable law if, in the opinion of the Board of Directors of GBC, disclosure is appropriate under applicable law. No action duly taken by GBC or General Bank or their respective Boards of Directors pursuant to this Section 5.17(b) shall be deemed to be a breach of this Agreement.

(c)  Neither Cathay Bancorp nor any of its Subsidiaries (i) shall solicit, initiate, participate in discussions of, or encourage or take any other action to facilitate (including by way of the disclosing or furnishing of any information that it is not legally obligated to disclose or furnish) any inquiry or the making of any proposal relating to any Acquisition Proposal (as defined below) with respect to itself or any of its Subsidiaries or (ii) shall (A) solicit, initiate, participate in discussions of, or encourage or take any other action to facilitate any inquiry or proposal, or (B) enter into any agreement, arrangement or understanding (whether written or oral) regarding any proposal or transaction providing for or requiring it to abandon, terminate or fail to consummate this Agreement, under any of the instances described in this Section 5.17(c). Cathay Bancorp shall immediately instruct and otherwise use its commercially reasonable efforts to cause its directors, officers, employees, agents, advisors (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries), consultants and other representatives to comply with such prohibitions. Cathay Bancorp shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to such activities.

(d)  Notwithstanding the foregoing, Cathay Bancorp may provide information at the request of or enter into negotiations with a third party with respect to an Acquisition Proposal if the Board of Directors of Cathay Bancorp determines, in good faith after consultation with counsel, that the exercise of its fiduciary duties to Cathay Bancorp’s shareholders under applicable law requires it to take such action and, provided further, that neither Cathay Bancorp or its Subsidiaries may, in any event, provide to such third party any information which it has not provided (or does not concurrently provide) to GBC. Cathay Bancorp shall promptly notify GBC orally and in writing in the event it receives any such inquiry or proposal and shall provide reasonable detail of all relevant facts relating to such inquiries. Notwithstanding the terms hereof, Cathay Bancorp or Cathay Bank may entertain or solicit an Acquisition Proposal for the acquisition by Cathay Bancorp or Cathay Bank of a financial institution having total assets not to exceed $500,000,000 but shall not enter into any definitive agreement or file any regulatory applications with respect thereto unless and until the Merger and the Bank Merger has been consummated or this Agreement is terminated. This Section 5.17 shall not prohibit accurate disclosure by Cathay Bancorp in any document (including the Joint Proxy Registration Statement) or other disclosure under applicable law if in the opinion of the Board of Directors of Cathay Bancorp, disclosure is appropriate under applicable law.

(e)  “Acquisition Proposal” shall mean any of the following (other than the Merger and the Bank Merger): (i) any proposal for a merger or consolidation or any similar transaction of any company with, as the case may be, either GBC or Cathay Bancorp, (ii) any proposal for a purchase, lease or other acquisition of a material portion of all the assets of either GBC or Cathay Bancorp, (iii) any proposal for a purchase or other acquisition of “beneficial ownership” by any “person” or “group” (as such terms are defined in Section 13(d)(3) of the Exchange Act) (including by way of merger, consolidation, share exchange or otherwise) which would cause such person or group to become the beneficial owner of securities representing 25% or more of the voting power of either GBC or Cathay Bancorp, (iv) a tender or exchange offer to acquire securities representing 25% or more of the voting power of GBC or Cathay Bancorp, (v) a public proxy or consent solicitation made to GBC or Cathay Bancorp shareholders seeking proxies in opposition to any proposal relating to any of the transactions contemplated by this Agreement, (vi) the filing of an application or notice with any federal or state regulatory authority (which application has been accepted for processing) seeking approval to engage in one or more of the transactions referenced in clauses (i) through (v) above, or (vii) the making of a bona fide offer to the Board of Directors of GBC or Cathay Bancorp by written communication, that is or becomes the subject of public disclosure, to engage in one or more of the transactions referenced in clauses (i) through (v) above.

5.18     Tax-Free Reorganization.

(a)  Prior to the Effective Time, each party shall use its commercially reasonable efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and will not take any action that could cause the Merger not so to qualify. Cathay General Bancorp shall not take, or cause any Subsidiary to take, any action after the Effective Time that could cause the Merger not to qualify as a reorganization under Section 368(a) of the Code. The parties shall use their commercially reasonable efforts to obtain the opinions described in Sections 6.1(g) and 6.2(e), including the provision of representations to Bingham McCutchen LLP and Morrison & Foerster LLP by Cathay Bancorp in the form attached hereto as Exhibit G and by GBC in the form attached as Exhibit H.

(b)  Following the Merger, Cathay General Bancorp will comply with record-keeping and information filing requirements of Section 1.368-3 of the Treasury Regulations with respect to the Merger.

5.19     Nasdaq Listing.    athay General Bancorp agrees to use its commercially reasonable efforts to cause and maintain the authorization for listing on the Nasdaq NM of the shares of Cathay Common Stock issuable in connection with the transactions contemplated by this Agreement.

5.20     Board of Directors.

(a)  Cathay Bank shall appoint each of the three Continuing Directors as a member of its Board of Directors, including the Chairman, President and Chief Executive Officer of General Bank as Executive Vice Chairman, immediately following the Effective Time. Cathay Bank and Cathay Bancorp shall take all actions necessary prior to the Effective Time, including amending Cathay Bank’s bylaws or articles of incorporation if necessary, to appoint the three Continuing Directors as members of the Board of Directors, including the Chairman, President and Chief Executive Officer of General Bank as Executive Vice Chairman, immediately following the Effective Time.

(b)  Cathay General Bancorp shall appoint the Chairman, President and Chief Executive Officer of GBC as a Class I director (it being understood that this class has the longest remaining term) and Executive Vice Chairman of Cathay General Bancorp and the two other Continuing Directors as a Class II director and Class III director, respectively, of Cathay General Bancorp immediately following the Effective Time. Cathay Bancorp shall take all actions necessary prior to the Effective Time, including amending its bylaws or certificate of incorporation if necessary, to appoint the Chairman, President and Chief Executive Officer of GBC as a Class I director and Executive Vice Chairman of Cathay General Bancorp and the two other Continuing Directors as a Class II director and Class III director, respectively, of Cathay General Bancorp immediately following the Effective Time.

5.21     Confidentiality.

(a)  All Confidential Information disclosed by any party hereto (the “Disclosing Party”) to any other party to this Agreement (the “Receiving Party”), whether prior or subsequent to the date of this Agreement, including without limitation any information obtained pursuant to Section 5.1 above, shall be kept confidential in accordance with this Section 5.21.

(b)  “Confidential Information” shall mean non-public, confidential information relating to the businesses of the parties hereto and any analyses compilations, studies, documents or records containing or otherwise reflecting or generated from such information; provided, that Confidential Information shall not include information that (i) is or becomes publicly available (other than as a result of disclosure by the Receiving Party or any of its Representatives), (ii) was available to the Receiving Party on a non-confidential basis prior to its disclosure by the Disclosing Party as evidenced by prior documentation and (iii) becomes available to the Receiving Party on a non-confidential basis from a source that is not, to its knowledge, subject to a confidentiality agreement with the Disclosing Party.

(c)  Each party hereto hereby confirms that it is aware that the Confidential Information is confidential and proprietary and that it will respect its confidential nature and take all normal and reasonable precautions to maintain such confidentiality. Each party hereto further agrees that it will use the Confidential Information solely in the course of its business with each other relating to the consummation of the Merger and the other transactions contemplated hereby, not for any other commercial purpose, and will not, without the other parties’ prior written consent, directly or indirectly divulge or disclose the Confidential Information to any person or entity; provided, that any such Confidential Information may be disclosed to its directors, officers, employees, consultants and representatives who need to know such Confidential Information in connection with the consummation of the Merger and the other transactions contemplated hereby (collectively, “Representatives”) (it being understood that such Representatives shall be informed of the confidential nature of such information and shall be directed to treat such information confidentially and not to use the Confidential Information other than for the purposes described in this Section 5.21(c)).

(d)  If this Agreement is terminated by any party pursuant to Section 7.1, then each party hereto shall promptly deliver or destroy (and provide, if requested, written certification by an appropriate officer of said destruction or delivery) all Confidential Information, including all copies, reproductions, summaries, analyses or extracts thereof or based thereon in such party’s possession or in the possession of any of its Representatives. Any Confidential Information that is not returned or destroyed, including without limitation, any oral Confidential Information, shall remain subject to the confidentiality obligations set forth in this Section 5.21.

(e)  It is understood that a party hereto may be required to disclose Confidential Information or portions thereof in connection with any judicial or administrative proceedings (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation demand or similar process), to its banking regulators, independent auditors or otherwise, in the opinion of its counsel, as required by law. In any such event such party agrees that it will, to the extent legally permissible, in advance of any such disclosure (i) provide the other parties with prompt notice of such requirement(s), and (ii) provide the other parties with copies of any Confidential Information it intends to disclose (and, if applicable, the text of the disclosure language itself). In addition, each party hereto agrees to cooperate with the other parties to the extent such other parties may seek to limit such disclosure.

(f)  Each party to this Agreement hereby agrees that it shall not directly or indirectly use Confidential Information to solicit any customers or suppliers of the other parties’ businesses for any reason, unless specifically requested in writing to do so in advance by such customers or suppliers or consented prior thereto in writing by such other parties; provided, that this Section 5.21(f) shall automatically terminate at, and be of no further force or effect from and after, the Effective Time.

(g)  Notwithstanding anything herein to the contrary or in any other written or oral understanding or agreement to which the parties are bound, the parties hereby acknowledge and agree that (i) any obligations of confidentiality contained herein and therein do not apply and have not applied from the commencement of discussions between the parties to the tax treatment and tax structure of the Merger (and any related transactions or arrangements) and (ii) each party (and each of its employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Merger and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure, all within the meaning of Treasury Regulations Section 1.6011-4; provided, that each party recognizes the privilege each has to maintain, in its sole discretion, the confidentiality of a communication relating to the Merger, including a confidential communication with its attorney or a confidential communication with a federally authorized tax practitioner under Section 7525 of the Code, is not intended to be affected by the foregoing; provided further, that any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective affiliates, and their respective affiliates’ directors and employees to comply with applicable securities laws. The provisions of this Section 5.21(g) shall survive the Closing or, in the event the Closing does not occur, the termination of this Agreement.

ARTICLE VI

CONDITIONS

6.1     Conditions to the Obligations of Cathay Bank and Cathay Bancorp.    Notwithstanding any other provision of this Agreement, the obligations of Cathay Bank and Cathay Bancorp to consummate the Bank Merger and the Merger are subject to the following conditions precedent (except as to those which Cathay Bank may choose to waive):

(a)  the representations and warranties made by GBC and General Bank in this Agreement shall have been true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for those representations and warranties which address matters only as of a particular date, which shall remain true and correct as of such date); provided, however, that the closing condition set forth in this Section 6.1(a) shall be deemed to be satisfied if the inaccuracies in such representations and warranties (without giving effect to any knowledge or materiality qualifier or standard contained in any such representation or warranty) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on GBC;

(b)  GBC and General Bank shall have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing Date;

(c)  since the date hereof, GBC shall not have suffered a Material Adverse Effect;

(d)  no Governmental Entity shall have imposed any non-standard or unduly burdensome condition relating to the Bank Merger or the Merger that would materially adversely affect the economic benefits of the Merger to Cathay Bancorp;

(e)  Cathay Bancorp shall have received a certificate signed by the President and Chief Executive Officer of GBC, dated as of the Closing Date, certifying that based upon his best knowledge, the conditions set forth in Sections 6.1 (a), (b), (c) and (f) hereof have been satisfied;

(f)  Cathay Bancorp shall have received from Bingham McCutchen LLP, after providing appropriate representations to that firm and to Morrison & Foerster LLP, in the form attached hereto as Exhibit G, an opinion, in form and substance reasonably satisfactory to Cathay Bancorp, to the effect that the Merger will constitute a “reorganization” within the meaning of Section 368 of the Code and that, with respect to the Merger, Cathay Bancorp and GBC will each by a “party to a reorganization” within the meaning of Section 368 of the Code;

(g)  General Bank’s Tier 1 leverage ratio (as such term is defined in federal bank regulations applicable to General Bank) shall be at least 7.5% as of its latest complete fiscal quarter prior to the Closing Date; and

(h)  General Bank’s percentage of Nonaccrual Loans and Leases to total loans and leases shall be less than 2.85% as of the end of the month preceding the Closing Date; provided, that in calculating this percentage, there shall be excluded from the numerator and denominator the loans and leases to the borrowers identified on Section 6.1(h) of the GBC Disclosure Schedule.

6.2     Conditions to the Obligations of GBC.    Notwithstanding any other provision of this Agreement, the obligations of GBC and General Bank to consummate the Bank Merger and the Merger are subject to the following conditions precedent (except as to those which GBC may choose to waive):

(a)  the representations and warranties made by Cathay Bancorp and Cathay Bank in this Agreement shall have been true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for those representations and warranties which address matters only as of a particular date, which shall remain true and correct as of such date); provided, however, that the closing condition set forth in this Section 6.2(a) shall be deemed to be satisfied if the inaccuracies in such representations and warranties (without giving effect to any knowledge or materiality qualifier or standard contained in any such representation or warranty) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cathay Bancorp;

(b)  Cathay Bancorp and Cathay Bank shall have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing Date;

(c)  since the date hereof, Cathay Bancorp shall not have suffered a Material Adverse Effect;

(d)  GBC shall have received a certificate signed by the President and Chief Executive Officer of Cathay Bank and Cathay Bancorp, dated as of the Closing Date, that based upon his best knowledge, the conditions set forth in Sections 6.2(a), (b) and (c) have been satisfied;

(e)  GBC shall have received from Morrison & Foerster LLP, after providing appropriate representation to that firm and to Bingham McCutchen LLP, in the form attached hereto as Exhibit H, an opinion, in form and substance reasonably satisfactory to GBC, to the effect that the Merger will constitute a “reorganization” within the meaning of Section 368 of the Code and that, with respect to the Merger, Cathay Bancorp and GBC will each be a “party to the reorganization” within the meaning of Section 368;

(f)  no Governmental Entity shall have imposed any non-standard or unduly burdensome condition relating to the Bank Merger or the Merger that would materially adversely affect the economic benefits of the Merger to GBC or its shareholders; and

(g)  the shares of Cathay Common Stock to be issued in connection with the Merger (including shares of Cathay Common Stock to be issued upon exercise of Assumed Options) shall have been approved for listing on the Nasdaq NM subject to official notice of issuance.

6.3     Conditions to the Obligations of the Parties.    Notwithstanding any other provision of this Agreement, the obligations of Cathay Bank and Cathay Bancorp on the one hand and GBC and General Bank on the other hand to consummate the Bank Merger and the Merger are subject to the following conditions precedent (except as to those which Cathay Bancorp or GBC, as the case may be, may choose to waive):

(a)  no preliminary or permanent injunction or other order by any Governmental Entity that prevents the consummation of the Bank Merger or the Merger shall have been issued and shall remain in effect;

(b)  the parties shall have received all applicable Regulatory Approvals;

(c)  since the date hereof, there shall not have been enacted, promulgated or issued any statute, rule, regulation or order deemed applicable to the Bank Merger or the Merger that would prohibit ownership or operation by Cathay Bancorp of all or a material portion of the assets of GBC and its Subsidiaries, taken as a whole;

(d)  the Joint Proxy Registration Statement shall have been declared effective under the Securities Act and no stop orders shall be in effect and no proceedings for such purpose shall be pending or threatened by the SEC and, if the offering for sale of the Cathay Common Stock in the Merger pursuant to this Agreement is subject to the securities laws of any state, the Joint Proxy Registration Statement shall not be subject to a stop order of any state securities authority;

(e)  the respective shareholders of GBC and Cathay Bancorp shall have duly approved the Merger; and

(f)  there shall not have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on the Nasdaq NM for a period in excess of five (5) hours (excluding any organized halt triggered solely as a result of a specified decrease in a market index or suspensions or limitations resulting solely from physical damage, technological or software breakdowns or malfunctions or interference with such exchanges not related to market conditions); or (ii) a declaration by a Governmental Entity of a banking moratorium or any suspension of payments in respect of banks in the United States.

ARTICLE VII

TERMINATION; AMENDMENT; WAIVER

7.1     Termination.    This Agreement may be terminated at any time prior to the Effective Time:

(a)  By the mutual written consent of Cathay Bancorp and GBC.

(b)  By Cathay Bancorp or GBC if there shall have been a final judicial or regulatory determination denying any application seeking a Regulatory Approval.

(c)  By Cathay Bancorp or GBC before the date specified in Section 7.1(f) hereof, in the event that any of the conditions precedent to the obligations of the other party to the Bank Merger or the Merger are rendered impossible to be satisfied or fulfilled by said date (other than by reason of a breach by the party seeking to terminate).

(d)   By (i) Cathay Bancorp if GBC shareholders fail to duly approve this Agreement and the Merger at the GBC Shareholders’ Meeting or (ii) GBC if Cathay Bancorp shareholders fail to duly approve this Agreement and the Merger at the Cathay Bancorp Shareholders’ Meeting (provided, however, that the right to terminate under this Section 7.1(d) shall not be available to any party if the failure to obtain shareholder approval shall have been principally caused by such party’s breach of this Agreement).

(e)  By Cathay Bancorp or GBC, in the event of a material breach by the other party of any representation, warranty, covenant or agreement contained herein, which breach would result in the failure to satisfy the closing condition set forth in Section 6.1(a) or 6.1(b) in the case of Cathay Bancorp, or Section 6.2(a) or 6.2(b) in the case of GBC, and which breach cannot be or is not cured within 30 days after written notice of such breach is given by the non-breaching party to the party committing such breach.

(f)  By Cathay Bancorp or GBC on or after October 31, 2003, in the event the Bank Merger and the Merger have not been consummated by such date (provided, however, that the right to terminate under this Section 7.1(f) shall not be available to any party whose failure to perform an obligation hereunder has contributed materially to, or has resulted in, the failure of the Bank Merger or the Merger to occur on or before such date); provided further, that if the Closing has not occurred by October 31, 2003 as a result of a delay in the receipt of Regulatory Approvals, and there exists a reasonable basis to believe that the Regulatory Approvals are likely to be received in the sixty-day period following October 31, 2003, each of GBC and Cathay Bancorp shall have the unilateral right to extend such deadline by sixty (60) days by giving written notice to the other party prior to 5:00 p.m. (Pacific time) on such date, which notice shall explain the basis for such party’s belief that Regulatory Approvals are likely to be received during such extension; provided further, that if the Closing has not occurred by October 31, 2003 as a result of a delay in the Joint Proxy Registration Statement being declared effective by the SEC, each of GBC and Cathay Bancorp shall have the unilateral right to extend such deadline by sixty (60) days by giving written notice to the other party prior to 5:00 p.m. (Pacific time) on such date.

(g)  By GBC if, after any adjustment made pursuant to Section 7.1(h) or (i), the allocation of cash results in the Cash Component exceeding 55% of the Merger Consideration.

(h)  Subject to the right of Cathay Bancorp to avoid termination as provided further in this paragraph (h), by GBC at any time during the five (5) Business Days following the Determination Date, if the Cathay Ratio shall be less than 0.75 as of the date of such termination.

If GBC elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to Cathay Bancorp during such five-Business Day period by means of facsimile transmission (as provided in Section 8.2 hereof); provided that such notice of election to terminate may be withdrawn, by further notice, at any time within the aforementioned five-Business Day period. During the five Business Days following the day on which GBC’s notice of election to terminate is given, Cathay Bancorp shall have the option, but not the obligation, to increase the Stock Component by adding a sufficient number of shares of Cathay Common Stock so that the product of (x) the Cathay Ratio and (y) the ratio arrived at by dividing (A) the sum of the Stock Component and the shares so added by Cathay Bancorp, by (B) the Stock Component will be equal to or greater than 0.75. If Cathay Bancorp makes the election contemplated by the preceding sentence within such five Business-Day period, it shall give prompt written notice to GBC of such election, specifying the amount of the increase in the Stock Component, whereupon no termination shall have occurred pursuant to this paragraph (h) and this Agreement shall remain in effect in accordance with its terms (except that the Stock Component shall have been so increased), and any references in this Agreement to “Stock Component” shall thereafter be deemed to refer to the Adjusted Stock Component as increased pursuant to this paragraph (h).

(i)  Subject to the right of GBC to avoid termination as provided further in this paragraph (i), by Cathay Bancorp at any time during the five (5) Business Days following the Determination Date, if the Cathay Ratio shall be greater than 1.25 as of the date of such termination.

If Cathay Bancorp elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to GBC during such five-Business Day period by means of facsimile transmission (as provided in Section 8.2 hereof); provided that such notice of election to terminate may be withdrawn, by further notice, at any time within the aforementioned five-Business Day period. During the five Business Days following the day on which Cathay Bancorp’s notice of election to terminate is given, GBC shall have the option, but not the obligation, to accept a decreased Stock Component, to be calculated by subtracting a sufficient number of shares of Cathay Common Stock so that the product of (x) the Cathay Ratio and (y) the ratio arrived at by dividing (A) the sum of the Stock Component and the shares so subtracted, by (B) the Stock Component will be equal to or less than 1.25. If GBC makes the election contemplated by the preceding sentence within such five Business-Day period, it shall give prompt written notice to Cathay Bancorp of such election, whereupon no termination shall have occurred pursuant to this paragraph (i) and this Agreement shall remain in effect in accordance with its terms (except that the Stock Component shall have been so decreased), and any references in this Agreement to “Stock Component” shall thereafter be deemed to refer to the Adjusted Stock Component as decreased pursuant to this paragraph (i).

(j)  By Cathay Bancorp, in the event the GBC Shareholders’ Meeting does not take place, the Board of Directors of GBC fails to recommend approval of this Agreement and the Merger to the GBC shareholders, or the GBC Board of Directors shall adversely alter or modify in a material respect its favorable recommendation of this Agreement and the Merger to the GBC shareholders, and this Agreement and the Merger is not duly approved by the GBC shareholders, or if GBC willfully abandons the Bank Merger and the Merger in material breach of this Agreement, and neither Cathay Bank nor Cathay Bancorp is, as of the date of such event, in material breach of this Agreement.

(k)  By GBC, pursuant to Section 5.17(b); provided, however, that prior to any such termination, (A) GBC shall have provided Cathay Bancorp written notice prior to delivering the notice of termination required by Section 7.1(l) that it intends to terminate this Agreement pursuant to Section 5.17(b), identifying the Acquisition Proposal it has chosen to pursue and the parties thereto, and delivering a copy of any letter of intent, agreement in principle or definitive agreement therefor substantially in the form proposed to be entered into and (B) for a period of seventy-two (72) hours following the delivery of the notice referred to in clause (A), Cathay Bancorp shall have the right to propose adjustments in the terms and conditions of this Agreement, and GBC shall have caused its financial and legal advisors to negotiate with Cathay Bancorp in good faith such proposed adjustments in terms and conditions (without, however, there being any obligation to agree to them). Any notice of termination given by GBC pursuant to this Section 7.1(k) may be given contingent upon the termination of this Agreement becoming effective immediately prior to GBC entering into a definitive agreement with respect to an Acquisition Proposal.

(l)  In the event a party elects to effect any termination pursuant to Section 7.1(a) through 7.1(k) above, it shall give written notice to the other party hereto specifying the basis for such termination and certifying that such termination has been duly approved by its Board of Directors.

(m)  Notwithstanding anything herein to the contrary, in the event that Cathay Bancorp elects to effect a termination pursuant to this Section 7.1 because of the failure of the conditions set forth in Section 6.1(g) or 6.1(h) to be satisfied, upon giving of the written notice to GBC specified in Section 7.1(l) above, GBC shall have thirty (30) days from the date of such written notice to cure the condition or conditions that have not been satisfied by, among other actions, selling Nonaccrual Loans or Leases and/or raising new capital for GBC and/or General Bank, and the deadline set forth in Section 7.1(f) shall thereupon be deemed extended by the duration of the cure period.

7.2     Liabilities and Remedies.    In the event this Agreement is terminated by any party pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect (except that the agreements contained in Section 5.21, this Section 7.2 and Section 7.3 shall survive) and none of the parties hereto or any of their officers or directors or any of them shall have any liability of any nature whatsoever hereunder except that:

(a)  Termination will not relieve a breaching party from any liability for any willful breach giving rise to such termination.

(b)  In the event that Cathay Bancorp terminates this Agreement pursuant to Section 7.1(j), or GBC terminates this Agreement pursuant to Section 7.1(k), then upon termination of this Agreement, GBC shall pay Cathay Bank in immediately available funds Sixteen Million Dollars ($16,000,000) as the sole and exclusive remedy of Cathay Bank and Cathay Bancorp under this Agreement. In order to obtain the benefit of the remedy provided in this Section 7.2(b), Cathay Bank and Cathay Bancorp shall be required to execute a waiver of their rights under Section 7.2(a) above, and shall not have taken any action to enforce any right that they might have under Section 7.2(a) hereof.

(c)  If Cathay Bancorp or GBC, as the case may be, terminates this Agreement pursuant to Section 7.1(d), and the terminating party is not in material breach of this Agreement, then the non-terminating party shall pay to the terminating party in immediately available funds Two Million Dollars ($2,000,000) as the sole and exclusive remedy of the terminating party under this Agreement. In order to obtain the benefit of the remedy provided in this Section 7.2(c), the terminating party shall be required to execute a waiver of their rights under Section 7.2(a) above, and shall not have taken any action to enforce any right that they might have under Section 7.2(a) hereof. This Section 7.2(c) shall not apply where Cathay Bancorp or Cathay Bank seek to exercise a remedy under Section 7.2(b) above or Section 7.2(d) below.

(d)  Upon satisfaction of all of the following conditions, GBC shall pay Cathay Bancorp in immediately available funds Sixteen Million Dollars ($16,000,000) as the sole and exclusive remedy of Cathay Bank and Cathay Bancorp under this Agreement: (i) Cathay Bancorp shall have terminated this Agreement pursuant to Section 7.1(d)(i), (ii) an Acquisition Proposal shall have been made by a third party that shall have become the subject of public disclosure prior to the GBC Shareholders’ Meeting and shall not have been withdrawn and (iii) GBC shall have executed a definitive agreement with respect to such Acquisition Proposal within six (6) months following the date of such termination. In order to obtain the benefit of the remedy provided in this Section 7.2(d), Cathay Bank and Cathay Bancorp shall be required to execute a waiver of their rights under Section 7.2(a) above, and shall not have taken any action to enforce any right that they might have under Section 7.2(a) hereof.

7.3     Nonsolicitation.    If this Agreement is terminated by any party pursuant to Section 7.1, then GBC and General Bank on the one hand and Cathay Bancorp and Cathay Bank on the other hand hereby agree that, for a period of twelve (12) months following the date of such termination, they shall not solicit for employment or employ (i) any executive employed by the other parties or (ii) any other employees of the other parties or their Subsidiaries; provided, that none of the parties shall be precluded from hiring any such employee or executive who has voluntarily left or has been terminated by the other parties or their Subsidiaries prior to the commencement of employment discussions between such other parties and such employee or executive; provided further, that this Section 7.3 shall not preclude any party from hiring any employee responding to general advertising for employees not targeted specifically at the other parties’ employees or from hiring any individual employee of a party who initiates employment discussions with the other parties.

7.4     Standstill.    If this Agreement is terminated by any party pursuant to Section 7.1, then GBC and General Bank on the one hand and Cathay Bancorp and Cathay Bank on the other hand hereby agree that, for a period of twelve (12) months following the date of such termination, they and their affiliates shall not directly or indirectly, unless specifically consented prior thereto in writing by all of the parties:

(a)  acquire or agree, offer, seek, or propose to acquire, or cause to be acquired, ownership of any of the other parties’ voting securities, all or substantially all of the other parties’ assets or any of their Subsidiaries, or any rights or options to acquire such ownership (including from a third party);

(b)  otherwise act, whether alone or in concert with others, to seek to propose to the other parties any merger, business combination, restructuring, recapitalization or similar transaction to or with any of the other parties or any of their Subsidiaries or otherwise seek to propose to influence, advise, change or control, in any manner whatsoever, the other parties’ management, Board of Directors, governing instruments, affairs or policies; or

(c)  enter into any discussions, negotiations, arrangements or understandings with or advise, assist or encourage any third party with respect to any of the foregoing.

7.5     Amendment.    This Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto at any time before or after approval hereof by the GBC shareholders but, after such approval, no amendment shall be made which changes the form of consideration or the value of the consideration to be received by the GBC shareholders without the approval of the GBC shareholders and, if required, the Cathay Bancorp shareholders.

7.6     Waiver.    Any term, provision or condition of this Agreement (other than the requirement of GBC shareholder approval) may be waived in writing at any time by the party which is entitled to the benefits hereof. Each and every right granted to any party hereunder, or under any other document delivered in connection herewith or therewith, and each and every right allowed it by law or equity, shall be cumulative and may be exercised from time to time. The failure of a party at any time or times to require performance of any provision hereof shall in no manner affect such party’s right at a later time to enforce the same. No waiver by any party of a condition or of the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation or warranty of this Agreement. No investigation, review or audit by a party of another party prior to or after the date hereof shall stop or prevent such party from exercising any right hereunder or be deemed to be a waiver of any such right.

ARTICLE VIII

GENERAL PROVISIONS

8.1     Survival.    All representations, warranties, covenants and agreements of the parties in this Agreement or in any instrument delivered by the parties pursuant to this Agreement (other than the agreements, covenants and obligations set forth herein which are contemplated to be performed after the Effective Time) shall not survive the Effective Time.

8.2     Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile transmission or by registered or certified mail to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) and shall be deemed to be delivered on the date so delivered:

(a)  if to Cathay Bank or Cathay Bancorp:

Cathay Bancorp

777 North Broadway

Los Angeles, CA 90012

Attention: Dunson K. Cheng

Chairman, President & CEO

copy to:

Cathay Bancorp

777 North Broadway

Los Angeles, CA 90012

Attention: Perry Oei, Esq.

General Counsel

and a copy to:

Bingham McCutchen, LLP

3 Embarcadero Center

San Francisco, CA 94111

Attention: James M. Rockett, Esq.

(b)  if to GBC or General Bank:

GBC Bancorp

800 West Sixth Street

Los Angeles, CA 90017

Attention: Peter Wu

Chairman, President & CEO

copy to:

GBC Bancorp

1055 Wilshire Blvd., Suite 1708

Los Angeles, CA 90017-2449

Attention: Maan-Huei Hung, Esq.

General Counsel

and a copy to:

Morrison Foerster, LLP

555 West Fifth Street Suite 3500

Los Angeles, CA 90013

Attention: Henry M. Fields, Esq.

8.3     Applicable Law.    This Agreement shall be construed and interpreted according to the laws of the State of California without regard to conflicts of laws principles thereof, except to the extent that the federal laws of the United States apply.

8.4     Headings, Etc.    The article headings and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.5     Construction.    In this Agreement, (a) words denoting the singular include the plural and vice versa, (b) ”it” or “its” or words denoting any gender include all genders, (c) the word “including” shall mean “including without limitation,” (d) any reference herein to a Section, Article, Exhibit or Schedule refers to a Section or Article of, or an Exhibit or Schedule to, this Agreement, unless otherwise stated, and (e) any reference to the words “shareholder” or “shareholders” shall mean “stockholder” or “stockholders” as appropriate.

8.6     Attorneys’ Fees.    In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including, without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

8.7     Waiver of Right to Jury Trial.    EACH PARTY HEREBY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE MERGER OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING BUT NOT LIMITED TO CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

8.8     Severability.    If any term, provision, covenant or restriction contained in this Agreement is held by a final and unappealable order of a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated unless the effect would be to cause this Agreement to not achieve its essential purposes.

8.9     Entire Agreement; Binding Effect; Non-Assignment; Counterparts.    Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement between the parties hereto and supersedes all other prior agreements, including the mutual confidentiality agreement, dated as of July 15, 2002, between GBC and Cathay Bancorp, and undertakings, both written and oral, between the parties, with respect to the subject matter hereof; and (b) is not intended to confer upon any other person any rights or remedies hereunder except for Section 5.13 or as otherwise specifically provided herein. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party hereto. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or document will be construed against the party drafting such agreement or document.

The undersigned have caused this Agreement and Plan of Merger to be executed as of the day and year first above written.

CATHAY BANCORP, INC.		CATHAY BANK

By:	/s/ DUNSON K. CHENG	By:	/s/ DUNSON K. CHENG

	Dunson K. Cheng Chairman, President & CEO		Dunson K. Cheng Chairman, President & CEO

GENERAL BANK		GBC BANCORP

By:	/s/ PETER WU	By:	/s/ PETER WU

	Peter Wu Chairman, President & CEO		Peter Wu Chairman, President & CEO

EXHIBIT A

DEFINITIONS

“1988 Option” shall have the meaning ascribed to it in Section 1.4(h)(iii).

“1999 Option” shall have the meaning ascribed to it in Section 1.4(h)(ii).

“Acquisition Proposal” shall have the meaning ascribed to it in Section 5.17(e).

“Adjusted Cash Component” shall mean cash in an amount equal to the difference between (x) the Cash Component minus (y) the Dissenters Set Aside.

“Adjusted Per Share Cash Component” shall mean the Adjusted Cash Component divided by the difference between (x) the number of Outstanding Shares minus (y) the total number of Dissenting Shares.

“Adjusted Per Share Stock Component” shall mean the number of shares of Cathay Common Stock equal to an amount derived by dividing the Adjusted Stock Component by the difference between (x) the number of Outstanding Shares and (y) the total number of Dissenting Shares.

“Adjusted Stock Component” shall mean the Stock Component (i) increased, as applicable, by the number of shares of Cathay Common Stock added by reason of the exercise of Cathay Bancorp’s option to increase the Stock Component pursuant to Section 7.1(h) or (ii) decreased, as applicable by the number of shares of Cathay Common Stock subtracted by reason of the exercise of GBC’s option to accept a decrease in the Stock Component pursuant to Section 7.1(i).

“Affiliate Agreement” shall have the meaning ascribed to it in Recital F.

“Agreement” shall have the meaning ascribed to it in the introductory paragraph.

“Assumed Option” shall have the meaning ascribed to it in Section 1.4(h)(ii).

“Average Cathay Determination Date Price” shall mean the average of the closing prices of a share of Cathay Common Stock as reported in the Wall Street Journal for the twenty consecutive trading days of the Nasdaq NM immediately preceding the Determination Date.

“Average Cathay Starting Price” shall mean the average of the closing prices of a share of Cathay Common Stock as reported in the Wall Street Journal for the twenty consecutive trading days of the Nasdaq NM immediately preceding the day on which a press release regarding this Agreement shall be issued.

“Bank Merger” shall have the meaning ascribed to it in Recital A.

“Bank Merger Agreement ” shall have the meaning ascribed to it in Section 1.3(a).

“BOLI Policy” shall have the meaning ascribed to it in Section 3.18(j).

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which the office of the California Secretary of State, the California Department of Financial Institutions or the Delaware Secretary of State is closed.

“Cash Component” shall mean One Hundred Sixty Two Million Four Hundred Thousand Dollars ($162,400,000) in cash.

“Cash Elector” shall mean a GBC shareholder who has timely submitted a proper Form of Election expressing a request to receive cash as his or her Per Share Merger Consideration.

“Cash/Stock Election” shall mean the process described herein by which each GBC shareholder shall be permitted to state a preference to receive cash or stock (or a combination of cash and stock) in exchange for his or her shares of GBC Common Stock.

“Cathay Bancorp” shall have the meaning ascribed to it in the introductory paragraph.

“Cathay Bancorp Disclosure Schedule” shall have the meaning ascribed to it in the introductory paragraph of Article II.

“Cathay Bank” shall have the meaning ascribed to it in the introductory paragraph.

“Cathay Closing Price” shall mean the closing price of a share of Cathay Common Stock as reported in the Wall Street Journal on the trading day immediately preceding the Closing Date.

“Cathay Common Stock” shall mean the common stock, no par value, of Cathay Bancorp.

“Cathay Employee Benefit Plans”shall have the meaning ascribed to it in Section 5.12(b).

“Cathay Ratio”shall mean a fraction, the numerator of which is the Average Cathay Determination Date Price, and the denominator of which is the Average Cathay Starting Price.

“Cathay SEC Reports” shall have the meaning ascribed to it in Section 2.5(b).

“Certificates” shall have the meaning ascribed to it in Section 1.4(c)(iii).

“CFC” shall have the meaning ascribed to it in Section 1.1(a).

“CGCL” shall have the meaning ascribed to it in Section 1.1(a).

“Closing” shall have the meaning ascribed to it in Section 1.5.

“Closing Date” shall have the meaning ascribed to it in Section 1.5.

“Code” shall have the meaning ascribed to it in Recital C.

“Confidential Information” shall have the meaning ascribed to it in Section 5.21(b).

“Contingency Stock Option” shall mean the contingency stock options granted under those certain Contingency Stock Option and Employment Agreements between General Bank and certain of its officers and directors.

“Continuing Director” shall have the meaning ascribed to it in Section 1.1(d).

“Continuing Employees” shall have the meaning ascribed to it in Section 5.12(b).

“CRA” shall mean the Community Reinvestment Act of 1977 and the regulations promulgated thereunder.

“D&O Insurance” shall have the meaning ascribed to it in Section 5.13(a)(iii).

“Determination Date” shall mean the date on which all Regulatory Approvals required for consummation of the Merger and the Bank Merger shall have been received and all applicable waiting periods shall have expired.

“DFI” shall have the meaning ascribed to it in Section 1.1(a).

“DGCL” shall have the meaning ascribed to it in Section 1.2(a).

“Disclosing Party” shall have the meaning ascribed to it in Section 5.21(a).

“Dissenters Set Aside” shall have the meaning ascribed to it in Section 1.4(a)(i).

“Dissenting Shares” shall have the meaning ascribed to it in Section 1.4(e).

“Effective Time” shall have the meaning ascribed to it in Section 1.3(a).

“Election Deadline” shall have the meaning ascribed to it in Section 1.4(c).

“Environmental Laws” shall mean any common law or federal, state, local or foreign statute, treaty, ordinance, rule, regulation, policy, guidelines, standards, permit or order, and all amendments thereto, relating to the protection of human health, safety, wildlife or the environment, including, without limitation, all requirements pertaining to: (i) the manufacture, processing, distribution, use, handling, treatment, storage and disposal of Hazardous Substances; (ii) the reporting, investigation and remediation of releases of Hazardous Substances into any media, including soil, groundwater, surface water and air; (iii) the health and safety of employees in the workplace or of any member of the public; (iv) natural resources; (v) wetlands; and (vi) endangered or threatened species or habitats, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601, et seq.); the Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et seq.); the Clean Air Act, as amended (42 U.S.C. Section 7401, et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. Section 1251, et seq.); the Toxic Substances Control Act, as amended (15 U.S.C. Section 2601, et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. Section 651, et seq.); the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. Section 11001, et seq.); the Mine Safety and Health Act of 1977, as amended (30 U.S.C. Section 801, et seq.); the Safe Drinking Water Act (42 U.S.C. Section 300f, et seq.), and any similar, equivalent, or related state or local laws.

“ERISA” shall have the meaning ascribed to it in Section 3.16(a).

“Exchange Act” shall have the meaning ascribed to it in Section 1.4(i).

“Exchange Agent” shall have the meaning ascribed to it in Section 1.4(a)(i).

“Exchange Ratio” shall mean a fraction, the numerator of which is (x) the sum of (1) the Adjusted Per Share Cash Component and (2) the value of the Adjusted Per Share Stock Component (derived by using the Cathay Closing Price) and the denominator of which is (y) the Cathay Closing Price.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“FHLBSF” shall mean the Federal Home Loan Bank of San Francisco.

“Form of Election” shall have the meaning ascribed to it in Section 1.4(c).

“FRB” shall have the meaning ascribed to it in Section 2.5(a).

“FRBSF” shall mean the Federal Reserve Bank of San Francisco.

“GAAP” shall mean United States generally accepted accounting principles.

“GBC” shall have the meaning ascribed to it in the introductory paragraph to the Agreement.

“GBC Benefit Plans” shall have the meaning ascribed to it in Section 3.16(a).

“GBC Common Stock” shall have the meaning ascribed to it in Section 1.4(a).

“GBC Disclosure Schedule” shall have the meaning ascribed to it in the introductory paragraph of Article III.

“GBC Employee Benefit Plans”shall have the meaning ascribed to it in Section 5.12(b).

“GBC Financial Statements” shall mean GBC’s audited consolidated financial statements for the year ended December 31, 2002, including the footnotes thereto.

“GBC Per Share Fair Market Value” shall mean the closing price of a share of GBC Common Stock on the Nasdaq NM on the trading day immediately preceding the first announcement of the terms of the Merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which become effective thereafter.

“GBC Permitted Lien” shall have the meaning ascribed to it in Section 3.20(c).

“GBC Premises” shall have the meaning ascribed to it in Section 3.17(b).

“GBC Qualified Plans” shall have the meaning ascribed to it in Section 3.16(b).

“GBC Retention Plan” shall have the meaning ascribed to it in Section 5.12(e).

“GBC SEC Reports” shall have the meaning ascribed to it in Section 3.7(a).

“GBC Severance Plan” shall have the meaning ascribed to it in Section 5.12(f).

“General Bank” shall have the meaning ascribed to it in the introductory paragraph to this Agreement.

“Governmental Entity” means any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, foreign or domestic.

“Hazardous Substance” shall mean any substance which is listed, regulated or defined as a hazardous substance, hazardous material, hazardous waste, hazardous chemical, toxic substance, carcinogen, mutagen, reproductive toxicant, explosive substance, corrosive substance, flammable substance, ignitable substance, pollutant or contaminant under any Laws, including, without limitation, (i) radioactive substances; (ii) asbestos; (iii) radon gas; (iv) polychlorinated biphenyls (PCBs); (v) petroleum (including crude oil and any fractions thereof) and petroleum products, and any additives thereto (including MTBE); (vi) used oil; (vii) natural or synthetic gas or any mixture thereof; (viii) medical or infectious waste; (ix) lead-based paint; (x) urea foam insulation; and (xi) microbial matter, including without limitation, mold, or mildew or fungi, bacterial, or viral matter, or the presence of which substance causes or threatens to cause a nuisance, trespass or other common law tort upon real property or properties or poses or threatens to pose a hazard to the health or safety of persons.

“IRS ” shall have the meaning ascribed to it in Section 2.5(a).

“Joint Proxy Registration Statement” shall have the meaning ascribed to it in Section 2.10.

“Material Adverse Effect” with respect to Cathay Bancorp or GBC, as the case may be, means any effect, condition, event, change or occurrence (or any combination thereof) (a) that is materially adverse to the business, assets, liabilities, prospects, results of operation or condition (financial or otherwise) of such entity and its Subsidiaries, taken as a whole or (b) that materially impairs the ability of Cathay Bancorp or GBC, as the case may be, to consummate the Merger; provided, however, that in determining whether a Material Adverse Effect with respect to Cathay Bancorp or GBC, as the case may be, has occurred there shall be excluded any effect, condition, event, change or occurrence impacting such party to the extent caused by:

(i)	any change generally affecting banks or bank holding companies in laws, regulations or rules (or interpretations thereof), or of GAAP or regulatory accounting principles or requirements (unless such change has a materially disproportionate adverse effect on Cathay Bancorp or GBC, as the case may be, relative to similarly situated banking organizations);

(ii)	any change in conditions in (or affecting) the national or local economy or financial markets or the banking industry (unless such change has a materially disproportionate adverse effect on Cathay Bancorp or GBC, as the case may be, relative to similarly situated banking organizations);

(iii)	actions taken, delayed or omitted to be taken by GBC or any of its Subsidiaries at the request of Cathay Bancorp or Cathay Bank, or any of its representatives, including any financial change resulting from adjustments taken pursuant to Section 4.2 hereof; or

(iv)	any disruption of employee, customer, supplier or other similar relationships or other event or circumstance resulting from or attributable to the execution or announcement of this Agreement or the pendency of the Merger.

“Merger” shall have the meaning ascribed to it in Recital B.

“Merger Agreement” shall have the meaning ascribed to it in Section 1.3(b).

“Merger Consideration” shall mean the combination of (x) the Cash Component and (y) the Adjusted Stock Component.

“MOU ” shall mean the Memorandum of Understanding between General Bank, the DFI and the FDIC dated as of November 4, 2002.

“Nasdaq NM ” shall mean the Nasdaq National Market.

“Nonaccrual Loans and Leases” shall mean loans and leases of General Bank that are past due 90 days or more in the payment of principal and/or interest or otherwise are placed on “nonaccrual” status by General Bank consistent with past practice.

“Non-Elector” shall mean a GBC shareholder who does not make a Cash/Stock Election or who otherwise does not properly or timely submit a Form of Election.

“Outstanding Shares” shall mean the number of shares of GBC Common Stock outstanding immediately prior to the Effective Time, it being understood that all Contingency Stock Options shall have been exercised.

“Oversubscribed” shall mean, as the case may be, the circumstances in which (i) Stock Electors have requested more shares of Cathay Common Stock than is available in the Adjusted Stock Component or (ii) Cash Electors have requested more cash in the aggregate than is available in the Adjusted Cash Component.

“Per Share Merger Consideration” shall mean the combined value of the Adjusted Per Share Stock Component (derived by using the Cathay Closing Price) and the Adjusted Per Share Cash Component as of the Effective Time.

“Proxy Statement” shall have the meaning ascribed to it in Section 2.10.

“Receiving Party” shall have the meaning ascribed to it in Section 5.21(a).

“Regulatory Applications” shall have the meaning ascribed to it in Section 5.6.

“Regulatory Approvals” shall mean approval by the DFI, the FDIC, the FRB and applicable state bank regulators, as the case may be, of the Regulatory Applications (including the lapse of all applicable waiting periods following approval).

“Representatives” shall have the meaning ascribed to it in Section 5.21(c).

“SEC” shall have the meaning ascribed to it in Section 1.4(h)(v).

“Securities Act ” shall have the meaning ascribed to it in Section 2.5(b).

“Shareholders’ Meeting” shall have the meaning ascribed to it in Section 2.10.

“Spread ” with respect to a Contingency Stock Option shall mean the difference between (x) the closing price of a share of GBC Common Stock on the Nasdaq NM on the trading day immediately preceding the Closing Date and (y) the applicable per share exercise price for such Contingency Stock Option.

“Staff Bonus” shall have the meaning ascribed to it in Section 4.1(b)(v).

“Stock Component ” shall mean Six Million Seven Hundred Fifty Thousand (6,750,000) shares of Cathay Common Stock.

“Stock Elector” shall mean a GBC shareholder who has timely submitted a proper Form of Election expressing a request to receive shares of Cathay Common Stock as his or her Per Share Merger Consideration.

“Subsidiary” shall mean with respect to any party, any corporation, partnership or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or (ii) such party or any other Subsidiary of such party is a general partner (excluding any such partnership where such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership).

“Treasury Regulations” shall mean the treasury regulations promulgated under the Code.

“Voting Agreements” shall have the meaning ascribed to it in Recital F.

Form of Voting Agreement

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of May     , 2003 by and between the undersigned director of GBC Bancorp, a California corporation (“GBC”), and Cathay Bancorp, Inc., a Delaware corporation and registered bank holding company (“Cathay Bancorp”).

GBC and its wholly-owned subsidiary, General Bank, a California banking corporation (“General Bank”), and Cathay Bancorp, Inc., and its wholly-owned subsidiary, Cathay Bank, a California banking corporation (“Cathay Bank”), have entered into an Agreement and Plan of Merger, dated as of May 6, 2003 (the “Merger Agreement”). The Merger Agreement generally provides for the merger of GBC with and into Cathay Bancorp (the “Merger”), as well as the merger of General Bank with and into Cathay Bank, and the conversion of the issued and outstanding shares of the common stock of GBC (“GBC Stock”) into cash and/or shares of the common stock of Cathay Bancorp. The Merger is subject to the affirmative vote of at least 50% of the holders of the outstanding shares of GBC Stock, the receipt of certain regulatory approvals and the satisfaction of other conditions. Terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Merger Agreement.

The undersigned is a member of the Board of Directors of GBC and is the owner of the number of shares of GBC Stock (the “Owned Shares”) and has rights by option or otherwise to acquire the number of additional shares of GBC Stock (the “Options”, together with the Owned Shares, the “Shares”) as set forth on Exhibit A attached hereto. In order to induce Cathay Bancorp to enter into the Merger Agreement, the undersigned is entering into this Agreement with Cathay Bancorp to set forth certain terms and conditions governing the actions to be taken by the undersigned solely in his or her capacity as a shareholder of GBC, and as a holder of the Options, with respect to the Shares until the earlier of the consummation of the Merger or termination of the Merger Agreement.

NOW, THEREFORE, in consideration of the transactions contemplated by the Merger Agreement and the mutual promises and covenants contained herein, the parties agree as follows:

1.  Without the prior written consent of Cathay Bancorp, which consent shall not be unreasonably withheld, delayed or conditioned, the undersigned shall not transfer, sell, assign, convey or encumber (except for such encumbrances that are made with recourse) any of the Shares during the term of this Agreement, except for transfers (i) by operation of law or judicial decree, by will or pursuant to the laws of descent and distribution or (ii) in which the transferee shall agree in writing to be bound by the provisions of paragraphs 1, 2, and 3 of this Agreement as fully as the undersigned. Without limiting the generality of the foregoing, the undersigned shall not grant to any party any option or right to purchase the Shares or any interest therein in a manner that conflicts or may conflict with the undersigned’s obligations hereunder.

2.  The undersigned intends to, and will, vote (or cause to be voted) all of the Shares over which the undersigned has voting authority (other than in a fiduciary capacity) in favor of the Merger Agreement and the Merger at any meeting of stockholders of GBC called to vote on the Merger Agreement or the Merger or the adjournment thereof or in any other circumstance upon which a vote, consent, or other approval with respect to the Merger Agreement or the Merger is sought. The undersigned hereby waives any rights of appraisal, or rights to dissent from the Merger, that the undersigned may have.

3.  Except as otherwise provided in this Agreement, at any meeting of stockholders of GBC or at any adjournment thereof or any other circumstances upon which their vote, consent, or other approval is sought, the undersigned will vote (or cause to be voted) all of the Shares over which the undersigned has voting authority (other than in a fiduciary capacity) against (i) any merger agreement, share exchange, merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, recapitalization, dissolution, liquidation or winding-up of or by GBC or (ii) any amendment of GBC’s

Articles of Incorporation or Bylaws or other proposal or transaction involving GBC or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated thereby.

4.  The undersigned acknowledges and agrees that it may not be possible for Cathay Bancorp to be made whole by monetary damages in the event of any default by the undersigned of the terms and conditions set forth in this Agreement. It is accordingly agreed and understood that Cathay Bancorp, in addition to any other remedy which it may have at law or in equity, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any state or federal court having appropriate jurisdiction located in California.

5.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

6.  The covenants and obligations set forth in this Agreement shall expire and be of no further force and effect upon the earlier to occur of (a) the consummation of the Merger and (b) the expiration or termination of the Merger Agreement.

7.  Nothing in this Agreement shall have any effect on an undersigned’s actions when he or she is acting solely in his or her capacity as an officer or director of GBC or General Bank.

8.  Nothing in this Agreement shall be deemed to require the undersigned to exercise any outstanding Option or other security convertible into or exercisable for the purchase of equity securities of GBC now held or hereafter acquired by the undersigned.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the undersigned as of the day and year first above written.

Name:
(Please print or type)

CATHAY BANCORP, INC.

By:

Name:
Position: Corporate Secretary

Consent of Spouse:

I,                         , spouse of                          who executed the foregoing Agreement, hereby agree that my spouse’s interest in the Shares subject to this Agreement shall be irrevocably bound by the Agreement’s terms. I further agree that my community property interest in such shares, if any, shall similarly be bound by the Agreement and that such consent is binding upon my executors, administrators, heirs and assigns. I agree to execute and deliver such documents as may be necessary to carry out the intent of the Agreement and this consent.

Dated:	Name:
(Please print or type)

Exhibit A

Name:

Owned Shares:         shares of Common Stock

Options:         shares of Common Stock

Form of Affiliate Agreement

Cathay Bancorp, Inc.

Cathay Bank

777 North Broadway

Los Angeles, CA 90012

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of May 6, 2003 (the “Agreement”), by and among Cathay Bank, a California banking corporation, and its parent, Cathay Bancorp, Inc., a Delaware corporation and a registered bank holding company (“Cathay Bancorp”), and General Bank, a California banking corporation (“General Bank”), and its parent, GBC Bancorp, a California corporation (“GBC”), which Agreement provides for, among other things, the merger of GBC with and into Cathay Bancorp, and the merger of General Bank with and into Cathay Bank, in a transaction in which shares of common stock of GBC will be converted into cash and/or shares of common stock of Cathay Bancorp (the “Merger”), as more fully provided for in the Agreement. The name of the surviving entity in the Merger will be “Cathay General Bancorp.”

I have been informed that the Merger will constitute a transaction covered by Rule 145 under the Securities Act of 1933, as amended (the “Securities Act”); that I may be deemed an “affiliate” of GBC within the meaning of Rule 145; and that, accordingly, the shares of Cathay General Bancorp common stock that I may acquire in connection with the Merger may only be disposed of in conformity with the provisions of this letter agreement.

Capitalized terms used and not defined in this letter agreement shall have the meaning set forth in the Agreement.

1.  After inquiry of any agent with discretionary power to transfer my shares of GBC common stock, I represent, warrant and agree as follows:

(a)  I am currently the owner of that number of shares of GBC common stock set forth in Schedule 1 to this letter agreement.

(b)  Provided that Cathay Bancorp meets the requirements of paragraph (c) of Rule 144, and to the extent I am deemed an “affiliate” for purposes of Rule 145 of the Securities Act, I further agree that I will not sell, transfer or dispose of any shares of Cathay General Bancorp common stock that I may acquire in connection with the Merger (the “Affiliate Securities”), unless such sale, transfer or disposition is effected (i) pursuant to an exemption from the registration requirements of the Securities Act, including Rule 145 or other applicable exemptions, or (ii) pursuant to an effective registration statement under, and in compliance with, the Securities Act; provided, that I may make bona fide gifts or dispositions without consideration so long as the recipients of such gifts or dispositions agree not to sell, transfer or otherwise dispose of the Affiliate Securities except as provided in this letter agreement.

2.  Cathay Bancorp acknowledges that the provisions of paragraph 1(b) of this letter agreement will be satisfied as to any sale by me of Affiliate Securities pursuant to Rule 145(d) under the Securities Act, as evidenced by a broker’s letter stating that the requirements of Rule 145 have been met; provided, however, that if counsel for Cathay Bancorp reasonably believes that the broker’s letter does not confirm compliance with applicable provisions of Rule 145 or that the transaction does not otherwise comply with Rule 145, I shall furnish to Cathay Bancorp an opinion of counsel in form and substance reasonably satisfactory to Cathay Bancorp and its counsel to the effect that the applicable provisions of Rule 144 under the Securities Act have been complied with or that the disposition may be otherwise effected in the manner requested in compliance with the Securities Act.

3.  I understand that stop transfer instructions will be given to Cathay Bancorp’s transfer agent with respect to the Affiliate Securities. The stop transfer instructions will terminate on the first anniversary of the completion of the Merger.

4.  This letter agreement shall be binding upon and enforceable against my administrators, executors, representatives, heirs, legatees, devisees, successors or any pledgee holding the Affiliate Securities as collateral.

5.  Cathay Bancorp hereby agrees to (a) make and keep public information available (as such terms are understood and defined in Rule 144 of the Securities Act), including filing all reports required to be filed in compliance with either Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, and (b) comply with all rules and regulations of the Securities and Exchange Commission applicable in connection with the use of Rule 144 promulgated thereunder to avail me of the use of such rule.

6.  Nothing contained in this letter agreement shall constitute an admission or acknowledgement that I am an affiliate of GBC as of the time the Merger is submitted to GBC shareholders or an affiliate of Cathay Bancorp after the Effective Time (as defined in the Agreement).

7.  This letter agreement shall be terminated, and be of no further force or effect, automatically upon the termination of the Agreement pursuant to its terms.

8.  This letter agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of California applicable to contracts between California parties made and performed in such State.

IN WITNESS WHEREOF, I have executed this letter agreement as of May     , 2003.

Signature

Agreed to and Accepted:

CATHAY BANCORP, INC.

By:

Its: Corporate Secretary

Schedule 1

Name:

Number of GBC Bancorp Shares owned:

Form of Nonsolicitation Agreement

[CATHAY BANCORP LETTERHEAD]

April     , 2003

To the Board of Directors of GBC Bancorp

Re:    Nonsolicitation Agreement

Ladies and Gentlemen:

As you know, we currently are negotiating a definitive agreement for the merger (the “Merger”) of GBC Bancorp and Cathay Bancorp, Inc. (together with its subsidiaries, “Cathay”), with the surviving corporation to be called “Cathay General Bancorp” (together with its subsidiaries, “Cathay General”). For purposes of this letter agreement, the term “Acquiror” shall refer to Cathay General, its successors-in-interest and its predecessors-in-interest. In this connection, we are requesting that each GBC Bancorp director confirm to us that he/she will abide by the agreements set forth below—with effect from and after the closing of the Merger. If the definitive agreement for the Merger is not signed (or is signed but terminated without the Merger taking place), then the agreements undertaken in this letter agreement will not take effect.

By signing a counterpart of this letter agreement, you acknowledge and agree to the following, effective on the closing of the Merger:

1.	Without the prior written consent of Cathay General, for a period of one year following the closing of the Merger, you will not directly or indirectly induce (or attempt to induce) any customer or supplier, or any employee with the rank of vice president or higher, of Acquiror to terminate that person’s relationship with Acquiror.

2.	You understand that Cathay General may be irreparably harmed by a breach of this letter agreement and that damages may not be an adequate remedy for the breach. You agree that, if Cathay General can demonstrate that there is probable cause that you have breached or will breach this agreement, Cathay General shall have the right to obtain a court order to prevent you from breaching this letter agreement (in addition to any other remedies it may have).

3.	You and Cathay General each waive the right to a jury trial for any claim or cause of action arising out of this letter agreement.

Please indicate your consent to the foregoing by signing a counterpart of this letter agreement and returning it to me.

Thank you in advance for your prompt cooperation.

Chairman, President and CEO

AGREED AND ACCEPTED

By:		By:

	Name: Peter Wu Date:		Name: Bernard Chen Date:

By:		By:

	Name: Thomas C.T. Chiu Date:		Name: Chuang-I Lin Date:

By:		By:

	Name: Ko-Yen Lin Date:		Name: Ting Y. Liu Date:

By:		By:

	Name: John Wang Date:		Name: Kenneth C. Wang Date:

By:		By:

	Name: Chien-Te Wu Date:		Name: Julian Wu Date:

By:		By:

	Name: Li-Pei Wu Date:		Name: Ping C. Wu Date:

By:

Name: Chin-Liang Yen Date:

Appendix B

May 6, 2003

Board of Directors

Cathay Bancorp, Inc.

777 North Broadway

Los Angeles, CA 90012

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to Cathay Bancorp, Inc. (the “Acquiror”) of the Aggregate Consideration (as defined below) to be paid by the Acquiror as set forth in the Agreement and Plan of Merger, dated as of May 6, 2003 (the “Acquisition Agreement”), by and among GBC Bancorp (the “Company”), General Bank, a wholly-owned subsidiary of the Company, the Acquiror, and Cathay Bank, a wholly-owned subsidiary of the Acquiror. The Acquisition Agreement provides for, among other things, the merger (the “Merger”) of the Company with and into the Acquiror pursuant to which all of the outstanding shares of the common stock, without par value (“Company Common Stock”), of the Company, will subject to certain rights, procedures and limitations (the “Procedures”), be converted into the right to receive in the aggregate (i) $162.4 million in cash (the “Aggregate Cash Consideration”) and (ii) 6.75 million shares of the common stock, par value $0.01 per share (“Acquiror Common Stock”), of the Acquiror (the “Aggregate Stock Consideration” and, together with the Aggregate Cash Consideration, the “Aggregate Consideration”). The Acquisition Agreement and the Bank Merger Agreement (as defined in the Acquisition Agreement) also provide for a bank merger (the “Bank Merger”) between General Bank and Cathay Bank pursuant to which General Bank will be merged with and into Cathay Bank with Cathay Bank as the surviving entity.

In arriving at our opinion, we have reviewed the Acquisition Agreement, as well as certain publicly available business and financial information relating to the Company and the Acquiror. We have also reviewed certain other information relating to the Company and the Acquiror, including financial forecasts, provided to or discussed with us by the Company and the Acquiror, and have met with the managements of the Company and the Acquiror to discuss the business and prospects of the Company and the Acquiror, respectively. We have also considered certain financial and stock market data of the Company and the Acquiror, we have compared that data with similar data for other publicly held companies in businesses we deemed similar to those of the Company and the Acquiror and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced. We have also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts that we have reviewed, the managements of the Company and the Acquiror have advised us and we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and the Acquiror as to the future financial performance of the Company and the Acquiror, respectively. In addition, we have also relied, without independent verification, upon the views of the Acquiror’s management relating to the synergistic values and operating cost savings (including the amount, timing and achievability thereof) anticipated to result from the combination of the operations of the Company and the Acquiror, as well as the combination of the operations of

B-1

General Bank and Cathay Bank. You also have informed us, and we have assumed, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. We also have assumed, with your consent, that in the course of obtaining any necessary regulatory and third party approvals and consents for the Merger and the Bank Merger, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on the Company or the Acquiror or the contemplated benefits of the Merger or the Bank Merger, and that the Merger and the Bank Merger will each be consummated in accordance with the terms of the Acquisition Agreement and the Bank Merger Agreement, as applicable, without waiver, amendment or modification of any material terms, conditions or agreements therein. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Acquiror, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon information available to us as of the date hereof and upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to what the value of Acquiror Common Stock will be when issued to holders of Company Common Stock pursuant to the Merger or the prices at which shares of Acquiror Common Stock will trade at any time or as to the affect of any Procedure on the Merger or the Aggregate Consideration. Our opinion does not address any aspect of the Bank Merger or the relative merits of the Merger as compared to other business strategies that might be available to the Acquiror, nor does it address the underlying business decision of the Acquiror to proceed with the Merger.

We have been engaged to provide an opinion in connection with the Merger and will receive a fee for rendering this opinion, a portion of which is contingent upon the consummation of the Merger. We may in the future provide certain investment banking and financial services to the Acquiror and its affiliates, for which we would expect to receive compensation. In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of both the Company and the Acquiror for our and our affiliates’ own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of the Acquiror in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Consideration to be paid by the Acquiror in the Merger is fair to the Acquiror, from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON LLC

/S/ CREDIT SUISSE FIRST BOSTON LLC

B-2

Appendix C

LEHMAN BROTHERS

May 6, 2003

Board of Directors

GBC Bancorp

800 West 6th Street

Los Angeles, CA 90071

Members of the Board:

We understand that GBC Bancorp (“GBC” or the “Company”) intends to enter into a transaction (the “Proposed Transaction”) with Cathay Bancorp, Inc. (“Cathay”), whereby (i) the Company will merge into Cathay (the “Merger”), and (ii) upon the effectiveness of the merger, the outstanding shares of GBC common stock (“GBC Common Stock”) will be converted into the right to receive, in aggregate, 6.75 million shares (subject to certain adjustments) of Cathay common stock (“Cathay Common Stock”) and $162.4 million in cash. The amount of stock and cash to be received by each GBC shareholder will be subject to the election of each holder of GBC Common Stock. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger, by and among the Company, Cathay and the other parties named therein (the “Agreement”).

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders of the aggregate consideration to be received by such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning GBC and Cathay that we believe to be relevant to our analysis, including the Annual Reports on Form 10-K for the fiscal year ended December 31, 2002 for both GBC and Cathay, (3) financial and operating information with respect to the business, operations and prospects of GBC and Cathay furnished to us by GBC and Cathay, respectively, (4) a trading history of the GBC Common Stock and the Cathay Common Stock from 2001 to the present and a comparison of those trading histories with each other and with those of other companies that we deemed relevant, (5) a comparison of the historical financial results and present financial condition of both GBC and Cathay with those of other companies that we deemed relevant, (6) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions that we deemed relevant, and (7) the pro forma impact of the Proposed Transaction on the current and future financial position of “Cathay General Bancorp”, including cost savings, operating synergies, and other strategic benefits expected to result from the Proposed Transaction (the “Expected Synergies”), (8) the results of our limited efforts to approach third parties who might be interested in acquiring the Company, and (9) third party research analysts’ quarterly and annual earnings estimates and recommendations for GBC and Cathay, including a comparison of analysts’ estimates of the earnings of the Company with the current projections of the management of the Company. In addition, we have had discussions with the managements of GBC and Cathay concerning their respective businesses, operations, assets, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware

C-1

of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the near-term future financial performance of the Company. In addition, for purposes of our analysis, we also have considered the published estimates of third party research analysts of the longer-term future financial performance of the Company. We have discussed these published estimates with the management of the Company and they have agreed with the appropriateness of the use of such published estimates, in conjunction with management’s projections, in performing our analysis. In addition, upon the advice of the Company and Cathay, we have assumed that the published estimates of third party research analysts of the future financial performance of Cathay are a reasonable basis upon which to evaluate such future financial performance and that Cathay will perform substantially in accordance with such estimates. Upon the advice of the Company and Cathay, we have assumed that the amount and timing of the Expected Synergies are reasonable and that the Expected Synergies will be realized substantially in accordance with such estimates. Upon the advice of the Company and its legal and accounting advisors, we also have assumed that the Proposed Transaction will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, as a tax-free transaction to the Company. In arriving at our opinion, we have conducted only a limited physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. In addition, you have not authorized us to broadly solicit, and we have not so solicited, indications of interest from third parties with respect to a purchase of all or part of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the aggregate consideration to be received by the stockholders of the Company in the Proposed Transaction is fair to such stockholders.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion.

This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how to vote with respect to the Proposed Transaction.

Very truly yours,

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Appendix D

Chapter 13 of the California General Corporation Law

1300.	REORGANIZATION OR SHORT-FORM MERGER; DISSENTING SHARES; CORPORATE PURCHASE AT FAIR MARKET VALUE; DEFINITIONS.

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301,1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

1301.	NOTICE TO HOLDERS OF DISSENTING SHARES IN REORGANIZATIONS; DEMAND FOR PURCHASE; TIME; CONTENTS.

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

1302.	SUBMISSION OF SHARE CERTIFICATES FOR ENDORSEMENT; UNCERTIFICATED SECURITIES.

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303.	PAYMENT OF AGREED PRICE WITH INTEREST; AGREEMENT FIXING FAIR MARKET VALUE; FILING; TIME OF PAYMENT.

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304.	ACTION TO DETERMINE WHETHER SHARES ARE DISSENTING SHARES OF FAIR MARKET VALUE; LIMITATION; JOINDER; CONSOLIDATION; DETERMINATION OF ISSUES; APPOINTMENT OF APPRAISERS.

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

1305.	REPORT OF APPRAISERS; CONFIRMATION; DETERMINATION BY COURT; JUDGMENT; PAYMENT; APPEAL; COSTS.

(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

1306.	PREVENTION OF IMMEDIATE PAYMENT; STATUS AS CREDITORS; INTEREST.

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

1307.	DIVIDENDS OR DISSENTING SHARES.

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

1308.	RIGHTS OF DISSENTING SHAREHOLDERS PENDING VALUATION; WITHDRAWAL OF DEMAND FOR PAYMENT.

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

1309. TERMINATION	OF DISSENTING SHARE AND SHAREHOLDER STATUS.

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

1310.	SUSPENSION OF RIGHT TO COMPENSATION OR VALUATION PROCEEDINGS; LITIGATION OF SHAREHOLDERS’ APPROVAL.

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

1311.	EXEMPT SHARES.

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

1312.	RIGHT OF DISSENTING SHAREHOLDER TO ATTACK, SET ASIDE OR RESCIND MERGER OR REORGANIZATION; RESTRAINING ORDER OR INJUNCTION; CONDITIONS.

(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

13.13.	CONVERSION DEEMED TO CONSTITUTE A REORGANIZATION; APPLICATION OF CHAPTER.

A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

PART II

INFORMATION NOT REQUIRED

IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

The bylaws of Cathay Bancorp provide that directors and officers of Cathay Bancorp shall be, and at the discretion of the board of directors, non-officer employees may be, indemnified by Cathay Bancorp against all expenses and liabilities reasonably incurred in connection with service for or on behalf of Cathay Bancorp, to the maximum extent permitted under Delaware law.

As permitted by the Delaware General Corporation Law, directors and officers, as well as other employees and individuals, may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (i.e., a “derivative action”)), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the stockholders and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such an action. Delaware law permits a corporation to advance expenses to directors or officers upon the corporation’s receipt of an undertaking by such persons to repay the advance in the event of a specific determination that such person was not entitled to indemnification.

Delaware law requires court approval before there may be any indemnification where the person seeking indemnification has been found liable to the corporation in a derivative action by reason of the fact that he is or was a director, officer, employee or agent of the corporation. Delaware law, however, provides that the termination of any proceeding (other than an action by or in the right of the corporation) by judgment, order, settlement, conviction or upon a plea of nolo contendere does not create a presumption adverse to the director, officer or other person.

Cathay Bancorp’s bylaws provide that each person who is involved in any litigation or other proceeding because he or she is or was a director or officer of Cathay Bancorp or, among other things, of another related entity shall be indemnified by Cathay Bancorp to the fullest extent authorized by Delaware law (but, in the case of any future amendment to Delaware law, the right to indemnification shall be adjusted only to the extent that such amendment permits Cathay Bancorp to provide broader indemnification rights than prior to such amendment), against all expense, liability or loss reasonably incurred by such persons in connection therewith. The bylaws also provide that indemnification to directors and officers is a contract right and the right includes the right to be paid the expenses incurred in defending any proceeding in advance of its final disposition; provided, however, that the advancement of the expenses will be made only after the person delivers an undertaking to Cathay Bancorp to repay any amounts advanced if it is ultimately determined that he or she is not entitled to indemnification. The purpose of providing that the right of indemnification is a contract right is to provide an indemnified party with an enforceable claim that may not be unilaterally affected by actions taken by Cathay Bancorp (e.g., there would be a claim under contract law to indemnification as to conduct which occurred while this provision of the bylaws was in effect, regardless of subsequent changes to the bylaws). If Cathay Bancorp does not pay a proper claim for indemnification in full within 30 days after a written claim for indemnification is received by Cathay Bancorp, the bylaws authorize the claimant to bring a suit against Cathay Bancorp and prescribe what does and does not constitute a defense to such action. This right to indemnification and advancement of expenses also may be conferred upon any employee or agent of Cathay Bancorp if, and to the extent, authorized by Cathay Bancorp’s bylaws or its board of directors. Cathay Bancorp’s bylaws provide that indemnification may be available to employees and agents.

In any action by a person seeking indemnification, it is a defense that such person has not met any applicable standard for indemnification as set forth in Delaware General Corporation Law. However, neither the failure of Cathay Bancorp to have made a determination that the applicable standard has been satisfied, or an actual determination by Cathay Bancorp that the person has not satisfied the applicable standard, creates a presumption that the standard was not satisfied, or is a defense to such action. The burden of proving that the applicable standard of conduct has not been satisfied, and that the person is not entitled to indemnification, is on Cathay Bancorp.

The bylaws further state that the right to indemnification and the advancement of expenses conferred by the bylaws is not exclusive of any other right which any person may have or later acquire under any statute or any provision of Cathay Bancorp’s certificate of incorporation or bylaws, by vote of the stockholders or disinterested directors, or otherwise. In addition, the bylaws authorize Cathay Bancorp to maintain insurance, at its expense, to protect itself and certain individuals, including officers and directors of Cathay Bancorp, against any expense, liability or loss, whether or not Cathay Bancorp would have the power to indemnify the person under Delaware law.

The foregoing indemnification provisions are included in Cathay Bancorp’s bylaws in recognition of the need to protect directors and officers of Cathay Bancorp so as to attract and retain the best persons available to serve in those capacities. In light of the complexities and pressures placed on directors of publicly held corporations, and especially companies involved in the complex and fast-changing financial services industry, the board of directors believes that the time, effort and talent of officers and directors of Cathay Bancorp and its subsidiaries should be directed toward managing Cathay Bancorp’s business, rather than being forced to act defensively out of concern over costly personal litigation. By including these indemnification provisions in Cathay Bancorp’s bylaws, directors and officers of Cathay Bancorp have the assurance that they will be indemnified for actions taken in good faith and in a manner believed to be in the best interest of the stockholders.

In May 1991, Cathay Bancorp entered into indemnity agreements with its directors and certain of its officers. These indemnity agreements permit Cathay Bancorp to indemnify an officer or director to the maximum extent permitted under Delaware law and prohibit Cathay Bancorp from terminating its indemnification obligations as to acts of any officer or director that occur before the termination. Cathay Bancorp believes the indemnity agreements will assist it in attracting and retaining qualified individuals to serve as directors and officers of Cathay Bancorp. Cathay Bancorp’s certificate of incorporation also provides for certain limitations on the liability of directors, as permitted by Delaware law. The indemnifications and limitations on liability permitted by the certificate of incorporation, bylaws and the indemnity agreements are subject to the limitations set forth by Delaware law.

Item 21.    Exhibits and Financial Statement Schedules

(a)  Exhibits

Exhibit Number	Exhibit

2.1	Agreement and Plan of Merger dated May 6, 2003, by and among General Bank, GBC Bancorp, Cathay Bank and Cathay Bancorp (included as Appendix A to the Joint Proxy Statement/Prospectus)

3.1	Restated Certificate of Incorporation of Cathay Bancorp Inc. (previously filed with the Securities and Exchange Commission as an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002 and incorporated herein by reference)

4.1	Provisions of the Restated Certificate of Incorporation of Cathay Bancorp, Inc. that define the rights of security holders of Cathay Bancorp, Inc. (previously filed with the Securities and Exchange Commission as an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002 and incorporated herein by reference)

4.2	Certificate of Designation of Series A Junior Participating Preferred Stock (previously filed with the Securities and Exchange Commission as an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001 and incorporated herein by reference).

4.3	Provisions of the Restated Bylaws, as amended, of Cathay Bancorp, Inc. that define the rights of security holders of Cathay Bancorp, Inc. (previously filed with the Securities and Exchange Commission as an exhibit to Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001 and incorporated herein by reference).

4.4	Stockholders’ Rights Plan (previously filed with the Securities and Exchange Commission as an exhibit to Registrant’s Registration Statement on Form 8-A dated December 20, 2000 and incorporated herein by reference).

5.1	Opinion of Heller Ehrman White & McAuliffe LLP regarding the legality of the shares of Cathay Bancorp, Inc. to be issued in the merger*

8.1	Opinion of Bingham McCutchen LLP as to U.S. federal income tax matters*

8.2	Opinion of Morrison & Foerster LLP as to U.S. federal income tax matters*

10.1	Form of Voting Agreement (attached as part of Appendix A to the Joint Proxy Statement/ Prospectus)

10.2	Form of Non-Solicitation Agreement (attached as part of Appendix A to the Joint Proxy Statement/Prospectus)

10.3	Form of Affiliate Agreement (attached as part of Appendix A to the Joint Proxy Statement/ Prospectus)

23.1	Consent of Bingham McCutchen LLP (included in Exhibit 8.1)*

23.2	Consent of Morrison & Foerster LLP (included in Exhibit 8.2)*

23.3	Consent of KPMG LLP (as to Cathay Bancorp, Inc.)

23.4	Consent of KPMG LLP (as to GBC Bancorp for 2001 and 2002)

23.5	Consent of Deloitte & Touche (as to GBC Bancorp for 2000)

23.6	Consent of Heller Ehrman White & McAuliffe LLP (included in Exhibit 5.1)*

24.1	Power of Attorney (included on Pages II-6 and II-7 of this Registration Statement)

99.1	Form of Letter of Transmittal/Election Form*

99.2	Opinion of Credit Suisse First Boston LLC (attached as Appendix B to the Joint Proxy Statement/Prospectus)

99.3	Opinion of Lehman Brothers Inc. (attached as Appendix C to the Joint Proxy Statement/ Prospectus)

99.4	Consent of Credit Suisse First Boston LLC

99.5	Consent of Lehman Brothers Inc.

99.6	Consent of Mr. Peter Wu

99.7	Form of Proxy of Cathay Bancorp

99.8	Form of Proxy of GBC Bancorp

(*)	To be filed by Amendment.

(b)  Financial Statement Schedules:    The information required to be set forth herein is incorporated by reference.

(c)  Information pursuant to Item 4(b).    The information required by Item 21(c) is furnished as part of the prospectus.

Item 22.    Undertakings

A.  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) the Securities Act of 1933, as amended (the “1933 Act”);

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)  That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.  The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the 1934 Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X of the 1934 Act is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

D.  The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the 1933 Act, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

E.  The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (D) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the 1933 Act and is used in connection with an offering of securities subject to Rule 415 of the 1933 Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

F.  Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

G.  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

H.  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 25th day of June, 2003.

Cathay Bancorp, Inc.

By:	/s/ DUNSON K. CHENG

Dunson K. Cheng Chairman of the Board and President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Dunson K. Cheng and Anthony M. Tang, jointly or acting alone, his attorneys-in-fact, each with the power of substitution, for him and in any and all capacities, to sign any amendments to this Registration Statement, including post-effective amendments and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ DUNSON K. CHENG Dunson K. Cheng	President, Chairman of the Board and Director (principal executive officer)	June 25, 2003

/s/ ANTHONY M. TANG Anthony M. Tang	Executive Vice President, Chief Financial Officer/Treasurer and Director (principal financial officer) (principal accounting officer)	June 25, 2003

/s/ RALPH ROY BUON-CRISTIANI Ralph Roy Buon-Cristiani	Director	June 25, 2003

/s/ KELLY L. CHAN Kelly L. Chan	Director	June 25, 2003

/s/ MICHAEL M.Y. CHANG Michael M.Y. Chang	Director	June 25, 2003

/s/ GEORGE T.M. CHING George T.M. Ching	Director	June 25, 2003

Signature	Capacity	Date

/s/ WING K. FAT Wing K. Fat	Director	June 25, 2003

/s/ PATRICK S.D. LEE Patrick S.D. Lee	Director	June 25, 2003

/s/ CHI-HUNG JOSEPH POON Chi-Hung Joseph Poon	Director	June 25, 2003

/s/ THOMAS G. TARTAGLIA Thomas G. Tartaglia	Director	June 25, 2003

/s/ WILBUR K. WOO Wilbur K. Woo	Director	June 25, 2003

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger dated May 6, 2003, by and among General Bank, GBC Bancorp, Cathay Bank and Cathay Bancorp (included as Appendix A to the Joint Proxy Statement/Prospectus)

3.1	Restated Certificate of Incorporation of Cathay Bancorp Inc. (previously filed with the Securities and Exchange Commission as an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002 and incorporated herein by reference)

4.1	Provisions of the Restated Certificate of Incorporation of Cathay Bancorp, Inc. that define the rights of security holders of Cathay Bancorp, Inc. (previously filed with the Securities and Exchange Commission as an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002 and incorporated herein by reference)

4.2	Certificate of Designation of Series A Junior Participating Preferred Stock (previously filed with the Securities and Exchange Commission as an exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001 and incorporated herein by reference).

4.3	Provisions of the Restated Bylaws, as amended, of Cathay Bancorp, Inc. that define the rights of security holders of Cathay Bancorp, Inc. (previously filed with the Securities and Exchange Commission as an exhibit to Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001 and incorporated herein by reference).

4.4	Stockholders’ Rights Plan (previously filed with the Securities and Exchange Commission as an exhibit to Registrant’s Registration Statement on Form 8-A dated December 20, 2000 and incorporated herein by reference).

5.1	Opinion of Heller Ehrman White & McAuliffe LLP regarding the legality of the shares of Cathay Bancorp, Inc. to be issued in the merger*

8.1	Opinion of Bingham McCutchen LLP as to U.S. federal income tax matters*

8.2	Opinion of Morrison & Foerster LLP as to U.S. federal income tax matters*

10.1	Form of Voting Agreement (attached as part of Appendix A to the Joint Proxy Statement/ Prospectus)

10.2	Form of Non-Solicitation Agreement (attached as part of Appendix A to the Joint Proxy Statement/Prospectus)

10.3	Form of Affiliate Agreement (attached as part of Appendix A to the Joint Proxy Statement/ Prospectus)

23.1	Consent of Bingham McCutchen LLP (included in Exhibit 8.1)*

23.2	Consent of Morrison & Foerster LLP (included in Exhibit 8.2)*

23.3	Consent of KPMG LLP (as to Cathay Bancorp, Inc.)

23.4	Consent of KPMG LLP (as to GBC Bancorp for 2001 and 2002)

23.5	Consent of Deloitte & Touche (as to GBC Bancorp for 2000)

23.6	Consent of Heller Ehrman White & McAuliffe LLP (included in Exhibit 5.1)*

24.1	Power of Attorney (included on Pages II-6 and II-7 of this Registration Statement)

99.1	Form of Letter of Transmittal/Election Form*

99.2	Opinion of Credit Suisse First Boston LLC (attached as Appendix B to the Joint Proxy Statement/Prospectus)

99.3	Opinion of Lehman Brothers Inc. (attached as Appendix C to the Joint Proxy Statement/ Prospectus)

99.4	Consent of Credit Suisse First Boston LLC

99.5	Consent of Lehman Brothers Inc.

99.6	Consent of Mr. Peter Wu

99.7	Form of Proxy of Cathay Bancorp

99.8	Form of Proxy of GBC Bancorp

(*)	To be filed by Amendment.